As filed with the Securities and Exchange Commission on January 18, 2001.
Registration No. 333-36328

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7

TO
FORM S-1

REGISTRATION STATEMENT

UNDER THE
SECURITIES ACT OF 1933

KPMG CONSULTING, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	54161	22-3680505
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1676 International Drive

McLean, Virginia 22102
(703) 747-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David W. Black, Esq.

Executive Vice President,
General Counsel and Secretary
1676 International Drive
McLean, Virginia 22102
(703) 747-3000
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Paul L. Choi, Esq. Sidley & Austin Bank One Plaza 10 South Dearborn Street Chicago, Illinois 60603 Telephone: (312) 853-7000 Facsimile: (312) 853-7036	Jeffrey Small, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Facsimile: (212) 450-4800

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered(1)	per unit(2)	price(2)	registration fee(3)

Common Stock, par value $0.01 per share	205,227,307 shares	$18.00	$3,694,091,529	$975,241

(1)	Includes shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(3)	A registration fee of $975,241 was previously paid in connection with the filing of the Registration Statement on Form S-1 on May 5, 2000 and the filing of Amendment No. 1 to the Registration Statement on August 7, 2000.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Registration Statement contains two forms of prospectus: a U.S. prospectus to be used in connection with an offering in the United States and Canada and an international prospectus to be used in connection with a concurrent international offering outside the United States and Canada. The international prospectus is identical to the U.S. prospectus except for the front outside cover page. The U.S. prospectus is included herein and is followed by the front outside cover page to be used in the international prospectus. The page for the international prospectus included herein is labeled “Alternate Page for International Prospectus.”

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

EXPLANATORY NOTE

SUMMARY
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
PRO FORMA FINANCIAL INFORMATION
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
PRO FORMA COMBINED STATEMENT OF OPERATIONS
PRO FORMA CONSOLIDATED BALANCE SHEET
NOTES TO PRO FORMA FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
OUR ARRANGEMENTS WITH KPMG LLP
OUR ARRANGEMENTS WITH CISCO
PRINCIPAL AND SELLING STOCKHOLDER
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE II
Schedule II--Valuation and Qualifying Accounts and Reserves
Form of Amended & Restated Cert. of Incorp. of Reg
Opinion of Sidley & Austin
Form of Transition Services Agreement
Registrant's 2000 Long-Term Incentive Plan
Registrant's Employee Stock Purchase Plan
Sub Revolving Note to KPMG LLP & related agreement
Credit Agrmnt dated 5/24/00 and related amendments
List of Subsidiaries of the Registrant
Consent of Grant Thornton LLP
Consent of Arthur Andersen LLP
Registrant's Audit Committee Charter
List of Certain Selling Stockholders

PROSPECTUS (Subject to Completion)
Issued January 18, 2001

112,035,000 Shares

COMMON STOCK

KPMG Consulting, Inc. is offering 29,028,895 shares of common stock. Our parent KPMG LLP is offering 83,006,105 shares for itself and on behalf of certain of the partners of a related entity. After the closing of this offering we will not be a member of KPMG International, the worldwide association of independent professional services firms which share the “KPMG” name. Immediately following this offering, KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will collectively own no more than 19.9% of our common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $16.00 and $18.00 per share.

We expect to use approximately $400.3 million of our proceeds from this offering to repurchase from Cisco Systems, Inc. that portion of our Series A preferred stock that will not be converted into shares of our common stock.

Our common stock has been approved for listing on the Nasdaq National Market under the symbol “KCIN.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 10.

PRICE $     A SHARE

		Underwriting	Proceeds to
	Price to	Discounts and	KPMG	Proceeds to
	Public	Commissions	Consulting, Inc.	Selling Stockholder

Per Share	$	$	$	$

Total	$	$	$	$

We and KPMG LLP on behalf of its partners have granted the underwriters the right to purchase up to an additional 16,805,250 shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock to purchasers on             , 2001.

MORGAN STANLEY DEAN WITTER

                              GOLDMAN, SACHS & CO.
                                                             JP MORGAN
MERRILL LYNCH & CO.

          , 2001

INSIDE FRONT COVER PAGE OF PROSPECTUS

      The cover has the “KPMG Consulting” logo in the upper left portion of the page. In the center of the page is a depiction of a bundle of fiber optic cables running from the bottom left corner to the upper right corner of the page. Below the image appears the words: “E-BUSINESS INTEGRATION THROUGH AGILITY, SPEED AND EXPERIENCE.”

      The front inside cover page folds out to reveal a two-page spread of photographic images. In the upper left corner is a photograph of our website with various icons featuring services provided by our company and also featuring a client case study for Xircom and studies for Netaid and Ingram Micro. Across the page are images of the covers of various brochures produced by our company, and for two of the brochures representative pages contained therein are also shown. Two photographs of interior spaces at our company’s broadband solutions centers are also featured, though not identified as such. Finally, a photograph of a portion of the website for client NetAid is featured. In the background, four sets of words are visible. They are faded into the background much like a watermark and appear two or three times each running across the page behind the artwork. These groups of words are: “multinational reach,” “experienced,” “key strategies,” and “industry focused.”

      Throughout this prospectus, we have used as the assumed initial public offering price the midpoint of the price range set forth on the front cover of this prospectus.

      In making an investment decision relating to our common stock, you should rely only on the information contained in this prospectus. We and the selling stockholder have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholder are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

      Until             , 2001, all dealers that buy, sell or trade shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

(This page has been left blank intentionally)

SUMMARY

      This summary highlights some of the information contained elsewhere in this prospectus. We urge you to read the entire prospectus carefully, including the “Risk Factors” section and our financial statements and the notes to those statements, before deciding whether or not to buy our common stock.

KPMG Consulting

Overview

      We are one of the world’s largest consulting firms with approximately 9,100 professionals. We serve over 2,500 clients, including global companies, Fortune 1000 companies, small and medium-sized businesses, government agencies and other organizations. We provide our clients with a range of service offerings that combine industry specific business strategy and operational improvements, technology selection and implementation. Our service offerings are designed to help our clients generate revenues, improve efficiency and contain costs.

      These services include:

•	business and technology strategy;

•	process design and operations improvement;

•	systems integration;

•	network integration and infrastructure; and

•	outsourcing.

      As our clients seek to capitalize on market opportunities, including those presented by the Internet, our services enable companies to establish new strategies, such as transforming their traditional businesses to web- enabled businesses, and to accomplish needed systems and operational improvements.

      Our core strengths include:

•	a business organized along industry-specific lines;

•	the capability to rapidly design and implement a full range of comprehensive, service offerings;

•	marketing and product development arrangements with key technology providers; and

•	multinational service delivery capabilities.

      We provide consulting services through six industry groups in which we have significant industry-specific knowledge. These groups are public services, communications and content, financial services, high tech, consumer and industrial markets and health care. Our focus on specific industries provides us with the ability to tailor our service offerings to reflect an understanding of the marketplaces in which our clients operate and enables our clients to achieve their objectives more quickly and efficiently.

      Our focus has been and will continue to be on our clients. All of our top 50 clients by revenues as of June 30, 1999 remained our clients as of June 30, 2000. In addition, of our top 150 clients during fiscal year 1999, we retained 95% of these clients during fiscal year 2000. As our existing clients undertake to transform their business models, we are presented with opportunities to increase revenues by selling additional services to them.

      We have approximately 45 relationships with key technology providers which support and complement our service offerings. We have significant joint marketing and product development relationships with Cisco Systems, Inc., FedEx Corporation, Oracle Corporation, Qwest Communications International and SAP America, Inc. which we believe differentiate us from other consulting organizations. These five significant relationships enable us to increase revenues by providing additional marketing exposure, expanding our sales coverage, increasing the training of our professionals and developing and co-branding service offerings that respond to customer demand. We work together to develop comprehensive approaches to common business issues, offer the expertise required to deliver solutions to complex problems, lead in the development of new products, capitalize on joint marketing opportunities and remain at the forefront of technology advances.

      We have multi-national operations covering North America, Latin America, Ireland, Israel, Japan, New Zealand and South Korea. We utilize this multi-national network to provide consistent integrated service to clients throughout these regions. In regions where we do not have a presence, we are able to serve our clients through longstanding working relationships with other consulting providers, primarily the consulting professionals of KPMG International member firms.

      Our total revenues have grown from $727.3 million for the fiscal year ended June 30, 1996 to $2.370 billion for the fiscal year ended June 30, 2000, a compound annual growth rate of 34.4%. Our total revenues for the three months ended September 30, 2000 were $679.4 million. Our net income for the three months ended September 30, 2000 was $20.5 million. Our pro forma net income for the fiscal year ended June 30, 2000 was $22.7 million. We believe that the best measure of assessing our financial performance for the fiscal year ended June 30, 2000 is on a pro forma basis, which adjusts our operating results for the period prior to January 31, 2000 from a partnership basis to a corporate operating basis. These pro forma adjustments account for the fact that, prior to January 31, 2000, we operated as part of the KPMG LLP partnership and payments made to our consulting partners were accounted for as distributions of partners’ capital rather than as compensation expense, and as a partnership we were not subject to corporate income taxes. The number of our professionals has increased 81% over the last three years.

      Our history as a leading consulting firm spanning multiple technology generations demonstrates our sustained ability to provide our clients value-added services. A key element of our strategy is to invest in technology, research and the recruitment, training and retention of talented professionals. We believe that by separating from KPMG LLP and becoming a public company, we will be able to use our common stock to enhance our growth by attracting and retaining employees, investing in the development of innovative service offerings and making strategic acquisitions.

Recent Operating Results

      For the three months ended December 31, 2000, we estimate that our revenues will be in the range of $695 million to $705 million as compared to $541 million reported in the same period last year. This growth was primarily led by the strong financial performance of our communications and content, high tech and financial services industry groups. For this quarterly period, our operating income is expected to be in the range of $39 million to $43 million and our net income, prior to our estimated losses and write-off of equity in an affiliate of $63 million ($58 million on an after-tax basis) and prior to deducting dividends, is expected to be in the range of $18 million and $20 million. Our basic and diluted net income per share, prior to our estimated losses and write-off of equity in an affiliate and excluding dividends, for the three month period are estimated to be in the range of $0.23 to $0.26 based on approximately 76 million weighted average shares. Including our estimated losses and write-off of equity in an affiliate and dividends, our net loss applicable to common stockholders for the three months ended December 31, 2000 is estimated to be in the range of $54 million to $56 million, and our basic and diluted net loss per share are expected to be in the range of $0.71 to $0.74 based on approximately 76 million weighted average shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

Our Growth Strategy

      Our strategy for growing our business includes five key components:

•	increasing the number of services that we sell to existing clients;

•	acquiring new clients;

•	building the next generation of service offerings;

•	developing additional joint marketing relationships; and

•	expanding our international and domestic presence through acquisitions.

      Our company was formed as a Delaware corporation in August 1999. Our principal executive offices are located at 1676 International Drive, McLean, Virginia 22102, and our telephone number is (703) 747-3000. Our Internet address is www.kpmgconsulting.com. Information contained on our website is not a part of this prospectus.

Relationship with KPMG LLP

      Our company was previously a part of KPMG LLP, one of the “Big 5” accounting and consulting firms. On January 31, 2000, KPMG LLP transferred its consulting business to our company. In exchange, we issued 75.6 million shares of our common stock to KPMG LLP and many of its partners, including many of the consulting partners who resigned from KPMG LLP in the separation and became our managing directors. Based on the assumed initial public offering price of $17.00 per share, the value of the common stock issued to KPMG LLP and its partners in connection with the separation was approximately $1.285 billion. We also issued notes to KPMG LLP for $630 million and $41.4 million. We used a portion of the proceeds from the Cisco investment described below to immediately repay the $630 million note to KPMG LLP, and we repaid the $41.4 million note on June 30, 2000.

      We receive infrastructure and processing services from KPMG LLP under an amended and restated outsourcing agreement. Upon the closing of this offering, we will enter into a transition services agreement with KPMG LLP in lieu of the amended and restated outsourcing agreement. Under each of these agreements, we receive these services at KPMG LLP’s cost for such services. The term of the transition services agreement will be generally for three years, with information technology and related processing services expiring in four years. Also upon the closing of this offering, we will enter into a non-competition agreement with KPMG LLP which will prohibit us from providing tax or assurance services for a five year period. The non-competition agreement will permit KPMG LLP to continue to provide certain consulting services during the same period but will limit KPMG LLP to providing only a defined group of consulting services which were historically provided by KPMG LLP’s tax and assurance practices, such as business risk and technology risk management services and other services utilizing KPMG LLP’s proprietary business measurement process as a platform for the delivery of such services.

      In connection with the separation, our managing directors who were consulting partners of KPMG LLP entered into agreements addressing, among other matters, non-competition issues, transfer restrictions on any equity received during the separation and intellectual property covenants. Effective upon the closing of this offering, we will enter into an agreement with KPMG International which will allow us to use the “KPMG” name for up to four years following this offering.

      In order to assure that we will not be subject to the rules and regulations governing the independence of auditors from their clients, following this offering, KPMG LLP, the non-U.S. KPMG International member firms and their respective partners as a group will own no more than 19.9% of our common stock, and within a five year period following this offering, will completely divest themselves of all shares of our common stock they acquired prior to this offering. KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will not be represented on our board of directors, and we will not be a member of KPMG International. See “Our Arrangements with KPMG LLP.”

Relationship with Cisco Systems

      We entered into an alliance agreement with Cisco Systems, Inc. on December 29, 1999. At the same time we executed this alliance agreement, we also entered into an agreement with Cisco pursuant to which Cisco agreed to make a $1.05 billion strategic investment in our company in exchange for 5,000,000 shares of our Series A preferred stock. The term of the alliance agreement is five years, and may be extended as mutually agreed by the company and Cisco. There are no cross-default provisions between the alliance agreement and the terms of the Series A preferred stock; that is, a material breach of the alliance agreement does not constitute a breach or default under the Series A preferred stock, and vice-versa. Our alliance with Cisco uses both our and Cisco’s resources to promote the expansion of our service delivery capacities in the telecommunications service provider and corporate enterprise markets. We work with Cisco to jointly market our respective services utilizing one another’s sales leads and presenting potential clients with an opportunity to work with a hardware provider and a consulting services provider versed in one another’s products.

      Our relationship with Cisco is designed to increase our revenues by:

•	targeting and capturing new clients;

•	developing and executing marketing initiatives focused on emerging network technologies;

•	allowing us to rapidly train our consultants in critical network and e-business skills; and

•	enabling us to develop and market e-business service offerings utilizing Cisco products.

Conversion of Our Series A Preferred Stock

      On September 15, 2000, we, Cisco and KPMG LLP entered into a preferred stock purchase agreement. Under this agreement, immediately prior to the closing of this offering KPMG LLP will purchase 2,500,000 shares of our Series A preferred stock, or half of the shares currently outstanding, from Cisco for $525.0 million, the price Cisco originally paid for such shares. Cisco has informed us that its decision to sell half of its shares of Series A preferred stock is based on its goal of retaining its desired accounting treatment for its investment.

      The terms of the Series A preferred stock give its holders the option to convert the Series A preferred stock they own into common stock at the time of this offering. We have agreed to repurchase the number of shares of Series A preferred stock from Cisco that will result in Cisco owning 9.9% of our outstanding shares of common stock immediately following the offering. Both KPMG LLP and Cisco have agreed to convert the shares of Series A preferred stock they then own into shares of our common stock immediately prior to the closing of this offering. Upon the exercise of the conversion rights, the Series A preferred shares will convert at a rate between 75% and 80% of the price at which we sell our shares in this offering. The value of this conversion discount will be $262.5 million unless the initial public offering price of our common stock exceeds $69.76 per share, in which case the conversion discount would increase as the initial public offering price increases. Based upon an assumed initial public offering price of $17.00 per share, the conversion discount will be $262.5 million. However, KPMG LLP has agreed to convert all of the preferred stock it will acquire into our common stock at the initial public offering price without any discount. KPMG LLP’s agreement to exclude the discount attributable to its Series A preferred stock, aggregating $131.3 million, will be reflected as a contribution to additional paid-in capital. KPMG LLP will convert the 2.5 million shares of Series A preferred stock it will then hold into 30.9 million shares of our common stock.

      We have agreed to repurchase the number of shares of Series A preferred stock from Cisco that will result in Cisco owning 9.9% of our outstanding shares of common stock after conversion of its remaining shares of Series A preferred stock. At an assumed initial public offering price of $17.00 per share, we will repurchase 1.5 million shares of our Series A preferred stock from Cisco for $400.3 million, using a portion of the net proceeds we will receive from this offering. Cisco will convert its remaining 1.0 million shares of Series A preferred stock into 15.1 million shares of our common stock, representing 9.9% of our then outstanding common stock.

      The following table summarizes these transactions based on an assumed initial public offering price of $17.00 per share:

Purchase price paid by Cisco for our Series A preferred stock	$1.05 billion

Purchase price to be paid to Cisco by KPMG LLP for 2.5 million shares of our Series A preferred stock	$525.0 million

Amount paid to Cisco by us to repurchase that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering	$400.3 million

Number of shares of our common stock issued to Cisco based on Cisco’s conversion of its remaining Series A preferred stock into 9.9% of our common stock	15.1 million

Value of common stock issued to Cisco based on Cisco’s conversion of its remaining Series A preferred stock into 9.9% of our common stock	$255.9 million

Value of the Series A preferred stock conversion discount	$262.5 million

Number of shares of our common stock issued to KPMG LLP based on KPMG LLP’s conversion of its Series A preferred stock	30.9 million

Value of common stock issued to KPMG LLP based on KPMG LLP’s conversion of its Series A preferred stock	$525.0 million

Contribution to additional paid-in capital resulting from KPMG LLP’s conversion of its Series A preferred stock without any discount	$131.3 million

      In this prospectus, unless otherwise indicated:

•	references to the “separation” mean the transfer of the management consulting and information technology consulting business of KPMG LLP to us, which occurred on January 31, 2000;

•	references to “company,” “we,” “us” and “our” refer to the consulting business of KPMG LLP for all periods prior to the separation and refer to KPMG Consulting, Inc. and its subsidiaries for all periods after the separation;

•	references to the consulting business mean the management consulting and information technology consulting business transferred to us in the separation;

•	all of the historical and financial information we present reflects the conversion of our business from an unincorporated operating unit within KPMG LLP into a separate incorporated entity;

•	all share and per share information reflects the reverse stock split of approximately one for 5.045, which was approved on January 17, 2001 by our board of directors and stockholders and will be effective immediately prior to the closing of this offering; and

•	we assume that the over-allotment option granted to the U.S. underwriters will not be exercised.

      “KPMG®” is a registered trademark of KPMG International. “World-Class Financesm,” “World-Class Human Resourcessm,” “R2ism,” and “Configure to Fitsm” are proprietary trademarks or service marks of our company. Other trademarks appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by:

Our company	29.0	million shares

Selling stockholder	83.0	million shares

Total	112.0	million shares

Common stock to be outstanding after the offering	152.1	million shares

Over-allotment option	16.8	million shares

Use of proceeds	We will receive net proceeds from the sale of our common stock in this offering of approximately $469.3 million. We will not receive any proceeds from the sale of common stock by the selling stockholder. We anticipate using our proceeds as follows:

	• $400.3 million to repurchase shares of our Series A preferred stock held by Cisco; and

	• $69.0 million to repay our outstanding indebtedness owed to KPMG LLP.

Nasdaq National Market symbol	KCIN

Risk factors	For a discussion of some of the factors you should consider before buying shares of our common stock, see “Risk Factors.”

      The number of shares of common stock to be outstanding after the offering includes approximately 15.1 million shares of our common stock issuable to Cisco in connection with Cisco’s conversion of its Series A preferred stock into 9.9% of our common stock and approximately 30.9 million shares of our common stock issuable to KPMG LLP in connection with its conversion of the 2.5 million shares of Series A preferred stock it will purchase from Cisco. See “Our Arrangements with Cisco— Series A Preferred Stock.” The number of shares to be outstanding does not include:

•	approximately 10.9 million shares of our common stock issuable upon exercise of options granted and outstanding under our 2000 Long-Term Incentive Plan, which we call the equity incentive plan, as of December 31, 2000; and

•	approximately 39.8 million additional shares of our common stock reserved for future grants or awards under our equity incentive plan. We anticipate granting to our employees at the time of this offering up to 17.3 million additional options to purchase shares of our common stock at an exercise price equal to the initial public offering price per share. See “Management—2000 Long-Term Incentive Plan.”

      The number of shares offered in this offering is based on an assumed initial public offering price of $17.00 per share. If the actual initial public offering price is higher than this assumed price, the number of shares offered will be fewer than 112.0 million shares, and if the actual initial public offering price is lower than this assumed price, we will offer a greater number of shares. The offering size changes primarily because Cisco and KPMG LLP will receive fewer shares upon the conversion of the Series A preferred stock as the initial public offering price increases, thereby decreasing the number of shares we need to offer to fund our repurchase of the Series A preferred stock held by Cisco, and vice versa. Furthermore, as the offering size changes, the size of the over-allotment option will also adjust, proportionately changing the number of shares that may be sold by us and by KPMG LLP on behalf of certain of its partners. For example, if the actual initial public offering price were $18.00 per share, KPMG LLP would offer approximately 81.3 million shares for itself and on behalf of the partners of a related entity, and we would offer approximately 27.3 million shares, resulting in a total offering size of approximately 108.6 million shares and an over-allotment option of approximately 16.3 million shares. If the actual initial public offering price were $16.00 per share, KPMG LLP would offer approximately 84.9 million shares for itself and on behalf of the partners of a related entity, and we would offer approximately 31.0 million shares, resulting in a total offering size of approximately 115.9 million shares and an over-allotment option of 17.4 million shares.

SUMMARY FINANCIAL DATA

      The historical financial information has been presented on a historical cost basis for all periods presented. For periods preceding the separation of our business from KPMG LLP, the financial information has been derived from our combined financial statements. For periods following the separation from KPMG LLP, the financial information is derived from our consolidated financial statements.

							Pro
	Historical						Forma(1)

					Seven	Five
					Months	Months
	Year Ended June 30,				Ended	Ended	Year Ended
					January 31,	June 30,	June 30,
	1996	1997	1998	1999	2000	2000	2000

	(in thousands, except per share amounts)

Operating Data(3):

Revenues	$727,251	$947,639	$1,428,891	$1,981,536	$1,264,818	$1,105,166	$2,369,984

Costs of service:

Professional compensation	285,169	366,718	552,570	744,450	436,214	443,781	972,480

Other direct contract expenses	157,854	198,646	270,209	374,091	263,106	259,801	522,907

Amortization of goodwill and other intangible assets	1,195	1,903	4,968	6,572	8,957	8,575	17,532

Impairment charge	—	—	—	—	—	8,000	8,000

Other costs of service	131,920	155,668	248,969	276,874	203,821	119,653	321,627

Total costs of service	576,138	722,935	1,076,716	1,401,987	912,098	839,810	1,842,546

Gross margin	151,113	224,704	352,175	579,549	352,720	265,356	527,438

Selling, general and administrative expenses	123,117	159,058	237,093	325,276	220,743	192,920	379,853

Special payment to managing directors(2)	—	—	—	—	—	34,520	—

Operating income	27,996	65,646	115,082	254,273	131,977	37,916	147,585

Interest expense	10,063	13,028	16,810	25,157	27,339	16,306	39,079

Interest income					—	(6,178)	(6,178)

Equity in losses of affiliate	—	—	—	622	14,374	15,812	30,186

Minority interests	—	—	(619)	111	(28)	439	411

Income before partner distributions and benefits(3)	$17,933	$52,618	$98,891	$228,383	$90,292

Income before taxes						11,537	84,087

Income tax expense						29,339	61,384

Net income (loss)						(17,802)	22,703

Dividend on Series A Preferred Stock						25,992	—

Net income (loss) applicable to common stockholders						$(43,794)	$22,703

Net income (loss) per share— basic and diluted(4)						$(.58)	$.21

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Historical		Pro Forma(1)

	Three Months Ended September 30,

	1999	2000	1999	2000

Operating Data(3):

Revenues	$525,146	$679,436	$525,146	$679,436

Costs of service:

Professional compensation	179,952	269,560	220,816	269,560

Other direct contract expenses	100,258	149,972	100,258	149,972

Amortization of goodwill and other intangible assets	3,758	7,088	3,758	7,088

Impairment charge	—	—	—	—

Other costs of service	78,157	82,965	77,386	82,965

Total costs of service	362,125	509,585	402,218	509,585

Gross margin	163,021	169,851	122,928	169,851

Selling, general and administrative expenses	88,372	108,894	78,984	110,894

Special payment to managing directors(2)	—	—	—	—

Operating income	74,649	60,957	43,944	58,957

Interest expense	9,435	4,980	8,180	3,844

Interest income	—	(361)	—	(361)

Equity in losses of affiliate	5,963	12,690	5,963	12,690

Minority interests	(56)	(55)	(56)	(55)

Income before partner distributions and benefits(3)	$59,307

Income before taxes		43,703	29,857	42,839

Income tax expense		23,170	21,796	20,991

Net income (loss)		20,533	8,061	21,848

Dividend on Series A Preferred Stock		15,836	—	—

Net income (loss) applicable to common stockholders		$4,697	$8,061	$21,848

Net income (loss) per share— basic and diluted(4)		$.06	$.10	$.14

	As of June 30,

	1996	1997	1998	1999	2000

	(in thousands)

Balance Sheet Data:

Total assets	$141,560	$205,071	$294,369	$492,191	$925,230

Long term obligations	—	—	10,508	22,860	54,541

Series A mandatorily redeemable convertible preferred stock	—	—	—	—	1,050,000

	As of September 30, 2000

		Pro
	Actual	Forma(5)

	(in thousands)

Balance Sheet Data:

Cash and cash equivalents	$19,828	$14,828

Working capital	171,757	272,091

Total assets	1,086,266	1,022,936

Long term obligations	95,498	95,498

Series A mandatorily redeemable convertible preferred stock	1,050,000	—

Stockholders’ equity (deficit)	(664,490)	432,362

(1)	Pro forma data reflects adjustments including:

     For the year ended June 30, 2000 and for the three months ended September 30, 1999

•	compensation and benefit costs for periods prior to January 31, 2000 for former consulting partners of KPMG LLP who became employees of our company on January 31, 2000;

•	changes to employee pension and bonus plans for periods prior to January 31, 2000;

•	incremental costs associated with being a public company;

•	adjustments to interest expense;

•	income taxes for the pro forma period at a pro forma effective tax rate of 73%. See “Notes to Pro Forma Combined and Consolidated Financial Information — Note (h)”; and

•	changes in the amount we pay KPMG LLP for shared services. See “Our Arrangements with KPMG LLP — The Transition Services Agreement.”

For the three months ended September 30, 2000

•	incremental costs associated with being a public company;

•	adjustment to interest expense; and

•	income taxes for the pro forma period at a pro forma effective tax rate of 49%.

      See “Pro Forma Financial Information” and “Our Arrangements with KPMG LLP.”

(2)	For the period from January 31, 2000 through June 30, 2000, the profits of KPMG LLP and our company were allocated among the partners of KPMG LLP and our managing directors as if the entities had been combined through June 30, 2000. Under this arrangement, our managing directors were paid $34.5 million by our company for the five month period ended June 30, 2000.

(3)	As a partnership, all of KPMG LLP’s earnings were allocable to its partners. Accordingly, distributions and benefits to partners have not been reflected as an expense in our historical financial statements through January 31, 2000. As a corporation, effective February 1, 2000, payments for services rendered by our managing directors are included in professional compensation. Likewise, as a corporation, we are subject to corporate income taxes effective February 1, 2000.

(4)	Pro forma net income per share is based on weighted average shares outstanding of 81.5 million, 110.1 million and 151.4 million for the three months ended September 30, 1999, the year ended June 30, 2000 and the three months ended September 30, 2000, respectively, which consists of:

For the three months ended September 30, 1999

•	75.6 million shares issued in connection with the separation;

•	0.4 million shares issued in exchange for KPMG LLP’s 0.5% interest in our operating subsidiary; and

•	5.5 million shares issued in the offering, net of shares used to obtain funds to effect the repurchase of Series A preferred stock from Cisco.

In addition to the above, the year ended June 30, 2000 includes

•	15.1 million shares issued to Cisco in connection with its conversion of its Series A preferred shares to shares of our common stock;

•	23.5 million shares used to effect the repurchase from Cisco of Series A preferred shares which did not convert into our common shares;

•	30.9 million shares issued to KPMG LLP in connection with its conversion of the Series A preferred stock it will purchase from Cisco immediately prior to the closing of this offering; and

•	0.3 million shares issued for employee stock awards.

Additionally, the three months ended September 30, 2000 include

•	0.9 million shares in connection with the conversion of the notes issued in the acquisition of the consulting business of the KPMG International member firm in Ireland.

(5)	The pro forma balance sheet data gives effect to the conversion discount on our Series A preferred stock of 20% of the initial public offering price, assuming an initial public offering price of $17.00 per share, the sale of the shares of common stock offered in this prospectus, the conversion of our Series A preferred stock into our common stock, KPMG LLP’s agreement to convert all of the Series A preferred stock it will acquire at the initial public offering price without any discount, our repurchase from Cisco of that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering, the conversion into common stock of the notes issued in the acquisition of the consulting business of the KPMG International member firm in Ireland, the application of the net proceeds of this offering as described in “Use of Proceeds” and the write-off of our equity interest in our joint venture. See “Our Arrangements with Cisco” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview.”

RISK FACTORS

      You should carefully consider each of the risks described below and all of the other information in this prospectus before deciding to invest in our common stock.

Risks That Relate to the Nature of Our Business

     Our success is largely dependent on our ability to hire and retain talented people at a time when our industry is generally experiencing a shortage of skilled professionals and a high rate of employee turnover

      Our business involves the delivery of professional services and is highly labor-intensive. Our success depends largely on our general ability to attract, develop, motivate and retain highly skilled professionals. The loss of some or a significant number of our professionals or the inability to attract, hire, develop, train and retain additional skilled personnel could have a serious negative effect on us, including our ability to obtain and successfully complete important engagements and thus maintain or increase our revenues. The cumulative annual rate of turnover among our U.S.-based professional consultants was 19.5%, 23.3% and 26.8% for fiscal years 1999 and 2000 and the six months ended December 31, 2000, respectively, excluding any involuntary terminations and terminations as a result of a reduction in our workforce. Qualified consultants are in great demand, particularly in the high tech and communications and content industries, and are likely to remain a limited resource for the foreseeable future. This situation has required us to increase the compensation we pay our professionals at a rate higher than the general inflation rate. Even so, we cannot assure you that we will be successful in attracting and retaining the skilled professionals we require to conduct and expand our operations successfully.

     Our ability to retain our managing directors is critical to the success of our business

      The retention of our managing directors who were the former consulting partners of KPMG LLP is particularly important to our future success. The cumulative annual rate of turnover among our U.S.-based managing directors was 4.7%, 8.4% and 9.5% for fiscal years 1999 and 2000 and the six months ended December 31, 2000, respectively, excluding any involuntary terminations and terminations as a result of a reduction in our workforce. As a result of our change from a partnership to a corporate structure and the creation of stock option programs and other corporate employee benefits, our managing directors have accepted cash compensation that is less than the payments they received as consulting partners of KPMG LLP, and in some cases these reductions have been material. We cannot assure you that the substitution of cash compensation, equity-based incentives and other employee benefits in lieu of partnership profit distributed to consulting partners of KPMG LLP will be sufficient to retain these individuals. In addition, there is no guarantee that the non-competition agreements we have entered into with our managing directors and other senior professionals are sufficiently broad to prevent our consultants from leaving us for our competitors or that such agreements would be upheld by an arbitrator or a court if we were to seek to enforce our rights under these agreements. See “Business—Employees and Our Culture” and “Our Arrangements with KPMG LLP—Member Distribution Agreements.”

     If we are not able to keep up with rapid changes in technology or maintain strong relationships with software providers our business could suffer

      Our market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. If we cannot keep pace with these changes, our business could suffer.

      Our success will depend, in part, on our ability to develop service offerings that keep pace with rapid and continuing changes in technology, evolving industry standards and changing client preferences. Our success will also depend on our ability to develop and implement ideas for the successful application of existing and new technologies. We may not be successful in addressing these developments on a timely basis or our ideas may not be successful in the marketplace. Also, products and technologies developed by our competitors may make our services or product offerings less competitive or obsolete.

      We generate a significant portion of our revenues from projects to implement software developed by others, including Oracle Corporation, PeopleSoft, Inc., and SAP America, Inc. Our future success in the software implementation business depends on the continuing viability of these companies and their ability to maintain market leadership. We cannot assure you that we will be able to maintain a good relationship with these companies or that they will maintain their leadership positions in the software market. For more information about our rapidly changing industry, see “Business— Industry Background.”

     The loss of our significant joint marketing relationships could reduce our revenues and growth prospects

      We have significant joint marketing relationships with Cisco Systems, Inc., FedEx Corporation, Oracle Corporation, Qwest Communications International and SAP America, Inc. These relationships enable us to increase revenues by providing us additional marketing exposure, expanding our sales coverage, increasing the training of our professionals and developing and co-branding service offerings that respond to customer demand. The loss of one or more of these relationships could adversely affect our business by decreasing our revenues and growth prospects. Mergers, acquisitions and other business combinations involving one or more of these entities could result in changes in the degree to which they will cooperate with us in joint marketing and product development. Moreover, because most of our significant joint marketing relationships are nonexclusive, if our competitors are more successful in building leading-edge products and services, these entities may form closer or preferred arrangements with other consulting organizations. For more information, see “Business— Our Joint Marketing Relationships.”

     We may lose money if we do not accurately estimate the cost of a large engagement which is conducted on a fixed-price basis

      A significant percentage of our engagements in our public services industry group is performed on a fixed-price or fixed-time basis. During fiscal years 1999 and 2000 and the three months ended September 30, 2000, our public services segment revenues represented 28%, 30% and 27%, respectively, of our company’s total revenues. While we do not track the percentage of our engagements which are performed on a fixed-price or fixed-time basis, we believe that only a small percentage of our other engagements are performed on this basis. In addition, some of our engagements obligate us to provide ongoing maintenance and other supporting or ancillary services on a fixed-price basis or with limitations on our ability to increase prices. Billing for fixed-time engagements is made in accordance with the engagement terms agreed to with our client. Revenues are recognized based upon professional costs incurred as a percentage of estimated total percentage costs of the respective contract, and unbilled revenues represent revenues for services performed that have not been billed. When making proposals for these types of engagements, we rely on our estimates of costs and timing for completing the projects. These estimates reflect our best judgment regarding the efficiencies of our methodologies and professionals as we plan to apply them to the projects. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price or fixed-time contracts, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business— Sales and Marketing.”

     Our business will be negatively affected if growth of the use of the Internet declines

      Our business is dependent upon continued growth of the use of the Internet by our clients, prospective clients and their customers and suppliers. The adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new, Internet-based strategy that may make their existing personnel and infrastructure obsolete. Published reports indicate that capacity constraints caused by growth in Internet usage may, unless resolved, impede further growth in Internet use. If the number of Internet users does not increase and commerce over the Internet does not become more accepted and widespread, demand for our consulting services may decrease and, as a result, our revenues would decline, also causing the value of your investment to decline. The factors that may affect Internet usage or electronic commerce adoption include:

•	actual or perceived lack of security and privacy of information;

•	lack of access or ease of use;

•	congestion of traffic or other usage delays on the Internet;

•	inconsistent quality of service or lack of availability of cost-effective high speed service;

•	increases in access costs to the Internet;

•	excessive governmental regulation;

•	uncertainty regarding intellectual property ownership;

•	reluctance to adopt new business methods;

•	costs associated with the obsolescence of existing infrastructure; and

•	impact of any taxes which may be imposed on transactions using the Internet.

     Our business may be harmed by existing or increased United States and foreign government regulation of the Internet

      In the United States and abroad, governments have recently passed legislation relating to the Internet. Because these laws are still being implemented, we are not certain how our business will be impacted by them. We may be indirectly affected by this new legislation to the extent it impacts our clients and potential clients. In addition, United States and foreign governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the Internet. We cannot predict if or how any future legislation would impact our business.

     The Internet and systems integration consulting markets are highly competitive and we may not be able to compete effectively

      The Internet and systems integration consulting markets in which we operate include a large number of participants and are highly competitive. Based on revenues and the number of consultants we have, we are smaller than some of our competitors. In particular, these larger competitors may have the ability to deploy a large number of professionals more quickly in response to an urgent client need, thereby giving them a competitive advantage over us. Our primary competitors come from a variety of market segments, including other information technology service providers, large accounting, consulting and other professional service firms, packaged software vendors and service groups of computer equipment companies.

      Our marketplace is experiencing rapid changes in its competitive landscape. For instance, one of the “Big 5” accounting firms sold its consulting business and others have indicated plans or proposals to sell their consulting businesses or to seek capital in the public markets. These changes in our marketplace may create potentially larger and better capitalized competitors with enhanced abilities to attract and retain their professionals. We also compete with our clients’ internal resources, particularly where these resources represent a fixed cost to the client. The competitive nature of our industry may impose additional pricing pressures on us.

      Our ability to compete also depends in part on several factors beyond our control, including the ability of our competitors to hire, retain and motivate skilled professionals, the price at which others offer comparable services and our competitors’ responsiveness. There is a significant risk that this severe competition will adversely affect our financial results in the future. For more information, see “Business— Competition.”

     We currently have only a limited ability to protect our important intellectual property rights

      We do not have any patents in the United States or any other jurisdiction to protect our products or methods of doing business. Existing laws in the United States offer limited protection for our business, and the laws of some countries in which we provide services may not protect our intellectual property rights even to the same limited extent as the laws of the United States. The provisions in our agreements with clients which protect us against the unauthorized use, transfer and disclosure of our intellectual property and proprietary information may not be enforceable under the laws of some jurisdictions. In addition, we are sometimes required to negotiate limits on these provisions in our contracts.

      Our business includes the development of customized software modules in connection with specific client engagements, particularly in our systems integration business. We frequently assign to clients the copyright and other intellectual property rights in some aspects of the software and documentation developed for these clients. Although our contracts with our clients may provide that we also retain rights to our intellectual property, it is possible that clients will assert rights to, and seek to limit our use of, this intellectual property.

      There can be no assurance that the steps we take will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. For more information, see “Business— Intellectual Property.”

     Our services may infringe upon the intellectual property rights of others

      We cannot be sure that our services do not infringe on the intellectual property rights of others, and we may have infringement claims asserted against us. These claims may harm our reputation, cost us money and prevent us from offering some services. In our contracts, we agree to indemnify our clients for any expenses or liabilities resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming, may injure our reputation, may result in costly delays or may require us to enter into royalty or licensing arrangements. For more information, see “Business—Intellectual Property.”

     We may face legal liabilities and damage to our professional reputation from claims made against our work

      Many of our engagements involve projects that are critical to the operations of our clients’ businesses. If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts which are designed to limit our exposure to legal claims relating to our services and the applications we develop may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. We have experienced liability claims in the past which have resulted in litigation expenses and payments for settlements. It is likely, because of the nature of our business, that we will be sued in the future. Moreover, as a consulting firm, we depend to a large extent on our relationships with our clients and our reputation for high caliber professional services and integrity to retain and attract clients and employees. As a result, claims made against our work may be more damaging in our industry than in other businesses.

Risks That Relate to Our Relationship with KPMG LLP and its Related Entities

     The agreements relating to our separation from KPMG LLP were not negotiated on an arm’s length basis, and there is no assurance that these agreements are on terms comparable to those that could have been obtained from unaffiliated third parties

      As part of our separation from KPMG LLP, we entered into a separation agreement which governed the transfer of the assets and liabilities relating to our business and contained indemnification provisions between us and KPMG LLP. We will also enter into a non-competition agreement with KPMG LLP which specifies which services will be offered by us and which by KPMG LLP. These agreements are not the result of arm’s length negotiations, and therefore we cannot assure you that their terms are comparable to the terms we could have obtained from unaffiliated third parties.

      Under our transition services agreement, KPMG LLP will provide us with basic administrative, clerical and processing services in areas such as accounting support, technology support, human resources, employee benefits and office space support. The fees we pay for many of these services are based on the total costs of providing these services on a centralized basis to both our company and KPMG LLP. We will be assessed an allocated portion of these costs based on the relative headcount, usage and other factors of our company and KPMG LLP. However, because these agreements were negotiated in the context of a “parent-subsidiary” relationship and were not the result of arm’s length negotiations, we may pay more or less for such services and receive better or worse service than if we had purchased such services from third party providers. For further information, see “Our Arrangements with KPMG LLP.”

     The termination of services provided under the transition services agreement could involve significant expense which would adversely affect our financial results

      The services offered under the transition services agreement generally expire on the third anniversary of the closing of this offering. Use of the information technology and related processing systems will expire on the fourth anniversary of the closing of this offering. It is the intent of the parties that, during the term of the agreement, our company will wind down its receipt of services from KPMG LLP and will develop our own internal infrastructure and support capabilities or seek third party providers of such services.

      To the extent that the amount we pay KPMG LLP for any particular services under the transition services agreement is less than the fee we would be charged by a third party in an arm’s length transaction, the expiration or termination of the transition services agreement could result in an additional expense which would adversely affect our financial results.

      In addition, as we terminate or wind down the receipt of services from KPMG LLP, we will be obligated to pay to KPMG LLP any “termination costs” incurred as a result of KPMG LLP having made investments in systems, personnel or other assets assuming our company would remain a part of KPMG LLP. Termination costs include those costs incurred or to be incurred by KPMG LLP from the termination or winding down of a service as a result of KPMG LLP’s investment in and development of shared infrastructure and national support capabilities, such as unneeded personnel, unnecessary software licensing arrangements, investments in technology and any related costs of termination. For more detailed information on the transition services agreement and the calculation of termination costs, see “Our Arrangements with KPMG LLP— Transition Services Agreement.”

     The member firms of KPMG International will have the right to conduct business under the name “KPMG Consulting,” which may cause confusion among clients and investors

      Upon the closing of this offering, we will enter into a limited license agreement with KPMG International. The agreement will grant us the right to use the KPMG name for a period of up to four years after the closing of this offering. However, because the grant of the name is not exclusive to our company, member firms of KPMG International will also have the right to market consulting services under the name “KPMG Consulting” in countries where we have not acquired the consulting practice of the member firm. Consequently, the KPMG International member firms in Europe and Asia, excluding those member firms who have sold us their consulting businesses, may conduct business in their countries under the same name as our company. KPMG International will use its best efforts to cause these member firms to distinguish themselves from our company. Nonetheless, there is a potential for clients, investors and analysts to confuse our company with these other businesses. Adverse publicity regarding another “KPMG Consulting” firm may damage our reputation as well as negatively affect our revenues or our efforts to expand our revenues. For more information, see “Our Arrangements with KPMG LLP—Limited License Agreement.”

     We will agree not to compete with member firms of KPMG International in countries where we have not acquired the consulting practice of the member firm, which may limit our ability to develop a global company

      In the limited license agreement with KPMG International relating to our right to use the KPMG name, we will agree not to compete with a member firm of KPMG International outside of our “operating territories,” which is defined to mean each country in which we have acquired the consulting practice of the member firm. In addition, we will also agree not to solicit or hire any partner or employee of a member firm without the consent of the firm. These restrictions will apply until the later of (i) December 31, 2001 or (ii) six months after we have notified KPMG International that we will terminate the limited license agreement, but in no case for more than four years after this offering. The agreement will provide that if we are providing consulting services and products on a project primarily based in our operating territories, we will be permitted to engage any person, firm or entity who is not a member firm of KPMG International to deliver consulting services and products for the portion of the services or products to be provided on the project outside of our operating territories. The effect of these restrictions may be to limit our ability during the non-competition period to expand our physical presence in Europe and Asia, other than in those countries where we have purchased the consulting business of a KPMG International member firm, unless we obtain the consent of the local KPMG International member firm or acquire its consulting practice. This, in turn, may adversely affect our ability to compete against global consulting firms. For more information, see “Our Arrangements with KPMG LLP—Limited License Agreement.”

     The termination of the use of the KPMG name by our company may cause us to lose brand and market recognition

      Our agreement with KPMG International regarding the use of the KPMG name will require us to change our name within four years after the closing of this offering. Changing our name will require us to establish a new brand identity and we cannot assure you that we will be able to do so successfully. This could adversely affect our operations by limiting our ability to gain new contracts and/or by increasing our marketing costs to establish our branding and name recognition.

     The non-competition agreement with KPMG LLP will prohibit us from providing certain services and may limit our ability to effectively move into certain new services in the future

      Our non-competition agreement with KPMG LLP will prohibit us from offering tax or assurance services, including attestation and verification services, and defined consulting services which were historically and will continue to be provided by KPMG LLP’s tax and assurance practices, such as business risk and technology risk management services and other services utilizing KPMG LLP’s proprietary business measurement process as a platform for the delivery of such services. KPMG LLP will continue to offer these services. This prohibition may limit our ability to serve our clients.

      In the event that both we and KPMG LLP desire to provide a new type of service or in the event we cannot agree with KPMG LLP as to who has the right to provide an existing service, the non-competition agreement will provide a framework for resolving such disputes. However, if this process fails to resolve any such dispute in a timely and efficient manner, we may lose the opportunity to enter into a new market or pursue sales leads on a timely basis. In addition, ongoing disputes with KPMG LLP as to who can provide a type of existing or new service may result in both us and KPMG LLP bidding on similar work which, in turn, may damage our reputation in the marketplace.

      For more information on the non-competition agreement and the services we may not provide, see “Our Arrangements with KPMG LLP— Non-Competition Agreement.”

     We cannot assure you that KPMG LLP will not provide systems integration consulting services after the expiration of the non-competition agreement

      During the five year term of the non-competition agreement, KPMG LLP will be prohibited from offering systems integration consulting services, which is the consulting business transferred by KPMG LLP to our company. KPMG LLP has informed us that it has made no determination as to whether it will provide any systems integration consulting services following the expiration of the five-year period. KPMG LLP has no obligation to inform us of its intentions, and it is possible that KPMG LLP may provide systems integration consulting services after the expiration of this agreement. For more information on the non-competition agreement, see “Our Arrangements with KPMG LLP—Non-Competition Agreement.”

     We cannot assure you that our separation from KPMG LLP will not have an adverse effect on some of our client relationships

      A portion of our clients are also audit clients of KPMG LLP. Of our top 150 clients, as measured by revenues in fiscal year 2000, 28 clients, or 19%, were also audit clients of KPMG LLP. These 28 clients represented approximately 21% of fiscal year 2000 revenues we received from our top 150 clients. During fiscal year 2000, we added approximately 745 new clients. Of this total, 99 clients, or 13%, were also audit clients of KPMG LLP. While we do not believe that audit clients have generally hired us because we were part of KPMG LLP, we cannot assure you that our separation, this offering, and the eventual complete divestiture by KPMG LLP of its holdings of our common stock will not adversely affect these clients’ relationships or our ability to obtain new engagements.

Risks that Relate to Our Relationship with Cisco

     The provisions of our agreement with Cisco which prohibit us from entering into a merger or similar agreement with four named companies without Cisco’s consent may limit our ability to engage in a change of control transaction and reduce the price of our common stock

      In conjunction with Cisco’s investment in our Series A preferred stock and our alliance agreement with Cisco, we agreed with Cisco that, until January 31, 2005, we will not enter into an agreement with Lucent Technologies Inc., Nortel Networks Corporation, Alcatel S.A. or Juniper Networks to merge, consolidate or otherwise combine with any of them or to sell all or substantially all of our assets to any of them without Cisco’s consent. In the event any of these four companies delivers to us a bona fide proposal to acquire us or if our board of directors decides to initiate negotiations regarding an acquisition by one of these four companies, we have agreed to notify Cisco and give Cisco an opportunity to make a superior counter proposal to us. In the event that we close an acquisition transaction with one of these four companies, including if we do so after Cisco has failed to make a superior proposal, we have agreed:

•	to pay Cisco cash in an amount equal to our revenues for the preceding 12 months;

•	to repurchase, at Cisco’s request, any of our equity securities then held by Cisco at the greater of fair market value or original issue price; and

•	to repurchase, at Cisco’s request, any of our debt securities then held by Cisco at their face amount.

      The effect of these provisions is to reduce substantially, or even entirely eliminate, the possibility of us entering into a merger or other change in control transaction with one of these four companies. To the extent that any of these four companies were or were perceived as possible acquirors of our company, these provisions may depress the price of our common stock. For more information about these provisions, including the exceptions to their applicability, see “Our Arrangements with Cisco— The Cisco Investment— Exclusivity.”

     Our alliance agreement with Cisco may require us to make investments in personnel and equipment even if we do not generate sufficient corresponding revenues for us, which may decrease our net income

      Under our alliance agreement with Cisco, we have agreed to increase the number of consultants trained to perform certain tasks by certain dates. To meet these goals, we will need to hire new personnel and invest in training new and existing personnel. In addition, we have committed to building six solution centers which provide clients advanced technology equipment to develop, demonstrate and provide training on our service offerings using Cisco hardware. The alliance agreement with Cisco requires us to meet these training and solution center development schedules even in the event that the results of our operations do not justify such activities. If the anticipated benefits of our alliance with Cisco do not materialize, or fail to materialize in the time frame we anticipate, and we nonetheless have to hire additional consultants or make additional investments in Cisco-related equipment, it could adversely affect our profitability. For more information, see “Our Arrangements with Cisco— The Alliance Agreement.”

     Our alliance agreement with Cisco does not prevent Cisco from entering into similar agreements with our competitors, and any agreements with competitors might diminish the effectiveness of our relationship with Cisco without reducing our obligations under the alliance agreement

      As a part of our alliance agreement with Cisco, we have agreed to make investments in personnel, training and equipment and to limitations on our ability to jointly market with Lucent Technologies Inc., Nortel Networks Corporation, Alcatel S.A. or Juniper Networks. These obligations and restrictions will remain in place even if Cisco enters into a similar arrangement with one of our competitors. We believe, based on published reports, that Cisco has entered into joint marketing agreements with certain of our competitors, including Cap Gemini Ernst & Young and PricewaterhouseCoopers LLP. To the extent that either of these arrangements or any future arrangements entered into by Cisco and our other competitors are similar in nature and scope to our agreement, the effectiveness of our joint marketing efforts may be negatively impacted and our relationship with Cisco may generate lower revenues than we anticipate, which could adversely affect our profitability.

Risks That Relate to Our Financial Results and Our Lack of Experience in Managing a Public Company

     There will not be a consistent pattern in our financial results from quarter to quarter, which may result in increased volatility of our stock price

      We are a professional services organization. A major portion of our revenues is based on the number of hours billed by our professionals and their hourly billing rates. Companies like ours experience variations in profits during the year. There are many reasons for these variations, but they can generally be attributed to the fact that our business is dependent on the decisions and actions of our clients. For example, a client could delay or cancel a project because the client’s business is experiencing financial problems. When this happens, it could reduce, eliminate or delay our expected revenues and we could lose the money that we have spent to obtain or staff the project. Also, the mix of client projects, the personnel required and their billing rates will affect results in our business in a meaningful way. Typically, client service hours are adversely affected during the first half of our fiscal year due to the large number of vacation days and holidays during this period. The demand for our services is also affected by general economic conditions. When economic activity slows down, our clients may delay or cancel plans that involve the hiring of consultants. As a public company, our quarterly financial results will become more important than they were when our business was a part of KPMG LLP. We may not be successful in our efforts to help investors understand the reasons for fluctuations. This could lead to large movements in our stock price, both up and down. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Quarterly Results.”

     The historical and pro forma financial information in this prospectus may not permit you to predict our company’s costs of operations

      The historical financial information in this prospectus does not reflect the added costs we expect to incur as a separate public company or the resulting changes that will occur in our capital structure and operations. Because we have been a part of KPMG LLP, we have been able to use money generated or borrowed by KPMG LLP to fund our activities instead of having to sell stock or incur indebtedness from commercial lenders or public debt holders. It could be more expensive for us in the future to acquire equity capital for our business, or to borrow money from unaffiliated lenders than it has been to use funds advanced to us by KPMG LLP. In addition, since we operated as part of the KPMG LLP partnership until January 31, 2000, our business paid no taxes on profits and no salaries were paid to the consulting partners who became our employees after the separation. Therefore, in preparing our pro forma financial information we deducted and charged to earnings the estimated income taxes based on an estimated tax rate, which may be different from our actual tax rate in the future, and the estimated salaries for the consulting partners of KPMG LLP who became our employees after the separation. Included in our expenses are allocations of certain costs incurred by KPMG LLP on behalf of our business. These services could actually be more expensive in the future than is shown in our financial statements and pro forma financial information. Equally important, we cannot assure you that the estimates we used in our financial statements and pro forma financial information will be similar to our actual experience as an independent company. See “Our Arrangements with KPMG LLP— Transition Services Agreement.” For more information on our historical financial statements and pro forma financial information see “Pro Forma Financial Information” and our combined financial statements and related footnotes.

     We do not have experience in managing a public company

      Our management team has historically operated our business as a part of KPMG LLP, which is a privately owned limited liability partnership. Most of the individuals who now constitute our management were partners of KPMG LLP for many years and have never had responsibility for managing a separate, publicly traded company. For more information about our executive officers and directors, see “Management.”

     We may have difficulty integrating or managing acquired businesses, which may harm our financial results or reputation in the marketplace

      Recently, we have expanded by making acquisitions, such as the acquisition of Softline Consulting & Integrators, Inc. We have also recently acquired the consulting businesses from the member firms of KPMG International in Argentina, Brazil, Canada, Colombia, Costa Rica, Guatemala, Ireland, Japan, Mexico, New Zealand, Nicaragua, South Korea, Peru and Venezuela. Because we do not have significant acquisition experience, we may not succeed at integrating or managing acquired businesses or in managing the larger company that results from these acquisitions. The non-United States KPMG consulting practices or other entities we have acquired may not use the same operating principles or systems used by our company, making the integration more difficult. Client satisfaction or performance problems, whether as a result of integration or management difficulties or otherwise, could have an adverse impact on the reputation of our company. See “Business—International Expansion.”

     Our growth is dependent in part on our ability to make acquisitions, including the acquisitions of non-U.S. KPMG consulting practices, and we risk overpaying for acquired businesses

      Our growth strategy is dependent in part upon our ability to provide consulting services worldwide, including our ability to develop a presence in Europe. We have explored, on a preliminary basis, with a number of the KPMG International firms in Europe the possibility of acquiring their consulting businesses. We cannot assure you that we will reach an agreement with them or that the terms and conditions of any agreements would be favorable to us. We are currently exploring other international expansion opportunities including potential acquisitions with the local KPMG consulting practices including, among others, the practices in Bolivia, the Dominican Republic, the Netherlands Antilles and Southeast Asia. We cannot assure you that we will be able to reach an agreement with any of these practices or that any agreement we do reach will be on terms favorable to us. We will also continue to evaluate from time to time, on a selective basis, other strategic acquisitions if they will help us obtain well-trained, high-quality professionals, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence. We cannot assure you that we will be successful in identifying candidates or consummating acquisitions on terms acceptable to us. In addition, there can be no assurance that financing for acquisitions will be available on terms acceptable to us, if at all. We may issue shares of our common stock as part of the purchase price for some or all of these acquisitions. Future issuances of our common stock in connection with acquisitions also may dilute our earnings per share. For more information, see “Business—International Expansion.”

     Our international operations create special management, foreign currency, legal, tax and economic risks which we may not adequately address

      We believe that revenues from international operations may account for an increasingly significant amount of our revenues in the future, especially in the event that we continue to acquire non-United States consulting practices. As a result, we are increasingly subject to a number of risks, including:

•	difficulties relating to managing our business internationally;

•	currency fluctuations;

•	restrictions against the repatriation of earnings;

•	the burdens of complying with a wide variety of foreign laws;

•	the absence in some jurisdictions of effective laws to protect our intellectual property rights; and

•	multiple and possibly overlapping tax structures.

      Other factors that can adversely affect international operations are changes in import or export duties and quotas, introduction of tariff or non-tariff barriers and economic or political changes in international markets. If any of these risks materialize, there could be a material negative effect on our company’s operating results. For more information, see “Business—International Expansion.”

     We expect to use all of our proceeds from this offering to repurchase a portion of our Series A preferred stock from Cisco and to repay our indebtedness to KPMG LLP, so our liquidity will depend on internally generated resources and our credit facilities

      We expect to use all of our proceeds from this offering to repurchase a portion of our Series A preferred stock from Cisco and to repay our outstanding indebtedness to KPMG LLP. See “Use of Proceeds.” As a result, our proceeds from this offering will not be available for other purposes. Instead, we will continue to depend upon internally generated resources and our credit facilities to meet our cash requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Risks That Relate to Your Ownership of Our Common Stock

     KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will, within five years, completely divest themselves of shares of our common stock acquired by them prior to this offering, which may depress the market price of our common stock

      Sales of substantial amounts of our common stock, or the possibility of these sales, may adversely affect the price of our common stock and may make it more difficult for us to raise capital through the issuance of equity securities. KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will, during the five year period following the closing of this offering, completely divest themselves of all shares of our common stock they acquired prior to this offering. Immediately after this offering, the partners of KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will collectively own no more than 19.9% of the outstanding shares. Assuming an initial public offering price of $17.00 per share, in this offering KPMG LLP will sell 83.0 million shares of our common stock held by it, or all of the shares it holds directly. KPMG LLP will not sell any shares on behalf of its partners unless the over-allotment option is exercised, although it will sell approximately 0.6 million shares on behalf of the partners of the KPMG International member firm in Ireland. The partners of KPMG LLP and of the KPMG International member firm in Ireland will retain approximately 14.6 million shares of common stock immediately after this offering. Under the existing agreements with KPMG LLP partners who received shares in the separation, these partners may sell 40% of the stock acquired prior to this offering at the expiration of the lock-up period and 15% of the stock acquired prior to this offering on each anniversary of that date. KPMG LLP has informed us that it intends to partially waive these restrictions so that these partners may sell 50% of the stock acquired prior to this offering at the expiration of the lock-up period and 50% of such stock on the first anniversary of this offering.

      If the over-allotment option is exercised in full, KPMG LLP and its partners would not retain any shares, and the partners of the KPMG International member firm in Ireland would retain approximately 0.1 million shares. These shares will be divested within five years from the closing of this offering. KPMG LLP has also informed us that those partners who own our stock and who are required to divest these shares within five years may sell their remaining holdings of our common stock through a variety of methods, including:

•	one or more underwritten public offerings;

•	from time to time in open market transactions; or

•	in privately negotiated transactions.

      The obligation by KPMG International member firms and any of their respective partners who had stock in our company to sell such shares over this five year period may depress the market prices for our common stock. For more information, see “Shares Eligible for Future Sale.”

      As part of the separation, we entered into a registration rights agreement with KPMG LLP, entitling it to require us to file a registration statement with the SEC for the resale of any shares held by KPMG LLP and its partners. For more information on KPMG LLP’s registration rights, see “Our Arrangements with KPMG LLP— Registration Rights Agreement.”

     The price of our common stock may decline because of the large number of other shares available for sale in the future

      Immediately following this offering, the partners of KPMG LLP and the KPMG International firm in Ireland will hold our common stock as described above. In addition, a substantial number of our shares will be held by some of our managing directors and by Cisco. After this offering, there will be a total of 152.1 million shares of our common stock outstanding (or 154.4 million if the over-allotment option is exercised in full). Of the outstanding shares, the 112.0 million shares of common stock expected to be sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. If the underwriters’ over-allotment option were exercised in full, an additional 16.8 million shares of our common stock would also be freely transferable in this manner.

      In addition, the approximately 8.6 million shares issued to our managing directors in the separation and the approximately 15.1 million shares issuable to Cisco pursuant to Cisco’s exercise of its conversion rights are transferable after January 31, 2001 under Rule 144 under the Securities Act, subject to volume and manner of sale limitations. However, each of our managing directors, Cisco and KPMG LLP has agreed not to sell any shares during the 180-day “lock-up” period following the closing of this offering. Following the 180-day lock-up period, our managing directors and Cisco are subject to additional contractual limitations on resale. These limitations are described in the table below.

      The table below sets forth with respect to our managing directors and Cisco, the number of shares of our common stock we expect such stockholders to hold immediately after the offering, including the approximately 0.1 million shares issued to our managing directors in Ireland, the percentage of our total number of outstanding shares such number represents assuming the underwriters’ over-allotment option is not exercised, whether such shares are subject to a 180-day “lock-up” agreement with the underwriters under which these persons will be contractually prohibited from selling any shares, and whether these persons will be subject to other contractual transfer restrictions after the expiration of the lock-up agreement.

	Number of	Percent of Total	Subject to	Contractual Transfer
Holder	Shares	Outstanding	180-Day Lock-Up	Restrictions After Lock-Up

Our Managing Directors who hold stock	8.7 million	5.7%	Yes	Of each person’s total shares owned, restrictions on 40% of the stock expires with the lock-up and restrictions on 15% of the total shares owned expire on each anniversary of such date.
Cisco Systems, Inc.	15.1 million	9.9%	Yes	Cisco generally may not sell any shares until January 31, 2003.

      Morgan Stanley Co. Incorporated, the lead underwriter of this offering, may waive the 180-day lock-up at any time prior to its expiration.

      For a more detailed discussion on the transfer restrictions on the shares held by our managing directors, see “Our Arrangements with KPMG LLP— Member Distribution Agreements.”

      More detailed descriptions of the restrictions on the transferability of Cisco’s stock as well as on Cisco’s registration rights are set forth under “Our Arrangements with Cisco.”

      As of December 31, 2000, options to purchase approximately 7.7 million shares of common stock were granted to our employees and directors and were outstanding with an exercise price of $55.50 per share, and an additional 3.2 million options to purchase shares of common stock were granted to our employees and directors and were outstanding with an exercise price per share equal to the initial public offering price per share in this offering. Up to approximately 39.8 million additional shares of our common stock are available in connection with the future grants or awards under the 2000 Long-Term Incentive Plan. We anticipate granting to our employees at the time of this offering up to 17.3 million additional options to purchase shares of our common stock at an exercise price equal to the initial public offering price per share. For further information see “Management— 2000 Long-Term Incentive Plan.”

     There are significant limitations on the ability of any person or company to buy our company without the approval of our board of directors, which may decrease the price of our common stock

      Our certificate of incorporation and bylaws each contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors.

      These provisions of our certificate of incorporation and our bylaws include the following, among others:

•	our board of directors is classified into three classes, each of which, after an initial transition period, will serve for staggered three-year terms;

•	a director may be removed by our stockholders only for cause and then only by the affirmative vote of two-thirds of the outstanding voting power of stock entitled to vote generally in the election of directors;

•	only our board of directors or the chairman of our board of directors may call special meetings of our stockholders;

•	our stockholders may take action only at a meeting of our stockholders and not by written consent;

•	our stockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of the stockholders;

•	our board may consider the impact of any proposed change of control transaction on constituencies other than our stockholders in determining what is in the best interest of our company and our stockholders;

•	business combinations involving one or more persons that own or intend to own at least 15% of our voting stock must be approved by the affirmative vote of at least a majority of our voting stock, excluding that held by these persons, or by our board of directors, excluding directors affiliated with these persons, or the consideration paid in the business combination must generally be the highest price paid by these persons to acquire our voting stock;

•	if stockholder approval is required by applicable law, any mergers, consolidations and sales of all or substantially all of our assets must be approved by the affirmative vote of at least two-thirds of our voting stock; and

•	our stockholders may amend or repeal any of the foregoing provisions of our certificate of incorporation or our bylaws only by a vote of two-thirds of the outstanding voting power of the stock entitled to vote generally in the election of directors.

For more information about these provisions, see “Description of Capital Stock.”

      Our obligation to make payments to Cisco if we enter into a transaction with Lucent Technologies, Inc., Nortel Networks Corporation, Alcatel S.A. or Juniper Networks also may have significant anti-takeover effects with respect to those companies and could depress the price of our common stock. For more information, see “Our Arrangements with Cisco—Alliance Agreement— Exclusivity.”

      The contractual restrictions on the ability of our managing directors to sell their shares may terminate in the event of a change of control of our company which is not approved by our board, which may discourage takeover attempts opposed by our board

      Our managing directors own approximately 8.7 million shares, or 5.7%, of the outstanding common stock immediately following the closing of this offering. Approximately 40% of the shares issued to these individuals as a part of the separation will be subject to restrictions on sale which expire on the expiration of the 180-day lock-up period following this offering. Restrictions on the remaining 60% will lapse ratably over the four year period following the expiration of this lock-up period. However, under the terms of the agreements with these holders covering these shares, all of these restrictions will immediately terminate in the event of a change in control of our company which is not approved or ratified by our incumbent board of directors. The existence of these provisions could delay or discourage a change in control of our company, which is not approved by our board of directors which may decrease the price of our common stock. For a description of these change of control provisions, see “Our Arrangements with KPMG LLP—Member Distribution Agreements.”

     Upon a change in control of our company, KPMG International may terminate our right to use the KPMG name, which may discourage takeovers deemed to be detrimental to KPMG International

      Our limited license agreement with KPMG International will provide that KPMG International will have the right to terminate the agreement, and consequently our right to use the KPMG name, if a change in control of our company occurs or if we enter into a definitive agreement for such a transaction. KPMG International may exercise this right if it determines that the change in control will have a material detrimental effect on KPMG International or any of its member firms. A transition period would be provided, but a premature termination of our right to use the KPMG name may require us to accelerate our plans to conduct our business under a different name, and we may incur additional costs. The existence of this provision could delay or discourage a change in control of our company while we are using the KPMG name, which may decrease the price of our common stock. For more information, see “Our Arrangements with KPMG LLP—Limited License Agreement.”

     You will experience immediate and substantial dilution in the book value of your common stock

      The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Investors in this offering will experience an immediate and substantial dilution. The dilution will be $15.29 per share in net tangible book value of common stock from the initial public offering price, based on an assumed initial public offering price of $17.00 per share. See the section of this prospectus entitled “Dilution” to see how we calculated this number. If outstanding options to purchase shares of common stock are exercised, further dilution would occur. See “Management—2000 Long-Term

Incentive Plan” for information regarding outstanding stock options and additional options which may be granted.

     Our stock price may be volatile

      The market price of our common stock could be subject to significant fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of securities analysts and investors;

•	operating results that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	future sales of our common stock; and

•	general domestic and international economic conditions.

      In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements.

      Our actual results may differ from the forward-looking statements for many reasons including:

•	the business decisions of our clients regarding the use of our services;

•	the timing of projects and their termination;

•	the availability of talented professionals;

•	the pace of technological change;

•	the strength of our joint marketing relationships;

•	our separation from KPMG LLP; and

•	the actions of our competitors.

      In addition, these statements could be affected by general domestic and international economic and political conditions and by the factors discussed under the section entitled “Risk Factors.”

USE OF PROCEEDS

      We estimate that the net proceeds we will receive from the sale of 29.0 million shares of our common stock in this offering will be approximately $469.3 million. For purposes of these calculations, we have assumed an initial public offering price of $17.00 per share and we have deducted estimated underwriting discounts and commissions, as well as estimated offering expenses of approximately $4.4 million. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

      We intend to use our net proceeds from this offering as follows:

•	$400.3 million to repurchase Series A preferred stock from Cisco; and

•	$69.0 million to repay our outstanding indebtedness to KPMG LLP consisting of:

—	a note which was incurred in connection with our acquisition of the consulting business of the Canadian member firm of KPMG International; and

—	all of the outstanding indebtedness pursuant to our subordinated revolving line of credit from KPMG LLP.

      The note issued to KPMG LLP in connection with the Canadian transaction bears an interest rate of 8.5% per annum and is payable upon demand. Our revolving line of credit from KPMG LLP bears interest at the prime rate less 1%, and is payable at the earlier of the completion of this offering and August 24, 2004.

DIVIDEND POLICY

      We intend to retain all of our earnings, if any, to finance the expansion of our business and for general corporate purposes. We do not currently intend to pay any dividends on our common stock. Our existing credit facilities contain financial covenants and restrictions, some of which directly or indirectly may limit our ability to pay dividends. We may enter into additional agreements related to our indebtedness from time to time which may contain similar covenants and restrictions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Our future dividend policy will also depend on our earnings, capital requirements, financial condition and other factors considered relevant by our board of directors.

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2000:

•	on an actual basis;

•	on a pro forma basis to give effect to adjustments related to the Series A preferred stock conversion and repurchase including:

—	the conversion discount of $262.5 million;

—	Cisco’s conversion of 1.0 million shares of Series A preferred stock into 15.1 million shares of our common stock, and our repurchase from Cisco of approximately 1.5 million shares of our Series A preferred stock; and

—	KPMG LLP’s conversion of the 2.5 million shares of Series A preferred stock it will purchase from Cisco immediately prior to the closing of this offering into 30.9 million shares of our common stock, which is based on KPMG LLP’s agreement to convert all of the Series A preferred stock it will acquire at the initial public offering price without any discount. KPMG LLP’s agreement to exclude the discount, aggregating $131.3 million, in the calculation of common shares to be issued to them is reflected as a contribution to additional paid-in capital;

•	on a pro forma basis to give effect to adjustments related to the offering including:

—	the sale by us of 29.0 million shares of common stock in this offering assuming an initial public offering price of $17.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds as described under the “Use of Proceeds” section;

—	the issuance of 0.4 million shares of common stock in exchange for KPMG LLP’s 0.5% membership interest in our operating subsidiary which occurs upon closing of this offering; and

—	the conversion of $36.3 million in notes (and related interest) issued in the acquisition of the consulting business of the KPMG International member firm in Ireland into 0.9 million shares of common stock; and

•	on a pro forma basis to give effect to an adjustment related to the write-off of our equity interest in QCS of $58.5 million; and

•	on a pro forma basis giving effect to the adjustments related to the Series A preferred stock conversion and repurchase, the offering adjustments and the write-off of our equity interest in QCS.

      See “Our Arrangements with KPMG LLP” and “Our Arrangements with Cisco.”

The pro forma data in “Pro Forma Financial Information” also give effect to other adjustments described therein. You should read this table in conjunction with our pro forma financial statements and related notes and our financial statements and related notes which appear elsewhere in this prospectus. For more information on the specific pro forma adjustments, see “Pro Forma Financial Information.”

	As of September 30, 2000

		Pro Forma Adjustments

		Series A		Write-Off
		Preferred		of Equity
		Stock		Interest
		Conversion/	Offering	in Joint	Pro
	Actual	Repurchase	Adjustments	Venture	Forma

	(in thousands, except
	share and per share amounts)

Notes payable, net of current maturities	$82,986	$—	$—	$—	$82,986

Series A mandatorily redeemable convertible preferred stock; 5,000,000 shares issued and outstanding, actual, and no shares issued and outstanding, pro forma	1,050,000	262,500	—	—	—
		(400,305)
		(131,250)
		(780,945)

Stockholders’ equity (deficit):

Preferred stock, $0.01 par value; 10,000,000 shares authorized	—	—	—	—	—

Common stock, $0.01 par value; 1,000,000,000 shares authorized; 76,827,853 shares issued, including 999,006 shares reserved, 75,828,847 shares outstanding, actual and 152,146,821 shares outstanding, pro forma	758	460	290	—	1,521
			4
			9

Additional paid-in capital (deficit)	(643,414)	(262,500)	469,015	—	511,157
		131,250	(4)
		780,485	36,325

Accumulated deficit	(13,105)	—	—	(58,482)	(71,587)

Notes receivable from stockholders	(6,056)	—	—	—	(6,056)

Accumulated other comprehensive loss	(2,673)	—	—	—	(2,673)

Total stockholders’ equity (deficit)	(664,490)	649,695	505,639	(58,482)	432,362

Total capitalization	$468,496	$(400,305)	$505,639	$(58,482)	$515,348

DILUTION

      Our net tangible book value at September 30, 2000 was $(837.2) million, or $(11.04) per share of common stock. Net tangible book value per share represents our tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2000.

      Pro forma net tangible book value per share gives effect to:

•	the sale by us of 29.0 million shares of common stock in this offering assuming an initial public offering price of $17.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds of this offering as described under “Use of Proceeds”;

•	the issuance of 0.4 million shares of common stock in exchange for KPMG LLP’s 0.5% membership interest in our operating subsidiary;

•	the conversion by Cisco and KPMG LLP of our Series A preferred stock, our repurchase from Cisco of that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion, KPMG LLP’s agreement to convert all of the Series A preferred stock it will acquire at the initial public offering price without any discount, and this offering. See “Our Arrangements with Cisco”;

•	the conversion of notes issued in the acquisition of the consulting business of the KPMG International member firm in Ireland into 0.9 million shares of common stock; and

•	the write-off of our equity interest in QCS of $58.5 million.

      This represents on a pro forma basis an immediate increase in net tangible book value of $12.75 per share to the existing stockholders and an immediate dilution of $15.29 per share to new investors purchasing the shares in this offering. The following table illustrates this pro forma dilution:

Assumed initial public offering price per share of common stock		$17.00

Net tangible book value per share as of September 30, 2000	$(11.04)

Dilutive effect of the net conversion discount of the Series A preferred stock per share	$(9.04)

Dilutive effect of the write-off of our equity interest in QCS	$(0.38)

Increase on a pro forma basis in net tangible book value per share of common stock attributable to the sale of common stock to new investors	$22.17

Pro forma net tangible book value per share of common stock		$1.71

Dilution in net tangible book value per share of common stock to new investors		$15.29

      The following table sets forth, on a pro forma basis as described above at September 30, 2000, at an assumed initial public offering price of $17.00 per share, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by our existing stockholders, Cisco and the new investors purchasing shares of common stock from us in this offering before deducting estimated underwriting discounts and commissions and offering expenses:

	Shares Purchased		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders	76,191,951	50.4%	$(671,357,000)	(142.3)%	$(8.81)

Series A preferred stockholders	45,937,920	30.4%	649,694,646	137.7%	14.14

New investors	29,028,895	19.2%	493,491,217	104.6%	17.00

Total	151,158,766	100.0%	$471,828,863	100.0%	$3.12

      In connection with the transfer of the KPMG LLP consulting business to us we issued 75,563,773 shares of our common stock to KPMG LLP and its partners, including the consulting partners who became our managing directors, and demand notes of $630 million and $41.4 million to KPMG LLP. The consideration to existing stockholders includes the demand notes we issued to KPMG LLP.

      The table above includes approximately 45.9 million shares related to the conversion of the Series A preferred shares, our repurchase of the number of shares of Series A preferred stock from Cisco that will result in Cisco’s owning 9.9% of our common stock following this offering and KPMG LLP’s agreement to convert all of the Series A preferred stock it will acquire at the initial public offering price without any discount. Total consideration reflects Cisco’s initial investment of $1.05 billion in our Series A preferred stock, less $400.3 million related to our repurchase of approximately 1.5 million shares of our Series A preferred stock from Cisco. See “Our Arrangements with Cisco.” The table above excludes an aggregate of:

•	7.7 million shares of common stock issuable upon exercise of options outstanding under our equity incentive plan as of December 31, 2000, with an exercise price equal to $55.50 per share;

•	3.2 million shares of common stock issuable upon exercise of options outstanding under our equity incentive plan as of December 31, 2000, with an exercise price per share equal to the initial public offering price per share in this offering; and

•	39.8 million additional shares of common stock reserved for future grants or awards under our equity incentive plan as of December 31, 2000. We anticipate granting to our employees at the time of this offering up to 17.3 million additional options to purchase shares of our common stock at an exercise price equal to the initial public offering price per share.

See “Management—2000 Long-Term Incentive Plan.”

SELECTED FINANCIAL DATA

     Our separation from KPMG LLP occurred on January 31, 2000. The selected financial data for the years ended June 30, 1998 and 1999, the seven months ended January 31, 2000 and the five months ended June 30, 2000 and as of June 30, 1999 and 2000 have been derived from our financial statements, which have been audited by Grant Thornton LLP, independent certified public accountants, and are included elsewhere in this prospectus. The selected financial data for the year ended June 30, 1997 and as of June 30, 1997 and 1998 have been derived from our audited financial statements for such periods, which are not included in this prospectus. The selected financial data for the year ended June 30, 1996, for the three months ended September 30, 1999 and September 30, 2000, and as of June 30, 1996 and September 30, 2000 have been derived from unaudited financial statements which, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. Results for the three months ended September 30, 2000 are not necessarily indicative of results that may be expected for the fiscal year ending June 30, 2001.

     The selected pro forma operating data for the year ended June 30, 2000, and for the three months ended September 30, 1999 and September 30, 2000, and the pro forma balance sheet data as of September 30, 2000 present the pro forma operating data and pro forma balance sheet data of our company giving effect to the adjustments described in the footnotes thereto.

     The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Pro Forma Financial Information” and our combined and consolidated financial statements and the related notes contained elsewhere in this prospectus.

     The historical financial information has been presented on a historical cost basis for all periods presented. For periods preceding the separation of our business from KPMG LLP, the financial information has been derived from our combined financial statements. For periods following the separation from KPMG LLP, the financial information is derived from our consolidated financial statements.

	Historical

					Seven
					Months
	Year Ended June 30,				Ended
					January 31,
	1996	1997	1998	1999	2000

	(in thousands)

Operating Data(3):

Revenues	$727,251	$947,639	$1,428,891	$1,981,536	$1,264,818

Costs of service:

Professional compensation	285,169	366,718	552,570	744,450	436,214

Other direct contract expenses	157,854	198,646	270,209	374,091	263,106

Amortization of goodwill and other intangible assets	1,195	1,903	4,968	6,572	8,957

Impairment charge	—	—	—	—	—

Other costs of service	131,920	155,668	248,969	276,874	203,821

Total costs of service	576,138	722,935	1,076,716	1,401,987	912,098

Gross margin	151,113	224,704	352,175	579,549	352,720

Selling, general and administrative expenses	123,117	159,058	237,093	325,276	220,743

Special payment to managing directors(2)	—	—	—	—	—

Operating income	27,996	65,646	115,082	254,273	131,977

Interest expense	10,063	13,028	16,810	25,157	27,339

Interest income	—	—	—	—	—

Equity in losses of affiliate	—	—	—	622	14,374

Minority interests	—	—	(619)	111	(28)

Income before partner distributions and benefits(3)	$17,933	$52,618	$98,891	$228,383	$90,292

Income before taxes

Income tax expense

Net income (loss)

Dividend on Series A Preferred Stock

Net income (loss) applicable to common stockholders

Net income (loss) per share— basic and diluted(4)

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Pro
	Historical	Forma(1)	Historical		Pro Forma(1)

	Five
	Months	Year
	Ended	Ended	Three Months Ended September 30,
	June 30,	June 30,
	2000	2000	1999	2000	1999	2000

	(in thousands, except per share amounts)

Operating Data(3):

Revenues	$1,105,166	$2,369,984	$525,146	$679,436	$525,146	$679,436

Costs of service:

Professional compensation	443,781	972,480	179,952	269,560	220,816	269,560

Other direct contract expenses	259,801	522,907	100,258	149,972	100,258	149,972

Amortization of goodwill and other intangible assets	8,575	17,532	3,758	7,088	3,758	7,088

Impairment charge	8,000	8,000	—	—	—	—

Other costs of service	119,653	321,627	78,157	82,965	77,386	82,965

Total costs of service	839,810	1,842,546	362,125	509,585	402,218	509,585

Gross margin	265,356	527,438	163,021	169,851	122,928	169,851

Selling, general and administrative expenses	192,920	379,853	88,372	108,894	78,984	110,894

Special payment to managing directors(2)	34,520	—	—	—	—	—

Operating income	37,916	147,585	74,649	60,957	43,944	58,957

Interest expense	16,306	39,079	9,435	4,980	8,180	3,844

Interest income	(6,178)	(6,178)	—	(361)	—	(361)

Equity in losses of affiliate	15,812	30,186	5,963	12,690	5,963	12,690

Minority interests	439	411	(56)	(55)	(56)	(55)

Income before partner distributions and benefits(3)			$59,307

Income before taxes	11,537	84,087		43,703	29,857	42,839

Income tax expense	29,339	61,384		23,170	21,796	20,991

Net income (loss)	(17,802)	22,703		20,533	8,061	21,848

Dividend on Series A Preferred Stock	25,992	—		15,836	—	—

Net income (loss) applicable to common stockholders	$(43,794)	$22,703		$4,697	$8,061	$21,848

Net income (loss) per share— basic and diluted(4)	$(.58)	$.21		$.06	$.10	$.14

	As of June 30,

	1996	1997	1998	1999	2000

	(in thousands)

Balance Sheet Data:

Total assets	$141,560	$205,071	$294,369	$492,191	$925,230

Long term obligations	—	—	10,508	22,860	54,541

Series A mandatorily redeemable convertible preferred stock	—	—	—	—	1,050,000

	As of September 30, 2000

	Actual	Pro Forma(5)

	(in thousands)

Balance Sheet Data:

Cash and cash equivalents	$19,828	$14,828

Working capital	171,757	272,091

Total assets	1,086,266	1,022,936

Long term obligations	95,498	95,498

Series A mandatorily redeemable convertible preferred stock	1,050,000	—

Stockholders’ equity (deficit)	(664,490)	432,362

(1)	This pro forma data reflects adjustments including:

For the year ended June 30, 2000 and three months ended September 30, 1999

•	compensation and benefit costs for periods prior to January 31, 2000 for former consulting partners of KPMG LLP who became employees of our company on January 31, 2000;

•	changes to employee pension and bonus plans for periods prior to January 31, 2000;

•	incremental costs associated with being a public company;

•	adjustments to interest expense;

•	income taxes for the pro forma period at a pro forma effective tax rate of 73%. See “Notes to Pro Forma Combined and Consolidated Financial Information — Note (h)”; and

•	changes in the amount we pay KPMG LLP for shared services. See “Our Arrangements with KPMG LLP — The Transition Services Agreement.”

For the three months ended September 30, 2000

•	incremental costs associated with being a public company;

•	adjustment to interest expense; and

•	income taxes for the pro forma period at a pro forma effective tax rate of 49%.

      See “Pro Forma Financial Information” and “Our Arrangements with KPMG LLP.”

(2)	For the period from January 31, 2000 through June 30, 2000, the profits of KPMG LLP and our company were allocated among the partners of KPMG LLP and our managing directors as if the entities had been combined through June 30, 2000. Under this arrangement, our managing directors were paid $34.5 million by our company for the five month period ended June 30, 2000.

(3)	As a partnership, all of KPMG LLP’s earnings were allocable to its partners. Accordingly, distributions and benefits to partners have not been reflected as an expense in our historical financial statements through January 31, 2000. As a corporation, effective February 1, 2000, payments for services rendered by our managing directors are included as professional compensation. Likewise, as a corporation, we are subject to corporate income taxes effective February 1, 2000.

(4)	Pro forma net income per share is based on weighted average shares outstanding of 81.5 million, 110.1 million and 151.4 million for the three months ended September 30, 1999, the year ended June 30, 2000 and the three months ended September 30, 2000, respectively, which consists of:

      For the three months ended September 30, 1999

•	75.6 million shares issued in connection with the separation;

•	0.4 million shares issued in exchange for KPMG LLP’s 0.5% interest in our operating subsidiary; and

•	5.5 million shares issued in the offering, net of shares used to obtain funds to effect the repurchase of the Series A preferred stock from Cisco.

      In addition to the above, the year ended June 30, 2000 includes

•	15.1 million shares issued to Cisco in connection with its conversion of its Series A preferred shares into shares of our common stock;

•	23.5 million shares used to effect the repurchase from Cisco of the Series A preferred shares which will not convert into our common shares;

•	30.9 million shares issued to KPMG LLP in connection with its conversion of the Series A preferred stock it will purchase from Cisco immediately prior to the closing of this offering and its agreement to convert all of the Series A preferred stock it will acquire at the initial public offering price; and

•	0.3 million shares issued for employee stock awards.

      Additionally, the three months ended September 30, 2000 include

•	0.9 million shares in connection with the conversion of the notes issued in the acquisition of the consulting business of the KPMG International member firm in Ireland.

(5)	The pro forma balance sheet data gives effect to the conversion discount on our Series A preferred stock of 20% of the initial public offering price, assuming an initial public offering price of $17.00 per share, the sale of the shares of common stock offered in this prospectus, conversion of our Series A preferred stock into our common stock, KPMG LLP’s agreement to convert all of the Series A preferred stock it will acquire at the initial public offering price without any discount, our repurchase from Cisco of that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering, conversion into common stock of the notes issued in the acquisition of the consulting business of the KPMG International member firm in Ireland, the application of the net proceeds of this offering as described in “Use of Proceeds” and the write-off of our equity interest in our joint venture. See “Our Arrangements with Cisco” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview.”

PRO FORMA FINANCIAL INFORMATION

      Prior to the separation, our consulting business operated as part of KPMG LLP. We completed the separation of our company from KPMG LLP on January 31, 2000. The historical combined financial statements of our company for periods prior to our separation from KPMG LLP reflect periods during which we did not operate as a separate, independent entity, and we have made certain assumptions in preparing our combined financial statements. Therefore, our historical combined financial statements may not reflect the results of operations or financial position that would have existed had we been a separate, independent company. Historical financial information for periods after our separation from KPMG LLP is derived from the consolidated financial statements of our company.

      The following pro forma financial information of our company includes adjustments to the consolidated balance sheet as of September 30, 2000, to the combined statement of income before partner distributions and benefits for the three months ended September 30, 1999 and for the seven months ended January 31, 2000, and to the consolidated statement of operations for the five months ended June 30, 2000 and the three months ended September 30, 2000 as if the offering, the related conversion and repurchase of Series A preferred stock, and the write-off of our equity interest in our joint venture had occurred on September 30, 2000 for purposes of the pro forma consolidated balance sheet, and as if the separation and the offering had occurred on July 1, 1999 for purposes of the pro forma statements of operations.

      Our pro forma financial information should be read in conjunction with our combined and consolidated financial statements and the notes thereto contained elsewhere in this prospectus. The pro forma financial information is presented for informational purposes only and may not reflect our future results of operations or financial position or what the results of operations or financial position would have been had our business been operated as a separate, independent company. The pro forma adjustments are based on available information and upon assumptions that we believe are reasonable.

KPMG CONSULTING, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended June 30, 2000
(unaudited)

	Historical		Pro Forma

	Seven Months	Five Months
	Ended	Ended			Year Ended
	January 31,	June 30,	Pro Forma		June 30,
	2000	2000	Adjustments		2000

	(in thousands, except per share amounts)

Revenues	$1,264,818	$1,105,166	$—		$2,369,984

Costs of service:

Professional compensation	436,214	443,781	103,992	(a)	972,480
			3,874	(b)
			(15,381	)(c)

Other direct contract expenses	263,106	259,801	—		522,907

Amortization of goodwill and other intangible assets	8,957	8,575	—		17,532

Impairment charge	—	8,000	—		8,000

Other costs of service	203,821	119,653	(1,847	)(c)	321,627

Total costs of service	912,098	839,810	90,638		1,842,546

Gross margin	352,720	265,356	(90,638)		527,438

Selling, general and administrative expenses	220,743	192,920	8,000	(d)	379,853
			(41,810	)(e)

Special payment to managing directors	—	34,520	(34,520	)(f)	—

Operating income (loss)	131,977	37,916	(22,308)		147,585

Interest expense	27,339	16,306	(4,566	)(g)	39,079

Interest income	—	(6,178)	—		(6,178)

Equity in losses of affiliate	14,374	15,812	—		30,186

Minority interests	(28)	439	—		411

Income before partner distributions and benefits	$90,292

Income (loss) before taxes		11,537	(17,742)		84,087

Income tax expense		29,339	32,045	(h)	61,384

Net income (loss)(t)		(17,802)	(49,787)		22,703

Dividend on Series A Preferred Stock		25,992	(25,992	)(i)	—

Net income (loss) applicable to common stockholders		$(43,794)	$(23,795)		$22,703

Earnings (loss) per share:

Net income (loss) applicable to common stockholders—basic and diluted		$(.58)			$.21

Weighted average shares—basic and diluted(j)		75,843,000			110,097,100

KPMG CONSULTING, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended September 30, 2000
(unaudited)

	Historical	Pro Forma

	Three Months			Three Months
	Ended			Ended
	September 30,	Pro Forma		September 30,
	2000	Adjustments		2000

	(in thousands, except per share amounts)

Revenues	$679,436	$—		$679,436

Costs of service:

Professional compensation	269,560	—		269,560

Other direct contract expenses	149,972	—		149,972

Amortization of goodwill and other intangible assets	7,088	—		7,088

Other costs of service	82,965	—		82,965

Total costs of service	509,585	—		509,585

Gross margin	169,851	—		169,851

Selling, general and administrative expenses	108,894	2,000	(d)	110,894

Operating income (loss)	60,957	(2,000)		58,957

Interest expense	4,980	(1,136	)(g)	3,844

Interest income	(361)	—		(361)

Equity in losses of affiliate	12,690	—		12,690

Minority interests	(55)	—		(55)

Income before taxes	43,703	(864)		42,839

Income tax expense (benefit)	23,170	(2,179	)(h)	20,991

Net income(t)	20,533	1,315		21,848

Dividend on Series A Preferred Stock	15,836	(15,836	)(i)	—

Net income applicable to common stockholders	$4,697	$17,151		$21,848

Earnings per share:

Net income applicable to common stockholders—basic and diluted	$.06			$.14

Weighted average shares—basic and diluted(j)	75,831,700			151,378,800

KPMG CONSULTING, INC.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the three months ended September 30, 1999
(unaudited)

	Historical	Pro Forma

	Three Months			Three Months
	Ended			Ended
	September 30,	Pro Forma		September 30,
	1999	Adjustments		1999

	(in thousands, except per share amounts)

Revenues	$525,146	$—		$525,146

Costs of service:

Professional compensation	179,952	45,342	(a)	220,816
		1,937	(b)
		(6,415	)(c)

Other direct contract expenses	100,258	—		100,258

Amortization of goodwill and other intangible assets	3,758	—		3,758

Other costs of service	78,157	(771	)(c)	77,386

Total costs of service	362,125	40,093		402,218

Gross margin	163,021	(40,093)		122,928

Selling, general and administrative expenses	88,372	2,000	(d)	78,984
		(11,388	)(e)

Operating income (loss)	74,649	(30,705)		43,944

Interest expense	9,435	(1,255	)(g)	8,180

Equity in losses of affiliate	5,963	—		5,963

Minority interests	(56)	—		(56)

Income before partner distributions and benefits	$59,307

Income (loss) before taxes		(29,450)		29,857

Income tax expense		21,796	(h)	21,796

Net income (loss)(t)		$(51,246)		$8,061

Earnings per share:

Net income applicable to common stockholders—basic and diluted				$.10

Weighted average shares—basic and diluted(j)				81,478,800

KPMG CONSULTING, INC.

PRO FORMA CONSOLIDATED BALANCE SHEET
September 30, 2000
(unaudited)

		Pro Forma Adjustments

							Write-Off
		Series A					of Equity
		Preferred Stock			Offering		Interest in
	Historical	Conversion/Repurchase			Adjustments		Joint Venture			Pro Forma

	(in thousands, except share and per share amounts)

ASSETS

Current Assets:

Cash and cash equivalents	$19,828	$			$469,305	(o)		$(5,000	)(t)	$14,828
					(400,305	)(q)
					(69,000	)(r)

Accounts receivable, net	540,405									540,405

Unbilled revenues	113,116									113,116

Prepaid expenses	13,265									13,265

Deferred income tax assets	44,073									44,073

Other current assets	24,735									24,735

Total current assets	755,422		—		—			(5,000)		750,422

Investment in affiliate	58,330							5,000	(t)	—
								(63,330	)(t)

Property and equipment, net of depreciation	55,018									55,018

Goodwill, net of amortization	103,524									103,524

Other intangible assets, net of amortization	69,195									69,195

Other assets	44,777									44,777

Total assets	$1,086,266		$—		$—			$(63,330)		$1,022,936

LIABILITIES

Current liabilities:

Current portion of notes payable	$142,817	$			$(1,050	)(r)	$			$141,767

Due to KPMG LLP	67,950				(67,950	)(r)				—

Acquisition obligations	76,260				(36,334	)(s)				39,926

Accounts payable	26,848									26,848

Accrued payroll and related liabilities	151,951									151,951

Income taxes payable	27,038									27,038

Other current liabilities	74,965		400,305	(l)	(400,305	)(q)				74,965

Dividend payable	15,836									15,836

Total current liabilities	583,665		400,305		(505,639)			—		478,331

Deferred income taxes	17,745							(4,848	)(t)	12,897

Other liabilities	12,512									12,512

Notes payable, less current portion	82,986									82,986

Total liabilities	696,908		400,305		(505,639)			(4,848)		586,726

Minority interests	3,848									3,848

Series A mandatorily redeemable convertible preferred stock	1,050,000		262,500	(k)						—
			(400,305	)(l)
			(131,250	)(m)
			(780,945	)(n)

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock; $0.01 par value, 10,000,000 shares authorized	—									—

Common stock; $.01 par value, 1,000,000,000 shares authorized; 76,827,853 shares issued, including 999,006 shares reserved, 75,828,847 outstanding, actual and 152,146,821 shares outstanding, pro forma	758		460	(n)	290	(o)				1,521
					4	(p)
					9	(s)

Additional paid-in capital (deficit)	(643,414)		(262,500	)(k)	469,015	(o)				511,157
			131,250	(m)	(4	)(p)
			780,485	(n)	36,325	(s)

Accumulated deficit	(13,105)							(58,482	)(t)	(71,587)

Notes receivable from stockholders	(6,056)									(6,056)

Accumulated other comprehensive loss	(2,673)									(2,673)

Total stockholders’ equity (deficit)	(664,490)		649,695		505,639			(58,482)		432,362

Total liabilities and stockholders’ equity (deficit)	$1,086,266		$—		$—			$(63,330)		$1,022,936

KPMG CONSULTING, INC.

NOTES TO PRO FORMA FINANCIAL INFORMATION
(unaudited)
(in thousands, except share and per share amounts)

Overview

      On January 31, 2000 KPMG LLP transferred its consulting business to our company and we issued demand notes of $630,000 and $41,357 to KPMG LLP, and 75,563,773 shares of our common stock to KPMG LLP and many of its partners. In connection with the separation, we received the operating assets, other than certain accounts receivable and unbilled revenues, and assumed the liabilities of the consulting business. For historical periods prior to our separation from KPMG LLP, the historical financial information has been derived from the consolidated financial statements of KPMG LLP; for periods subsequent to the separation, the historical financial information is derived from the consolidated financial statements of our company.

      On January 31, 2000, Cisco purchased 5,000,000 shares of our Series A preferred stock for $1,050,000. On September 15, 2000, KPMG LLP agreed to purchase 2,500,000 shares of Series A preferred stock from Cisco for $525,000 immediately prior to the closing of this offering. The agreement between Cisco and KPMG LLP terminates if we do not complete this offering by March 15, 2001. Each of Cisco and KPMG LLP may, at its option, convert the Series A preferred stock at the time of an initial public offering at a discounted price in relation to the price at which we sell our shares in an initial public offering. The conversion price, which is dependent on our value at the date of this offering, will be between 75% and 80% of the price at which we sell our shares in this offering. Assuming that we complete this offering and Cisco and KPMG LLP convert their Series A preferred stock into our common stock, the beneficial conversion feature of the Series A preferred stock as a result of the discounted conversion price will be $262,500 unless the initial public offering price of our common stock exceeds $69.76 per share, in which case the conversion discount would increase as the initial public offering price increases. We have agreed to repurchase that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering. The repurchase price would be at the greater of the original issue price or the fair market value of the Series A preferred stock. Cisco and KPMG LLP have agreed to convert all of their remaining Series A preferred stock. At the assumed initial public offering price of $17.00 per share, the holders of the Series A preferred stock may convert their preferred stock into our common stock at a 20% discount to the initial public offering price. KPMG LLP has agreed to convert all of the Series A preferred stock it will acquire at the initial public offering price without any discount.

      On January 31, 2000, we used a portion of the proceeds from the sale of the Series A preferred stock to Cisco to repay the $630,000 demand note to KPMG LLP.

      On December 27, 2000 we wrote off our equity interest in QCS. QCS has periodically required additional capital to fund its operations and acquire equipment to support the expansion of its business. QCS has incurred cumulative losses of $64,900 from its inception through September 30, 2000. We have decided not to make any additional capital contributions to QCS. On December 27, 2000, QCS redeemed our 49% ownership interest in the joint venture in exchange for a nominal amount. Accordingly, our investment in QCS of $63,330 ($58,482 on an after tax basis), which is comprised of the $58,330 carrying value of our investment as of September 30, 2000 plus an additional $5,000 we contributed to the joint venture subsequent to September 30, 2000, will be written off through a noncash charge to earnings in the quarter ended December 31, 2000. Concurrent with the disposition of our equity investment in QCS, we entered into an agreement pursuant to which we continue to have a significant marketing relationship with QCS. Under this arrangement, we will continue to work with QCS to develop sales and marketing plans for the distribution of QCS’ products and services through our company, and to market QCS’ products and services. Our marketing relationship with QCS allows us to continue to offer our clients application service provider services, which is a component of our e-outsourcing service offerings. Our marketing relationship with QCS extends through June 2, 2009 or through the date of an initial public offering by QCS, if earlier.

KPMG CONSULTING, INC.

NOTES TO PRO FORMA COMBINED AND CONSOLIDATED

FINANCIAL INFORMATION—Continued
(unaudited)
(in thousands, except share and per share amounts)

      On January 17, 2001, our board of directors and stockholders approved a reverse stock split of approximately one for 5.045 effective immediately prior to the closing of this offering. All share and per share amounts reflect this reverse stock split.

      For purposes of preparing the pro forma financial information, we have assumed an initial public offering price of $17.00 per share and have made the following adjustments to the historical combined and consolidated financial statements:

(a) Adjustment reflects partner compensation and benefit costs that we would have incurred for our managing directors under the terms of our new compensation plan which we have adopted and implemented effective July 1, 2000, had the new plan been in place during the historical period. Prior to our incorporation and separation as of January 31, 2000, each of our managing directors held a partnership interest in KPMG LLP and was allocated his or her respective share of the partnership’s earnings. Thus, historical combined statements of operations for periods prior to our separation from KPMG LLP exclude partner distributions and benefits. The new compensation plan adopted by us, communicated to our managing directors, and implemented effective July 1, 2000 is comprised of a fixed salary amount, a targeted bonus percentage for each managing director based on company performance, an individual performance-based bonus and stock option grants.

The pro forma adjustments relate solely to managing director fixed salary compensation and benefit expense for the year ended June 30, 2000 and three months ended September 30, 1999. Adjustments relating to other elements of our new compensation plan (targeted bonus percentage based on company performance and individual performance based bonus) are not reflected, as no such amounts would have been earned based on our results of operations for the year ended June 30, 2000. The fixed salary amount was determined based on actual compensation levels of our managing directors effective July 1, 2000. Benefit costs is comprised of medical, dental, payroll taxes and 401(k) plan matching contributions, all of which are based on estimated actual costs that would have been incurred had these benefits been in place during the pro forma period.

Through June 30, 2000, we have granted options to directors and employees, including our managing directors, to purchase 9,165,014 shares of common stock. The stock options are exercisable at a price of $55.50, which is equal to the estimated fair market value of our shares at the dates of grant, and vest over a four year period. The company recognizes compensation expense for stock based compensation awards in accordance with Accounting Principles Board Opinion No. 25 (APB No. 25). Under the measurement principles of APB No. 25, no compensation expense has been recognized with respect to the stock option awards by the company, since the exercise price of the stock options granted was equal to the estimated value of our shares at the dates of grant. Based on the Black-Scholes option pricing model, the fair value of the stock option awards at the dates of grant was $35.26 per share, representing an aggregate value of $323,171. Had we elected to record compensation expense, and assuming the options had been granted on July 1, 1999, the pro forma expense for the year ended June 30, 2000 and for the three months ended September 30, 1999 and September 30, 2000 would have been $82,000, $20,500 and $25,920, respectively.

(b) Adjustment to reflect the increase in partner accrued vacation pay for the periods preceding the separation.

(c) Adjustment to reflect changes to our employee (professional and administrative) pension plan. Following the separation from KPMG LLP on January 31, 2000, our employees no longer participate in the KPMG LLP pension plan. Commensurate with the separation, our employees have participated in the stock option award program, as described in adjustment (a). The adjustments to eliminate costs

KPMG CONSULTING, INC.

NOTES TO PRO FORMA COMBINED AND CONSOLIDATED

FINANCIAL INFORMATION—Continued
(unaudited)
(in thousands, except share and per share amounts)

under the employee pension plan were based on the actual amounts allocated to us by KPMG LLP during the pro forma period.

(d) Adjustment to reflect the incremental costs of operating as an independent public company, such as investor services and external financial reporting.

(e) KPMG LLP has historically allocated costs incurred in the coordination and management of a multidisciplinary professional services organization to each of its functional business units. For the period from January 31, 2000 until June 30, 2000, we received these services pursuant to the original outsourcing agreement. Upon the consummation of this offering, the transition services agreement will become effective. In recognition of this fact, we and KPMG LLP entered into an amended and restated outsourcing agreement effective July 1, 2000, where we receive and are charged for shared services on the same basis as will apply under the transition services agreement. The transition services agreement expires on the fourth anniversary of the closing of this offering with regard to the technology infrastructure costs, and on the third anniversary of this offering with regard to all other costs except for those relating to facilities costs. With regard to facilities costs, the company and KPMG LLP intend to enter into arrangements pursuant to which our company will sub-lease from KPMG LLP the office space that is currently allocated to our company. The terms of each of these arrangements will be substantially equivalent to those currently in effect with the lessors. Additionally, the terms of the subleases we intend to enter into with KPMG LLP will extend over the remaining periods covered by the lease agreements between KPMG LLP and the lessors.

Certain services provided to us pursuant to the original outsourcing agreement prior to July 1, 2000 are not necessary for us to operate our business as an independent company since they are duplicative or are performed by us internally. Consequently, these services were no longer charged to us effective as of July 1, 2000. These costs, which will be eliminated for the three months ended September 30, 1999 and the year ended June 30, 2000, primarily relate to executive management costs incurred in relation to the management of a national and international multidisciplinary services firm which we no longer require. Because we have historically had a full executive management team responsible for the consulting practice of KPMG LLP, these allocated costs are no longer incurred. The costs related to our executive management are reflected in our historical financial statements for non-partner costs and are included in pro forma adjustment (a) for managing directors. Additionally, we will no longer be a member of KPMG International after the initial public offering. KPMG International costs previously allocated to us by KPMG LLP are for executive management costs and headquarter support costs for KPMG International. KPMG International’s management layer is duplicative of our executive management costs. We do not expect to incur these costs incrementally since we will operate in corporate form and our existing executive management team will oversee our international operations.

KPMG LLP is structured in five lines of business and each line of business is further divided into industry groups. Each line of business and industry group has a partner-in-charge, and a budget for costs incurred in managing the line of business or industry group. We historically have operated, and continue to operate, in industry groups. Each industry group has a lead managing director who manages the industry group. Executive partner costs are allocated by KPMG LLP to its assurance, tax and consulting practices. The majority of these costs are for the partners in-charge of KPMG LLP’s lines of business and industry groups. The KPMG LLP line of business management layer is duplicative of our industry group structure and we therefore do not intend to replace it. The costs for several of those partners who were consulting partners and are now managing directors are not being eliminated and are included in pro forma adjustment (a).

KPMG CONSULTING, INC.

NOTES TO PRO FORMA COMBINED AND CONSOLIDATED

FINANCIAL INFORMATION—Continued
(unaudited)
(in thousands, except share and per share amounts)

The pro forma effect of the elimination of those costs for the three months ended September 30, 1999 and the year ended June 30, 2000, pursuant to the transition services agreement is as follows:

		Three Months
	Year Ended	Ended
	June 30, 2000	September 30, 1999

• International and U.S. partnership level management structure	$36,373	$8,919
• International and firmwide partnership meetings	3,202	1,713
• Support of the KPMG foundation, a charitable organization	2,235	756

Total	$41,810	$11,388

(f) Reflects an adjustment to eliminate the special payment to managing directors. The special payment represents a payment to our managing directors that was determined based on an allocation of the profits of KPMG LLP and our company among the partners of KPMG LLP and our managing directors, as if the entities had been combined through June 30, 2000. The amounts paid by us to our managing directors in excess of the compensation they earned as managing directors of our company represents the amount classified as a special payment in our statement of operations. Absent this arrangement with KPMG LLP, our managing directors would not have been entitled to this additional payment.

(g) For the year ended June 30, 2000 and three months ended September 30 1999, the adjustment reflects a reduction of the interest expense related to working capital and financing needs that we will fund with proceeds from this offering. Historically, cash management functions for KPMG LLP’s assurance, tax, and consulting businesses have been performed on a centralized basis by KPMG LLP. Total net interest expense incurred by KPMG LLP, including interest paid to partners on their capital account balances, has been allocated between KPMG LLP’s assurance and tax businesses and our company based on the relative average outstanding accounts receivable and unbilled revenues of the respective businesses.

The pro forma interest expense adjustment is comprised of a reduction of $2,460 for the year ended June 30, 2000 and $615 for the three months ended September 30, 1999 due to the partial repayment of $41,000 of an acquisition obligation in August of 2000 from borrowings under our revolving credit facility, which will be repaid from the proceeds of the offering, and a reduction of $2,106 for the year ended June 30, 2000 and $640 for the three months ended September 30, 1999, which is equal to the amount of interest charged to us by KPMG LLP that would not have been charged to us, had we financed our accounts receivable and unbilled revenues from the net proceeds of the offering. The pro forma reduction of interest expense was computed using the actual rates applicable to the acquisition obligation and the rates charged by KPMG LLP for the interest allocation on our accounts receivable and unbilled revenues during the pro forma period.

Subsequent to June 30, 2000 we no longer participated in KPMG LLP’s centralized cash management function and are funding our cash requirements primarily through operations and third party borrowings. For the three months ended September 30, 2000, the adjustment reflects the elimination of actual interest incurred by us on borrowings which we intend to repay with the net proceeds of the offering. See pro forma adjustment (r) for use of proceeds to reduce outstanding indebtedness.

KPMG CONSULTING, INC.

NOTES TO PRO FORMA COMBINED AND CONSOLIDATED

FINANCIAL INFORMATION—Continued
(unaudited)
(in thousands, except share and per share amounts)

(h) Reflects an adjustment for an estimated income tax provision as if we had operated as a corporation, at a pro forma effective tax rate of 73% for the year ended June 30, 2000 and for the three months ended September 30, 1999, and 49% for the three months ended September 30, 2000. Due to our non-deductible goodwill amortization and our high level of non-deductible travel related expenses, our effective tax rate is impacted to a great extent by our level of earnings. If our earnings grow and non-deductible expenses and goodwill amortization grow at a lesser rate or decrease, our effective tax rate will decrease in the future.

(i) Reflects an adjustment to eliminate the dividend on the Series A preferred stock to reflect the conversion of the Series A preferred stock into common stock as if the conversion had occurred upon issuance.

(j) Weighted average shares outstanding—basic and diluted, are calculated based on:

		Pro Forma Period

			Three Months Ended
	Assumed
	Outstanding	Year End	September 30,	September 30,
Common Stock Issuances	From	June 30, 2000	1999	2000

Separation transaction	7/1/99	75,563,773	75,563,773	75,563,773

Conversion of KPMG LLP’s 0.5% interest in our operating subsidiary	7/1/99	433,487	433,487	433,487

New shares from offering*	7/1/99	5,481,521	5,481,521	5,481,521

Series A preferred stock repurchase (see note 1)	1/31/00	23,547,374	—	23,547,374

Series A preferred stock conversion (see note n)	1/31/00	45,937,920	—	45,937,920

Stock award	1/31/00	13,502	—	13,502

Stock awards	2/16/00	297,324	—	297,324

Acquisition of the consulting business of the Irish member firm of KPMG International	9/15/00	—	—	917,672

*	Proceeds from the new shares being offered are utilized in computing our pro forma interest adjustment in note (g) and our reduction of indebtedness in note (r).

Outstanding options granted to directors and employees (see note a) to acquire shares of our common stock are not reflected in diluted earnings per share, as the effect of the assumed exercise of such options would not be dilutive.

(k) Reflects the Series A preferred stock conversion discount based on the assumed initial public offering price of $17.00 per share. The value of the conversion discount is $262,500. At the assumed initial public offering price of $17.00, the holders would receive a 20% conversion discount, meaning that the Series A preferred stock would convert into common stock at $13.60 per share for an equivalent of 77,205,882 shares. The aggregate value at $17.00 per share of these shares is $1,312,500, or $262,500 over the aggregate initial Series A preferred stock investment. Since the discount attributable to the conversion discount is non-recurring, it is not reflected in the pro forma statement of operations. The charge will be treated as a dividend on our Series A preferred stock and as a reduction of net income

KPMG CONSULTING, INC.

NOTES TO PRO FORMA COMBINED AND CONSOLIDATED

FINANCIAL INFORMATION—Continued
(unaudited)
(in thousands, except share and per share amounts)

available to common stockholders in our statement of operations in the period that our initial public offering is consummated.

(l) Reflects the repurchase obligation for that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering. Under our repurchase agreement with Cisco at an assumed price of $17.00 per share, we would repurchase the equivalent of 23,547,374 shares which would result in the use of $400,305 of the offering proceeds to effect the repurchase.

(m) KPMG LLP has agreed to convert all of the Series A preferred stock it will acquire at the initial public offering price. KPMG LLP’s agreement to exclude the discount attributable to its Series A preferred stock, aggregating $131,250, in the calculation of common shares to be issued to them is reflected as a contribution to additional paid-in capital.

(n) Reflects the conversion of the Series A preferred stock after giving effect to our repurchase obligation with Cisco and our agreement with KPMG LLP that it will convert all of the Series A preferred stock it will acquire at the public offering price.

(o) Reflects an adjustment for 29,028,895 shares being sold in this offering, including shares issued to provide proceeds of $400,305 used to repurchase that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering (see notes (l) and (q)). The proceeds are based on an assumed initial public offering price of $17.00 per share net of underwriting discounts and commissions and estimated expenses payable by us aggregating approximately $24,000 in connection with the offering.

(p) Reflects the issuance of 433,487 shares of our common stock issuable in exchange for KPMG LLP’s 0.5% membership interest in our operating subsidiary. Because of our deficit in stockholders’ equity our carrying value of KPMG LLP’s minority interest is zero.

(q) Reflects the payment of our repurchase obligation with Cisco with $400,305 of proceeds from this offering.

(r) Reflects the assumed use of net proceeds of $69,000 from the sale of 5,481,521 shares in the offering to reduce outstanding indebtedness of $67,950 to KPMG LLP and $1,050 of notes payable (see note g).

(s) Reflects the conversion of $36,334 in notes (and related interest) issued in the acquisition of the consulting business of the KPMG International member firm in Ireland into 917,672 shares of our common stock.

KPMG CONSULTING, INC.

NOTES TO PRO FORMA COMBINED AND CONSOLIDATED

FINANCIAL INFORMATION—Continued
(unaudited)
(in thousands, except share and per share amounts)

(t) Reflects adjustments for the write-off of our equity interest in our joint venture (QCS) on December 27, 2000. QCS has periodically required additional capital to fund its operations and acquire equipment to support the expansion of its business. QCS has incurred cumulative losses of $64,900 from its inception through September 30, 2000. We have decided not to make any additional capital contributions to QCS. On December 27, 2000, QCS redeemed our 49% ownership interest in the joint venture in exchange for a nominal amount. Accordingly, the adjustment reflects a write-off of our investment in QCS of $63,330, which is comprised of the $58,330 carrying value of our investment as of September 30, 2000, plus an additional $5,000 we contributed to the joint venture subsequent to September 30, 2000, offset by a reversal of a deferred tax liability of $4,848 associated with the difference in tax and book basis of the investment for a net write-off of $58,482. Since this write-off is non-recurring, it is not reflected in the pro forma statement of operations. The write-off will be reflected in our statement of operations for the quarter ended December 31, 2000. Concurrent with the disposition of our equity investment in QCS, we entered into an agreement pursuant to which we continue to have a significant marketing relationship with QCS. Under this arrangement, we will continue to work with QCS to develop sales and marketing plans for the distribution of QCS’ products and services through our company, and to market QCS’ products and services. Our marketing relationship with QCS allows us to continue to offer our clients application service provider services, which is a component of our e-outsourcing service offerings. Our marketing relationship with QCS extends through June 2, 2009 or through the date of an initial public offering by QCS, if earlier.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with our combined and consolidated financial statements and the notes to the combined and consolidated financial statements included elsewhere in this prospectus. We also refer you to our pro forma information contained in the section entitled “Pro Forma Financial Information.”

      All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on June 30. For example, a reference to “2000” or “fiscal 2000” means the 12-month period that ended on June 30, 2000.

Overview

      We are one of the world’s largest consulting firms with approximately 9,100 professionals. We serve over 2,500 clients, including global companies, Fortune 1000 companies, small and medium-sized businesses, government agencies and other organizations. Our core strengths include a business organized along industry-specific lines, the capability to rapidly design and implement a full range of comprehensive service offerings, marketing and product development arrangements with key technology providers, and multi-national service delivery capabilities.

      Prior to the separation, the assets and liabilities of our business were owned by KPMG LLP. KPMG LLP contributed the assets and liabilities of our business, including the stock of some subsidiaries that relate to our business, to us on January 31, 2000. The separation is discussed in greater detail in “Our Arrangements with KPMG LLP— Separation Agreement.”

      Historically, we provided our clients with traditional consulting services, principally in the process and system integration fields. Our process services include assignments such as the creation of a shared services center for a global consumer products company, while our systems integration services encompass projects such as implementing an enterprise resource planning system for a medical equipment manufacturer.

      Beginning in January 1999, we increasingly focused on providing Internet consulting and integration services to our clients, making significant investments in the personnel, technology and training required to meet the growing demand for such services. In connection with the increased activity in this area, during the second half of fiscal 1999, we began hiring additional staff, undertook special training and made other investments in broadband and network integration. Our e-business based revenues were $1.107 billion in fiscal 2000 and $340.2 million for the three months ended September 30, 2000, representing approximately 46.7% and 50.1% of our total revenues, respectively.

      The following chart provides data regarding our recent acquisitions:

	Acquisition	Amount
Acquired Entity	Date	Paid

Softline Consulting & Integrators, Inc.	May 27, 1999	$92.5 million

Studio Verso and WebVibe Corporation	July 1999	$15.5 million

KPMG Consulting Mexico, S. de R.L. de C.V. (the consulting business of the Mexican member of KPMG International)	December 29, 1999	$5.5 million

Consulting business of the Canadian member of KPMG International	March 1, 2000	$53.0 million

Consulting business of the Japanese member of KPMG International	April 1, 2000	$11.0 million

San Tong Consulting Corporation (the consulting business of the South Korean member firm of KPMG International)	May 31, 2000	$4.0 million

Consulting business of the Central American member of KPMG International	June 20, 2000	$2.2 million

Consulting business of the New Zealand member of KPMG International and Web Limited	June 26, 2000	$16.5 million

Consulting business of the Venezuelan member of KPMG International	June 27, 2000	$1.9 million

Consulting business of the Argentine member of KPMG International	June 30, 2000	$5.3 million

Consulting business of the Colombian member of KPMG International	July 28, 2000	$0.5 million

Consulting business of the Irish member of KPMG International	September 15, 2000	$35.9 million

Consulting business of the Peruvian member of KPMG International	September 22, 2000	$1.2 million

Consulting business of the Brazilian member of KPMG International	October 3, 2000	$8.5 million

      On April 1, 2000, we acquired a portion of the consulting business of the member firm of KPMG International in Japan. We issued to the sellers of the Japanese consulting practice a convertible note in the amount of $10 million. The note is payable in three equal installments due March 31, 2001 and December 1, 2001 and 2002. In the event of the consummation of an initial public offering by us, we may elect to pay the outstanding balance of the note in shares of common stock at a value equal to the initial public offering price less the underwriting discount.

      On June 3, 1999, we contributed substantially all the business operations of Softline to Qwest Cyber.Solutions LLC, or QCS, a company we formed with Qwest Communications. QCS has periodically required additional capital to fund its operations and acquire equipment to support the expansion of its business. QCS has incurred cumulative losses of $64.9 million from its inception through September 30, 2000. We have decided not to make any additional capital contributions to QCS. On December 27, 2000, QCS redeemed our 49% ownership interest in the joint venture in exchange for a nominal amount. Accordingly, our investment in QCS of $63.3 million ($58.5 million on an after-tax basis), which is comprised of the $58.3 million carrying value of our investment as of September 30, 2000 plus an additional $5.0 million we contributed to the joint venture subsequent to September 30, 2000, will be written off through a noncash charge to earnings in the quarter ended December 31, 2000. Concurrent with the disposition of our equity investment in QCS, we entered into an agreement pursuant to which we continue to have a significant marketing relationship with QCS. Under this arrangement, we will continue to work with QCS to develop sales and marketing plans for the distribution of QCS’ products and services through our company, and to market QCS’ products and services. Our marketing relationship with QCS allows us to continue to offer our clients application service provider services, which is a component of our e-outsourcing service offerings. Our marketing relationship with QCS extends through June 2, 2009 or through the date of an initial public offering by QCS, if earlier. See “Business— Our Joint Marketing Relationships— Qwest Communications.”

      On September 15, 2000, we acquired the consulting business of the member firm of KPMG International in Ireland. We issued to the sellers of the Irish consulting practice non-interest bearing convertible notes in the amount of $57 million ($35.9 million on a fair value basis based on the underlying value of the shares issuable upon conversion based on the fair value of $17.00 per share). These notes are convertible at our or at the sellers’ election at the time of this offering, and we anticipate that these notes will be converted in full into 917,672 shares of our common stock at the time of this offering. Of these shares, 639,822 are being sold in this offering by KPMG LLP on behalf of the partners of the KPMG International member firm in Ireland. The sellers have granted to KPMG LLP both the voting and investment powers over the shares of common stock issuable upon conversion.

      On October 3, 2000, we acquired the consulting business of the member firm of KPMG International in Brazil. We issued to the sellers of the Brazilian consulting practice convertible notes in the amount of $7 million. These notes are convertible at the sellers’ election in the event that this offering is consummated after January 1, 2001 at a value equal to the initial public offering price less the underwriting discount.

      Through January 31, 2000, we were part of the overall practice of KPMG LLP. Our combined financial statements for all periods through January 31, 2000, which include all previous majority-owned subsidiaries of KPMG LLP that were part of our business, have been prepared using KPMG LLP’s historical basis of accounting in conformity with generally accepted accounting principles, or GAAP, and include the assets, liabilities, revenues and expenses of our business. Included in our expenses are allocations of certain costs incurred by KPMG LLP on behalf of our business. These allocations are discussed in greater detail in the notes to the combined financial statements located elsewhere in this prospectus.

      Since we have historically operated as part of the partnership of KPMG LLP, our consulting partners shared in the annual profits of KPMG LLP rather than receiving salaries. Therefore, our historical combined financial statements through January 31, 2000, as presented, do not reflect any compensation or benefit costs for services rendered by the consulting partners of KPMG LLP. In connection with the separation, the consulting partners of KPMG LLP resigned from KPMG LLP and became our managing directors. Effective February 1, 2000, these individuals received salary and benefits as part of their compensation. Our pro forma financial statements, which appear elsewhere in this prospectus, include adjustments for compensation and benefits we would have paid to our managing directors under the compensation program we will implement when we close this offering. See “Pro Forma Financial Information.”

     Segments

      We provide consulting services through six major industry groups, including financial services, consumer and industrial markets, public services, high tech, communications and content, and health care. We believe that one of our core strengths is our industry group business model.

     Revenues

      We derive substantially all of our revenues from professional service activities. Revenues include all amounts that are billed or billable to clients. Revenues are recognized on a time and materials or percentage-of-completion basis, depending upon the type of contract with the customer. Revenues related to time and material contracts are recognized in the period in which services are performed. Revenues related to fixed price contracts are recognized based upon professional costs incurred as a percentage of estimated total professional costs of the respective contracts. The cumulative impact of any revisions in estimated total revenues and direct contract costs are recognized in the period in which they become known.

      We usually enter into contracts with our clients prior to the time we begin work on a project. These contracts contain varying terms and conditions. We do not believe it is appropriate to characterize these contracts as backlog because these contracts generally provide that they can be terminated without significant advance notice or penalty. Generally, in the event that a client terminates a project, the client remains obligated to pay us for services performed and expenses incurred by us through the date of termination.

Costs of Service

      Professional Compensation. Competition for consulting professionals, particularly information technology professionals with the advanced technology skills necessary to perform the services we offer, has caused wages to increase at a rate greater than the general rate of inflation, a trend we expect to continue for the next few years. As with other professional service firms, we must adequately anticipate wage increases. See “Risk Factors— Risks that Relate to the Nature of Our Business— Our success is largely dependent on our ability to hire and retain talented people at a time when our industry is generally experiencing a shortage of skilled professionals and a high rate of employee turnover.”

      Other Direct Contract Expenses. Other direct contract expenses include costs directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel, and costs associated with subcontractors.

      Amortization of Goodwill and Other Intangible Assets. Amortization of goodwill and other intangible assets represent the amortization of costs of acquired companies in excess of the fair value of the tangible net assets acquired, assembled workforce, purchased software costs and software licensing rights.

      Other Costs of Service. Other costs of service primarily consist of the costs attributable to the support and maintenance of the professional staff, as well as other costs attributable to the servicing of our client base. These costs include occupancy costs related to office space utilized by professional staff, the costs of training and recruiting professional staff and costs associated with professional support personnel. Some of these costs relate to services outsourced from KPMG LLP pursuant to the outsourcing agreement as noted below under “Selling, General and Administrative Expenses.”

Gross Margin

      Gross margin, which is revenues after professional compensation, other direct contract expenses, amortization of goodwill and other intangible assets, and other costs of service, is primarily a function of hours billed to clients, hourly billing rates and employee compensation.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses include expenses such as marketing, costs for information systems, finance and accounting, and human resources related to managing and growing our business. Prior to the separation, most of these activities were provided to us by KPMG LLP. Our historical financial statements reflect costs determined on a basis consistent with the original outsourcing agreement entered into at the time of the separation. Simultaneously with this offering, we will enter into a transition services agreement with KPMG LLP. In recognition of this fact, we and KPMG LLP entered into an amended and restated outsourcing agreement effective July 1, 2000, whereby we receive and are charged for shared services on the same basis as will apply under the transition services agreement. Under the transition services agreement, services related to the coordination and management of a multidisciplinary professional services organization will no longer be charged to us as such services are not required for us to operate our business under our planned operating structure as an independent company. For fiscal 2000 and the three months ended September 30, 1999, these costs included allocations for international and U.S. partnership level management structure in the amount of $36.4 million and $8.9 million, respectively, international and firmwide partnership meetings in the amount of $3.2 million and $1.7 million, respectively, and support of the KPMG Foundation, a charitable organization, in the amount of $2.2 million and $0.8 million, respectively. See “Our Arrangements with KPMG LLP— Transition Services Agreement.”

Special Payment to Managing Directors

      The terms of our separation from KPMG LLP provided that, for the period from January 31, 2000 through June 30, 2000, during which period none of our outstanding common stock was held by outside investors, the profits of KPMG LLP and our company were to be allocated among the partners of KPMG LLP and our managing directors on a basis as if the entities had been combined through June 30, 2000. Subsequent to June 30, 2000, there has been no further sharing of profits by KPMG LLP and our company based on the combined profitability of the two firms. Under this arrangement, the payments to be made to our managing directors who were formerly partners in KPMG LLP will be paid by our company. The amount attributed to the five-month period ended June 30, 2000 is $34.5 million and is reflected as an expense in our consolidated statement of operations.

Interest Expense

      Through June 30, 2000 interest expense was allocated to us by KPMG LLP based on outstanding accounts receivable and unbilled revenues. Effective July 1, 2000, we no longer are allocated interest by

KPMG LLP. Interest expense is also incurred in connection with debt financing agreements entered into by our company.

Equity in Losses of Affiliate

      Equity in losses of affiliate relates to Qwest Cyber.Solutions LLC, which was established in June 1999 as a joint venture with Qwest Communications International Inc. to provide comprehensive Internet-based application service provider, application hosting and application management services. QCS has periodically required additional capital to fund its operations and acquire equipment to support the expansion of its business. QCS has incurred cumulative losses of $64.9 million from its inception to September 30, 2000. We have decided not to make any additional capital contributions to QCS. On December 27, 2000, QCS redeemed our 49% ownership interest in the joint venture in exchange for a nominal amount. Accordingly, our investment in QCS of $63.3 million ($58.5 million on an after tax basis), which is comprised of the $58.3 million carrying value of our investment as of September 30, 2000 plus an additional $5.0 million we contributed to the joint venture subsequent to September 30, 2000, will be written off through a noncash charge to earnings in the quarter ended December 31, 2000. See “—Overview.”

Provision for Income Taxes

      As part of a limited liability partnership, through January 31, 2000, we had no history of paying corporate income taxes. We expect that our effective tax rate for the current fiscal year will be in the range of 54% to 59% (due to nondeductible losses relating to our write-off of our equity interest in QCS), and in the range of 46% to 51% for the following fiscal year. Due to our high level of non-deductible travel-related and amortization expenses, and unusable foreign tax losses and credits, our effective tax rate is impacted to a significant extent by our level of earnings. If our earnings grow and non-deductible expenses grow at a slower rate or decrease, our effective tax rate will decrease in the future.

Year 2000 Revenues

      In the months and years leading up to December 31, 1999 a number of our clients sought our advice with respect to the “Year 2000” issue. In fiscal years 1998, 1999, and 2000, we generated approximately $66.9 million, $196.6 million and $79.7 million, respectively, in revenues for Year 2000 services. In addition, some of our clients undertook enterprise resource planning projects in connection with their preparation for the Year 2000 issue. We do not expect that post-implementation issues will create continued demand for our Year 2000 services.

Conversion Discount on Series A Preferred Stock

      On January 31, 2000, Cisco purchased 5.0 million shares of our Series A preferred stock for $1.05 billion. On September 15, 2000, Cisco and KPMG LLP agreed that immediately prior to the closing of this offering, KPMG LLP will purchase 2.5 million shares of Series A preferred stock, or half of the shares currently outstanding, from Cisco for $525.0 million. The agreement between Cisco and KPMG LLP terminates if we do not complete this offering by March 15, 2001. Our agreement with Cisco requires us to repurchase that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering. The value of the conversion discount is $262.5 million based on an assumed initial public offering price of $17.00 per share. At the assumed initial public offering price of $17.00 there is a 20% conversion discount, meaning that the Series A preferred stock would convert into our common stock at $13.60 per share for an equivalent of 77.2 million shares. The aggregate value at $17.00 per share of these shares is approximately $1.313 billion or $262.5 million over the aggregate initial Series A preferred stock investment. A charge for this amount will be reflected as a dividend on our Series A preferred stock and as a reduction of net income available to, and earnings per share of, common stockholders in our statement of operations in the period that this offering is consummated. If the initial public offering price of our common stock exceeds $69.76 per share, the conversion discount would increase as the initial public offering price increases above $69.76 per share. KPMG LLP has agreed to convert all of the Series A preferred stock it will acquire at the initial public offering price without any discount, and as a result the conversion discount of $131.3 million related to these shares will be reflected in our consolidated financial statements as a contribution to additional paid-in capital.

Pro Forma Results of Operations

      Prior to our separation and incorporation, we believe that our income before partner distributions and benefits was the best measure for assessing our historical financial performance. Through January 31, 2000, we operated as part of a partnership, and payments to our consulting partners were accounted for as distributions of partners’ capital rather than as compensation expense. As a result, through January 31, 2000, our historical professional compensation expense does not reflect the professional compensation costs we incurred for partners, including payments for services rendered or benefits paid. These consulting partners resigned from KPMG LLP as of January 31, 2000 and became our managing directors. For all periods after the separation transaction, payments to our managing directors are included in professional compensation. In addition, as a partnership, we were not subject to federal or state income taxes, as such taxes were the responsibility of the individual partners. For all periods after the separation transaction, we are subject to, and include a provision for, income taxes.

      The following table sets forth certain financial information on a historical and pro forma basis for the year ended June 30, 2000 and the three months ended September 30, 1999 and September 30, 2000. The adjustments made to historical results and reflected in the pro forma columns below include adjustments to managing directors’ compensation for the periods ended January 31, 2000 and September 30, 1999, income taxes, and other items as described in “Pro Forma Financial Information.”

Year Ended June 30, 2000

	Historical	Historical		Pro Forma
	Seven Months	Five Months		Year
	Ended	Ended		Ended
	January 31,	June 30,	Pro Forma	June 30,
	2000	2000	Adjustments	2000

	(in thousands)

Revenues	$1,264,818	$1,105,166	$—	$2,369,984

Costs of service excluding amortization and impairment charge	903,141	823,235	90,638	1,817,014

Amortization of goodwill and other intangible assets	8,957	8,575	—	17,532

Impairment charge	—	8,000	—	8,000

Gross margin	352,720	265,356	(90,638)	527,438

Selling, general and administrative expenses	220,743	192,920	(33,810)	379,853

Special payment to managing directors	—	34,520	(34,520)	—

Operating income (loss)	131,977	37,916	(22,308)	147,585

Interest expense	27,339	16,306	(4,566)	39,079

Interest income	—	(6,178)	—	(6,178)

Equity in losses of affiliate	14,374	15,812	—	30,186

Minority interests	(28)	439	—	411

Income before partner distributions and benefits	$90,292

Income (loss) before taxes		11,537	(17,742)	84,087

Income tax expense		29,339	32,045	61,384

Net income (loss)		(17,802)	(49,787)	22,703

Dividend on Series A Preferred Stock		25,992	(25,992)	—

Net income (loss) applicable to common stockholders		$(43,794)	$(23,795)	$22,703

Net income (loss) applicable to common stockholders per share — basic and diluted		$(.58)		$.21

Three Months Ended September 30, 1999 and 2000

	Historical	Pro Forma		Historical	Pro Forma

	Three Months		Three Months	Three Months		Three Months
	Ended		Ended	Ended		Ended
	September 30,	Pro Forma	September 30,	September 30,	Pro Forma	September 30,
	1999	Adjustments	1999	2000	Adjustments	2000

	(in thousands, except per share amounts)			(in thousands, except per share amounts)

Revenues	$525,146	$—	$525,146	$679,436	$—	$679,436

Costs of service excluding amortization	358,367	40,093	398,460	502,497		502,497

Amortization of goodwill and other intangible assets	3,758	—	3,758	7,088	—	7,088

Gross margin	163,021	(40,093)	122,928	169,851	—	169,851

Selling, general and administrative expenses	88,372	(9,388)	78,984	108,894	2,000	110,894

Operating income (loss)	74,649	(30,705)	43,944	60,957	(2,000)	58,957

Interest expense	9,435	(1,255)	8,180	4,980	(1,136)	3,844

Interest income	—	—	—	(361)	—	(361)

Equity in losses of affiliate	5,963	—	5,963	12,690	—	12,690

Minority interest	(56)	—	(56)	(55)	—	(55)

Income before partner distributions and benefits	$59,307

Income (loss) before taxes		(29,450)	29,857	43,703	(864)	42,839

Income tax expense (benefit)		21,796	21,796	23,170	(2,179)	20,991

Net income (loss)		$(51,246)	$8,061	20,533	1,315	21,848

Dividend on Series A Preferred Stock				15,836	(15,836)	—

Net income (loss) applicable to common stockholders				$4,697	$17,151	$21,848

Net income applicable to common stockholders per share—basic and diluted			$.10	$.06		$.14

Historical Results of Operations

      The following table sets forth the percent of revenues represented by items in our statements of operations for the periods presented.

						Three
	Year Ended			Seven Months	Five Months	Months	Seven Months
	June 30,			Ended	Ended	Ended	Ended
				January 31,	June 30,	September 30,	January 31,
	1997	1998	1999	1999	1999	1999	2000

Operating Data:

Revenues	100%	100%	100%	100%	100%	100%	100%

Costs of service:

Professional compensation	38.7	38.7	37.6	38.1	36.9	34.3	34.5

Other direct contract expenses	21.0	18.9	18.9	17.5	20.6	19.1	20.8

Amortization of goodwill and other intangible assets	0.2	0.3	0.3	0.3	0.4	0.7	0.7

Impairment charge	—	—	—	—	—	—	—

Other costs of service	16.4	17.4	14.0	13.9	14.0	14.9	16.1

Total costs of service	76.3	75.3	70.8	69.9	71.8	69.0	72.1

Gross margin	23.7	24.7	29.2	30.1	28.2	31.0	27.9

Selling, general & administrative expenses	16.8	16.6	16.4	14.9	18.3	16.8	17.5

Special payment to managing directors	—	—	—	—	—	—	—

Operating income	6.9	8.1	12.8	15.2	9.9	14.2	10.4

Interest expense	1.4	1.2	1.3	1.6	0.9	1.8	2.2

Interest income	—	—	—	—	—	—	—

Equity in losses of affiliate	—	—	—	—	0.1	1.1	1.1

Minority interests	—	—	—	—	—	—	—

Income before distributions and benefits to partners	5.6%	6.9%	11.5%	13.6%	8.9%	11.3%	7.1%

Income before taxes

Income tax expense

Net income (loss)

Dividend on Series A Preferred Stock

Net income (loss) applicable to common stockholders

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Three
	Five Months	Months
	Ended	Ended
	June 30,	September 30,
	2000*	2000*

Operating Data:

Revenues	100%	100%

Costs of service:

Professional compensation	40.2	39.7

Other direct contract expenses	23.5	22.1

Amortization of goodwill and other intangible assets	0.8	1.0

Impairment charge	0.7	—

Other costs of service	10.8	12.2

Total costs of service	76.0	75.0

Gross margin	24.0	25.0

Selling, general & administrative expenses	17.5	16.0

Special payment to managing directors	3.1	—

Operating income	3.4	9.0

Interest expense	1.5	0.7

Interest income	(0.6)	—

Equity in losses of affiliate	1.5	1.9

Minority interests	—	—

Income before distributions and benefits to partners

Income before taxes	1.0	6.4

Income tax expense	2.6	3.4

Net income (loss)	(1.6)	3.0

Dividend on Series A Preferred Stock	2.4	2.3

Net income (loss) applicable to common stockholders	(4.0)%	0.7%

*	The periods ended June 30, 2000 and September 30, 2000 include managing directors’ compensation and benefit expense. All other periods exclude payments for partner distributions and benefits.

     We provide consulting services through six industry groups. The tables below include financial information for each of these groups.

			Seven Months
	Year Ended June 30,		Ended
			January 31,
	1998	1999	1999

Revenues:

Financial Services	$384,816	$520,451	$276,509

Consumer and Industrial Markets	324,670	406,826	247,367

Public Services	419,125	554,714	312,465

High Tech	118,438	174,393	88,079

Communications and Content	81,165	175,514	88,844

Health Care	96,964	121,866	71,515

Corporate/Other(2)	3,713	27,772	14,100

	$1,428,891	$1,981,536	$1,098,879

Revenue %:

Financial Services	27%	26%	25%

Consumer and Industrial Markets	23%	21%	23%

Public Services	29%	28%	28%

High Tech	8%	9%	8%

Communications and Content	6%	9%	8%

Health Care	7%	6%	7%

Corporate/Other(2)	—	1%	1%

	100%	100%	100%

Operating Income:

Financial Services	$121,003	$176,551	$95,106

Consumer and Industrial Markets	78,900	122,788	75,600

Public Services	73,516	123,812	77,260

High Tech	32,169	53,909	27,741

Communications and Content	24,000	47,693	25,821

Health Care	23,621	39,340	24,164

	353,209	564,093	325,692

Corporate/Other	(238,127)	(309,820)	(158,689)

	$115,082	$254,273	$167,003

Operating Income %:

Financial Services	34%	31%	29%

Consumer and Industrial Markets	22%	22%	23%

Public Services	21%	22%	24%

High Tech	9%	10%	9%

Communications and Content	7%	8%	8%

Health Care	7%	7%	7%

	100%	100%	100%

Corporate/Other	(67%)	(55%)	(49%)

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Three			Three
	Five Months	Months	Seven Months	Five Months	Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	September 30,	January 31,	June 30,	September 30,
	1999	1999	2000	2000(1)	2000(1)

Revenues:

Financial Services	$243,942	$124,991	$291,976	$235,350	$137,559

Consumer and Industrial Markets	159,459	87,676	200,637	154,404	84,576

Public Services	242,249	169,541	398,435	314,610	180,100

High Tech	86,314	58,847	140,107	125,496	88,291

Communications and Content	86,670	59,725	157,839	179,768	117,202

Health Care	50,351	23,827	55,579	39,656	21,064

Corporate/Other(2)	13,672	539	20,245	55,882	50,644

	$882,657	$525,146	$1,264,818	$1,105,166	$679,436

Revenue %:

Financial Services	28%	24%	23%	21%	20%

Consumer and Industrial Markets	18%	17%	16%	14%	12%

Public Services	27%	32%	32%	28%	27%

High Tech	10%	11%	11%	11%	13%

Communications and Content	10%	11%	12%	16%	17%

Health Care	6%	5%	4%	4%	3%

Corporate/Other(2)	1%	—	2%	6%	8%

	100%	100%	100%	100%	100%

Operating Income:

Financial Services	$81,445	$41,470	$84,201	$44,824	$26,164

Consumer and Industrial Markets	47,188	23,316	51,693	26,190	17,671

Public Services	46,552	48,486	122,857	58,632	52,415

High Tech	26,168	18,359	37,979	19,130	21,360

Communications and Content	21,872	10,213	29,794	29,215	29,410

Health Care	15,176	6,813	13,842	2,915	5,362

	238,401	148,657	340,366	180,906	152,382

Corporate/Other	(151,131)	(74,008)	(208,389)	(142,990)	(91,425)

	$87,270	$74,649	$131,977	$37,916	$60,957

Operating Income %:

Financial Services	34%	28%	25%	25%	17%

Consumer and Industrial Markets	20%	16%	15%	14%	12%

Public Services	20%	33%	36%	32%	34%

High Tech	11%	12%	11%	11%	14%

Communications and Content	9%	7%	9%	16%	19%

Health Care	6%	4%	4%	2%	4%

	100%	100%	100%	100%	100%

Corporate/Other	(63%)	(50%)	(61%)	(79%)	(60%)

(1)	The periods ended June 30, 2000 and September 30, 2000 include managing directors’ compensation and benefit expense. All other periods exclude payments for partner distributions and benefits.

(2)	Corporate/Other revenues are primarily attributable to international operations for all periods.

Historical Results of Operations

      Prior to the separation, our consulting business operated as part of the KPMG LLP partnership. We completed the separation of our company from KPMG LLP on January 31, 2000. As a partnership, all of KPMG LLP’s earnings were allocable to its partners. Accordingly, distributions and benefits to partners were not reflected as an expense in our historical financial statements through January 31, 2000. Additionally, as a partnership, KPMG LLP was not subject to income taxes and, as a result, our historical financial statements through January 31, 2000 do not include a provision for income taxes. Effective February 1, 2000, following our separation from KPMG LLP and our commencement of operations in corporate form, our historical financial statements include payments for services rendered by our managing directors who were formerly consulting partners of KPMG LLP in professional compensation and a provision for income taxes. Consequently, the historical results of operations for the three months ended September 30, 2000 and the five months ended June 30, 2000, which reflect a corporate basis of presentation, and the three months ended September 30, 1999 and the five months ended June 30, 1999, which reflect a partnership basis of presentation, are not directly comparable. Results of operations for the three months ended September 30, 2000 are not necessarily indicative of the results of operations for the fiscal year ending June 30, 2001.

      We were an equity investor in QCS when the joint venture was formed in June 1999. QCS has periodically required additional capital to fund its operations and acquire equipment to support the expansion of its business. QCS has incurred cumulative losses of $64.9 million from its inception through September 30, 2000. We have decided not to make any additional capital contributions to QCS. On December 27, 2000, QCS redeemed our 49% ownership interest in the joint venture in exchange for a nominal amount. Accordingly, our investment in QCS of $63.3 million ($58.5 million on an after tax basis), which is comprised of the $58.3 million carrying value of our investment as of September 30, 2000 plus an additional $5.0 million we contributed to the joint venture subsequent to September 30, 2000, will be written off through a noncash charge to earnings in the quarter ended December 31, 2000. See “— Overview.”

     Three Months Ended September 30, 2000 Compared to Three Months Ended September 30, 1999

      Revenues. Revenues increased $154.3 million, or 29.4%, from $525.1 million in the three months ended September 30, 1999 to $679.4 million in the three months ended September 30, 2000. The overall increase in revenues is primarily attributable to a 21.0% increase in total client service hours billed, as well as recently completed acquisitions.

      Strong revenue growth was experienced in the communications and content and high tech segments, which increased 96.2% and 50.0%, respectively. This growth was due to our joint marketing relationships with Cisco and Oracle, growth in our next generation operations support systems/ business support systems offerings, business-to-business Internet-related services, and growth from our key accounts. In addition, international acquisitions have generated $51 million in revenue growth for the period.

      Gross Margin. Gross margin as a percentage of revenues decreased from 31.0% to 25.0% from the three months ended September 30, 1999 to the three months ended September 30, 2000 as a result of the following factors:

•	beginning February 1, 2000, we have included payments for services rendered by our managing directors who were formerly consulting partners of KPMG LLP in professional compensation;

•	our investment in training our professionals in required Internet skills;

•	our investment in the development of new Internet-related service offerings;

•	increased amortization of goodwill and other intangible assets due to recently completed acquisitions; and

•	partially offsetting the above was $6.5 million from a favorable settlement of a contract dispute which is included in revenues for the three months ended September 30, 2000.

      In dollar terms, gross margin increased by $6.8 million, or 4.2%, from $163.0 million for the three months ended September 30, 1999 to $169.8 million for the three months ended September 30, 2000. The increase in dollar terms was due to the $154.3 million increase in revenues (which includes $6.5 million from a contract dispute settlement) described above, offset by:

•	an increase in professional compensation of $89.6 million, or 49.8%, from $180.0 million to $269.6 million, primarily attributable to $77.7 million in managing directors’ compensation for the three months ended September 30, 2000, $10.0 million attributable to higher wages paid to new and existing staff, as well as an increase of $9.1 million in employee benefits. These increases were partially offset by $7.2 million of cost savings from the elimination of an employees’ defined benefit pension plan;

•	an increase in other direct contract expenses of $49.7 million, or 49.6%, from $100.3 million to $150.0 million, attributable to higher travel and lodging expenses for our client service personnel to travel to client locations, and other disbursements connected with specific client engagements, including the cost of subcontractors to supplement our own resources; and

•	an increase of $3.3 million in the amortization of goodwill and other intangible assets primarily due to recently-completed acquisitions.

•	an increase of $4.8 million in other costs of service due to increased client service support costs, reflecting growth in the business.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $20.5 million, or 23.2%, from $88.4 million to $108.9 million relating primarily to:

•	a net increase of $9.8 million as a result of allocated and direct costs incurred to support growth in the business primarily relating to office space, support and operation services, and increased staffing in the finance and accounting departments;

•	an increase of $9.2 million due to recently-acquired international consulting businesses;

•	an increase of $9.1 million related to new business development costs, which includes an increase in our professional sales force from 170 sales professionals at September 30, 1999 to 221 sales professionals at September 30, 2000; and

•	offset by a decrease of $7.6 million relating to the cost of outsourced services that are no longer provided or charged to the company by KPMG LLP. Effective July 1, 2000, the company and KPMG LLP entered into an amended and restated outsourcing agreement whereby certain services were discontinued and the related allocated costs were no longer incurred.

      Interest Expense. Interest expense decreased $4.4 million, or 46.9%, from $9.4 million to $5.0 million, due to lower interest expense on outstanding borrowings under our credit facility for the three months ended September 30, 2000 than allocated interest expense for the three months ended September 30, 1999. Effective July 1, 2000, the company is no longer allocated interest costs by KPMG LLP.

      Equity in Losses of Affiliate. Equity in losses of affiliate increased $6.7 million from $6.0 million to $12.7 million, which relates to our equity investment in Qwest Cyber.Solutions LLC, or QCS, as a result of higher net losses incurred by this joint venture.

      Income Tax Expense. For the three months ended September 30, 2000, the company earned income before taxes of $43.7 million and provided income taxes of $23.2 million (representing an effective tax rate of 53.0%). The effective tax rate reflects a high rate of state income taxes, high levels of non-deductible travel related and goodwill amortization expense, as well as tax losses incurred by certain subsidiaries that are not currently available to offset consolidated taxable income.

      Net Income. Net income for the three months ended September 30, 2000 was $20.5 million, which includes $3.8 million ($6.5 million before income tax expense) from a favorable settlement of a contract dispute resolved during the three months ended September 30, 2000.

      Preferred Stock Dividend. Our Series A preferred stock carries a 6% annual dividend, payable quarterly. Dividends totaling $15.8 million have been recognized in the three months ended September 30, 2000.

      Net Income Attributable to Common Stockholders. After deducting dividends on our Series A preferred stock, net income applicable to common stockholders for the three months ended September 30, 2000 was $4.7 million, or $.06 per share.

     Five Months Ended June 30, 2000 Compared to Five Months Ended June 30, 1999

      Revenues. Revenues increased $222.5 million, or 25.2%, from $882.7 million for the five months ended June 30, 1999 to $1.105 billion for the five months ended June 30, 2000. The increase is attributable to the addition of approximately 335 new clients, combined with a 12.4% increase in total client service hours billed, and $46.2 million of revenue generated by recently-acquired international consulting businesses. Revenues grew at a slower rate in fiscal 2000 than in fiscal 1999 due to the conclusion of Year 2000 related systems remediation projects and the subsequent delay by many of our clients in starting new technology initiatives.

      The impact of the decreased demand for Year 2000 related systems integration projects particularly impacted the financial services and consumer and industrial markets segments where we experienced declines in revenues. Many of our clients in these segments postponed purchases of technology consulting services in order to assess the effectiveness of their Year 2000 related systems upgrades and evaluate the potential of Internet-based business approaches. The negative impacts were partially offset by strong growth in the public services segment due to increased government spending; the high tech segment due to increased spending on Internet services, and the communications and content segment due to favorable results of our joint marketing relationships with Cisco and Oracle, our new operations support systems/business support systems offerings and increased spending by the telecommunications sector; and our recently-acquired international consulting businesses.

      Gross Margin. Gross margin as a percentage of revenues decreased from 28.2% to 24.0% from the five months ended June 30, 1999 to the five months ended June 30, 2000 as a result of the following factors:

•	beginning February 1, 2000, we have included payments for services rendered by our managing directors who were formerly consulting partners of KPMG LLP in professional compensation;

•	our investment in training our professionals in the Internet skills required;

•	our investment in the development of new Internet-related service offerings;

•	costs of approximately $6.2 million associated with a reduction in workforce involving approximately 350 people that occurred in March 2000. This action was taken to realign our workforce and reduce non-Internet trained personnel, consistent with our focus on e-business and Internet related services. The reduction in workforce impacted all levels of US professional personnel, including managing directors, and represented less than 5% of our workforce;

•	an impairment charge of $8.0 million associated with goodwill relating to an acquired entity in the business of reselling enterprise resource planning software and related implementation services, and a software licensing agreement, that occurred in March 2000; and

•	increased amortization of goodwill and other intangible assets due to recent acquisitions.

      In dollar terms, gross margin increased by $16.7 million, or 6.7%, from $248.7 million for the five months ended June 30, 1999 to $265.4 million for the five months ended June 30, 2000, primarily due to an increase in revenues of $222.5 million offset by the following factors:

•	an increase in professional compensation of $118.2 million, or 36.3%, from $325.6 million to $443.8 million attributable to $120.0 million in managing directors compensation for the five months ended June 30, 2000 (including a one-time noncash charge of $17.2 million related to compensatory common stock issuances to certain managing directors); $11.5 million attributable to higher wages paid to staff, and $6.2 million in costs associated with a reduction in workforce. These increases were partially offset by cost savings from the elimination of an employees’ defined benefit pension plan

($6.1 million) and a reduction in employee incentive compensation due to creation of an employee stock option plan ($13.4 million);

•	an increase in other direct contract expenses of $78.2 million, or 43.1%, from $181.6 million to $259.8 million attributable to higher travel and lodging expenses for our client service personnel to travel to client locations and other disbursements connected with specific client engagements, including the cost of subcontractors to supplement our own resources;

•	an $8.0 million impairment charge associated with goodwill and a software licensing agreement; and

•	a net increase of $1.4 million of expenses resulting from additional amortization primarily relating to recently completed acquisitions ($5.4 million) offset by a reduction in other costs of service ($4.0 million).

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $31.5 million, or 19.5%, from $161.4 million to $192.9 million, primarily due to:

•	an increase of $31.3 million relating to new business development costs, which includes an increase in our professional sales force from 139 sales professionals at June 30, 1999 to 189 sales professionals at June 30, 2000;

•	an increase of $8.2 million relating to allocated costs to support activities of KPMG International management;

•	a decrease of $15.9 million in allocated infrastructure costs relating to consulting methodologies, marketing and communications as the company began developing its own programs; and

•	an increase of $7.9 million in expenses resulting from a variety of factors, none of which individually is significant in relation to total selling, general and administrative expenses for the periods, including information systems and other support services.

      Interest Income. Interest income was $6.2 million for the five months ended June 30, 2000. Interest was earned primarily on an investment of a portion of the proceeds from the issuance of our Series A preferred stock on January 31, 2000.

      Interest Expense. Interest expense increased $8.4 million or 107.0% from $7.9 million to $16.3 million, primarily due to interest on outstanding borrowings on our new credit facility and an increase in allocated interest expense due to an increase in our accounts receivable and unbilled revenues.

      Equity in Losses of Affiliate. Equity in losses of affiliate, associated with our equity investment in Qwest Cyber.Solutions LLC, increased $15.2 million from $0.6 million to $15.8 million as a result of our $11.7 million share of the net losses incurred by this joint venture as well as $4.1 million of amortization of the excess of the cost basis of our investment in QCS over our proportionate share of QCS’s net assets.

      Income Tax Expense. On February 1, 2000, following the separation transaction, our company began operating in corporate form and became a taxable entity. For the five months ended June 30, 2000, our company earned income before taxes of $11.5 million and recognized a tax provision of $29.3 million (representing an effective tax rate of 254.3%). The effective tax rate reflects a high level of non-deductible travel related and goodwill amortization expense, tax losses incurred by certain subsidiaries that are not currently available to offset consolidated taxable income and a taxable gain on common stock awarded to employees of the Barents Group, a subsidiary of our company which has since merged into our operating subsidiary.

      Net Income (Loss). The net loss for the five months ended June 30, 2000 of $17.8 million was significantly impacted by the following four items:

•	$17.2 million in noncash charges related to compensatory common stock issuances;

•	$34.5 million special payment to managing directors;

•	$8.0 million impairment charge described above; and

•	our effective income tax rate of 254.3% for the period.

      Preferred Stock Dividend. Our Series A preferred stock carries a 6% annual dividend, payable quarterly. Dividends totalling $26.0 million have been recognized in the five month period since January 31, 2000, the date of issuance.

      Net Income (Loss) Attributable to Common Stockholders. After deducting our preferred stock dividend, the net loss attributable to common stockholders was $43.8 million or $0.58 per share.

     Seven Months Ended January 31, 2000 Compared to Seven Months Ended January 31, 1999

      Revenues. Revenues increased $165.9 million, or 15.1%, from $1.099 billion in the first seven months of 1999 to $1.265 billion in the first seven months of 2000, primarily attributable to an increase of approximately 410 new clients, combined with a 4.6% increase in total client service hours. Revenues grew at a slower rate in fiscal 2000 than in fiscal 1999 due to decreased demand for our services as a result of the conclusion of Year 2000 related systems remediation projects beginning in June of 1999.

      Strong revenue growth was experienced by our public services, high tech and communications and content segments. In the public services segment, revenue growth was due to increased federal and state spending. In the high tech segment, revenue increases reflected increased spending on Internet services. Communications and content revenue gains were due to opportunities generated by our joint market relationships and the introduction of our new operations and business support systems service offerings. In addition, our financial services segment revenue growth was largely due to the services provided to support increased mergers and acquisition activities. Offsetting this revenue growth were declines incurred by the consumer and industrial markets and health care segments. These revenue declines reflected decreased demand for Year 2000 implementations and reduced spending by health care companies due to decreased reimbursements from managed care organizations.

      Gross Margin. Gross margin as a percentage of revenues decreased from 30.1% to 27.9% as a result of our investment in training our professionals in the Internet skills required to meet the changing demands of our clients, and our investment in the development of new products to meet the demands of the Internet economy. In dollar terms, gross margin increased $21.9 million, or 6.6%, from $330.9 million in the first seven months of 1999 to $352.7 million in the first seven months of 2000. The increase in dollar terms was due to the increase in revenues described above offset by:

•	an increase in other direct contract expenses of $70.6 million, or 36.7%, from $192.5 million in the first seven months of 1999 to $263.1 million in the first seven months of fiscal 2000, attributable to higher travel and lodging expenses primarily due to increases in transportation costs and in the number of our consultants traveling to serve new and existing clients, and other disbursements connected with specific client engagements, including the cost of subcontractors to supplement our own resources;

•	an increase in other costs of service due to compensation to existing and newly-hired support staff of $25.8 million;

•	an increase in professional compensation of $17.3 million, or 4.1%, from $418.9 million in the first seven months of 1999 to $436.2 million in the first seven months of fiscal 2000, attributable to higher wages paid to existing staff and the net addition of 300 professionals, offset in part by lower incentive compensation expense as a result of slower growth;

•	an increase of $5.6 million of amortization of goodwill and other intangible assets, due to our recent acquisitions;

•	an increase of $9.2 million of occupancy expenses resulting from additional space requirements to support a larger employee base; and

•	an increase of $15.5 million in expenses resulting from a variety of factors, none of which individually is significant in relation to gross margin for the periods, including increased costs associated with internal meetings, employee relocation costs, legal costs and bad debt expense.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $56.8 million, or 34.7%, from $163.9 million in the first seven months of 1999 to $220.7 million in the first seven months of 2000 primarily due to:

•	an increase of $30.9 million relating to new business development costs, which includes an increase in our professional sales force from 128 sales professionals at January 31, 1999 to 180 sales professionals at January 31, 2000;

•	an increase of $16.2 million in information systems operating costs, due primarily to increased telecommunications expenses for higher numbers of personnel remotely accessing our systems; and

•	an increase of $9.7 million in expenses resulting from a variety of factors, none of which individually is significant in relation to total selling, general and administrative expenses for the periods, including international support costs, client services delivery, benefits, and support and operational services.

      Interest Expense. The allocation of interest expense increased $10.0 million, or 58.2%, from $17.3 million in the first seven months of 1999 to $27.3 million in the first seven months of 2000, primarily due to an increase in our accounts receivable and unbilled revenues.

      Equity in Losses of Affiliate. Equity in losses of affiliate, associated with our equity investment in QCS, included $14.4 million which reflects our $9.3 million share of the net losses incurred by this joint venture as well as $5.1 million of amortization of the excess of the cost basis of our investment in QCS over our proportionate share of QCS’s net assets.

      Income before Partner Distributions and Benefits. Income before partner distributions and benefits decreased $59.4 million, or 39.7%, from $149.7 million in the first seven months of 1999 to $90.3 million in the first seven months of 2000 as a result of the factors discussed above.

Year Ended June 30, 1999 Compared to Year Ended June 30, 1998

      Revenues. Revenues increased $552.6 million, or 38.7%, from $1.429 billion in 1998 to $1.982 billion in 1999, primarily attributable to a larger base of clients as a result of the success of our client marketing programs which enabled us to acquire 345 new clients and to increase the sales of our services to existing clients. The growth in our revenues was also positively impacted by a 29.2% increase in total client service hours billed and a 9.0% increase in our realized billing rates.

      Revenues were particularly strong in the financial services segment, reflecting substantial merger and acquisition activity in our client base. The consumer and industrial markets and public services segments experienced 25.3% and 32.3% growth, respectively, relating to increased demand for our systems integration services and Year 2000 related system upgrades and implementations.

      Gross Margin. Gross margin increased $227.3 million, or 64.6%, from $352.2 million in 1998 to $579.5 million in 1999 due to the increase in revenues described above, offset by:

•	an increase in professional compensation of $191.9 million attributable to the addition of 970 professional staff employees and higher wages paid to existing staff;

•	an increase in other direct contract expenses of $103.9 million attributable to higher travel and lodging expenses, primarily due to increases in transportation costs and in the number of our client service personnel traveling in support of existing business and seeking out new opportunities;

•	an increase in training expenditures of $10.1 million, generally associated with our professional staff in order to maintain existing and develop new skills;

•	an increase in compensation to existing and newly hired analyst and administrative support staff of $9.9 million; and

•	an increase of $9.5 million in costs of service relating to a variety of factors, none of which individually is significant in relation to gross margin for the periods, including increased allocated occupancy and equipment, and other costs incurred to support increases in professional personnel.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $88.2 million, or 37.2%, from $237.1 million in 1998 to $325.3 million in 1999 due to:

•	an increase of $35.9 million in the costs associated with non-billable travel and other expenses in connection with generating additional business with existing and new clients and an increase in the professional sales force from 90 sales professionals at June 30, 1998 to 139 sales professionals at June 30, 1999;

•	an increase in marketing and communications expenses of $14.1 million attributable to an extensive branding campaign as well as increased expenditures for marketing initiatives;

•	an increase in the operating costs of our information systems of $12.6 million, primarily due to supporting costs associated with higher numbers of personnel;

•	an increase of $11.9 million in allocated costs associated with partners leading and supporting the U.S. practice due to an increased number of partners in practice management roles;

•	an increase of $8.0 million in practice protection costs, including legal and insurance costs;

•	an increase of $7.5 million in research and development related costs, including consulting methodologies and knowledge management to support additional growth of the business; and

•	a decrease of $1.8 million in expenses resulting from a variety of factors none of which individually is significant in relation to total selling, general and administrative expenses for the period, including increases in costs of the human resources, and finance and accounting functions.

      Interest Expense. The allocation of interest expense increased $8.4 million, or 49.7%, from $16.8 million in 1998 to $25.2 million in 1999, primarily due to an increase in our accounts receivable and unbilled revenues reflecting the growth of our business.

Year Ended June 30, 1998 Compared to Year Ended June 30, 1997

      Revenues. Revenues increased $481.3 million, or 50.8% from $947.6 million in 1997 to $1.429 billion in 1998 primarily attributable to a 40.9% increase in total client service hours billed and a 9.5% increase in our realized billing rates.

      The growth in our revenues in the financial services segment was positively impacted by a large number of enterprise technology implementations. Our public services segment revenues benefitted from the roll-out of several statewide software service offerings, continued customer penetration in the federal sector and the increase in technology spending in higher education. Revenues increased in the consumer and industrial markets segment as we acquired several significant new clients for which we provided a broad range of project management and systems integration services.

      Gross Margin. Gross margin increased $127.5 million, or 56.7%, from $224.7 million in 1997 to $352.2 million in 1998 due to the increase in revenues described above, offset by:

•	an increase in professional compensation of $185.9 million attributable to an increase in professional staff levels, higher wages paid to existing staff and the establishment of an incentive compensation program;

•	an increase in other direct contract expenses of $71.6 million attributable to higher travel and lodging expenses, primarily due to increases in transportation costs and in the number of our client service personnel traveling in support of existing business and seeking out new opportunities;

•	an increase in the costs associated with the recruiting of new employees of $24.3 million, primarily due to the development of an internal recruiting organization in order to decrease reliance on outside agencies;

•	an increase in firm meetings of $16.5 million, primarily due to the increase in professional staff levels;

•	an increase in bad debt expense of $15.1 million, resulting primarily from the 50.8% increase in revenues;

•	an increase in training expenditures of $12.5 million generally associated with our professional staff in order to maintain existing and develop new skills;

•	an increase in occupancy costs of $10.3 million resulting from additional space requirements needed to support a larger employee base;

•	an increase in compensation to existing and newly hired analysts and administrative support staff of $9.2 million; and

•	an increase of $8.4 million in costs of service relating to a variety of factors, none of which individually is significant in relation to gross margin for the periods, including increased costs associated with firm meetings and equipment costs and telephone charges due to increases in professional personnel.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $78.0 million, or 49.1%, from $159.1 million in 1997 to $237.1 million in 1998, due to:

•	an increase of $31.5 million in the costs associated with non-billable travel and other expenses in connection with generating additional business with existing new clients and an increase of the professional sales force from 28 sales professionals at June 30, 1997 to 90 sales professionals at June 30, 1998;

•	an increase in the operating costs of our information systems of $17.4 million, primarily due to support costs associated with higher numbers of personnel;

•	an increase in marketing and communications expenses of $16.3 million, attributable to the start of an extensive branding campaign and the enhancement of industry-specific marketing initiatives; and

•	an increase of $12.8 million in expenses resulting from a variety of factors, none of which individually is significant in relation to total selling, general and administrative expenses for the periods, including an increase in expenses incurred by executive management and client service support functions, offset by a decrease in new product development costs.

      Interest Expense. The allocation of interest expense increased by $3.8 million, or 29.0%, from $13.0 million in 1997 to $16.8 million in 1998, primarily due to an increase in our accounts receivable and unbilled revenues reflecting the growth of our business.

Quarterly Results

      The following tables present unaudited quarterly financial information for each of our last ten quarters on a historical basis. In management’s opinion, the quarterly information contains all adjustments, consisting only of normal recurring adjustments, necessary to fairly present such information. As a professional services organization, we anticipate and respond to service demands from our clients. Accordingly, we have limited control over the timing and circumstances under which our services are provided. Typically, client service hours are adversely affected during the first half of our fiscal year due to the larger number of vacation days and holidays during this period. Therefore, we can experience variability in our operating results from quarter to quarter. The operating results for any quarter are not necessarily indicative of the results for any future period.

      The two months ended March 31, 2000, the three months ended June 30, 2000 and the three months ended September 30, 2000 include managing directors’ compensation and benefit expense. All other periods exclude payments for partner distributions and benefits.

	Three Months Ended

	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,
	1998	1998	1998	1999	1999	1999	1999

	(in thousands)

Revenues(1)	$409,033	$456,593	$474,081	$528,768	$522,094	$525,146	$540,561

Costs of service:

Professional compensation	146,615	176,010	179,361	194,090	194,989	179,952	181,892

Other direct contract expenses	84,513	72,833	87,467	104,878	108,913	100,258	119,335

Amortization of goodwill and other intangible assets	1,242	1,342	1,750	1,326	2,154	3,758	3,963

Impairment charge	—	—	—	—	—	—	—

Other costs of service	69,966	59,852	68,853	74,308	73,861	78,157	93,769

Total costs of service	302,336	310,037	337,431	374,602	379,917	362,125	398,959

Gross margin	106,697	146,556	136,650	154,166	142,177	163,021	141,602

Selling, general and administrative expenses(2)	69,574	67,456	69,503	78,692	109,625	88,372	96,885

Special payment to managing directors	—	—	—	—	—	—	—

Operating income (loss)	37,123	79,100	67,147	75,474	32,552	74,649	44,717

Interest expense(3)	351	7,123	8,066	6,055	3,913	9,435	12,665

Interest income	—	—	—	—	—	—	—

Equity in losses of affiliates	—	—	—	—	622	5,963	5,563

Minority interest	(157)	26	30	27	28	(56)	(49)

Income before partner distributions and benefits	$36,929	$71,951	$59,051	$69,392	$27,989	$59,307	$26,538

Income (loss) before taxes

Income tax expense (benefit)

Net income (loss)

Dividend on Series A Preferred Stock

Net income (loss) applicable to common stockholders

[Additional columns below]

[Continued from above table, first column(s) repeated]

	One	Two	Three	Three
	Month	Months	Months	Months
	Ended	Ended	Ended	Ended
	Jan. 31,	Mar. 31,	June 30,	Sept. 30,
	2000	2000	2000	2000

	(in thousands)

Revenues(1)	$199,111	$432,695	$672,471	$679,436

Costs of service:

Professional compensation	74,370	185,457	258,324	269,560

Other direct contract expenses	43,513	94,180	165,621	149,972

Amortization of goodwill and other intangible assets	1,236	3,199	5,376	7,088

Impairment charge	—	8,000	—	—

Other costs of service	31,895	55,012	64,641	82,965

Total costs of service	151,014	345,848	493,962	509,585

Gross margin	48,097	86,847	178,509	169,851

Selling, general and administrative expenses(2)	35,486	85,739	107,181	108,894

Special payment to managing directors	—	25,000	9,520	—

Operating income (loss)	12,611	(23,892)	61,808	60,957

Interest expense(3)	5,239	4,199	12,107	4,980

Interest income	—	(2,385)	(3,793)	(361)

Equity in losses of affiliates	2,848	6,135	9,677	12,690

Minority interest	77	174	265	(55)

Income before partner distributions and benefits	$4,447

Income (loss) before taxes		(32,015)	43,552	43,703

Income tax expense (benefit)		(2,182)	31,521	23,170

Net income (loss)		(29,833)	12,031	20,533

Dividend on Series A Preferred Stock		10,328	15,664	15,836

Net income (loss) applicable to common stockholders		$(40,161)	$(3,633)	$4,697

*	The periods ended June 30, 2000 and September 30, 2000 include managing directors’ compensation and benefit expense. All other periods exclude payments for partner distributions and benefits.

(1)	Reflects a reduction in revenues of $18.8 million and $5.3 million recorded during the three months ended June 30, 1999 and December 31, 1999, respectively, to reflect changes in estimated total revenues with respect to a significant engagement. On September 27, 2000, the company and the client reached a final settlement of a contract dispute arising in connection with this engagement. Under the settlement, the client paid the company $6.5 million. This amount is reflected in revenues for the three months ended September 30, 2000.

(2)	The $30.9 million or 39.3% increase in selling, general and administrative expenses during the quarter ended June 30, 1999 was a result of:

•	an increase of $7.6 million relating to our allocated support of KPMG International;

•	an increase of $6.4 million attributable to brand advertising and the launch of a new public relations campaign;

•	an increase of $4.1 million relating to business development costs and the growth of the business development support staff; and

•	an increase of $12.8 million resulting from a variety of factors, none of which individually is significant, including professional fees.

The $21.3 million or 19.4% decrease in selling, general and administrative expenses during the quarter ended September 30, 1999 was a result of:

•	a decrease of $9.4 million in brand advertising and public relations expenses due to the completion of our public relations campaign;

•	a decrease of $3.4 million in business development costs; and

•	a decrease of $8.5 million resulting from a variety of factors, none of which individually is significant, including our allocated support of KPMG International and rebates received in connection with travel costs incurred.

(3)	The $7.1 million or 58.6% decrease in interest expense during the three months ended September 30, 2000 reflects that, effective July 1, 2000, the company is no longer allocated interest costs by KPMG LLP.

	Three Months Ended

	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,
	1998	1998	1998	1999	1999	1999	1999

Statement of Operations Data:

Revenues	100%	100%	100%	100%	100%	100%	100%

Costs of service:

Professional compensation	35.8	38.5	37.8	36.7	37.3	34.3	33.6

Other direct contract expenses	20.7	16.0	18.4	19.8	20.9	19.1	22.1

Amortization of goodwill and other intangible assets	0.3	0.3	0.4	0.3	0.4	0.7	0.7

Impairment charge	—	—	—	—	—	—	—

Other costs of service	17.1	13.1	14.5	14.0	14.2	14.9	17.3

Total costs of service	73.9	67.9	71.2	70.8	72.8	69.0	73.8

Gross margin	26.1	32.1	28.8	29.2	27.2	31.0	26.2

Selling, general and administrative expenses	17.0	14.8	14.7	14.9	21.0	16.8	17.9

Special payment to managing directors	—	—	—	—	—	—	—

Operating income (loss)	9.1	17.3	14.2	14.3	6.2	14.2	8.3

Interest expense	0.1	1.6	1.7	1.1	0.7	1.8	2.3

Interest income

Equity in losses of affiliate	—	—	—	—	—	1.1	1.1

Minority interest	—	—	—	—	—	—	—

Income before partner distributions and benefits	9.0%	15.8%	12.5%	13.1%	5.4%	11.3%	4.9%

Income (loss) before taxes

Income tax expense

Net income (loss)

Dividend on Series A Preferred Stock

Net income (loss) applicable to common stockholders

[Additional columns below]

[Continued from above table, first column(s) repeated]

	One	Two	Three	Three
	Month	Months	Months	Months
	Ended	Ended	Ended	Ended
	Jan. 31,	Mar. 31,	June 30,	Sept. 30,
	2000	2000	2000	2000

Statement of Operations Data:

Revenues	100%	100%	100%	100%

Costs of service:

Professional compensation	37.4	42.9	38.4	39.7

Other direct contract expenses	21.9	21.8	24.6	22.1

Amortization of goodwill and other intangible assets	0.6	0.7	0.8	1.0

Impairment charge	—	1.8	—

Other costs of service	16.0	12.7	9.6	12.2

Total costs of service	75.8	79.9	73.5	75.0

Gross margin	24.2	20.1	26.5	25.0

Selling, general and administrative expenses	17.8	19.8	15.9	16.0

Special payment to managing directors	—	5.8	1.4	—

Operating income (loss)	6.3	(5.5)	9.2	9.0

Interest expense	2.6	1.0	1.8	0.7

Interest income		(0.6)	(0.6)	—

Equity in losses of affiliate	1.4	1.4	1.4	1.9

Minority interest	—	—	—	—

Income before partner distributions and benefits	2.2%

Income (loss) before taxes		(7.4)	6.5	6.4

Income tax expense		(0.5)	4.7	3.4

Net income (loss)		(6.9)	1.8	3.0

Dividend on Series A Preferred Stock		2.4	2.3	2.3

Net income (loss) applicable to common stockholders		(9.3)%	(0.5)%	0.7%

Liquidity and Capital Resources

      Prior to the separation we were included in KPMG LLP’s centralized treasury function. Our cash receipts were automatically transferred to KPMG LLP and our disbursements were automatically funded by KPMG LLP. Upon separation, we established our own bank accounts. Our primary financing need is the funding of our accounts receivable related to client billings and unbilled revenues. Accounts receivable have increased as our operations have grown.

      Cash used in operating activities for the three months ended September 30, 2000 was $95.4 million. Cash used in operating activities for the five months ended June 30, 2000 was $270.4 million, due in large part to the buildup of our accounts receivable following our separation from KPMG LLP. Cash used in operating activities for the seven month period ended January 31, 2000 was $71.5 million and cash provided by operating activities for the year ended June 30, 1999 was $246.5 million.

      At September 30, 2000, we had $19.8 million in cash and cash equivalents.

      In connection with our separation, we issued to KPMG LLP common stock and demand notes in the amount of $630 million and $41.4 million in exchange for our assets and liabilities. KPMG LLP also retained 81.4% of our accounts receivable and 82.1% of our unbilled revenues, totaling $395.4 million. On January 31, 2000, we sold $1.05 billion of Series A preferred stock to Cisco. Immediately after the sale of our Series A preferred stock we paid off our $630 million demand note to KPMG LLP. On June 30, 2000, we paid off our $41.4 million demand note to KPMG LLP.

      As of June 30, 2000, we had an obligation of up to $65 million plus interest in connection with our acquisition of Softline in May 1999. On August 22, 2000 we entered into an amendment to our obligation, pursuant to which we paid $34.0 million plus accrued interest in cash and $7.0 million of the obligation was retired through the cancellation of short-term notes due from the former owners of Softline, and agreed to distribute to such former owners an additional $24 million in shares of our common stock based on the initial public offering price of $7.75 per share, subject to the resolution of certain litigation and indemnification claims. The former owners reserved the right to elect to receive up to $7.2 million of such $24 million in cash in lieu of stock. As of November 30, 2000, approximately $1.2 million of such cash has been paid in connection with the settlement of certain of these claims, and approximately $7.8 million of this obligation is payable to the former owners. Any portion of such amount paid in shares will be distributed as soon as practicable following this offering. The remaining $15 million obligation will be distributed upon the latter of the completion of this offering and the resolution of the remaining indemnification claims.

      On May 24, 2000, we entered into a $400 million bank credit facility which replaced a $150 million bridge loan which was obtained on March 23, 2000. The bank credit facility included the following facilities:

•	$100 million line of credit facility expiring May 23, 2001;
•	$100 million revolving credit facility expiring May 24, 2004; and
•	$200 million receivables purchase facility expiring May 21, 2001.

      On September 30, 2000, we had $74.6 million outstanding under the revolving credit facility and $130 million outstanding under the receivables purchase agreement. Not more than forty-five days prior to the scheduled expiration date of the line of credit facility, we may request the banks to extend the expiration date of the $100 million line of credit facility and the $200 million receivables purchase agreement for an additional 364 days. Extension of these facilities requires the approval of all of the members of the bank syndicate or by banks willing to replace any non-consenting banks.

      As contemplated by our agreements with Cisco and KPMG LLP at the time of the separation, on January 15, 2001, we entered into a $100 million subordinated revolving line of credit provided to us by KPMG LLP, as lender. Interest on borrowings will be at a per annum rate equal to the prime rate minus one percent (1.00%). We had $34 million outstanding under the subordinated revolving line of credit at the close of business on January 15, 2001, all of which will be repaid from the proceeds of this offering. The subordinated revolving line of credit will be terminated at the closing of this offering.

      Interest on borrowings under the revolving credit facility and line of credit facility is determined, at our option, based on the prime rate, the lender’s indexed rate or the LIBOR rate plus a margin ranging from

0.625% to 1.50%. The applicable margin is determined utilizing the ratio of our debt to earnings before interest, taxes, depreciation and amortization. The interest rate charged under the receivables purchase agreement is approximately the sum of the thirty-day commercial paper rate plus 40 basis points. Commitment fees are paid on the unused portion of the bank facilities.

      As a result of the redemption of our interest in QCS on December 27, 2000, we are no longer committed to make capital contributions to fund QCS’ operations and its acquisition of equipment to support the expansion of its business. See “— Overview.”

      We expect cash flow from operations and renewal of the bank credit facilities to provide adequate financing for more than the next 12 months for working capital (primarily accounts receivable and unbilled revenues), capital expenditures, acquisitions and retirement of other existing indebtedness. We anticipate capital expenditures of approximately $45 million and $42 million in fiscal years 2001 and 2002, respectively.

      The bank facilities contain financial covenants which restrict our ability to incur other indebtedness. After this offering, we may incur up to $100 million of other indebtedness ranking at least pari passu to the bank facilities. Additionally, we may incur other indebtedness ranking subordinate to the bank facilities. In all cases, the total amount of permitted indebtedness, excluding approved subordinated indebtedness, is governed by the financial covenants in the bank facilities. Subsequent to the closing of this offering, these covenants will consist of, among other things, a debt to equity test; a debt to earnings before interest, taxes, depreciation and amortization leverage test; a fixed charge coverage test; and a required net worth test. Prior to the closing of this offering, the bank facilities are governed by a separate set of financial covenants, all of which we were in compliance with as of September 30, 2000.

      At such dates that services provided by KPMG LLP under the transition services agreement terminate, we are obligated to pay to KPMG LLP any “termination costs” incurred as a result of KPMG LLP having made investments in systems, personnel and other assets that were used in KPMG LLP’s shared infrastructure and national support capabilities. With respect to technology infrastructure costs, the transition services agreement expires on the fourth anniversary of the closing of an initial public offering by our company. For all other infrastructure costs, the agreement expires on the third anniversary of the closing of an initial public offering by our company. It is the intent of the parties that, during the term of the transition services agreement, we will work with KPMG LLP to minimize any termination costs arising at the end of the term of the agreement, and we will wind down our receipt of services from KPMG LLP by developing our own infrastructure and support capabilities or by engaging third party providers of such services. The parties have agreed that the transition of personnel from KPMG LLP to us would occur prior to the expiration of the agreement so that termination costs relating to personnel, if any, would not be assessed on or after the expiration of the agreement. We have further agreed to work together to wind down our receipt of services in a manner so that the only termination costs payable by us upon the expiration of the agreement will be:

•	payments to KPMG LLP in an amount equal to the net book value of assets that were used by KPMG LLP in providing services to our company under the transition services agreement and which could be used by our company in a similar manner after the term of the transition services agreement; and

•	payments required under the existing terms of executory contracts with third parties for services provided to our company by KPMG LLP under the transition services agreement and which can continue to be obtained by our company after the term of the transition services agreement.

      Based on the information currently available, we anticipate paying KPMG LLP approximately $25 million to $50 million in termination costs at the end of the term. The payment represents unamortized costs of capital assets (such as software licenses, computer equipment and leasehold improvements) purchased by KPMG LLP and used by it in providing services to our company under the transition services agreement. With respect to our other information technology and support services needs, we currently anticipate outsourcing these services to third party providers after the expiration of the transition services agreement.

Market Risk

      We are exposed to a number of market risks in the ordinary course of business. These risks, which include interest rate risk and foreign currency exchange risk, arise in the normal course of business rather than from trading activities. Our exposure to changes in interest rates is mitigated because our indebtedness primarily carries variable interest rates. Foreign currency exchange risk is not significant as foreign currency transactions have not been significant and are not concentrated in a single foreign currency.

      In connection with our borrowings and as a result of continual monitoring of interest rates, we may in the future enter into interest rate swap agreements for purposes of managing our borrowing costs.

Quantitative and Qualitative Disclosures About Market Risk

      Our Series A preferred stock includes a conversion discount which allows conversion into common stock at a price between 75% to 80% of the initial public offering price, based on our aggregate value upon the consummation of this offering. The holders of our Series A preferred stock have the right to convert the Series A preferred stock into common stock at 80% of the initial public offering price for valuations of $7 billion or less, and at 75% for valuations of $7.7 billion or more. Within these valuation points, the holders of our preferred stock will receive a conversion rate that is linearly interpolated between 75% and 80%. At the assumed initial public offering price of $17.00 per share, the holders of the Series A preferred stock may convert their preferred stock into our common stock at a 20% discount to the initial public offering price, and the value of the conversion discount is $262.5 million. The value of the conversion discount is fixed at $262.5 million unless the initial public offering price of our common stock exceeds $69.76 per share, in which case the conversion discount would increase as the initial public offering price increases. We have agreed to repurchase that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering at the greater of the original issue price or the fair market value of the Series A preferred stock. On September 15, 2000, Cisco and KPMG LLP agreed that immediately prior to the closing of this offering, KPMG LLP will purchase 2.5 million shares of the Series A preferred stock, or half of the shares currently outstanding, from Cisco for $525.0 million. This agreement terminates if we do not complete this offering by March 15, 2001. In addition, KPMG LLP has agreed to convert all of the Series A preferred stock it will acquire at the initial public offering price without any discount, and as a result the conversion discount of $131.3 million related to these shares will be reflected in our financial statements as a contribution to additional paid-in capital.

Recently Issued Accounting Pronouncements

      In June 1998, Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” was issued and, as amended by SFAS No. 137, was adopted by our company on July 1, 2000. This statement requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The adoption of this statement does not impact our historical financial statements as the company currently does not use derivative instruments.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (“SAB 101”), which summarizes the views of the Commission staff in applying generally accepted accounting principles to revenue recognition in financial statements. Our historical revenue recognition principles are consistent with the guidance set forth in SAB 101, which we adopted on July 1, 2000.

      EITF 00-2, “Accounting for Web Site Development Costs,” issued in February 2000, is effective no later than July 1, 2000. This pronouncement requires the capitalization and amortization of certain web-site software costs in instances where the web-site is used for internal use. We adopted EITF 00-2 on July 1, 2000 and its adoption does not have a material effect on our financial statements.

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB 25” (“FIN 44”). This Interpretation clarifies certain issues relating to stock compensation. FIN 44 is effective July 1, 2000; however, certain conclusions in this Interpretation cover specific events that occurred prior to July 1, 2000. The adoption of this interpretation on July 1, 2000 does not impact our historical financial statements.

BUSINESS

Overview

      We are one of the world’s largest consulting firms with approximately 9,100 professionals. We provide our clients with a range of service offerings that combine industry specific business strategy and operational improvements, technology selection and implementation. Our service offerings are designed to help our clients generate revenues, improve efficiency and contain costs.

      As our clients seek to capitalize on market opportunities, including those presented by the Internet, our services enable companies to establish new strategies, such as transforming their traditional businesses to web-enabled businesses, and to accomplish needed systems and operational improvements.

      We serve over 2,500 clients, including global companies, Fortune 1000 companies, small and medium-sized businesses, government agencies and other organizations. Our core strengths include:

•	a business organized along industry-specific lines;

•	highly experienced professionals with industry-specific expertise;

•	marketing and product development arrangements with key technology providers;

•	the capacity to rapidly design and implement a full range of comprehensive Internet-based service offerings; and

•	a multi-national service delivery capability.

      We provide consulting services through six industry groups in which we have significant industry-specific knowledge. These groups are financial services, consumer and industrial markets, public services, high tech, communications and content and health care. Our focus on specific industries provides us with the ability to tailor our service offerings to reflect an understanding of the marketplaces in which our clients operate and this focus enables our clients to achieve their objectives more quickly and efficiently.

      We believe our significant joint marketing and product development relationships with Cisco, Qwest, FedEx, Oracle and SAP differentiate us from other consulting organizations. We are able to work together to develop comprehensive approaches to common business issues, offer the expertise required to deliver solutions to complex problems, lead in the development of new products, capitalize on joint marketing opportunities and remain at the forefront of technological advances.

      Our history as a leading consulting firm spanning multiple technology generations demonstrates our sustained ability to provide value-added services to our clients. A key element of our strategy is to invest in technology, research and the recruitment, training and retention of talented professionals. We believe that by separating from KPMG LLP and becoming a public company, we will be able to use our common stock to enhance our growth and make strategic acquisitions.

Industry Background

Growth of the Internet and Electronic Commerce

      The Internet’s broad acceptance has prompted the creation of new business models, the rapid revision of traditional business models and the globalization of many markets, creating new opportunities for revenue generation and cost efficiencies. According to International Data Corporation, the number of Internet users is estimated to grow from approximately 267 million in 1999 to approximately 742 million in 2004. Businesses use the Internet to enhance or provide key functions such as sales, marketing, product distribution, customer interaction, finance, accounting and supply chain management.

Growth in the Information Technology Consulting Market

      The demand for professional consulting services is expected to increase as businesses seek qualified expertise to assist them in formulating and implementing their e-business strategies. According to

International Data Corporation, the worldwide information technology consulting market is expected to grow from $34.6 billion in 1999 to $74.4 billion in 2004. International Data Corporation estimates that the worldwide market for Internet services spending, defined as consulting, implementations and operation services necessary to develop and deploy and manage Internet sites, will grow from $16.1 billion in 1999 to $99.1 billion by 2004.

Current Internet Consulting Approaches Are Inadequate

      As technology and business models become more complex, successful implementation of e-business service offerings will require the ability to:

•	develop a new strategy or refine an existing strategy;

•	translate a strategy into operational plans and processes; and

•	select and implement technology products to improve performance.

      Many consulting firms, however, deliver less than the full range of these components. Providing components of a service offering without considering the entire business approach requires clients to assume responsibility for the integration of the distinct elements and creates additional risk.

      Some consulting firms provide only technically-oriented services or supplemental personnel to meet businesses’ needs. These firms typically lack meaningful relationships with industry leaders. This approach leaves these consulting firms vulnerable to shifts in technology or client preferences and they risk becoming obsolete or commodity priced.

      Many consulting firms focus on specific technological service offerings and provide those services across industries rather than developing and applying industry-specific expertise. In addition, many firms hire consultants with little or no experience or with no industry-specific background. This approach exposes clients to the possibility of implementing technologies and strategies that do not address their industry-specific requirements, such as their purchasing patterns, the competitive environment in which they operate, their supply chain dynamics or industry-specific regulations.

      The growth of e-commerce has fostered global competition by increasing the geographic reach of many companies. As a result, companies are seeking to implement consulting service offerings on a global basis. Many providers of Internet consulting services operate in limited geographic areas and lack the personnel to deploy consultants on a national or multi-national basis. Few consulting firms provide global expertise to offer both broad geographic coverage and local experience and knowledge.

      Organizations increasingly look to retain consulting firms that offer a multi-national presence as well as breadth and depth of experienced personnel to guide them through key periods of transformation. Providing clients with the full range of services needed to respond to the challenges of the Internet requires knowledge of industry-specific business and operational strategies and expertise in leading technologies, business relationships and global capabilities.

Our Approach

      We emphasize the development of strong and long-standing client relationships. We believe that our success in building relationships and retaining clients is a result of providing our clients with high levels of service, industry-focused service offerings, experienced professionals, integrated services, joint marketing relationships, a dedicated sales force and a multi-national reach.

Client Service

      Our primary focus is to help our clients’ businesses succeed. Each client is typically assigned to one of our managing directors, the most senior of our consulting professionals, who is responsible for the delivery and quality of our services. In conjunction with the managing director, we generally assign one of our professional sales executives to each client to help monitor client satisfaction throughout the engagement. In addition, through our quality assurance program, we utilize an internal peer review program to formally monitor our work for each of our significant engagements and for many of our smaller accounts. For each engagement reviewed under this program, a team of experienced managing directors who are not connected to the engagement conducts an on-site review with the engagement team and the client to evaluate the quality of our services, the efficiency of the service delivery, the benefit added to the client and the level of client satisfaction.

Industry-Focused Service Offerings

      We use industry-specialized consultants to deliver services tailored to the industries in which our clients operate. We believe that this approach maximizes the quality of the services we provide to our clients as we understand the specific needs of each of our clients. Our industry knowledge allows us to take into account:

•	the competitive and regulatory environment in which our clients operate;

•	the dynamics of the supply chain which dictate our clients’ product development cycles, lead times and market timing;

•	the purchasing patterns and behavior preferences of our clients’ customers; and

•	the particular complexities of the workforce issues facing our clients.

Experienced Professionals

      We generally hire professionals with industry experience, rather than hiring students directly out of college or graduate school or individuals with little or no consulting or industry experience. We pursue individuals with industry and consulting experience, including industry-specific business strategy, operations or technology backgrounds, to augment our industry-based approach. Over 34% of our domestic consultants hold post-graduate degrees. To enhance and maintain the skills of our professionals, we currently offer approximately 70 education classes and on-line, self-paced training courses in Internet technologies and related technology platforms, as well as courses in service delivery, strategy, operations improvement and sales.

Integrated Services

      We provide our clients with the full range of services required to enable them to achieve their goals. Our approach addresses clients’ total needs by reviewing their strategies or assisting them in developing strategies and translating those strategies into operational plans and implementing technology or Internet-enabling functions. Our service offerings are a combination of industry-specific business strategy and operational improvements, technology selection and implementation. Our integration services include:

•	business strategy;

•	business process design and operations;

•	technology architecture;

•	media integration and content management;

•	legacy systems integration;

•	network integration;

•	outsourcing; and

•	training.

      We believe that our integrated approach results in superior service to our clients.

Joint Marketing Relationships

      We believe that our ability to develop strong joint marketing relationships, which provide products and services that offer value to our clients, has been and will continue to be a key component of our success. These relationships enable us to increase revenues by providing additional marketing exposure, expanding our sales coverage, increasing training of skilled resources and developing and co-branding service offerings that respond to customer demand. For more detailed information on our five most significant joint marketing relationships, see “—Our Joint Marketing Relationships.”

Dedicated Sales Force

      Our large, professional direct sales organization is a key factor in the growth of our sales. Our approximately 220 sales personnel have both industry experience and technological knowledge. We established our commission-based dedicated sales force in 1996. During fiscal years 1997, 1998, 1999 and 2000, and the three months ended September 30, 2000, our professional sales force was involved in generating approximately 4%, 19%, 30%, 41%, and 56%, respectively, of our revenues. During fiscal year 2000, and the three months ended September 30, 2000 our direct sales organization won 56% and 60%, respectively, of the proposals it submitted that were awarded to either us or one of our competitors on a revenue basis. We believe our sales force promotes a systematic business development strategy and efficient, consistent and focused market coverage.

     Multi-National Reach

      We serve as a multi-national provider of consulting services to our clients. We have approximately 9,100 professionals located in the United States, Argentina, Brazil, Canada, Colombia, Costa Rica, Guatemala, Ireland, Israel, Japan, Mexico, New Zealand, Nicaragua, Panama, Peru, South Korea and Venezuela. In addition, we have developed longstanding working relationships with the consulting units of the member firms of KPMG International, a worldwide association of independent professional service firms which share the “KPMG” name. These relationships, together with our own employees and our multi-national presence, enable us to provide consulting services on an international scale.

Our Growth Strategy

      Our strategy for growing our business includes five key components:

•	increasing the number of services that we sell to existing clients;

•	acquiring new clients for our services;

•	building the next generation of service offerings;

•	developing additional joint marketing relationships; and

•	expanding our international and service delivery capabilities through acquisitions.

     Increasing the Services That We Sell to Existing Clients

      Our focus has been and will continue to be on our clients. We value our relationships with clients and seek to provide them with new and innovative service offerings to improve their business performance. Upon the completion of our initial projects with them, it is common for our clients to hire us to assist them with additional projects as they know we can provide both a familiarity with their business models and leading-edge service offerings. In fact, all of our top 50 clients by revenues as of June 30, 1999 remained our clients as of June 30, 2000. In addition, of our top 150 clients during fiscal year 1999, we retained 95% of these clients during fiscal year 2000. As our existing clients undertake to transform their business models to embrace e-business possibilities, we are presented with opportunities to increase revenues by selling additional services to them.

     Acquiring New Clients

      While we seek to sell more of our services to existing clients, we also target new clients. We have created several avenues through which we expect to obtain new clients, including:

•	a sales force of approximately 220 persons;

•	a list of target accounts within each industry with designated senior management to pursue those accounts; and

•	joint marketing arrangements with leaders in hardware, software, networking, transportation and distribution to identify and monitor prospective client opportunities.

These initiatives, along with the strength of our approximately 9,100 professionals, enable us to develop new client relationships. During fiscal year 1999, we obtained approximately 345 new clients; in fiscal year 2000, we obtained approximately 745 new clients.

     Building the Next Generation of Service Offerings

      We believe that we are a leader in developing and marketing and technology integration services. Our plan is to build the next generation of service offerings employing the latest in software and hardware technology, while continuing to upgrade our existing offerings. Our strategy is to develop complete industry-focused service offerings that encompass the breadth of our service capabilities. We believe that this approach benefits our clients by:

•	delivering our services rapidly and efficiently;

•	simplifying implementation by pre-configuring the software and hardware components;

•	incorporating our industry knowledge into our service offerings; and

•	providing a full range of services to our clients, due to the comprehensive nature of our service offerings.

      We have invested in acquisitions, product development, training, and broadband and Internet solution centers that enable us to create market-leading service offerings. Examples of these service offerings include our NetReadiness assessment product co-developed with Cisco, our digital marketplace platforms, our broadband applications, our core architecture for product deployment known as our Configure to Fitsm methodology and our network integration service offerings.

     Developing Additional Joint Marketing Relationships

      We currently have approximately 45 relationships with key technology providers which support and complement our services. We intend to continue to develop relationships, including joint ventures, occasional equity investments and joint marketing arrangements with industry leaders who provide innovative technology essential to the development and delivery of technologically advanced service offerings for our clients. These relationships provide us with unique brand recognition, early access to advanced technology, additional service distribution channels, cross-selling opportunities for additional services and access to vendor training and support.

     Expanding our International Presence and Service Delivery Capabilities Through Acquisitions

      To continue the growth of our business, we will seek to acquire companies that offer a strategic fit with our existing business, including companies which help us to deepen our industry focus, expand our geographic reach, increase the breadth of services we offer or strengthen our joint marketing relationships.

      We intend to accomplish these objectives by acquiring both the consulting businesses of selected member firms of KPMG International and also non-KPMG International companies.

      We are currently exploring international expansion opportunities, including potential acquisitions, with a number of the member firms of KPMG International. This approach will enable us to gain critical mass with established businesses in important international markets. We have recently purchased the consulting practices of KPMG International member firms in Argentina, Brazil, Canada, Colombia, Costa Rica, Guatemala, Ireland, Japan, Mexico, New Zealand, Nicaragua, Peru, South Korea and Venezuela. We are also focusing on acquiring additional companies that offer geographic, industry or technology coverage complementary to our core business. Examples of our recent non-KPMG acquisitions include our acquisition of the e-strategy design firm Studio Verso and the e-business technology firm Webvibe.

Our Services

      We provide consulting services to our clients in one of two ways: either as a distinct service component or as an integrated service offering comprised of multiple service components.

•	Our e-service components refer to the services we deliver to clients to meet their specific needs. We provide six e-service components including: e-strategy, e-processes, systems integration, network integration and infrastructure, next generation operations support systems/business support systems and e-outsourcing.

•	An e-business service offering uses one or more of our e-service components to assist our clients by Internet-enabling particular functions of their businesses. We offer e-business service offerings in six functional areas: Customer Management, Supply Chain Management, World-Class Financesm, World-Class Human Resourcessm, Knowledge Management and e-Learning.

      We believe our combined service offerings are well-suited to meet our clients’ business requirements.

e-Service Components

      Our e-service components support the design, construction and maintenance of Internet-based business offerings. Listed below is a description of each of our e-service components, an example of how we have implemented each of these services and a summary of our key joint marketing relationships.

Component	Description	Example	Joint Marketing Relationships[1]

e-Strategy	• Develops strategies with existing businesses seeking to transition to an e-business model • Assists new e-businesses seeking to formulate a strategy • Evaluates e-business models and revenue sources	• Developed strategy to enable manufacturing client to purchase materials globally directly over the Internet	• Cisco • Digital Think • Peppers and Rogers Group

e-Processes	• Designs, improves and implements operations and processes to help establish a new e-business or transform an existing business	• Assisted media startup to identify partners, design and construct website, implement back office system and develop an applications service provider business	• BroadVision • e.piphany • Hyperion • Interlynx	• Interwoven • Intraspect • MatrixOne • Pivotal

Systems Integration	• Implements web-enabled software products and allows custom development and integration of web technologies with existing systems	• Assisted Fortune 100 company in the aerospace industry to integrate its legacy systems with a digital marketplace	• BEA • Cisco • Informatica • Inktomi	• Oracle • PeopleSoft • SAP • webMethods

Network Integration and Infrastructure	• Helps build technically stable and flexible infrastructures which optimize the networks supporting their application environment
	• Includes broadband network infrastructure, network operations center and security services	• Assisted telecom/ Internet leader to integrate existing systems with a new network architecture providing broadband service	• Cisco • Thrupoint

Component	Description	Example	Joint Marketing Relationships[1]

Next Generation Operations Support Systems/ Business Support Systems	• Enables service providers to rapidly provide Internet-based products and services by using technology to support legacy systems integration and contemporary software application integration	• Assisted telecom client to rapidly expand its nationwide fiber-based network to support high-volume data flow and Internet access	• Calico • Cisco • Inktomi • Narus	• Portal • Tibco • Selectica • Vitria

e-Outsourcing	• Provides outsourcing service offerings via the Internet
• Offers clients remote access to software applications located on an offsite data center
	• Provides technical and functional expertise to run, maintain and enhance software applications	• Assisted technology company by providing end-to-end applications hosting, including network connectivity, infrastructure and applications management	• Qwest Cyber.Solutions

[1]	While we believe that, taken together, these joint marketing relationships are a key component of our success, only our relationships with Cisco, FedEx, Oracle, Qwest and SAP are individually significant to the conduct of our business.

The following paragraphs provide more detailed summaries of our e-service components:

      e-Strategy. Our e-strategy services develop strategies with businesses seeking to transform existing systems to e-business models as well as with new e-businesses seeking to articulate their vision and formulate their e-business strategies. Components of an e-strategy service address web design, web content, data design, business transformation, shared services and interactive experience. In formulating an e-business strategy, we assist our clients in evaluating e-business models and their associated revenue sources. Our services help companies understand how to appropriately re-engineer or create internal operating structures to realize additional value. We help companies move from using the Internet as a communications tool to utilizing the Internet as a business platform.

      e-Processes. Our clients often retain us to design, improve and implement the operations and processes used to facilitate the establishment of a new e-business or the transformation of an existing business. Our e-process services provide the functional design detailing the flow of information, the identification of web content and web design and the collection of data regarding customer behavior and preference during customers’ interactions with our clients. Our e-process services manage the programs and changes required to implement e-strategies and develop a vision with operating structures to ease implementation.

      Systems Integration. Systems integration refers to the implementation of Internet-enabled products and the custom development and integration of web technologies with our clients’ existing legacy systems and information technology infrastructures. Systems integration services address concerns relating to systems architecture and web development. Our systems integration services also help our clients link together networks, hardware and software to create scalable systems supporting e-business models and strategies.

      Network Integration and Infrastructure. Our network integration and infrastructure services combine broadband networking capabilities required for high speed connectivity with our architectural knowledge to optimize the availability and responsiveness of the network application environments. We design networks to improve user response times and to anticipate performance issues and future capacity requirements. We also facilitate the transition from voice to Internet-protocol-based data packet transmission. Our network operations center services help our clients implement or enhance operational processes and procedures to create a stable and sustainable network environment and ensure network support for existing and future network applications. These services also streamline and standardize network projects and enhancements, leverage repeatable processes and procedures and facilitate knowledge transfer to our clients’ information technology staffs to allow them to maintain their network environments. We also provide security consulting services, including information protection service offerings to help ensure confidentiality, availability and data integrity.

      Next Generation Operations Support Systems/Business Support Systems. Our operations support systems/business support systems services allow our service provider customers, including competitive local exchange carriers, incumbent local exchange carriers, regional bell operating companies, inter-exchange carriers and Internet service providers, to rapidly provide high margin, Internet-based products and services. Our operations support systems/business support systems services utilize our Configure to Fitsm reference architecture to support legacy systems integration and contemporary software application integration. Our operations support systems/business support systems support Internet-based customer self-service capability, commercial sales and contact management, product management, order management, service request management, billing management and service assurance management.

      Our operations support systems/business support systems service delivery capability is supported through our broadband Internet protocol solution centers. These solution centers allow us to build and test service offerings with our clients prior to deployment, thereby reducing client risk and development time. In conjunction with our alliance agreement with Cisco we have agreed to open six broadband solution centers. We have opened four broadband solution centers located in our facilities in Silicon Valley, California; Denver, Colorado; Liberty Corner, New Jersey and Tyson’s Corner, Virginia. We anticipate opening a new center in the Asia-Pacific region by July 1, 2001. In addition, the United Kingdom KPMG International member firm opened a broadband solution center in London, England. For further information regarding our alliance with Cisco, see “—Our Joint Marketing Relationships— Cisco” and “Our Arrangements with Cisco— The Alliance Agreement.”

      e-Outsourcing. Our e-outsourcing services provide our clients with a variety of choices to manage software applications. Through our relationship with QCS, we offer clients applications service provider services over an Internet protocol network through remote access or through development of internal systems for our clients. These services give our clients an alternative to the internal development, deployment, enhancement and maintenance of a broad array of software applications. We provide the technical and functional expertise needed to operate, maintain and enhance software applications.

      Our applications service provider services are provided through QCS. See “—Our Joint Marketing Relationships— Qwest Communications.” We also use our global program with Cisco to help establish and support applications service provider businesses using our own infrastructure. This application infrastructure service provider business functions as a complete, cohesive and easily maintained set of application infrastructure services.

e-Business Service Offerings

      Our e-business service offerings are designed to meet the needs of our clients. Listed below is a description of our e-business service offerings, an example of how we have implemented each of these service offerings and a summary of our key joint marketing relationships.

Service Offering	Description	Example	Joint Marketing Relationships[1]

Customer Management	• Provides strategies, processes and service offerings to enhance an organization’s ability to forecast and act on customers’ behavior	• Enabled major retailer to cross- market services and products by allowing it to store and analyze customer data by integrating a network of physical stores, web sites, call centers and home service personnel	• BroadVision • e.piphany • Interwoven • Octane	• Peppers and Rogers Group • Pivotal • KANA

Supply Chain Management	• Develops strategy, tactics and infrastructure to help clients manage the flow of goods, information and money • Improves efficiency and effectiveness of interactions with suppliers	• Helped global pharmaceutical company to implement an e-procurement process to coordinate its 188 operating companies in 53 countries	• BroadVision • Cisco • FedEx • i2 • JD Edwards	• Manugistics • MatrixOne • Oracle • SAP • Vastera

Service Offering	Description	Example	Joint Marketing Relationships[1]

World-Class Financesm	• Transforms finance and accounting functions into web-enabled conduits of business information	• Designed and implemented new web-based financial system reporting and analysis for one of the world’s largest credit reporting agencies to enable worldwide access to financial data	• Cisco • Hyperion • Oracle • SAS Institute

World-Class Human Resources sm	• Enables businesses to effectively improve human resources processes, implement systems that manage payroll/ benefits and employee information and create self- service Internet access to these features	• Implemented central human resources system to allow each of a retailer’s stores to access personnel information and allow automated distribution to and access by their workforce	• Backweb • Cisco • Datachannel	• Interlynx • Oblix • PeopleSoft

Knowledge Management	• Identifies, captures, shares and applies a client’s intellectual capital to strengthen its competitive position	• Assisted major wireless communications company to implement a system for capturing and sharing customer information, and developed an incentive program to encourage contributions to and use of the system	• Informatica • Intraspect • Microsoft

e-Learning	• Trains clients by providing 100% Internet- based technology and training rather than using classrooms to teach Internet technologies or business practices	• Developed and delivered e-commerce and e-business training to consulting, tax and assurance personnel both domestically and abroad, including the delivery of basic Internet training to 8,000 consultants in 90 days	• Cisco • Digital Think

[1]	While we believe that, taken together, these joint marketing relationships are a key component of our success, only our relationships with Cisco, FedEx, Oracle, Qwest and SAP are individually significant to the conduct of our business.

The following paragraphs provide more detailed summaries of our e-business service offerings:

      Customer Management. Our customer management service offerings help our clients to manage their relationships with their customers by recognizing the preferences and behavior of their current and prospective customers, identifying new opportunities to better serve customers and acting rapidly to realize these opportunities and maintain competitive advantages. Customer management service offerings include establishing call centers, implementing Internet-based contact management capabilities, automating sales forces and analyzing customer behavior. By capturing and analyzing customer interactions with our clients and developing specific Internet-enabled customer strategies, our customer management service offerings assist our clients in the acquisition, retention and service of customers.

      Supply Chain Management. Supply chain management includes managing and integrating the flow of goods, information about goods and the money exchange associated with transactions both within and beyond an enterprise. As Internet-based business-to-business e-commerce technology evolves, leading organizations are recognizing the cost and the service efficiencies that can be gained by adopting advanced supply chain management tools. Supply chain management tools are software products which help to manage product configuration, production planning, management logistics and transportation.

      World-Class Financesm. Our World-Class Financesm service offerings use proven methodologies developed across industries, along with the latest technology, to deploy finance and accounting systems which utilize the Internet. Our World Class Finance® service offerings include performance management, global shared services, revenue management, outsourcing, systems implementation and transaction systems design. These service offerings address the increasing need for timely and broadly distributed access to financial information. The delivery of updated, easily accessible data gives clients the ability to measure operational performance and to create strategic initiatives.

      World-Class Human Resourcessm. Our World-Class Human Resourcessm service offerings evaluate how to best meet an organization’s human resources needs in the areas of communications, training, management and administration. Our World-Class Human Resourcessm service offerings include human resources shared services, Internet-based access to human resources information and human resources systems implementation. We enable businesses to efficiently and cost-effectively improve human resources processes, implement back-end systems that manage payroll, benefits and other employee information, communicate effectively with employees and create self-service Internet access to these features for employees. Our service offerings minimize the resources required to support these functions and maximize the time employees can contribute to the growth of their businesses.

      Knowledge Management. Our knowledge management service offerings identify, capture, share and apply clients’ intellectual capital to strengthen their competitive positions. We offer services to help manage knowledge both within the enterprise and among the enterprise, its partners, customers and suppliers. Our knowledge management service offerings include assessing information use within an enterprise, defining the information requirements of an enterprise and deploying Internet-based information management applications. Our service offerings enable us to quickly assess the current knowledge environment, design an enterprise knowledge strategy, capture information from throughout the organization and implement the service offerings and infrastructure to support ongoing knowledge management. These service offerings utilize leading Internet technology to best meet the knowledge management needs of each client.

      e-Learning. Our e-learning service offerings use Internet-based technology rather than classrooms to teach clients technologies and business practices. e-Learning offers instant deployment of custom-developed or prepackaged Internet-based training courses, which reduce the amount of time and cost in providing education. Our e-learning service offerings identify the proper training, ensure its availability to the appropriate people and continuously analyze the impact of training on performance and employee satisfaction. All of our e-learning service offerings are designed to provide demonstrable evidence of employee comprehension, including certification of their competency.

Our Clients and Industry Focus

      We serve clients in six different industry groups, using our comprehensive array of products and services to provide industry-specific service offerings to our clients.

      As of June 30, 2000, we were serving over 2,500 clients, including approximately 60 of the Fortune 100, approximately 280 of the Fortune 1000 companies as well as global companies, with our remaining clients concentrated among small and medium-sized businesses, government agencies and other organizations seeking to gain competitive advantages from opportunities provided by the Internet. Our clients represent a broad spectrum of enterprises within diverse industry sectors, including financial services, consumer and industrial markets, public services, high tech, communications and content, and health care. The following is a partial list of some of our largest clients for each of our segments:

Financial	Consumer and			Communications
Services	Industrial Markets	Public Services	High Tech	and Content	Health Care

Bank One Corporation JP Morgan & Co. Incorporated Merrill Lynch Metropolitan Life Insurance Company Prudential Securities Incorporated SG Cowen Securities Corporation	Campbell Soup Company Chevron Corporation FedEx Corporation Honeywell Inc. International Paper Company XTRA Corporation	Commonwealth of Pennsylvania State of California, CalPERS University of Missouri U.S. Department of Defense, Defense Logistics Agency U.S. Department of State Yale University	Agilent Technologies, Inc. Cisco Systems, Inc. Ingram Micro Inc. JDS Uniphase Corporation Microsoft Corporation Xircom, Inc.	Bell South Corporation The Dun & Bradstreet Corporation iSite Networks Nextel Communications, Inc. Qwest Communications International Inc. SBC Communications Inc.	American Home Products Corporation Aventis Behring, LLC Blue Cross Blue Shield of Michigan Highmark Inc. Johnson & Johnson LSU Health Sciences Center

     Financial Services

      The Industry. The digital revolution is causing financial services organizations to rethink the way they do business. Consolidation and convergence are driving the industry toward change. New or spun-off Internet companies as well as existing entities with costly legacy processes and structures are looking to advanced technologies as a way of remaining competitive and flexible and creating additional revenue streams. We focus on delivering strategic, operational and technology services, including new, component-based business and technical architectures which leverage existing application systems and e-business strategies and development delivered through consumer and wholesale lines of business.

      Our Clients. Our clients in the financial services sector include banking, insurance, securities, real estate, hospitality and professional services institutions. We develop relationship account strategies for our top 25 clients which brings new intellectual capital, establishes relationships between our clients and the companies with which we have joint marketing relationships and builds specific value propositions for each client based on our clients’ specific needs.

      Sample Engagement. We assisted New York-based Metropolitan Life Insurance Co. in designing and developing an Internet-based, self-service benefits administration system and the technical infrastructure to support future growth, marketing programs and new product distribution. The objective was to provide MetLife’s customers with an on-line benefits enrollment system that would be provided free-of-charge with the purchase of a MetLife insurance product. We employed our proprietary industry-specific analysis, assessment and implementation approach and our World-Class Human Resourcessm methodology. Using this process, we implemented a self-service system that provides MetLife’s small-business customers with a single, on-line system for employee benefits management. The system also helped MetLife to reduce administrative costs and promote customer retention by allowing its customers to save time and effort in adjusting employee data.

     Consumer and Industrial Markets

      The Industry. Our clients in consumer and industrial markets are seeking innovative business approaches such as the creation of digital marketplaces, procurement portals and private trading networks that generate a rapid return on their investment and contribute to their growth, profitability and market competitiveness. We advise our clients on capturing and assessing customer needs and buying pattern data to improve one-to-one marketing and capture additional marketshare. In addition, we develop and implement channel integration strategies, electronic storefronts, sales automation and call center service offerings to help our clients better serve their customers. We focus on improving supply chain integration through e-procurement, collaborative planning, fulfillment, product data management and digital marketplace solutions. Finally, we are assisting several companies in increasing the productivity of their workforce through Internet-enabled employee self-service and human resource applications, web-based training and learning, back office/front office integration, shared services and knowledge management.

      Our Clients. We work with both established brick and mortar companies, including their related Internet companies, and newer Internet companies that produce or distribute consumer and industrial products and services. We focus on three market sectors—consumer, industrial and automotive, and chemical and energy. We are working with clients in several vertical markets, including petroleum, industrial products, food, retail and transportation, to create digital marketplaces and trading exchanges that connect buyers and sellers within each market. We also target clients interested in creative partnerships and pricing arrangements such as joint ventures, equity investments and revenue sharing.

      Sample Engagement. Sears, one of the world’s largest retailers with 845 full-line department stores and more than 2,000 specialty stores at the time of our engagement, recognized the opportunity to accelerate profit growth, increase its number of customers and improve customer loyalty by taking its retail formula to the Internet. Sears also recognized the opportunity to use the Internet to further enhance and personalize the customer experience by integrating its stores with its customer service, customer credit profiles, and its Internet presence. Sears realized that its Internet strategy could improve marketing effectiveness, as well as create more and deeper customer interactions, additional purchases, and increased retention.

      Sears engaged our company to demonstrate the specific ways in which we could integrate the customer touchpoints. To meet this objective, we devised a pilot program that included one-to-one marketing, campaign management, data analytics and the integration of Sears’ key retail channels such as Sears’ web site, call centers, online information centers in stores and service and delivery technicians that visit the home. The pilot design in joint development between Sears and our personnel includes a new web-based in-store kiosk, a retail web site designed to help customers find “solutions,” integrated campaign management and a customized call center to support the program. Customer data will be collected from all customer touchpoints and used for interactive marketing campaigns, thus combining the resources of stores, the web, call centers, and home service.

     Public Services

      The Industry. We assist public services organizations in developing improved administrative effectiveness and efficiency by implementing technology-based, integrated service offerings to help manage their information and operations. Our public services clients are continuing to focus on operating more like businesses, striving to maximize value for every tax dollar and modernize government technology infrastructure. The Public Services group is also a leading provider of financial and economic advisory services to governments, corporations and financial institutions around the world.

      Our Clients. Our public services clients include federal government agencies, state and local governments and private and public higher education institutions. In our federal government practice area, we have developed long-standing relationships, which we define as lasting for five years or more, with at least ten federal agencies and departments and have delivered process improvement, enterprise resource planning, and Internet integration service offerings. Our largest clients include the military services and federal agencies. In the state and local government practice area, we provide systems integration services through technology service offerings centered around the Internet, as well as a variety of business transformation services focused at the governor and state agency level. Our current clients include the ten largest states by population. Our higher education practice provides enterprise wide systems implementation services to the nation’s research institutions, in addition to Internet-based customer relation management service offerings focused on student administration. Clients of our Public Services group also include federal and international funding and grant organizations.

      In fiscal years 1998, 1999 and 2000 and the three months ended September 30, 2000, our revenues from the United States federal government were $143.6 million, $223.6 million, $302.3 million and $90.5 million, respectively, representing 10.0%, 11.3%, 12.8% and 13.3% of our total revenues. A loss of all of our contracts with the United States federal government would have a material adverse effect on our business. While most of our government agency clients have the ability to unilaterally terminate their contracts, our relationships are generally not with political appointees and we have not typically experienced a loss of federal government business with a change of administration.

      Sample Engagement. We were engaged by the Bethesda, Maryland-based National Institutes of Health, or NIH, an organization within the U.S. Department of Health and Human Services, to integrate and make Internet accessible various existing data systems within its 26 separate, nationwide institutes and centers. NIH’s objective was to be able to capture and use its administrative data to improve its business performance. We helped the NIH to build a data warehouse and decision support system that is organized into six distinct data marts, which address personnel costs, travel, inventory management, budgeting and finance, procurement and workforce demographics. In partnership with NIH technologists, we integrated and web-enabled the diverse data repositories of the NIH, making it possible for more than 6,000 staff members to access and search the full breadth of NIH administrative data through a central system. This enables NIH personnel to more efficiently analyze information specific to their responsibilities.

     High Tech

      The Industry. In the high tech industry, speed of implementation is critical for both established growth companies and venture-backed start-ups who need an e-business infrastructure to accelerate their growth and performance. Companies in this sector are focused on new business models, such as new exchanges and marketplaces, and are redefining relationship management to encompass new customers, trading partners, channel integration and workforce interaction models.

      Our Clients. Our high-tech practice delivers e-business integration service offerings to established market leaders in the global arena and fast growing e-business companies that increasingly require our infrastructure development tools. We work with companies that create and develop software and hardware products, as well as with new Internet companies. We assist our clients in responding effectively to the realities of a digital world by deploying teams that span strategy, design, branding, technology and integration. We work in the shortened time frames demanded by Internet commerce and utilize a partnership approach with our clients. Our clients are choosing us in competitive situations based on our ability to deliver complete, end-to-end integration scaled to the size of the enterprise.

      Sample Engagement. Ingram Micro, a large-scale Internet-based business-to-business distributor of technology products, engaged us to find ways to provide enhanced value to its business customers. We determined that Ingram Micro could accomplish its goal by creating a virtual supply chain, extending from suppliers to resellers and customers. The ability to rapidly implement a solution was also essential in this engagement. We created and launched two distinct websites for Ingram Micro in less than 90 days.

      The first site is entirely customized to Ingram Micro’s customers, allowing them to manage all of their business transactions over the Internet. Personalized pricing and product presentations are created for customers based on their past buying behavior, and they are able to view supplier inventories online, with the benefit of real-time price and product availability.

      With its second site, Ingram Micro effectively launched the web’s first online Internet-based business-to-business community for resellers, vendors and customers of technology products, allowing the distributor to become the mediator of virtual partnerships and business opportunities for its resellers.

     Communications and Content

      The Industry. In the communications and content marketplace, clients are looking for services that support broadband access, value-added services, content management, network management and transaction-based commerce. The landscape in the communications and content marketplace is rapidly changing. Communications companies are moving into content and e-commerce, content providers are merging and deploying broadband solutions, and new competitors are emerging without legacy infrastructures. We work with our clients to help them formulate and implement e-business strategies to reduce operating costs and improve operational efficiencies and service levels and to create new revenue opportunities in new service markets.

      Our Clients. Our clients are companies providing the communications backbone to support growth in the networked economy, including global and national telecommunication companies and carriers, wireless service providers, cable operators and emerging Internet protocol service providers. We also serve content companies that provide information services and entertainment to end users, including publishers, printers, advertisers, information service providers and broadcasters.

      Sample Engagement. SBC Communications is one of the world’s largest telecommunications firms providing a range of telecommunications products including wireless service for millions of customers in selected markets around the United States. Customer service is provided through call centers located in each of SBC’s major markets. We were engaged to develop a web-based reference tool to allow each of these call centers to have access to the most current customer and product information in order to provide rapid and precise service to SBC’s customers.

      After assessing the client’s current systems and processes, we developed a centralized database that can be instantly updated by each call center location through a web browser. We also automated the client’s content management processes ensuring that the most up-to-the minute information is available to the call center staff through the same web browser interface. This infrastructure can expand and adapt as the client’s customer service requirements change and allows the client to continue to maximize the advantages of a web-based customer management service offering.

     Health Care

      The Industry. Our health care clients are seeking ways to reduce costs, improve customer relationships and enhance the quality of care. We provide e-business and health care business expertise and experience to enable health care organizations to capitalize on enterprise resource planning and Internet opportunities. We provide our health care clients with specialists in the provider, payor and life sciences segments. We transform their organizations and improve their business processes by implementing supply chain management, customer management, finance, human resources and e-business service offerings to create efficiencies through virtual enterprises of electronically-linked business partners, such as health care virtual exchanges that link the supply chain of providers, payors and suppliers.

      Our Clients. Our health care clients include providers such as integrated delivery systems, academic medical centers, physician practice management companies, payors such as indemnity insurers, managed care insurers, and government payors, and life sciences companies such as pharmaceutical, biotechnology and medical device companies and distributors.

      Sample Engagement. Blue Cross Blue Shield of Michigan, facing the challenge of reducing costs while providing affordable, high quality medical care, engaged us to help identify ways to use the Internet to accomplish this goal. Specifically, we were asked to develop an Internet-focused business strategy directed toward improving core processes, reducing costs, improving customer service and gaining competitive advantage.

      To develop a strategy, we assessed the client’s existing technology infrastructure, business capabilities and requirements, and weighed this against a comprehensive analysis of marketplace opportunities and challenges. The resulting strategy recommendations included opportunities to use the Internet in both the near- and long-term to realize these business goals and to develop its distinct brand in the emerging, highly competitive, Internet-enabled health care marketplace.

Our Joint Marketing Relationships

      We have created joint marketing relationships to enhance our ability to provide our clients with high value services. Our joint marketing relationships typically entail commitments regarding joint marketing, sales collaboration, training and service offering development.

      Our most significant relationships are with Cisco, FedEx, Oracle, Qwest and SAP. We also maintain other joint marketing agreements with approximately 45 hardware and software vendors. These joint marketing agreements help us to generate revenues because they provide a source of referrals and the ability to jointly target specific accounts. For example, our agreement with Microsoft provides a framework for collaboration on marketing, sales and product development activities, including the development of products, resources and marketing activities focused on the Internet. In addition, our recent agreements with webMethods, Inc. and Portal Software, Inc. allow us to provide our clients with leading edge technologies required to establish new e-businesses and transform existing businesses into new e-business models. We have in the past made and continue to make investments in some of the vendors with which we maintain joint marketing arrangements. Our management personnel played a key role in KPMG LLP’s early investments in webMethods, Active Software, Pivotal Software, e.piphany, Octane Software, Intraspect and Thrupoint. These investments were retained by KPMG LLP in the separation. Since our separation from KPMG LLP, we have invested in Incentive Systems, Thrupoint, Intraspect, Xevo, Narus and Brience. We believe these investments strengthen our joint marketing relationships and in turn, help us provide top-quality service to our clients. We have sold our investments in Intraspect and Thrupoint to KPMG LLP at fair value to avoid joint ownership in these companies with KPMG LLP and to thereby comply with the auditor independence rules.

      Each of our five most significant joint marketing relationships is described in detail below.

Cisco Systems

      In addition to Cisco’s equity investment in our company, we have established an alliance with Cisco to work together to define and deliver comprehensive Internet-based service offerings, called co-branded solutions, for enterprises that fall within our industry groups and for the market of local exchange carriers, regional bell operating companies, inter-exchange carriers and Internet service providers. These services combine Cisco’s world-class networking technology with our industry knowledge and systems integration expertise to define the business process and technology deployment necessary for customers to effectively deploy Internet-based business approaches. For the service provider market, we develop our own services to integrate business and operational support systems with the networking infrastructure necessary to deploy new Internet protocol-based services such as e-outsourcing or virtual private networks. For the enterprise customer, we offer co-branded solutions such as workforce optimization, Internet readiness assessment, supply chain integration, customer management and network deployment and operations that assist our clients in migrating their businesses to the Internet.

      In conjunction with the Cisco alliance agreement we have agreed to open six broadband solution centers. We have opened four broadband solution centers located in our facilities in Silicon Valley, California; Denver, Colorado, Liberty Corner, New Jersey and Tyson’s Corner, Virginia. We anticipate opening a new center in the Asia-Pacific region by July 1, 2001. In addition, the United Kingdom KPMG International member firm opened a broadband solution center in London, England. We believe these broadband solution centers provide us with a competitive advantage by providing state of the art equipment to develop, demonstrate and provide training on our offerings and by enabling our clients to simulate how the integration will work in their specific environments prior to implementation on their systems. See “Our Arrangements with Cisco— The Alliance Agreement.”

      Our alliance with Cisco provides us with access to world-class networking technology to help us build innovative service offerings. In turn, our agreement to have approximately 3,500 Cisco literate consultants on staff by December 31, 2000 provides Cisco multi-national access to consultants trained in their technology. Our alliance agreement with Cisco calls for us to jointly approach potential clients, and to provide one another with sales opportunities. Our sales personnel work directly with Cisco’s sales personnel to create joint marketing opportunities. By working together, we are able to present potential clients with an opportunity to purchase hardware directly from a vendor and to contract with a consulting and integration services provider knowledgeable and trained in the vendor’s hardware. While we and Cisco each contract separately with clients, our joint marketing efforts seek to provide clients with hardware, software and consulting services that will work well together.

      The term of the alliance agreement is five years and may be extended as mutually agreed by our company and Cisco.

FedEx

      We formed a joint marketing relationship with FedEx to market and deliver innovative supply chain service offerings such as global planning and scheduling, global inventory monitoring, order fulfillment and order execution management to large and medium-sized companies competing in the Internet-based, business-to-business global marketplace. As more companies adopt fast cycle distribution methods to gain competitive advantage, orchestrating the movement of a huge volume of information and thousands of packages per day from suppliers to end-users on a global scale requires unique e-business service offerings. Our FedEx relationship represents a single source provider for companies seeking to revamp their supply chain planning and execution processes, connecting suppliers and manufacturers with their end customers.

      We and FedEx generate revenues from our agreement by attracting and selling our respective services to each others’ customers. We and FedEx undertake extensive joint account planning and development as we seek to provide products and services that address customers’ business problems. We and FedEx typically enter into separate contracts with the customers who hire us, and we do not pay or receive licensing fees under our agreement with FedEx.

     Oracle

      We have a longstanding relationship with Oracle Corporation in which we serve as a systems integrator for its application software and data base technology. We have implemented Oracle’s products for some of our largest multi-national clients. Employing our Rapid Return on Investment methodology, knows as R2ism, we built a set of templates which enables us to quickly implement Oracle’s applications. We have also served as an advisor to Oracle in the development and testing of its new products, including customer management, procurement and business intelligence software.

      The majority of our Oracle services contracts are bid and delivered solely by us. As part of our joint marketing relationship, we occasionally share revenues with Oracle in a contractor/subcontractor relationship on a project by project basis. For example, we may subcontract with Oracle to provide technical personnel to assist us in the implementation and performance tuning of its data base software. In other situations, our mutual customers have separate contracts with Oracle, to purchase application software and database technology, and with us, to provide integration services. On occasion, Oracle has contracted with us to provide technical resources to assist them in product development, for which we have been paid fees by Oracle. We have no royalty or licensing arrangements or joint product ownership with Oracle.

     Qwest Communications

      We have a marketing relationship with Qwest Cyber.Solutions LLC, or QCS, which is owned by Qwest Communications International, Inc., a communications company. QCS provides its clients with the ability to rent core business management capabilities, including payroll systems or sales and marketing databases. QCS customers’ information is stored electronically on QCS’ secure network and computer systems, allowing QCS clients to use and access their business information as though it is on their own office computer systems. QCS clients therefore pay for software, hardware and technical maintenance services as they are needed instead of purchasing these business systems outright. QCS clients may rent additional software and services as the requirements of their businesses change. QCS builds on the existing relationships that it has with SAP, Oracle, PeopleSoft and other large hardware and software providers as well our relationships with Cisco and Microsoft.

      Concurrent with the disposition of our equity investment in QCS described below, we entered into an agreement pursuant to which we continue to have a significant marketing relationship with QCS. Under this arrangement, we will continue to work with QCS to develop sales and marketing plans for the distribution of QCS’ products and services through our company, and to market QCS’ products and services. Our marketing relationship with QCS allows us to continue to offer our clients application service provider services, which is a component of our e-outsourcing service offerings. We offer to QCS our products and services that are applicable to QCS’ current business, including sublicenses of any such applicable products and services. Our marketing relationship with QCS extends through June 2, 2009 or through the date of an initial public offering by QCS, if earlier.

      In addition to our marketing relationship, we were an equity investor in QCS when the joint venture was formed in June 1999. On December 27, 2000, we ended our equity interest in QCS when we decided not to make additional capital contributions that QCS will require to fund its operations and acquire equipment to support the expansion of its business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview.”

     SAP

      We became one of SAP’s first national “logo partners” in 1984, and we became an international logo partner in 1994. The logo partnership is a non-exclusive agreement which authorizes us to offer SAP consulting, implementation, systems integration and support services to potential users worldwide. Our SAP consulting practice focuses on implementing SAP’s software applications for our clients. We bring business and industry expertise along with SAP’s software products to our projects, and we also utilize templates we have constructed to expedite implementations. We have worked with SAP in the development and testing of some of its software applications, including data warehousing and electronic commerce.

      The majority of our SAP services contracts are bid and delivered solely by us. As part of our joint marketing relationship, we occasionally share revenues with SAP in a contractor/ subcontractor relationship on a project by project basis. In other situations, our mutual customers have separate contracts with SAP, to purchase software applications, and with us, to provide integration services. We do not maintain reseller, royalty or fee-sharing agreements or a joint product ownership with SAP, and we do not pay SAP any licensing fees.

International Expansion

      Our U.S. operations are headquartered in McLean, Virginia. We have operations in North America, Latin America, Ireland, Israel, Japan, New Zealand and South Korea. We also have long-standing working relationships with the consulting units of member firms of KPMG International. We are currently exploring international expansion opportunities, including potential acquisitions, with the local KPMG International member firms, including, among others, those in Bolivia, the Dominican Republic, the Netherlands Antilles and Southeast Asia to acquire their consulting businesses to expand our international presence. We cannot assure you that we will reach an agreement with any of these firms or that any agreement we do reach will be on terms favorable to us. In addition, our plan is to extend and improve our capability to serve our clients in Europe. We have explored, on a preliminary basis, with a number of the KPMG International firms in Europe the possibility of acquiring their consulting businesses. We cannot assure you that we will reach any agreement with them or that the terms and conditions of any agreements would be favorable to us. See “Risk Factors— Risks that Relate To Our Financial Results and Our Lack of Experience in Managing a Public Company— We may have difficulty integrating or managing acquired businesses, which may harm our financial results or reputation in the marketplace” and “— Our growth is dependent in part on our ability to make strategic acquisitions, including the acquisitions of non-U.S. KPMG consulting practices, and we risk overpaying for acquired businesses.”

Employees and Our Culture

      The success of our enterprise is contingent upon our professionals working together as a collegial and collaborative team. We encourage all of our employees in a way that supports the values of our organization. The foundation of our culture is a commitment to the following values:

•	Focus—we are committed to the success of our clients.

•	Expertise—we are constantly mastering what we need to know and do in order to achieve the best possible results for our clients and employees.

•	Teamwork—we rapidly create and execute service offerings as a high performance team.

Our personal ideals, integrity, learning, responsibility and collaboration form the foundation of our company and our approach.

      After the separation, we took steps to maintain our culture. Our managing directors, who are our most senior consultants, are a key to preserving our culture. Prior to the separation, these managing directors were the consulting partners of KPMG LLP. After this offering, these managing directors will hold approximately 5.7% of our outstanding common stock and will also hold a significant number of stock options. Apart from our managing directors, we recognize that preserving our culture requires our employees to have a stake in the success of our business. For that reason, we have granted stock options to 99% of our employees in the United States, including our clerical and administrative support staff, and we intend to grant options to our employees in foreign jurisdictions where permissible.

      We work closely with our employees to develop and enhance the technical, professional and consulting skills required to be successful in our company. We invest in all of our professionals to expand their skill base through professional education. Our professionals are encouraged to have a minimum of 20 hours of continuing education each year and at least 120 hours every three years. In addition, employees stay abreast of technological advances and developments through a combination of on-the-job exposure to relevant technology, selected training programs, peer review and mentoring by senior personnel. We have career development programs that center on providing initial and ongoing training and performance feedback on a routine basis and allocating assignments in accordance with an employee’s skills and career objectives. In addition, we allocate substantial resources to developing and continuously improving the project management abilities of our professionals. We believe that our emphasis on skilled project management strengthens our competitive position and enhances our ability to complete projects successfully and profitably.

      We have a company-wide performance review program, teamwork enhancement programs, and management and professional development courses. Our compensation package includes a competitive base salary, company and individual performance-driven incentive awards and a comprehensive benefits package. This package includes a broad-based incentive stock option program that enables virtually all of our professionals to participate in the future performance of our company.

      As of September 30, 2000, we had approximately 10,200 full-time employees, including approximately 9,100 professionals. Our employees are not represented by any labor union.

Sales and Marketing

      We have successfully implemented a direct sales force, which, in addition to our consultants, markets our services. Our sales force is organized and deployed in support of our industry-focused business model. As of September 30, 2000, we had approximately 220 direct sales personnel. Our sales organization is supported by a prospect database of large and medium-sized companies. Sales executives and consultants proactively establish contact with targeted prospects to identify potential sales opportunities and work to establish awareness and preference for our services. In addition, we identify opportunities through telemarketing, our joint marketing relationships, seminars, direct mail, advertising and client referrals.

      Our professional sales force works in conjunction with our managing directors to develop new client relationships. Our client development effort is generally divided into two parts. First, we periodically establish an internal list of target accounts that we believe are promising avenues for new engagements. These targeted accounts may be existing clients where we are seeking to expand the working relationships, or they may be prospective clients that are deemed strategically important or likely to need our consulting skills. A sales executive and a managing director are assigned to each target account. Together, they assess the target account’s consulting needs and build the appropriate team to develop the relationship and perform the engagement services. All project proposals with estimated fees in excess of $500,000 require the approval of a second managing director, who is responsible for reviewing the project approach and the time and costs estimates. This second managing director review process is an important component of our internal risk management control system. Sales executives are compensated to a large extent on commissions, which are not paid to the sales executives until we have been engaged and paid by a client. This structure is designed to create incentives for our account sales executives to sell our services credibly and to monitor our clients’ satisfaction throughout the engagement.

      For client development efforts with prospective clients that are not on our target account lists, we assign a territory sales executive who is responsible for building awareness of our consulting skills. Once the territory sales executive has evaluated the potential consulting needs of a prospective client in this category, the territory sales executive works with a managing director to create an appropriate team to pursue the new business opportunity and develop an engagement proposal. Our internal review and commission policies for target accounts are the same for these accounts as well. As we expand our market coverage, we intend to increase the staffing levels of both dedicated account and territory sales executives.

      Our marketing staff, like our sales force, is organized in support of our industry-specific business model. Our marketing organization supports our business strategy through articles, publications, analyst meetings and conferences. We conduct market and competitive analysis, define industry-specific business requirements, develop services and conduct life-cycle management. Our marketing helps position service offerings, creates awareness/ brand recognition, and manages joint marketing and analyst relations.

Competition

      We operate in a highly competitive and rapidly changing market and compete with a variety of organizations that offer services similar to those we offer. The market in which we operate includes a variety of participants, including:

•	specialized e-business consulting firms;

•	systems consulting and implementation firms;

•	“Big 5” accounting and consulting firms;

•	application software firms providing implementation and modification services;

•	service groups of computer equipment companies;

•	outsourcing companies;

•	systems integration companies; and

•	general management consulting firms.

      Some of our competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. Our competitive landscape is experiencing rapid changes. For instance, one of the “Big 5” accounting and large consulting firms has sold, and others have indicated plans or proposals to divest, their consulting businesses or to seek capital in the public markets. These changes in our marketplace may create potentially larger and better capitalized competitors with enhanced abilities to attract and retain professionals. We also compete with our clients’ internal resources.

      A majority of our revenues is derived from global market leaders, Fortune 1000 companies, medium-sized companies, governmental organizations and other large enterprises. There are an increasing number of professional services firms seeking consulting engagements with these companies. We believe that the principal competitive factors in the consulting industry in which we operate include:

•	scope of services;

•	service delivery approach;

•	technical and industry expertise;

•	perceived value added;

•	objectivity of advice given;

•	focus on achieving results;

•	availability of appropriate resources; and

•	global reach.

      Our ability to compete also depends in part on several factors beyond our control, including the ability of our competitors to hire, retain and motivate skilled professionals, the price at which others offer comparable services and our competitors’ responsiveness. There is a significant risk that this increased competition will adversely affect our financial results in the future. See “Risk Factors — Risks that Relate to the Nature of our Business — The Internet and systems integration consulting markets are highly competitive and we may not be able to compete effectively.”

Intellectual Property

      Our success has resulted in part from our methodologies and other proprietary intellectual property rights. We rely upon a combination of nondisclosure and other contractual arrangements, trade secret, copyright and trademark laws to protect our proprietary rights and rights of third parties from whom we license intellectual property. We also enter into confidentiality and intellectual property agreements with our employees that limit the distribution of proprietary information. See “Risk Factors—Risks that Relate to The Nature of Our Business—We currently have only a limited ability to protect our important intellectual property rights.”

Our Internal Knowledge Management System

      Through our knowledge management system, our professionals collaborate globally and across markets, sharing insights. For instance, we maintain an accessible Intranet-based collection of resumes, proposals, qualifications, information methodologies, tools, best practices, deliverables and technological artifacts for reference as a basis for our future work. Through our global messaging system, public discussion forums and online collaborations, our consultants share information and knowledge from their own experiences and insights. We then apply our collective knowledge in developing new services and bringing proven service offerings to our clients. Our knowledge management system reduces the cost of proposing for new work, improves the quality of our service offerings, retains our intellectual capital, increases our ability to deliver services quickly and reduces the cost of our services to our clients.

Facilities

      Our headquarters are located in McLean, Virginia. This facility has approximately 229,000 square feet of office space. We will sublease our portion of this facility from KPMG LLP. We also use approximately 1.7 million square feet of office space in approximately 112 locations throughout the United States which we sublease from KPMG LLP. Most of this space is shared with KPMG LLP, although we have approximately 41 facilities that we occupy exclusively. Some of the spaces we occupy exclusively are used for specific client contracts or development activities while administrative personnel and professional service personnel use other spaces. In addition, we have approximately 35 locations in Latin America, Canada, Ireland, Israel, Japan, New Zealand and South Korea with approximately 250,000 additional square feet of office space. We also share some of this space with the local KPMG International member firms. We believe that our facilities are adequate to meet our needs for approximately the next 12 months.

Legal Proceedings

      We are from time to time the subject of lawsuits and other claims and regulatory proceedings arising in the ordinary course of our business. We do not expect that any of these matters, individually or in the aggregate, will have a material impact on our financial condition or results of operations.

MANAGEMENT

Directors, Executive Officers and Other Key Employees

      Our board of directors currently consists of eleven members. Seven of our current directors are partners of KPMG LLP (Stephen G. Butler, Robert W. Alspaugh, Joseph E. Heintz, Eugene D. O’Kelly, Michael J. Regan, Jeff Stein and J. Terry Strange), one of our directors is an executive officer of our company (Randolph C. Blazer), one of our directors was an executive officer of our company but resigned as an officer effective April 17, 2000 (Roderick C. McGeary), and two of our directors are representatives of Cisco (Douglas C. Allred and Kevin A. DeNuccio). Mr. Butler, the chairman of KPMG LLP, currently serves as the chairman of our board of directors. Mr. Allred and Mr. DeNuccio are serving pursuant to the terms of the investor rights agreement entered into by our company, KPMG LLP and Cisco relating to Cisco’s purchase of our Series A preferred stock. Upon the closing of the sale of one-half of the outstanding Series A preferred stock to KPMG LLP, we and KPMG LLP will be obligated to use our best efforts to elect one representative of Cisco to our board of directors. As a result, immediately after the offering, Mr. Allred will continue as Cisco’s representative on our board. When we close this offering, all of the KPMG LLP representatives and Mr. DeNuccio will resign as directors of our company and will be replaced by new directors.

      The following is a list of our directors, executive officers and other key employees, along with their ages and their titles, immediately following the closing of this offering:

Name	Age	Title

Randolph C. Blazer	50	Chief Executive Officer, President and Chairman of the Board of Directors

Michael J. Donahue	42	Group Executive Vice President and Chief Operating Officer

Bradley J. Schwartz	43	Group Executive Vice President, Worldwide Client Service, Communications and Content

David W. Black	38	Executive Vice President, General Counsel and Secretary

Robert C. Lamb, Jr.	45	Executive Vice President and Chief Financial Officer

Nathan H. Peck, Jr.	46	Executive Vice President and Chief Administrative Officer

Paul Ciandrini	43	Executive Vice President, High Tech

S. Daniel Johnson	53	Executive Vice President, Public Services

William M. McGee	52	Executive Vice President, Financial Services

Linda E. Rebrovick	44	Executive Vice President, Health Care

Thomas G. Wilde	41	Executive Vice President, Consumer and Industrial Markets

Douglas C. Allred	50	Director

Roderick C. McGeary	50	Director

      After this offering, we expect to add six directors who are neither employees of our company nor affiliated with KPMG LLP.

     Directors and Executive Officers

      Randolph C. Blazer is Chief Executive Officer, President and, as of the closing of this offering, Chairman of the Board of Directors, of our company. Mr. Blazer has served as Chief Executive Officer and President since August 1999, sharing these duties with Mr. McGeary during the period from August 1999 until April 2000. From January 1997 to August 1999, Mr. Blazer served as Co-Vice Chairman– Consulting for KPMG LLP. From 1991 to January 1997, Mr. Blazer was the partner in charge of the federal services practice within the Public Services group of KPMG LLP’s consulting business. Mr. Blazer received his Bachelor of Arts degree in economics from Western Maryland College and his Masters in Business Management degree from The University of Kentucky.

      Michael J. Donahue is Group Executive Vice President and Chief Operating Officer of our company and has served in this capacity since April 2000. From February 1997 until March 2000, Mr. Donahue served as

Managing Partner, Solutions, where he oversaw all products and service offerings for our company. From 1996 until 1998, Mr. Donahue directed KPMG LLP’s global PeopleSoft consulting practice. Since 1998, Mr. Donahue has also served as a member of the KPMG LLP board of directors. Mr. Donahue received his Bachelor of Arts cum laude from the University of Pennsylvania and completed the International Management program at the Wharton School at the University of Pennsylvania.

      Bradley J. Schwartz is Group Executive Vice President, Worldwide Client Service, of our company and has served in this capacity since March 2000. He also serves as the leader of our Communications and Content practice, a position he has held since 1997. Prior to joining KPMG LLP as a partner in September 1996, Mr. Schwartz worked at Oracle Corporation, a software and information management company, where he was a Regional Vice President delivering service offerings in custom development, applications implementation, Internet services, electronic commerce and data warehouse implementation from September 1995 to September 1996. Prior to September 1995, Mr. Schwartz served as Executive Vice President for CTA Incorporated, an information technology company, and President and Chief Operating Officer for its subsidiary, CTA Launch Services Corporation. Mr. Schwartz received his Bachelor of Science with honors from Duke University and his Masters of Business Administration from Rensselaer Polytechnic Institute.

      David W. Black is Executive Vice President, General Counsel and Secretary of our company and has served in these capacities since April 17, 2000. From May 1995 until joining our company, Mr. Black was Executive Vice President, Secretary and General Counsel of Affiliated Computer Services, Inc., an information technology services company, where he also served as a director. During this time, Mr. Black was responsible for the legal affairs of Affiliated Computer Services, including corporate governance and compliance issues, legal risk management, state and federal government lobbying and political action committee administration, customer and vendor contract analysis and review, and management and strategy for litigation and other dispute resolution efforts. Prior to joining Affiliated Computer Services, Mr. Black was engaged in private practice for nine years as an attorney and a partner in a regional law firm in Dallas, Texas. Mr. Black received his Bachelor of Business Administration from the Baylor University School of Business and his Juris Doctorate from the Baylor University School of Law.

      Robert C. Lamb, Jr. is Executive Vice President and Chief Financial Officer of our company and has served in this capacity since June 2000. Prior to joining our company, Mr. Lamb held a variety of management positions within FleetBoston Financial, a diversified financial services company. Mr. Lamb joined Fleet’s data processing subsidiary as controller in 1986 and was named controller of Fleet Services Corporation in 1988. He was appointed controller of another affiliate, Fleet Credit Corporation, in 1990 and became a vice president of that company the following year. In 1991, Mr. Lamb transferred to Fleet’s asset management and collections company, RECOLL Management Corporation, as senior vice president and chief financial officer. In 1992, Mr. Lamb assumed responsibility for Fleet’s newly created Corporate Accounting Operations to centralize and streamline financial operations across the corporation. In 1993, Mr. Lamb was named corporate controller with responsibility for managing the corporate accounting division including financial accounting and reporting, financial operations, accounting policy and subsidiary accounting. Prior to joining Fleet, Mr. Lamb was a manager in the Washington, D.C. office of Peat Marwick, Mitchell & Co., and served as a Captain in the United States Army. A graduate of the United States Military Academy at West Point with a Bachelor of Science degree in engineering, Mr. Lamb also holds a Masters of Business Administration from Long Island University.

      Nathan H. Peck, Jr. is Executive Vice President and Chief Administrative Officer of our company. Mr. Peck has served in these capacities since January 2000. Mr. Peck also served on an interim basis as our acting Chief Financial Officer from January to June 2000 while we were searching for a candidate to serve as our Chief Financial Officer on a permanent basis. Since June 1999, Mr. Peck has been Chief Administrative Officer of the consulting business of KPMG LLP. From July 1997 to June 1999, Mr. Peck was co-practice leader for the Financial Services consulting practice in KPMG LLP’s consulting business. From May 1995 to July 1997, Mr. Peck was the segment leader of the banking segment within the Financial Services consulting practice. Prior to joining our company, Mr. Peck was a Managing Director with Bankers Trust Co. and he was previously an associate with the consulting firm McKinsey & Co., Inc. Mr. Peck received his Bachelor of Arts cum laude and Masters of Business Administration with distinction from Cornell University.

      Douglas C. Allred is a director of our company. Mr. Allred is currently the Senior Vice President Customer Advocacy, Worldwide Systems, Support and Services for Cisco, a data networking company, and has served in this position since 1996. Mr. Allred served as Cisco’s Vice President of Customer Advocacy from 1991 until 1996. Prior to joining Cisco, Mr. Allred was Vice President of worldwide support for Oracle Corporation. Mr. Allred currently serves as a director of Medibuy Com, Inc., an Internet healthcare company, and Saba Software, Inc., a software and Internet-based service provider company. Mr. Allred received his Bachelor of Science from Washington State University.

      Roderick C. McGeary is a director of our company. Mr. McGeary is currently the chief executive officer of Brience, Inc., a wireless and broadband company. From August 1999 until April 2000, Mr. McGeary served as Co-Chief Executive Officer and Co-President of our company. In April 2000, Mr. McGeary resigned as Co-Chief Executive Officer and Co-President of our company and served as a managing director of KPMG Consulting, LLC through June 30, 2000. From April 2000 through June 30, 2000, Mr. McGeary served as the chief executive officer of Brience on a non-compensated basis. From January 1997 to August 1999, Mr. McGeary served as Co-Vice Chairman–Consulting for KPMG LLP. From 1994 through 1996, he headed the west coast systems business for KPMG LLP. Prior to 1994, Mr. McGeary served in a number of positions for KPMG LLP as a consulting partner and as an assurance partner. Mr. McGeary currently serves as a director of DigitalThink, Inc., an education company. Mr. McGeary is a Certified Public Accountant and received his Bachelor of Science degree from Lehigh University.

     Other Key Employees

      Paul Ciandrini is the Executive Vice President of our company’s High Tech practice, a position he has held since April 2000. From July 1993 to April 2000, Mr. Ciandrini served as director, partner and partner in charge of business development for KPMG LLP and our company. Prior to joining KPMG LLP, Mr. Ciandrini served as National Sales Director and Vice President of Marketing for Walker Interactive Systems, Inc., a software company. Mr. Ciandrini received his Bachelor of Science and his Masters of Business Administration from Rutgers University.

      S. Daniel Johnson is the Executive Vice President of our company’s Public Services practice, a position he has held since January, 1997. From January 1997 to July 1999, he additionally served as practice leader for the Federal Government segment within the Public Services business unit. Mr. Johnson joined KPMG LLP in 1975 as a consultant and became a partner of KPMG LLP in 1983. He received his Bachelor of Science from the United States Naval Academy and his Masters of Science from George Washington University.

      William M. McGee is the Executive Vice President of our company’s Financial Services practice, a position he has held since 1995 when he re-joined KPMG LLP. Mr. McGee originally joined KPMG in 1977. Since that time he has held partner level positions and practice leadership positions with KPMG LLP, Price Waterhouse LLP and First Manhattan Consulting Group, a management consulting group. Before becoming a consultant, Mr. McGee was in charge of business planning and the correspondent banking business for a large Midwestern bank. Mr. McGee received his Bachelor of Science degree from Mississippi State University and his Masters of Business Administration from Pace University. He also holds a Certificate in Management Accounting.

      Linda E. Rebrovick is the Executive Vice President of our company’s Health Care practice, a position she has held since 1997. From 1995 until 1997, Ms. Rebrovick was the Partner-in-Charge of KPMG LLP’s Southeast Region Consulting Practice, and prior to joining KPMG LLP she spent 16 years at IBM, a diversified information technology company, where she held various management positions. Ms. Rebrovick has been a member of the KPMG LLP Board of Directors and Chairman of the KPMG LLP Board Process and Evaluation Committee since 1997. Ms. Rebrovick received her Bachelor of Science with honors from Auburn University.

      Thomas G. Wilde is the Executive Vice President of our company’s Consumer and Industrial Markets practice, a position he has held since 1997. From 1993 to 1997, Mr. Wilde led the federal systems integration and assurance solutions group. Mr. Wilde joined KPMG LLP in 1984 as a consultant and was elected partner in 1993. Prior to joining our company, Mr. Wilde served as Senior Operations Engineer at General Dynamics

Corporation, a business aviation, information systems and combat systems company. Mr. Wilde received his Bachelor of Science from the State University of New York at Buffalo and his Masters of Business Administration from Rensselaer Polytechnic Institute.

Board of Directors

      The number of directors on our board is currently fixed at eleven and is expected to be reduced to nine after this offering. Pursuant to our certificate of incorporation and bylaws, the board of directors is divided into three classes serving staggered three-year terms. After this offering, our Class I directors will have terms expiring at the annual meeting to be held in calendar year 2001, our Class II directors will have terms expiring at the annual meeting to be held in calendar year 2002, and our Class III directors will have terms expiring at the annual meeting to be held in calendar year 2003. Mr. Allred will be a Class I director and Messrs. Blazer and McGeary are Class III directors. At each annual meeting of our stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring. All of our officers serve at the discretion of our board of directors. There are no family relationships among any of our directors and executive officers. See “Description of Capital Stock—Common Stock.”

      Our board of directors has three committees: the executive committee, the audit committee and the compensation committee. The executive committee, whose members currently consist of Messrs. Butler, Blazer and McGeary, is authorized to exercise, between meetings of our board, all of the powers and authority of our board of directors, except as may be limited by applicable law. The audit committee, whose members currently consist of Messrs. Heintz, Regan and Strange, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our internal control functions. The audit committee after this offering will consist of directors who are neither officers, employees nor affiliates of KPMG LLP or us. The audit committee operates under an audit committee charter, a copy of which is attached as an exhibit to this registration statement. The audit committee charter is designed to provide for the effective oversight of our financial reporting process. The audit committee charter specifies:

•	the scope of the audit committee’s responsibilities;

•	the ultimate accountability of the outside auditor to the board and audit committee;

•	the responsibility of the audit committee and board for selection, evaluation and, where appropriate, the replacement of the outside auditor; and

•	the audit committee’s role in monitoring internal control systems, relationships with external and internal auditors and financial compliance issues.

      The compensation committee reviews and approves all compensation, including incentive compensation, for our executive officers and administers our 2000 Long-Term Incentive Plan. The compensation committee currently consists of Messrs. Alspaugh, O’Kelly and McGeary. From time to time, our board may establish other committees to facilitate the management of our business.

Related Party Transaction

      In August 2000, we made a commitment to invest $1.0 million in common and preferred securities of Brience, LLC, whose Chief Executive Officer is Mr. McGeary, a director of our company and the former Co-Chief Executive Officer and Co-President of our company. We have paid $500,000 of this commitment and remain obligated to make an additional investment of $500,000. Several of our executive officers have also made personal investments in Brience.

Director Compensation

      Directors who are also our employees will not receive additional compensation for serving as directors. Each director who is not an employee of our company or any subsidiary of our company, will receive an annual fee of $24,000 plus an additional fee of $1,000 for each board of directors or board committee meeting such director attends. On January 31, 2000, each director who was not an employee of our company or a subsidiary of our company and was not a partner of KPMG LLP was granted, and each new non-employee director will automatically be granted on the date the director is first elected or first begins to serve as a director, a non-qualified option to purchase 7,928 shares of our common stock at an option exercise price per share equal to 100% of the fair market value of our common stock on the date of the grant. Each of these options becomes exercisable one year following its date of grant. In addition, each director who is not an employee of our company will automatically be granted on the date of each annual meeting of stockholders held after 2000, non-qualified options to purchase 1,982 shares of our common stock at an option exercise price per share equal to 100% of the fair market value of a share of our common stock on the date of grant. Each of these options becomes exercisable on the day preceding the day of the next annual meeting of our stockholders following its date of grant. In the sole discretion of the compensation committee, these non-employee directors may be granted additional non-qualified options to purchase additional shares of our common stock.

Executive Compensation

      The following table summarizes the compensation we paid or accrued for services rendered during the last three fiscal years for our Chief Executive Officer and our four other most highly compensated executive officers:

Summary Compensation Table

						Long-term
						Compensation

			Annual Compensation			Securities
	Fiscal					Underlying
Name and Principal Position	Year		Salary($)		Bonus($)	Options(#)

Randolph C. Blazer	2000	(1)	$2,806,133		$600,000	69,375
Chief Executive Officer and	1999		1,695,673		1,300,000	0
President	1998		958,513		600,000	0

Michael J. Donahue	2000	(1)	2,244,730		150,000	39,643
Group Executive Vice President	1999		1,242,544		700,000	0
and Chief Operating Officer	1998		758,475		250,000	0

Bradley J. Schwartz	2000	(1)	2,244,730		500,000	49,553
Group Executive Vice President,	1999		1,016,192		1,000,000	0
Worldwide Client Service,	1998		591,776		250,000	0
Communications and Content

David W. Black	2000		104,167	(2)	0	11,892
Executive Vice President, General
Counsel and Secretary

Nathan H. Peck, Jr.(3)	2000	(1)	1,907,255		400,000	29,732
Executive Vice President,	1999		1,072,674		400,000	0
Chief Administrative Officer	1998		691,795		150,000	0

Roderick C. McGeary	2000	(1)	2,806,133		—	0 (5)
Former Co-Chief Executive Officer	1999		1,695,673		1,300,000	0
and Co-President(4)	1998		958,513		600,000	0

(1)	Fiscal year 2000 compensation for the twelve month period ended June 30, 2000 set forth in the summary table reflects two components. For the first seven months of fiscal year 2000, Messrs. Blazer, Donahue, Schwartz, Peck and McGeary held a partnership interest in KPMG LLP and each of these executive officers were allocated a share of the partnership’s earnings based, in part, on their contributions to the consulting business of KPMG LLP prior to the separation. Following the separation of our company from KPMG LLP as of January 31, 2000, for the last five months of fiscal year 2000, each of these executive officers received compensation as an employee of our company. As a result, the amount received by these individuals as their respective shares of the profits of KPMG LLP during the first seven months is not comparable to their compensation as employees. The annual compensation of these officers is now comprised of a fixed salary amount which is reflected as a component of the salary amount for fiscal year 2000, as well as a bonus based on the performance of the individual and our company as a whole, which is reflected as a component of the bonus amount for fiscal year 2000. For fiscal year 2001, the base salaries of Messrs. Blazer, Donahue, Schwartz, Black and Peck will be $1,000,000, $800,000, $800,000, $480,000, and $720,000 respectively. These individuals will also be eligible to receive bonuses.

(2)	Mr. Black’s compensation for fiscal year 2000 reflects his compensation for the period from April 17, 2000 (when he commenced employment with our company) to June 30, 2000, which equals $500,000 on an annualized basis.

(3)	Mr. Peck resigned as the Acting Chief Financial Officer of our company on June 26, 2000, at which time Mr. Robert C. Lamb, Jr. was appointed the Chief Financial Officer of our company.

(4)	Mr. McGeary resigned as Co-Chief Executive Officer and Co-President of our company in April 2000.

(5)	Mr. McGeary forfeited the 69,375 options granted to him when he resigned from our company.

Option Grants in Last Fiscal Year

      The following table sets forth each grant of stock options during fiscal year 2000 to each of the named executive officers. The options listed in the table have a term of ten years and vest as described in the notes to the table.

	Individual Grants

	Number of	% of Total Options	Exercise or
	Securities Underlying	Granted to Employees	Base Price	Expiration
Name	Options Granted(1)	in Fiscal Year	($/Share)	Date

Randolph C. Blazer	69,375	.008	$55.50	1/30/10

Michael J. Donahue	39,643	.005	55.50	1/30/10

Bradley J. Schwartz	49,553	.006	55.50	1/30/10

David W. Black	11,892	.001	55.50	4/16/10

Nathan H. Peck, Jr.	29,732	.004	55.50	1/30/10

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Value
	at Assumed Annual Rates
	of Stock Price Appreciation
	for Option Term

Name	5%	10%

Randolph C. Blazer	$2,421,244	$6,135,908

Michael J. Donahue	1,383,568	3,506,233

Bradley J. Schwartz	1,729,460	4,382,792

David W. Black	415,070	1,051,870

Nathan H. Peck, Jr.	1,037,676	2,629,675

(1)	The options for Messrs. Blazer, Donahue, Schwartz and Peck were granted on January 31, 2000 and become exercisable to the extent of one-fourth of the grant on January 31, 2001, January 31, 2002, January 31, 2003 and January 31, 2004, respectively. The options granted to Mr. Black were granted on April 17, 2000 and become exercisable to the extent of one-fourth of the grant on April 17, 2001, April 17, 2002, April 17, 2003 and April 17, 2004, respectively.

(2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term is shown pursuant to and in accordance with rules promulgated by the Securities and Exchange Commission. There can be no assurance that our stock price will appreciate at these rates, if at all. In addition, the exercise price per share of $55.50 is substantially higher than the assumed initial public offering price.

      As of December 31, 2000, the following additional options had been granted to the named executive officers: Mr. Blazer received options to purchase 49,553 shares; Mr. Donahue received options to purchase 24,776 shares; Mr. Schwartz received options to purchase 34,687 shares; Mr. Black received options to purchase 12,884 shares; and Mr. Peck received options to purchase 14,866 shares. The exercise price per share of all of these options is equal to the initial public offering price per share in this offering. In addition, Mr. Lamb was previously granted options to purchase 39,643 shares on June 26, 2000 at an exercise price of $55.50 per share which become exercisable to the extent of one-fourth of the grant on June 26, 2001, June 26, 2002, June 26, 2003 and June 26, 2004, respectively.

Exercises of Stock Options

      The following table shows aggregate exercises of options to purchase our common stock and the number and value of securities underlying unexercised options that are held by the named executive officers as of September 30, 2000. The value of unexercised in-the-money options at 2000 fiscal year end has been calculated on the basis of the initial public offering price of $17.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

Number of
Securities Underlying
			Unexercised Options	Value of Unexercised
			at September 30,	In-the-Money Options
			2000(#)(1)	at September 30, 2000($)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Randolph C. Blazer	—	$—	0/118,928	$0/0

Michael J. Donahue	—	—	0/ 64,419	0/0

Bradley J. Schwartz	—	—	0/ 84,240	0/0

David W. Black	—	—	0/ 24,776	0/0

Nathan H. Peck, Jr.	—	—	0/ 44,598	0/0

Noncompetition Agreements; Stock Transfer Agreements

      Our executive officers, along with our other managing directors, have agreed to non-competition arrangements and certain limitations on the ability to transfer the shares of our common stock they received as a part of the separation. These arrangements are described in the section of this prospectus entitled “Our Arrangements with KPMG LLP—Member Distribution Agreements.”

2000 Long-Term Incentive Plan

      The following description of our 2000 Long-Term Incentive Plan, which we call our equity incentive plan, is not complete and is qualified by reference to the full text of the equity incentive plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      The primary purposes of our equity incentive plan are to:

•	align the interests of our company’s stockholders and the recipients of awards under our equity incentive plan by providing a means to increase the proprietary interest of these recipients in our company’s growth and success;

•	advance the interests of our company by increasing our ability to attract and retain highly competent officers, other employees, non-employee directors and consultants; and

•	motivate the officers, other employees and non-employee directors of, and consultants to, our company to act in the long-term best interests of our company and our stockholders.

     Types of Awards

      Under our equity incentive plan, participants may receive non-qualified stock options, incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, stock appreciation rights, restricted stock, bonus stock and performance share awards, as discussed in greater detail below. The compensation committee of our board of directors will administer the equity incentive plan and approve the type or types of awards to be made to each participant. Awards may be granted individually, in combination or in tandem. The only awards granted to date are nonqualified stock options.

     Eligibility

      Any employee of, or any consultant to, our company or any affiliate of our company will be eligible to receive one or more awards under our equity incentive plan. Any director of our company who is not employed by our company or any subsidiary of our company will be eligible to receive nonqualified stock options under our equity incentive plan. In addition, the compensation committee may grant awards to persons who are otherwise eligible to participate in our equity incentive plan and who are subject to the laws of foreign countries or jurisdictions. Awards granted to such persons may be subject to terms and conditions different from those specified in our equity incentive plan if in the judgment of the compensation committee these differences are necessary or desirable to foster and promote the purposes of the equity incentive plan.

     Available Shares

      Subject to adjustment as described below, the number of shares of our common stock authorized under our equity incentive plan (the “equity incentive plan shares”) will at all times be equal to 25% of the sum of (i) the number of issued and outstanding shares of our common stock and (ii) the equity incentive plan shares. The total number of equity incentive plan shares available for the grant of incentive stock options will be 35,084,158, subject to adjustment as described below. As of December 31, 2000, options to purchase approximately 10.9 million shares of our common stock were outstanding. We anticipate granting to our employees approximately 800,000 options on February 1, 2001 under our equity incentive plan in connection with mid-year promotions. Shares available under our equity incentive plan may either be authorized but unissued shares of common stock or authorized and issued shares of common stock held in our company’s treasury.

      We anticipate granting to our employees at the time of this offering up to 17.3 million additional options to purchase shares of our common stock at an exercise price equal to the initial public offering price per share. These options are expected to become exercisable to the extent of one-fourth of the grants on the expiration of the lock-up period and one-fourth of the grants on each anniversary of the expiration of the lock-up period.

      The compensation committee has the authority to adjust the terms of any outstanding award, the maximum number of shares of common stock issuable under our equity incentive plan, the maximum number of shares of common stock available for stock awards and performance share awards and the number of shares of common stock subject to each option to be granted to non-employee directors for any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event or any distribution to holders of common stock other than a regular cash dividend.

     Administration

      Our equity incentive plan will be administered by the compensation committee, which, following this offering, may consist of not less than two directors who are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

      The compensation committee will have the authority to select eligible officers and other employees who will receive awards. The compensation committee also will determine all of the terms and conditions of each award. In addition, options will be automatically granted to non-employee directors, and the compensation committee will have the authority to grant additional options to one or more non-employee directors. Each award will be evidenced by a written agreement containing provisions not inconsistent with our equity incentive plan. The compensation committee will also have the authority to prescribe rules and regulations for administering our equity incentive plan, to decide questions of interpretation or application of any provision of our equity incentive plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. Except with respect to grants to our directors and executive officers, the compensation committee may delegate some or all of its power and authority to administer our equity incentive plan to the Chief Executive Officer or other executive officers of our company.

     Change in Control

      In the event:

•	of a sale or transfer of all or substantially all of the assets of our company;

•	of a merger, consolidation or reorganization of our company (unless our company is the surviving corporation and, after giving effect to such transaction, our company’s stockholders will own at least

50% of the stock of our company or a number of shares of our company’s stock having the power to elect a majority of the board of directors);

•	of a change in a majority of the board of directors (unless the new directors were nominated by the incumbent directors); or

•	any person other than KPMG LLP or its affiliates acquires beneficial ownership of 30% or more of the stock of our company generally entitled to vote on the election of directors:

      then the following events will occur:

•	all outstanding options and stock appreciation rights will be exercisable in full;

•	all other awards will vest; and

•	each option, stock appreciation right and other award will represent the right to acquire the appropriate number of shares of our common stock or the appropriate amount of cash or other consideration received in the merger or similar transaction.

     Payment and Transfer of Awards

      Payment of awards may be in the form of cash, shares of our common stock, other awards or combinations of the foregoing as the compensation committee shall determine at the time of the grant, and with any additional restrictions that the compensation committee may impose.

      Awards granted under our equity incentive plan will not be transferable other than:

•	by will or the laws of descent and distribution;

•	pursuant to beneficiary designation procedures approved by our company; or

•	to other persons or entities as may be specified by the compensation committee in the agreement relating to an award.

Based on regulations issued by the United States Department of the Treasury, compensation under our equity incentive plan is not expected to be subject to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code until the first meeting of stockholders of the company at which directors are elected which is held after December 31, 2004 unless we materially modify our equity incentive plan before that date.

Effective Date, Termination and Amendment

      Our equity incentive plan became effective as of January 31, 2000 and will terminate on January 31, 2010, unless our board of directors terminates it earlier. Our board of directors or the compensation committee may amend our equity incentive plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation; provided that any amendment that would, among other things, increase the maximum number of shares of common stock available under our equity incentive plan or extend the term of our equity incentive plan requires the approval of our stockholders.

Stock Options

      A stock option represents a right to purchase a specified number of shares of common stock during a specified period as determined by the compensation committee. A stock option may be in the form of an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code or a nonqualified stock option which does not meet such qualifications. The purchase price per share under each stock option will be determined by the compensation committee, but cannot be less than 100% of the fair market value of a share of common stock on the date the option is granted. The price at which shares can be purchased under a stock option must be paid in full by the holder of the stock option at the time of exercise in cash or pursuant to another method permitted by the compensation committee, including tendering (or attesting to ownership of) shares of previously owned common stock, third-party exercise transactions or any combination of these methods. “Fair market value,” for all purposes of our equity incentive plan, means the average of the closing bid and ask prices on the Nasdaq National Market on the day as of which this value is being determined or, if there is no reported transaction for that day, on the next preceding day for which a transaction was reported; provided, however, that if the common stock is not traded on the Nasdaq National Market, fair market value may be determined by the compensation committee by whatever means or method as the compensation committee, in the good faith exercise of its discretion, shall deem appropriate. All the terms relating to the exercise, cancellation or other disposition of a stock option upon termination of employment with our company of the holder of the stock option, whether by reason of disability, retirement, death or any other reason, will be specified by the compensation committee in the agreement relating to the stock option, but incentive stock options are subject to certain limitations described below.

Incentive Stock Options

      No incentive stock option will be exercisable more than ten years after its date of grant, unless the recipient of the incentive stock option owns greater than ten percent of the voting power of all shares of capital stock of our company (a “ten percent holder”), in which case the option will be exercisable for no more than five years after its date of grant. Also, if the recipient of the incentive stock option is a ten percent holder, the option exercise price will be not less than the price required by the Internal Revenue Code, which currently is 110% of fair market value of a share of common stock on the date the option is granted.

      In the event of a termination of employment by reason of permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code), each incentive stock option will be exercisable to the extent set forth in the agreement relating to the incentive stock option until the earlier of the end of the period, if any, set forth in the agreement and one year after the termination, but in no event after the expiration of the incentive stock option. In the event of a termination of employment by reason of death, an incentive stock option will be exercisable to the extent set forth in the agreement relating to the incentive stock option until the end of the period set forth in the agreement, but in no event after the expiration of the incentive stock option. In the event of a termination of employment for any other reason, an incentive stock option will be exercisable to the extent set forth in the agreement relating to the incentive stock option until the earlier of the end of the period, if any, set forth in the agreement and three months after the termination, but in no event after the expiration of the incentive stock option.

Stock Appreciation Rights

      A stock appreciation right generally represents a right to receive (subject to withholding taxes) a payment, in cash and/ or shares or a combination of the foregoing, equal to the excess of the fair market value of a specified number of shares of our common stock (which may be restricted stock) on the date the stock appreciation right is exercised over the base price of the stock appreciation right. The base price of an stock appreciation right will be determined by the compensation committee, but will not be less than 100% of the fair market value of a share of common stock on the date of the grant. The base price of a stock appreciation right granted in tandem with an option will be the exercise price of the related option. All the terms relating to the exercise, cancellation or other disposition of a stock appreciation right upon a termination of employment with our company of the holder of the stock appreciation right, whether by reason of disability, retirement, death or any other reason, will be specified by the compensation committee in the agreement relating to the stock appreciation right.

Non-Employee Director Options

      Each director who is not an employee of our company or any subsidiary of our company and who is not a partner or employee of KPMG LLP is automatically granted, on the date the director is first elected or first begins to serve, a non-qualified option to purchase 7,928 shares of our common stock at an option exercise price per share equal to 100% of the fair market value of a share of our common stock on the date of the grant. These options are fully exercisable one year from the date of grant and expire ten years after the date of grant. In addition, each of these non-employee directors will automatically be granted, on the date of each annual meeting of stockholders held after the meeting held in the year 2000, non-qualified options to purchase 1,982 shares of our common stock at an option exercise price per share equal to the fair market value of a share of our common stock on the date of grant. These options will become fully exercisable on the day preceding the next annual meeting of stockholders following the date of grant and will expire ten years after the date of grant.

      If a non-employee director ceases to be a director for any reason, the director’s options will be exercisable only to the extent exercisable on the date the non-employee director ceases to be a director and may be exercised for a period of one year thereafter in the case of termination as a result of disability or death or for a period of three months thereafter in the case of termination as a result of any other reason, including, retirement on or after age 65. In no event may the option be exercised after the original date of expiration of the option. In the event a non-employee director dies during the period of exercisability of the director’s options, after ceasing to be a director, each option can be exercised for a period of one year from the date of death, but in no event after the original date of expiration of the option.

      The compensation committee, in its sole discretion, may grant additional non-qualified options, called discretionary director options, to purchase shares of our common stock to any or all of the directors who are not employees of our company or any subsidiary of our company. The number of shares of our common stock subject to a discretionary director option shall be determined by the compensation committee and the purchase price per share of our common stock purchasable upon exercise of the discretionary director option shall be determined by the compensation committee, but shall not be less than 100% of the fair market value of a share of common stock on the date of grant. The period during which a discretionary director option may be exercised, the time or times at which the option becomes exercisable, the condition or conditions upon which the option becomes exercisable and the other terms of the option, including the terms relating to the exercise, cancellation or other disposition of the option upon a termination of service as a director of our company of the recipient of the option, whether by reason of disability, retirement, death or any other reason, will be determined by the compensation committee.

Bonus Stock and Restricted Stock Awards

      Our equity incentive plan provides for the grant of bonus stock awards, which are vested upon grant, and stock awards which may be subject to a restriction period. An award of restricted stock may be subject to specified performance measures for the applicable restriction period. Shares of restricted stock will be non-transferable and subject to forfeiture if the holder does not remain continuously in the employment of our company or its subsidiaries during the restriction period or, if the restricted stock is subject to performance measures, if these performance measures are not attained during the restriction period. All the terms relating to the satisfaction of performance measures and the termination of the restriction period, or any forfeiture and cancellation of restricted stock upon a termination of employment with our company, whether by reason of disability, retirement, death or any other reason, will be determined by the compensation committee. Unless otherwise determined by the compensation committee, the holder of a restricted stock award will have rights as a stockholder of our company, including the right to vote and receive dividends with respect to the shares of restricted stock.

Performance Share Awards

      Our equity incentive plan also provides for the grant of performance shares. Each performance share is a right to receive one share of our common stock, which may be restricted stock, or the fair market value of the performance share in cash, contingent upon the attainment of performance measures within a specified performance period. Before the settlement of a performance share award in shares of our common stock, the holder of the award will have no rights as a stockholder of our company with respect to the shares of our common stock subject to the award. Performance shares will be non-transferable and subject to forfeiture if the performance measures are not attained during the performance period. All the terms relating to the satisfaction of performance measures and the termination of the performance period relating to a performance share, or any forfeiture and cancellation of the performance share upon a termination of employment with the company, whether by reason of disability, retirement, death or any other reason, will be determined by the compensation committee.

Performance Goals

      Under our equity incentive plan, the vesting or payment of performance share awards and the vesting of some awards of restricted stock will be subject to the satisfaction of performance goals. The performance goals applicable to a particular award will be determined by the compensation committee at the time of grant of the award. At present, no performance share awards are outstanding and, accordingly, no performance goals have been designated by the compensation committee. Under our equity incentive plan, these performance goals may be one or more of the following: the attainment by a share of our common stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on equity, earnings of our company, revenues, market share, cash flow or cost reduction goals, or any combination of the foregoing. If the performance goal or goals applicable to a particular award are satisfied, the amount of compensation would be determined as follows: In the case of a performance share award, the amount of compensation would equal the number of performance shares subject to this such award multiplied by:

•	if the performance shares are settled in cash, the average of the closing bid and ask prices on the Nasdaq National Market at the time the performance shares vest; or

•	if the performance shares are settled in shares of our common stock or restricted stock, the value of a share of our common stock at the time of the settlement.

      In the case of stock awards which are subject to one or more performance goals, the amount of compensation would equal the number of shares of restricted stock subject to the award multiplied by the value of a share of our common stock at the time the restricted stock vests.

Federal Income Tax Consequences

      A participant will not recognize any taxable income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and our company will be entitled to a corresponding deduction, except to the extent the $1 million deduction limit of Section 162(m) of the Internal Revenue Code applies. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option provided the shares acquired by exercise of an incentive stock option are not disposed of within two years from the date the option is granted, nor within one year from the date it was exercised. Any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss, and our company will not be entitled to any deduction. If, however, these shares are disposed of within the above-described period, then in the year of the disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of either (i) the amount realized upon such disposition or (ii) the fair market value of the shares on the date of exercise, over the exercise price, and our company will be entitled to a corresponding deduction, except to the extent the $1 million deduction limit under Section 162(m) of the Internal Revenue Code applies.

      A participant will not recognize any taxable income upon the grant of stock appreciation rights. Upon exercise, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of any shares delivered and the amount of cash paid by our company, and our company will be entitled to a corresponding deduction, except to the extent the $1 million deduction limit under Section 162(m) of the Internal Revenue Code applies.

      A participant will not recognize taxable income at the time of the grant of restricted stock, and our company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at the time of the grant. If the election is not made, the participant will recognize taxable income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for the shares. The amount of ordinary income recognized by a participant is deductible by our company as compensation, except to the extent the $1 million deduction limit of Section 162(m) of the Internal Revenue Code applies. In addition, dividends received by a participant with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse are treated as taxable compensation, rather than dividend income, and our company will be entitled to a corresponding deduction, except to the extent the $1 million deduction limit of Section 162(m) of the Internal Revenue Code applies.

      A participant receiving bonus stock will recognize taxable income at the time the bonus stock is awarded in an amount equal to the then fair market value of the stock. This amount is deductible by our company as compensation, except to the extent the $1 million deduction limit of Section 162(m) of the Internal Revenue Code applies.

      A participant receiving performance shares will not recognize taxable income upon the grant of these shares and our company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at the time of the grant. If the election is not made, upon the settlement of performance shares, the participant will recognize ordinary income in an amount equal to the fair market value of any shares delivered and any cash paid by our company. This amount is deductible by our company as compensation, except to the extent the $1 million deduction limit of Section 162(m) of the Internal Revenue Code applies.

      The $1 million deduction limit of Section 162(m) of the Internal Revenue Code is not expected to be applicable to any grants made under our equity incentive plan prior to the first meeting of our stockholders at which directors are elected held after December 31, 2004 unless we make any material modification of our equity incentive plan before that date.

Employee Stock Purchase Plan

      The following description of our Employee Stock Purchase Plan does not purport to be complete and is qualified by reference to the full text of the employee stock purchase plan, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

      Effective upon the closing of this offering, we will offer to substantially all our full-time employees an employee stock purchase plan. These employees will be eligible to use up to 15% of their regular compensation to purchase shares of our common stock at a price equal to 85% of the lesser of the fair market value of our common stock at the beginning of an offering period and the fair market value of our common stock at the end of each six month purchase period within this offering period. The first offering period will begin on the date of the completion of this offering and will end on January 31, 2003. Succeeding 24 month offering periods will follow at six-month intervals. The maximum number of shares of our common stock that may be purchased under our employee stock purchase plan is 3,776,096 shares, plus an annual increase on the first day of each of our company’s fiscal years beginning July 1, 2001 and ending June 30, 2026 equal to the lesser of (i) 5,946,467 shares, (ii) three percent of the shares outstanding on the last day of the immediately preceding fiscal year or (iii) such lesser number of shares as is determined by our board of directors or the compensation committee. Our board of directors or the compensation committee will have the power to amend the employee stock purchase plan at any time and in any manner, except to:

•	increase the maximum number of shares that can be purchased under the plan;

•	affect participants’ rights during an offering period in a materially adverse manner;

•	affect adversely the qualification of the plan under Section 423 of the Internal Revenue Code; or

•	decrease the purchase price per share of common stock for any purchase period below the lesser of 85% of the fair market value on the first day of the offering period containing such purchase period and 85% of such fair market value on the last date of such purchase period.

OUR ARRANGEMENTS WITH KPMG LLP

      Prior to the separation, our consulting business operated as an unincorporated division of KPMG LLP. The separation of our company from KPMG LLP was undertaken pursuant to a separation agreement, dated as of December 29, 1999, between KPMG LLP and us and was consummated on January 31, 2000. In conjunction with the separation agreement, we also entered into ancillary agreements which govern various relationships between us and KPMG LLP. These ancillary agreements include, among others, agreements relating to equity distributions to the partners of KPMG LLP, including the consulting partners who became employees of our company, transition services, non-competition, registration rights and an intercompany loan. The separation agreement and these ancillary agreements will have been amended by the closing of this offering.

      The agreements with KPMG LLP described below were negotiated in the context of a “parent-subsidiary” relationship and therefore were not the result of arm’s-length negotiations between independent parties. While we believe these arrangements are fair to us, there can be no assurance that these agreements, the transactions provided for in these agreements or any amendments to these agreements, will be on terms as favorable as those that we could have obtained from unaffiliated third parties.

Separation Agreement

      The separation agreement, which governed the transfers of assets and assumptions of liabilities necessary to separate our company from KPMG LLP, is our principal agreement with KPMG LLP. The separation agreement also contemplates the most significant ancillary agreements governing our relationship with KPMG LLP after the separation.

     Transfer of Our Business and Assumption of Liabilities

      As of January 31, 2000, KPMG LLP transferred and contributed our business, including the stock of subsidiaries that relate to the consulting business, to our company, and we accepted and received all of the right, title and interest of KPMG LLP and its subsidiaries in and to the transferred business. This transferred business included, among other assets, the client relationships, intellectual property, investments, work products and materials, personnel and a portion of the receivables relating to our consulting business. In addition, we assumed the liabilities of KPMG LLP which relate to our consulting business. As to any agreements which could not be transferred because necessary consents or governmental approvals were not obtained prior to the separation, the separation agreement provides that these assets will be transferred as soon as the applicable consents or governmental approvals are obtained. The transferred assets have been transferred to us on an “as is, where is” basis, meaning that KPMG LLP has not made or given any express or implied representation or warranty to us with respect to any of the transferred assets. As a result, we bear the risks relating to the condition of these assets and the risk that the manner in which these assets were transferred is insufficient to vest in us good and marketable title to these assets.

      As part of the separation, our company issued to KPMG LLP approximately 51 million shares of our common stock and demand notes in the principal amounts of $630 million and $41 million. For a description of the notes, see “—Notes” below. We immediately repaid the $630 million note in full using a portion of the proceeds from the sale of our Series A preferred stock to Cisco which followed the closing of the separation transaction on January 31, 2000. We repaid the $41 million note on June 30, 2000. In addition, we directly issued to many of the partners of KPMG LLP, including the consulting partners who are now our managing directors, an aggregate of approximately 25 million shares of our common stock. In February 2000, we issued approximately 0.3 million shares of our common stock to a group of senior employees at our then subsidiary, the Barents Group, in connection with the surrender of certain rights they had to participate in incentive compensation programs. In total, including the 0.3 million shares that were issued in February 2000, 75.9 million shares of our common stock have been issued as part of the separation transactions.

      As part of the separation, KPMG LLP retained a 0.5% interest in KPMG Consulting, LLC, our operating subsidiary. Immediately before we close this offering, KPMG LLP will transfer to us its 0.5% interest in KPMG Consulting, LLC in exchange for approximately 0.4 million shares of our common stock. Accordingly, after we close this offering, we will own 100% of the equity of KPMG Consulting, LLC, which we intend to consolidate into our company immediately so that we directly hold all of the operating assets of our business.

     Employees

      At the time of the separation and after the distribution of our equity, the consulting partners withdrew from KPMG LLP and, along with other consulting personnel, became employees of our company. These former consulting partners of KPMG LLP now have the title of “managing director” in our company and constitute our most senior consultants.

     Intellectual Property

      In the separation agreement, we granted KPMG LLP and its subsidiaries a perpetual, nonexclusive license to use, manufacture, make, sell, distribute publicly, display, publicly perform and otherwise practice or exploit any intellectual property assigned to us that KPMG LLP is using or will continue to use in the ordinary course of business. KPMG LLP and its subsidiaries granted to us and our subsidiaries a perpetual, nonexclusive license to use, make, manufacture, sell, distribute, publicly display, publicly perform and otherwise practice and exploit in the ordinary course of our consulting business any of the intellectual property rights retained by KPMG LLP and used in its business.

Indemnification

      KPMG LLP has agreed to indemnify, defend and hold harmless our company and each of our affiliates, directors, officers, employees and agents from any claims or losses suffered by such indemnified parties directly or indirectly in connection with:

•	the conduct and operation of the businesses conducted by KPMG LLP, its affiliates or predecessors that were not transferred to us;

•	the assets that will continue to be owned by KPMG LLP or its subsidiaries;

•	the liabilities and obligations of KPMG LLP or its subsidiaries, other than the liabilities which we assumed; or

•	the breach by KPMG LLP or any of its subsidiaries of any representation, covenant or agreement in the separation agreement or certain ancillary agreements.

      We have agreed to indemnify, defend and hold harmless KPMG LLP and each of its affiliates, partners, principals, officers, employees and agents from any claims or losses incurred by such indemnified parties directly or indirectly in connection with:

•	the conduct and operation of our business as conducted by KPMG LLP or its affiliates or predecessors on or at any time prior to January 31, 2000, and as conducted by our company thereafter;

•	the transferred assets relating to our consulting business;

•	the assumed liabilities relating to our consulting business;

•	the transferred subsidiaries relating to our consulting business;

•	the breach by our company or any of our subsidiaries of any representation, covenant or agreement in the separation agreement or certain ancillary agreements; or

•	the instigation, continuance or expansion of any investigation, suit or other proceeding by or before any governmental body or accounting regulatory body in connection with the operation of our consulting business.

Dispute Resolution

      The separation agreement contains provisions that govern the resolution of disputes, claims or controversies that may arise between us and KPMG LLP. The separation agreement provides that we and KPMG LLP will first attempt to settle all disputes arising out of the separation agreement through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute. If these efforts are not successful, we and KPMG LLP would escalate the dispute to more senior executives within each of our respective organizations. If these efforts are not successful, we and KPMG LLP have agreed to submit the dispute to mediation before a panel of senior executive delegates. If, after mediation, the dispute cannot be resolved, we and KPMG LLP may then pursue binding arbitration. However, both our company and KPMG LLP are permitted to use the judicial process if injunctive or other equitable relief is necessary to prevent serious and irreparable injury.

Non-Competition Agreement

Covered Services

      Effective upon the closing of this offering, we will enter into a non-competition agreement with KPMG LLP which will replace the current division of service agreement with KPMG LLP. Under this agreement, we will agree that, during the five year period following the closing of this offering, we will not engage, directly or indirectly, in the provision of assurance and tax services. In turn, KPMG LLP will agree that, during the five year period following the closing of this offering, KPMG LLP will not engage, directly or indirectly, in the provision of systems integration consulting services, the consulting business transferred to our company. However, the agreement will permit KPMG LLP to acquire or merge with another party which provides systems integration consulting services so long as KPMG LLP divests such systems integration consulting services within six months of such acquisition or merger. Conversely, we may acquire or merge with another party which provides assurance or tax services so long as we divest such assurance or tax services within six months of such acquisition or merger.

      During the term of the non-competition agreement, KPMG LLP will agree that it will not compete with us by engaging in or holding itself out as engaging in the consulting business transferred to our company. For example, KPMG LLP may not provide e-business strategy or systems implementation. Similarly, in general, we will not provide accounting, attestation, assurance related services, advisory services and information risk management services. For example, we may not provide accounting or attestation services, regulatory reporting, or a systems controls review.

      The non-competition agreement will define assurance and tax services as consisting of the services currently provided by KPMG LLP, including:

•	accounting and attestation services: these are the traditional assurance services offered by KPMG LLP;

•	assurance-related services: these are services related to the core accounting and auditing business of KPMG LLP including corporate transactions; actuarial services; regulatory reporting; litigation support and forensics;

•	advisory services: these are services in which KPMG LLP provides advice relating to financial risk management; business risk management; performance measurement and business process analysis. Business process analysis services are limited to analyzing processes and recommending improvements for a specific group of companies defined in the non-compete agreement; and

•	information risk management services: these are services focused on the information environment of companies including internal controls; business continuity planning; technology solutions; systems controls; and security and privacy.

      We will offer systems integration consulting services, which the agreement will define as services provided by our company to our clients immediately following the separation, which services consist of systems integration and integrated service offerings, including Internet-based service offerings. These services will be defined more specifically to mean services related to:

•	electronic commerce and other non tax or assurance-related Internet-based service offerings;

•	related information technology services, including software development, resale, distribution and evaluation of third-party products;

•	strategic and operations advice and assistance, including operational or process redesign, operations improvement of a client’s internal processes or the information flows required to support those operations; and

•	the installation and implementation of hardware and software products.

New Services

      We and KPMG LLP will agree that any new services which either our company or KPMG LLP desires to offer will become part of the business to which such new services most closely relate at the time. To facilitate this agreement, we and KPMG LLP will, upon the request of the other, provide the other party with information describing in reasonable detail the new services that have been made available by such party since the last report. A party offering a new service will have the exclusive right to offer such service unless the other party objects in writing within 30 days of its receipt of written notification. Any disputes between our company and KPMG LLP will be resolved in a manner similar to the process described under the separation agreement.

Additional Agreements

      Under the non-competition agreement, we and KPMG LLP will agree to the following additional arrangements:

•	Our company will not become a licensed certified public accounting firm, and our personnel will not hold themselves out as certified public accountants or provide accounting advice or interpretations.

•	KPMG LLP will not become a systems integrator.

•	KPMG LLP will have the right to develop technology tools to support and facilitate the delivery of assurance and tax services. KPMG LLP may utilize the services of our company, any of its joint ventures or other relationships or any third-party vendor or contractor in connection with such development. KPMG LLP will have the right to enter into other joint ventures or marketing relationships, or to use any third-party vendors or contractors in the development and delivery of non-technology tools and assurance and tax services.

•	Although we and KPMG LLP have agreed to a division of services which our respective organizations may offer, it is possible that in limited situations both we and KPMG LLP may each inadvertently submit a proposal to a client to provide the same services to the client. As a result, we will agree with KPMG LLP that if either party becomes aware that the other intends to submit a proposal for the same potential engagement, the parties agree to notify one another and discuss which party is the appropriate party to make such a proposal.

Termination

      The non-competition agreement will terminate on the fifth anniversary of the closing of this offering. Prior to the expiration date, the agreement may be terminated in the following events:

•	by mutual agreement;

•	if KPMG LLP enters into a merger or combination with, or transfers substantially all of its assets to, a person engaged in providing services the same or substantially similar to systems integration and integrated solutions services; or

•	if we enter into a merger or combination with, or transfer substantially all of our assets to, a person engaged in providing services the same or substantially similar to assurance and tax services.

In the event of a merger or other business combination involving KPMG LLP as described in the second bullet point above, KPMG LLP will be required to pay our company any damages we suffer as a result of the transaction. However, such damages will not be applicable and the right to termination will not exist if KPMG LLP divests or causes the divestiture of the portion of such combined company which engages in providing services the same or substantially similar to systems integration and integrated solutions services.

      In the event of a merger or other business combination involving our company as described in the last bullet point above, we will be required to pay KPMG LLP any damages it suffers as a result of the transaction. However, such damages will not be applicable and the right to termination will not exist if we divest or cause the divestiture of the portion of such combined company which engages in providing services the same or substantially similar to assurance and tax services.

Dispute Resolution

      Under the non-competition agreement, any disputes will be resolved in a manner similar to the process for dispute resolution described under the separation agreement.

Transition Services Agreement

      Under our transition services agreement with KPMG LLP, KPMG LLP will provide us with some of our basic processing and infrastructure services. The transition services agreement is intended to capitalize on the mutual investment made in some of the processing and support services capabilities, to avoid duplicative costs and provide a transition period during which our company has the opportunity to build our own processing and infrastructure capabilities or seek third party providers of these services. The transition services agreement will state that in no event will the provision of services under the agreement place the management or policies of our company under the control or direction of KPMG LLP. KPMG LLP has specifically disclaimed all warranties of any kind, express or implied, related to the provision of shared services to us under this agreement.

Services KPMG LLP Is Providing to Us

      KPMG LLP has agreed to continue to provide to us the following services after the closing of this offering:

      Occupancy and Related Services. We and KPMG LLP have entered or will enter into sublease arrangements regarding each of the offices where we occupy space with KPMG LLP. Under these arrangements, we will pay the cost of such space, including related services and capital costs, based on the total square footage of each facility used by our company. The arrangements with regard to each space will extend for the same term as the term of the lease held by KPMG LLP. With respect to new leases for office space, we and KPMG LLP individually will directly enter into such leases with the landlord.

      Training. We will identify the specific training we desire for our employees, and KPMG LLP will support the development and delivery of this training. We will pay for the direct costs of this training. In addition, we will be allocated the costs of the training delivery infrastructure and administration, based on the relative number of our employees compared to the number of KPMG LLP’s employees.

      Finance and Accounting. KPMG LLP will provide the clerical, systems and data support for our accounting processing, reporting and analysis. These include payroll processing, processing input into our general ledger, providing accounts payable services, processing time and expense reports, processing engagement accounting data and producing background data for financial reports and related activities. The costs of these services will be allocated to our company based on the relative number of our employees and those of KPMG LLP.

      Human Resources. KPMG LLP will provide the support for our human resources processing, such as compensation and benefits administration, a benefits service desk and a call center. The costs of these services will be allocated to our company based on the relative number of our employees and those of KPMG LLP.

We may also choose to have KPMG LLP provide support services to us such as human resources communications, diversity, organizational effectiveness and retention programs on a cost incurred basis.

      Information Technology. We will outsource from KPMG LLP our basic information technology processing services, including global network operation and maintenance, the provision and maintenance of software applications, voice and data systems, data center services and help desk services. We will pay for these services based on the relative number of employees of our company and KPMG LLP.

      Other Services. The transition services agreement also covers the provision by KPMG LLP of services such as administrative office support, travel services, real estate and facility planning and national purchasing. Generally, these costs will be allocated based on usage or the relative number of employees of our company and KPMG LLP.

      We and KPMG LLP will not engage in joint marketing or joint advertising with each other.

Transition

      We and KPMG LLP intend that, during the term of the transition services agreement, we will wind down our receipt of support services from KPMG LLP and will develop our own internal support service capabilities or seek third party providers of these services. The transitioning of these services may be accompanied by the payment to KPMG LLP of appropriate terminations costs, if any, as further specified below.

Meetings

      We will agree to meet weekly with KPMG LLP to estimate the portion of the cash payments to be made to KPMG LLP which reflect the costs allocable to us pursuant to the agreement. Our treasurer and the treasurer of KPMG LLP will reconcile the estimated payments on a monthly and a fiscal year basis. In addition, we and KPMG LLP will agree to meet annually to establish the service level of each service to be provided for the following fiscal year and the cost and the cost allocation methodology for each service for the following fiscal year, subject to periodic adjustments.

Confidentiality

      We and KPMG LLP will agree to hold in confidence and not disclose to any third party any confidential information received in connection with providing or receiving services under the transition services agreement. We and KPMG LLP will also agree to use all confidential information received by either of us solely in connection with the provision or receipt of services under the transition services agreement, and not for any other purpose.

Indemnification

      KPMG LLP will agree to indemnify, defend and hold harmless our company and any director, officer or employee of our company from and against any and all claims, actions, expenses, fines and other liabilities arising out of any injury, loss or damage incurred or suffered by such indemnified party to the extent such injury, loss or damage arises from the breach of the provisions of the transition services agreement by KPMG LLP or by the gross negligence, fraud or reckless or willful misconduct of KPMG LLP, except for losses which are the sole result of our gross negligence, fraud or reckless or willful misconduct or that of personnel managed or directed by us.

Termination

      The transition services agreement will terminate on the fourth anniversary of the closing of this offering for technology services and systems support services, and on the third anniversary of the closing of this offering for all other services. It may be terminated prior to the expiration date:

•	upon the mutual consent of KPMG LLP and our company;

•	by either party upon the bankruptcy or insolvency of the other party; or

•	by either party upon a material breach of the terms of the transition services agreement by the other party.

      In addition, we may terminate any category of services we receive pursuant to the transition services agreement at any time if we provide KPMG LLP with 90 days prior notice.

      In the event we terminate the entire transition services agreement or any service or services provided under the agreement without the prior written consent of KPMG LLP, we will be required to reimburse KPMG LLP for any termination costs associated with the termination. Termination costs include any and all costs incurred, including any unrecovered capital costs, due to the termination of the provision of services hereunder. In particular, termination costs may include:

•	any costs KPMG LLP incurs to perform the terminated service on its own behalf following the termination in excess of the amount allocated to KPMG LLP for such services during the prior year, as such amount is adjusted to account for increases in the consumer price index, until KPMG LLP is able to reduce such costs to the pre- termination level (as adjusted to account for increases in the consumer price index); and

•	any costs incurred by KPMG LLP as a result of our company no longer paying its portion of embedded capital costs.

      We and KPMG LLP will agree that the transition of personnel from KPMG LLP to our company would occur prior to the expiration of the agreement so that termination costs relating to personnel, if any, would not be assessed on or after the expiration of the agreement. Under the agreement, we and KPMG LLP will also agree to work together to wind down our company’s receipt of services in a manner so that the only termination costs payable by our company upon the expiration of the agreement will be:

•	payments to KPMG LLP in an amount equal to the net book value of assets that were used by KPMG LLP in providing services to our company under the transition services agreement and which could be used by our company in a similar manner after the term of the transition services agreement; and

•	payments required under the existing terms of executory contracts with third parties for services provided to our company by KPMG LLP under the transition services agreement and which can continue to be obtained by our company after the term of the transition services agreement.

      In the event of a termination of some or all of the services provided under the transition services agreement, we will agree to use our best efforts to provide KPMG LLP with sufficient notice to allow KPMG LLP to eliminate or mitigate any termination costs. KPMG LLP will agree to use good faith efforts to eliminate or mitigate any transition costs as soon as practicable. If all of the termination costs cannot be eliminated, we will agree with KPMG LLP to work together to develop a transition plan to minimize termination costs. Any amounts or charges which we cannot agree upon will be subject to arbitration.

      Any future purchase by KPMG LLP of a capital asset used in the provision of services to our company and which is reasonably expected to have a useful life longer than the remaining period of the transition services agreement will require our prior consent.

     Services Prior to the Offering

      During the period from January 31, 2000 until June 30, 2000, pursuant to the original outsourcing agreement, KPMG LLP provided us with many more services than are necessary for the company to operate its business as an independent company or are either duplicative or performed directly by the company. These discontinued services include marketing services for the benefit of the KPMG name which include brand and image activities, as well as creative services, market research, communication and public relations to support the branding and marketing of the KPMG name. The costs for these services were allocated to our company based on our percentage of revenues of the total revenues of KPMG LLP and our company. During this period, we were also allocated a portion of the industry marketing costs for the benefit of KPMG LLP and our company which were determined by certain individuals designated as “national industry directors” who coordinate strategy and approach to designated lines of business and sectors across KPMG LLP and our company. The costs of these national industry directors were shared by our company and KPMG LLP based on the relative revenues of our company and KPMG LLP, and we were allocated a portion of the costs incurred by KPMG LLP as a member firm of KPMG International, based on the relative revenues of our company and KPMG LLP. In addition, we were and continue to be allocated costs for international funding for global technology and knowledge sharing.

      All of the foregoing services, except the international funding for global technology and knowledge sharing and their associated costs to our company, terminated on July 1, 2000 with the effectiveness of the amended and restated outsourcing agreement and will not be provided pursuant to the transition services agreement. Some of these services, such as the national industry directors, will not be needed by our company following the closing of the offering. Many of the services we continue to require we will provide for ourselves internally or will purchase from a third party provider rather than obtain the services from KPMG LLP.

     Changes in Cost Allocations

      KPMG LLP has historically allocated to each of the functional business units costs incurred in the coordination and management of a multidisciplinary professional services organization. Upon completion of the offering, costs associated with services that are duplicative of services to each of the functional business units embedded in our operations or will be built by us or are not relevant to our operations as a separate entity and will no longer be charged by KPMG LLP.

Other Intercompany Payments

      We have periodically provided consulting services directly to KPMG LLP and to KPMG LLP clients in support of KPMG LLP tax or assurance engagements. In addition, KPMG LLP has periodically provided services to our consulting engagements. We believe the payment we received for these services is consistent with the payment we would receive in an arm’s length transaction. During fiscal years 1998, 1999, 2000 and the three months ended September 30, 2000, the amount of our revenues derived from providing consulting services to KPMG LLP or to KPMG LLP clients in support or assurance or tax engagements was $83.0 million, $128.6 million, $99.7 million and $18.0 million, respectively. During those same periods, we incurred costs of $20.3 million, $27.1 million, $15.7 million and $2.5 million, respectively, through our utilization of KPMG LLP in serving our consulting engagements. As an independent company, we will have no obligation to provide services directly to KPMG LLP or to KPMG LLP’s clients in support of KPMG LLP’s tax or assurance engagements and we will not be obligated to refer work to one another. As a result, we may work together with KPMG LLP on projects in the future from time to time, but any such activities will be on a voluntary, arms-length basis. For more information, see note 14 to our financial statements. During the three months ended September 30, 2000, we purchased $16.1 million of certain computer software from KPMG LLP at its cost.

      On October 4, 2000, we sold our preferred stock investments in Thrupoint, Inc. and Intraspect, Inc. to KPMG LLP for approximately $4.5 million, representing fair value for these securities, to avoid joint ownership in these companies with KPMG LLP and to thereby comply with the auditor independence rules.

Special Payment to Managing Directors

      Our managing directors resigned from the KPMG LLP partnership as of January 31, 2000. The terms of our separation from KPMG LLP provide that, for the period from January 31, 2000 through June 30, 2000, during which period none of our outstanding common stock was held by outside investors, the profits of KPMG LLP and our company are to be allocated among the partners of KPMG LLP and the managing directors of our company as if the entities had been combined through June 30, 2000. Under this arrangement, the payments to be made to the company’s managing directors will be paid by our company. The amount attributed to this arrangement for the five month period ended June 30, 2000 is $34.5 million. Subsequent to June 30, 2000, no further payments will be made to or received from KPMG LLP based on the combined profitability of the two firms.

Limited License Agreement

License of Name

      We have entered into a limited license agreement with KPMG International. Under this agreement, our company has the right to use the KPMG name for up to four years after the closing of this offering in connection with our providing and advertising consulting services. However, we may use the KPMG name only in our “operating territories,” which are defined to be those countries or territories in which we have acquired the consulting practice of a member firm of KPMG International. The grant of the license is not exclusive to our company, except that KPMG International may not make such a grant to any other person, firm or entity in our operating territories, other than the KPMG International member firm conducting business located there. Although we will be granted the exclusive, worldwide right to the name “KPMG Consulting, Inc.” and “KPMG Consulting, Incorporated,” subject to the non-competition provisions described below, the member firms of KPMG International are free to conduct their consulting businesses under the name “KPMG Consulting” in the countries or territories outside of our operating territories. In addition, we may only use the KPMG name in immediate conjunction with “Consulting” or take other necessary steps in order to ensure that we do not represent that we are the same as, or that are affiliated with or governed by, KPMG LLP or KPMG International. This provision would cover, among other things, our advertisements, press releases, name plates or other publications. KPMG International will agree to use its best efforts to cause each member firm of KPMG International to take all necessary steps to distinguish itself from our company and avoid representing that it is the same firm as or is affiliated with our company.

Non-Competition

      We will agree not to compete, directly or indirectly, under any name, with any member firm of KPMG International outside of our operating territories without the consent of the member firm. The non-competition period will be in effect until the later of (i) December 31, 2001 and (ii) six months following the receipt by KPMG International of our notice of termination of the limited license agreement. However, in no event may the non-competition period extend for longer than four years after the date of this offering. The agreement will provide that if we are providing consulting services and products on a project primarily based in our operating territories, we will be permitted to engage any person, firm or entity who is not a member firm of KPMG International to deliver consulting services and products for the portion of the services or products to be provided on the project outside of our operating territories.

      Similarly, under the agreement, neither KPMG International (to the extent that it might in the future be permitted by law to conduct operations) nor any of its member firms may compete, directly or indirectly, with our company in our operating territories during the non-competition period without our consent. KPMG International (to the extent that it might in the future be permitted by law to conduct operations) and its member firms will be permitted to engage any person, firm or entity who is not a member firm of KPMG International to deliver consulting services and products in our operating territories, to the extent that the party is providing consulting services and products on a project primarily based in their respective territories outside of our operating territories, if such project also includes services to be provided in our operating territories.

      During the non-competition period, we will agree not to solicit or hire any partners or employees of any member firm of KPMG International without the consent of the member firm. Likewise, no member firm may solicit or hire any employees of our company without our consent.

      In addition to KPMG International, the KPMG firms in Germany, Italy, the Netherlands and the United Kingdom will agree to be directly bound by the above non-competition and non-hire provisions.

     Termination

      The term of the agreement will expire four years after the closing of this offering. We may terminate the agreement at any time by six months written notice to KPMG International, but we may not change our name before June 30, 2001. In addition, KPMG International may terminate the agreement at any time if we have, in the reasonable, good faith judgment of the board of directors of KPMG International, violated the material terms and conditions of the agreement, but only after an 90 day notice and cure period.

      Upon the earlier to occur of a change in control of our company or the entry by our company into a definitive agreement for a change in control, we must provide notice to KPMG International. Upon the receipt of our notice, KPMG International will have the right, exercisable for a thirty day period, to terminate this agreement if in the reasonable, good faith judgment of the board of directors of KPMG International the change of control of our company will have a material detrimental effect on KPMG International and/or any member firm. If KPMG International determines to terminate this agreement, it must provide a reasonable transition period during which we must discontinue the use of the KPMG name. If KPMG International determines to waive its termination right, neither KPMG International nor any of its member firms may receive any consideration for the waiver. For purposes of this agreement, “change in control” means:

•	a sale or transfer to a non-affiliated third party of all or substantially all of the assets of our company on a consolidated basis in any transaction or series of related transactions;

•	any merger, consolidation or reorganization to which our company is a party, except for a merger, consolidation or reorganization in which our company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of our company’s outstanding equity (on a fully diluted basis) immediately prior to the merger, consolidation or reorganization will own in the aggregate immediately following the merger, consolidation or reorganization our company’s outstanding equity (on a fully diluted basis) either (A) having the ordinary voting power to elect a majority of the members of our company’s board of directors to be elected by the holders of our common stock and any other class which votes together with the common stock as a single class or (B) representing at least 50% of the equity value of our company as reasonably determined by our board of directors; or

•	any person other than KPMG LLP or its affiliates acquires beneficial ownership of 50% or more of the outstanding equity of our company generally entitled to vote on the election of our directors.

      The agreement will terminate immediately if our company dissolves or discontinues its business as a going concern or if a national government expropriates or nationalizes all or substantially all of our assets or business. We will have the right to terminate this agreement immediately if KPMG International dissolves.

      For the twelve month period following a termination of this agreement, KPMG International may not, and will use its best efforts to cause its member firms not to, use the name “KPMG Consulting” or similar variations in any territory constituting part of our operating territories at the time of the termination.

Member Distribution Agreements

General

      We and KPMG LLP have entered into agreements referred to as “member distribution agreements” with many of the partners of KPMG LLP and also our managing directors who were formerly the consulting partners of KPMG LLP. These member distribution agreements set forth covenants and obligations pertaining to the relationship between KPMG LLP and its partners and our relationship with our managing directors who were previously the consulting partners of KPMG LLP. There are five different forms of member distribution agreements:

•	those executed by our managing directors who were KPMG LLP partners and who received shares of our common stock;

•	those executed by our managing directors who were KPMG LLP partners and who received the right to certain cash payments from KPMG LLP in lieu of a distribution of our stock at the time of this offering;

•	those executed by our managing directors who were KPMG LLP partners and who were not eligible to receive stock or cash payments;

•	those executed by KPMG LLP tax and assurance partners who received shares of our common stock; and

•	those executed by KPMG LLP tax and assurance partners who received the right to cash payments from KPMG LLP in lieu of a distribution of our stock at the time of this offering.

      We have the first three forms of member distribution agreements listed above to accommodate three different groups of managing directors:

•	those who received shares of common stock of our company in the separation transaction;

•	those who received the right to cash payments from KPMG LLP on the closing of this offering; and

•	those who received neither shares of our common stock nor the right to receive cash payments.

      As more fully described below, these agreements primarily vary with respect to the scope and duration of their non-competition and non-solicitation provisions, and the terms of member distribution agreements for those who receive shares of our common stock include transfer restrictions upon such shares.

Member Distribution Agreements for the Former Consulting Partners

      Many of our managing directors who were consulting partners of KPMG LLP executed a member distribution agreement with the following general terms. As part of the separation, these individuals became employees of our company.

      Withdrawal from KPMG LLP and Release. These individuals withdrew from KPMG LLP and released KPMG LLP with respect to any claims against KPMG LLP related to the individuals’ association with KPMG LLP.

      Transfer Restrictions. Our managing directors who received shares of our common stock in the separation agreed to restrictions on their ability to transfer these shares. These individuals agreed:

•	except for involuntary transfers, such as transfers to heirs upon death and by operation of law, not to transfer any shares prior to the later of the expiration of the 180-day lock-up period with the underwriters of this offering and January 31, 2001;

•	that 40% of the common stock issued to the individual in the separation would become transferable on the later of the expiration of the 180-day lock-up period with the underwriters of this offering and January 31, 2001; and

•	that an additional 15% of the common stock issued to the individual in the separation would become transferable on each of the first, second, third and fourth anniversaries of the later of the expiration of the 180-day lock-up period with the underwriters of this offering and January 31, 2001.

      In the event we undergo a change of control that has not been approved or ratified by a majority of our incumbent board of directors, these transfer restrictions will no longer apply. If a managing director breaches certain non-competition and non-solicitation covenants, as described below, in “—Non-Competition and Non-Solicitation,” then the transfer restrictions which have not expired as of the date of the breach will be extended until January 31, 2010.

      Lock-up Provisions. Our managing directors who received shares of our common stock in the separation have agreed to customary “lock-up” provisions with the underwriters of this offering which preclude them from selling any of our common stock for 180 days following the date of this prospectus.

      Non-Competition and Non-Solicitation. Except in furtherance of a particular managing director’s services for our company, during the period ending on the later of January 31, 2005 and one year after the date on which the managing director ceases to be employed by our company, our managing directors who were partners of KPMG LLP and who received shares of our common stock in the separation or the right to receive cash from KPMG LLP at the time of this offering may not, directly or indirectly:

•	become employed or retained to perform consulting services for any “restricted firm,” which is defined to mean any seventeen named competitors of our company; or

•	engage, or assist any other individual, firm or other entity in engaging, in the performance of consulting services in association with any principal or manager of our company or any person who was a principal, officer or manager of our company within the twelve (12) months preceding the date on which the employee seeks to perform such consulting services.

      If any such managing director breaches either of these provisions before January 31, 2005, the managing director is obligated to pay us one hundred percent (100%) of his or her average annual compensation over the previous two years. If a managing director is terminated without cause, he or she will not be subject to the prohibition against working with or for a restricted firm. Moreover, if a managing director leaves our company and does not engage in or perform consulting services for one year following his or her departure from our company, the managing director will be released from the restrictions described in the two foregoing bullet points.

      In addition, except in furtherance of the managing director’s services for our company, during the period ending on the later of January 31, 2005 and two years after the managing director ceases to be employed by our company, the managing director may not:

•	directly or indirectly perform or assist others in performing consulting services for any client or prospective client of our company; or

•	directly or indirectly solicit, employ or retain any other individual or firm in soliciting, employing or retaining any employee or other agent of our company within the twelve (12) month period before or after the date on which the employee’s employment with our company ceases.

      Our managing directors who were partners of KPMG LLP but were not eligible to receive stock in connection with the separation or cash from KPMG LLP at the time of this offering agreed to similar restrictions, except that the time periods of such restrictions are shorter.

      Proprietary Information; Inventions. Our managing directors have agreed to hold proprietary information in confidence and to provide assistance to our company to obtain any intellectual property protection for works belonging to or assigned to our company. The managing directors have agreed that inventions, ideas and trade secrets developed during the course of their employment with our company will be deemed “works made for hire” under the U.S. Copyright Act to the extent permitted by law.

Member Distribution Agreements for Partners of KPMG LLP

      The tax and assurance partners of KPMG LLP who received shares of our common stock in the separation or the right to receive cash from KPMG LLP at the time of this offering also executed member distribution agreements. Those partners who received shares of our common stock agreed to the same transfer restrictions and lock-up provisions as did our managing directors who received shares of our common stock. Under the existing agreements with these partners, they may sell 40% of the stock acquired prior to this offering at the expiration of the lock-up period and 15% of the stock acquired prior to this offering on each anniversary of that date. KPMG LLP has informed us that it intends to partially waive these restrictions so that these partners may sell 50% of the shares acquired prior to this offering at the expiration of the lock-up period and 50% on the first anniversary of this offering. All of the partners of KPMG LLP also entered into non-competition provisions similar to those agreed to by our managing directors.

Registration Rights Agreement

Shares Covered

      We entered into a registration rights agreement with KPMG LLP which covers those shares of our common stock issued to KPMG LLP in the separation and may cover shares of our common stock held by the partners of KPMG LLP if they are required to dispose of their shares in order to abide by the auditor independence rules.

Demand Registration

      If at any time KPMG LLP owns or has the right to exercise registration rights with respect to an aggregate of 25% or more of the shares originally held by KPMG LLP on January 31, 2000, KPMG LLP may request that our company file a registration statement under the Securities Act for the offering of these securities, if the offering has a minimum aggregate offering price of not less than $50,000,000. KPMG LLP will be entitled to have included in the registration statement all of its shares or such number of KPMG LLP’s shares as KPMG LLP requests.

      We are not obligated to undertake a demand registration within 90 days of the effective date of a previous demand registration or if our board of directors determines, in its good faith and reasonable judgment, that such registration would be seriously detrimental to our company and our stockholders or would delay or result in the premature disclosure of any financing, merger, acquisition, divestiture or extraordinary corporate development material to our company. However, if the board of directors of KPMG LLP determines that there is an auditor independence conflict and in order to comply with the auditor independence rules it is necessary or appropriate for KPMG LLP or any of its partners to divest some or all of their shares of our common stock, then notwithstanding the previous sentence, we are obligated to file a registration statement covering those shares.

      So long as KPMG LLP holds at least 15% of the shares it originally received on the date of separation, KPMG LLP is also entitled to have all or any number of its shares included in a shelf registration for sales from time to time.

Piggyback Registration

      The registration rights agreement also provides for “piggyback” registration rights for KPMG LLP. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to some customary exceptions, we must provide prompt notice to KPMG LLP and include in such registration all shares of our stock held by KPMG LLP which it requests to be included.

      If a registration is being made on our behalf and the underwriters advise us that the amount of securities requested to be included in such registration under a holder’s piggyback rights would materially adversely affect the offering, then we will prioritize the securities in the registration in the following order:

•	first, the securities we propose to offer;

•	second, the securities requested to be included as a piggyback registration, and all other securities being registered pursuant to contractual rights comparable to the rights granted pursuant to the piggyback registration provisions; and

•	third, all other securities requested to be included in such registration.

      Registration Procedures and Expenses. The registration rights agreement sets forth customary registration procedures, including a covenant by us to make available our officers, accountants, counsel, premises, books and records for road shows, though we are not required to incur any material out-of-pocket expense with regard to road shows. Pursuant to the agreement, we also agree to pay all registration expenses incurred in connection with the registration rights agreement excluding underwriting discounts and commissions.

      Indemnification. In the registration rights agreement, our company generally agreed to indemnify KPMG LLP for any material misstatements or omissions contained in the prospectus used in selling those shares and for any violations by our company of the securities laws. Our indemnifications obligations do not apply to misstatements, omissions or violations of law which arises from information provided by KPMG LLP or its partners to our company. KPMG LLP has agreed to indemnify our company for any such misstatements, omissions or violations. Their obligations, however, are limited to the gross proceeds received by each of them in the offering under the registration rights agreement.

      In the event that the indemnification described in the above paragraph is unavailable, the parties have agreed to contribute to the amount payable by the indemnified party in proportion to their relative fault.

      Transfer of Registration Rights. KPMG LLP may transfer the registration rights under the registration rights agreement to any person in connection with a transfer to such person of a number of shares equal to 5% or more of the shares issued to KPMG LLP on the date of separation. The holders of such transferred shares will be entitled to the benefits of the registration rights agreement if the transferee agrees to be bound by the terms of the registration rights agreement. Any successor entities to our company will be bound by the terms of the registration rights agreement.

      Termination. The registration rights agreement may be terminated at any time by a written instrument signed by us and KPMG LLP. Unless terminated by such a written instrument, the agreement will terminate on the earlier to occur of January 31, 2010 and such date as there are no shares entitled to registration rights.

Notes

      In connection with the separation we issued a note to KPMG LLP in the principal amount of $630 million. The note bore interest at a rate of 6.0% per annum and was payable upon demand. This note was immediately paid in full on January 31, 2000 immediately following the closing of the separation from the proceeds of the sale of our Series A preferred stock to Cisco.

      In addition, as part of the separation, a subsidiary of our company issued a note, dated as of January 31, 2000, to KPMG LLP in the principal amount of $41 million. The note is equal to the amount by which the value of the assets transferred to us from KPMG LLP in the separation exceeded the value of the liabilities transferred to us as of January 31, 2000, plus interest. We repaid the $41 million note on June 30, 2000. In connection with our acquisition of the Canadian consulting business of a KPMG member firm we issued KPMG LLP a $28 million note dated February 1, 2000. The note is due on demand and bears 8.5% interest per annum, and we intend to repay the outstanding balance of $18.3 million with a portion of our proceeds of this offering.

      As contemplated by our agreements with Cisco and KPMG LLP at the time of the separation, on January 15, 2001, we obtained a revolving subordinated line of credit from KPMG LLP. Borrowings under this line of credit bear interest at the prime rate less one percent and mature at the earlier of the completion of this offering and August 24, 2004. We intend to repay the $34.0 million outstanding under this line of credit with a portion of the proceeds of this offering and terminate the revolving subordinated line of credit.

OUR ARRANGEMENTS WITH CISCO

      We entered into an alliance agreement with Cisco Systems, Inc. on December 29, 1999. At the same time we executed this alliance agreement, we also entered into an agreement with Cisco pursuant to which Cisco agreed to make a $1.05 billion strategic investment in our company in exchange for 5,000,000 shares of our Series A preferred stock. The term of the alliance agreement is five years and may be extended as mutually agreed by our company and Cisco. There are no cross-default provisions between the alliance agreement and the terms of the Series A preferred stock; that is, a material breach of the alliance agreement does not constitute a breach or default under the Series A preferred stock, and vice-versa. The investment closed on January 31, 2000, immediately after we closed the separation. As part of the closing, we also entered into an investor rights agreement with Cisco. On September 15, 2000, we, Cisco and KPMG LLP entered into a preferred stock purchase agreement. Under this agreement, immediately prior to the closing of this offering KPMG LLP will purchase 2,500,000 shares of our Series A preferred stock, or half of the shares currently outstanding, from Cisco for $525 million, the price Cisco originally paid for such shares. Cisco has informed us that its decision to sell half of its shares of Series A preferred stock is based on its goal of retaining its desired accounting treatment for its investment. In the event this offering is not completed by March 15, 2001, the parties will no longer be obligated to complete the transactions contemplated by the preferred stock purchase agreement.

The Alliance Agreement

      The purpose of our alliance agreement with Cisco is to cooperatively use both our and Cisco’s assets and resources to promote the expansion of our service delivery capacities in the service provider and enterprise markets for the purposes of accelerating the adoption rate for Cisco technology, increasing revenues and profits and market share for both companies and maximizing network functionality and customer satisfaction for our joint customers.

Joint Projects

      We have agreed with Cisco on a series of specific projects and goals which we jointly believe will enhance the ability of the alliance to meet its objectives. To meet these goals, we have agreed to:

•	use our commercially reasonable, good faith efforts to have on staff approximately 3,500 consultants by December 31, 2000 who have met certain specified training goals and are therefore literate in a variety of Cisco products;

•	develop and implement a training program which will provide our consultants with the training needed to qualify as “Cisco literate consultants”;

•	establish six solution centers for service offering development, training and client demonstration, five of which will be staffed and operational not later than December 31, 2000 and the remaining solution center, which will be located in the Asia-Pacific region will be staffed and operational not later than July 1, 2001;

•	develop, in conjunction with Cisco, packaged service offerings at a rate of not less than one per quarter;

•	dedicate the appropriate resources and personnel necessary for the deployment of the service offerings developed by the alliance in agreed upon geographic regions;

•	work with Cisco to develop an annual joint marketing plan and present the plan to each of our field teams; and

•	annually establish a budget for joint funding of marketing programs, sales education and sales support.

      Cisco has agreed to provide us with software and other training materials as well as hardware at substantial discounts in order to complete the training and to build the solution centers. Unless Cisco expressly agrees, we may not use this discounted software or hardware except in connection with authorized solution centers and activities directly supporting the alliance.

      We have agreed to meet with Cisco periodically to review a variety of indicators to determine whether or not the objectives of the alliance are being met. If we are not meeting our goals, then we will discuss with Cisco appropriate changes to the annual business plan and resource allocation schedule. In the event we cannot agree on such adjustments with Cisco, any proposed adjustments (including any proposed reduction in our requirement to hire Cisco-literate consultants) will be a dispute subject to the dispute resolutions provisions of the agreement.

      We have also agreed with Cisco to meet on a quarterly basis to review our profitability from the alliance. If our business is not profitable during such period, we have agreed with Cisco to make mutually agreeable changes to the resource allocation schedule. In the event we cannot agree on such adjustments with Cisco, any proposed adjustments, including any proposed reduction in our requirement to hire Cisco-literate consultants, will be a dispute subject to the dispute resolutions provisions of the agreement.

Exclusivity

      We have agreed that, until December 29, 2004, we will not directly or indirectly enter into any agreement, understanding or arrangement with any of Lucent Technologies Inc., Nortel Networks Corporation, Alcatel S.A. or Juniper Networks to offer services or products competing with those offered by Cisco. In particular, we have agreed not to:

•	engage in joint marketing or joint bidding with any of these four specified companies to develop or provide service offerings in the service provider or enterprise market; or

•	build substantial capability around products of these four specified companies.

      We are permitted, however, to deploy competing products where requested or required by a customer in the course of providing consulting services and to engage in education and training necessary to support such deployment.

      Cisco has agreed to:

•	bid jointly with us and to identify us as their preferred provider to the extent Cisco determines appropriate;

•	provide us with the support necessary to bid without Cisco in the event Cisco bids with another party, except where the client requires Cisco to bid with a single party and Cisco does not choose us;

•	allow us to participate in all internal Cisco competitions under which Cisco chooses its preferred provider in a particular client engagement;

•	allow us to participate in any bid for services where the client does not require us to install networking technology hardware of the type marketed by Cisco or to use Cisco’s intellectual property;

•	allow us to bid separately as a prime contractor where Cisco chooses another provider; and

•	exclude some existing contracts which would not be permitted under the alliance from these exclusivity provisions.

      We and Cisco have agreed to meet quarterly to review the number of occasions on which we have been effectively prohibited from bidding on an engagement because that work requires a network hardware or software provider to serve as the prime contractor, allows such provider to choose only one partner (“a single consultant opportunity”), and Cisco does not choose our company, and does not articulate a business-based reason for doing so (each a “box out”). In this instance, we will be effectively prohibited from bidding on the opportunity, as the exclusivity provisions of the alliance prevent us from bidding with another major network hardware/ software provider. If at least ten single consultant opportunities have occurred in any quarter, and the ratio of box-outs to single consultant opportunities is 50% or greater, we will not have to comply with the exclusivity provisions of the alliance agreement during the following calendar quarter only with respect to any single consultant opportunity.

Termination

      The term of our alliance with Cisco is five years. Either our company or Cisco may terminate the alliance earlier in the event the other party:

•	defaults on its agreements (in which case the breaching party has the right to notice and a period to cure); or

•	if the other party experiences a change of control, as defined in the stock purchase agreement with Cisco.

The Cisco Investment

Series A Preferred Stock

      On January 31, 2000, immediately following the separation, Cisco invested $1.05 billion in our company in exchange for 5,000,000 shares of our Series A mandatorily redeemable convertible preferred stock. On September 15, 2000 Cisco and KPMG LLP agreed that immediately prior to the closing of this offering, KPMG LLP will purchase 2,500,000 shares of our Series A preferred stock from Cisco for $525 million. This agreement does not change any of the provisions of the alliance agreement between our company and Cisco, or any of the obligations of the parties under the alliance agreement. Upon the completion of this purchase, the Series A preferred stock will convert at a discounted price in relation to the price at which we sell our shares in the initial public offering. The conversion price will be between 75% and 80% of the price at which we sell our shares in this offering. The intrinsic value, (the “beneficial conversion feature”) resulting from the conversion ascribable to the Series A preferred stock as a result of the discounted conversion price will be reflected as a preferred dividend and a reduction of earnings available to common shareholders as of the date of this offering. The value of the beneficial conversion feature will be $262.5 million unless the initial public offering price of our common stock exceeds $69.76 per share, in which case the conversion discount would increase as the initial public offering price increases. We have agreed to repurchase that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering at the greater of the original issue price or the fair market value of the Series A preferred stock.

      The number of shares of our Series A preferred stock which Cisco will convert, the number of shares of our common stock each of Cisco and KPMG LLP will receive as a result of such conversion, the number of shares of our Series A preferred stock we will repurchase from Cisco and the price per share we will pay on such repurchase are based upon the initial public offering price of our common stock. Based on an assumed initial public offering price of $17.00 per share, Cisco would convert 1.0 million shares of its Series A preferred stock into 15.1 million shares of our common stock representing 9.9% of our then outstanding common stock. We would repurchase the remaining 1.5 million shares of our Series A preferred stock from Cisco for approximately $400.3 million.

Exclusivity

      We agreed with Cisco that prior to January 31, 2005, we will not enter into an agreement with Lucent Technologies, Inc., Nortel Networks Corporation, Alcatel S.A. or Juniper Networks, to merge, consolidate or otherwise combine with these specified companies or to sell all or substantially all of our assets to any of these specified companies.

      In addition, if we receive a bona fide proposal from one of these specified companies for such an acquisition transaction or if our board of directors votes to initiate negotiations concerning an acquisition transaction with one of these specified companies, then prior to entering into negotiations, we have agreed to notify Cisco of the proposal and the proposed terms of the acquisition transaction. If our board of directors determines to pursue negotiations with one of these specified companies regarding an acquisition transaction, then before entering into negotiations, we have agreed that Cisco will have twenty days to submit a counter-offer. During this twenty-day period, we would not be permitted under our agreements with Cisco to engage in negotiations with the specified company, unless our board of directors is required to do so to meet its fiduciary duties under applicable law. If Cisco were to submit a counter-offer, we have agreed that we would not be able to accept the proposal for the acquisition transaction with the specified company unless our board of directors determined that the proposal of the specified company was financially superior to Cisco’s counter-offer.

      In the event that prior to January 31, 2005 we close an acquisition transaction with one of the specified companies, then:

•	at or prior to the close of the acquisition transaction, we have agreed to pay Cisco an amount equal to our total consolidated revenues for the twelve months immediately preceding the month in which the acquisition transaction is closed; and

•	Cisco would be entitled at any time until the first anniversary of the close of the acquisition proposal to require us to repurchase all of our equity securities or debt obligations then beneficially owned by Cisco, its affiliates or significant transferees at a redemption price equal to:

-	in the case of equity securities, the greater of the fair market value or the original issue price; and

-	in the case of debt securities or obligations, the total face amount of the indebtedness.

      Our agreements with Cisco permit us to enter into an acquisition transaction with one of the specified companies without first negotiating with Cisco or paying a penalty if:

•	we terminate the alliance agreement because Cisco is in breach of its obligations under the alliance agreement;

•	we mutually agree with Cisco to terminate the alliance agreement; or

•	Cisco sells 75% of the shares of our common stock issued to it upon conversion of the Series A preferred stock and the alliance has failed to meet one of its revenue objectives for two consecutive quarters.

Stand-Still and Lock-up

      Cisco has agreed that, prior to January 31, 2003, Cisco will not, without our prior written consent, directly or indirectly:

•	sell or otherwise dispose of any of our voting securities, including our common stock;

•	acquire or seek to acquire any ownership of any of our assets, businesses, or securities;

•	solicit proxies with respect to any matter from holders of any shares of our common or preferred stock;

•	initiate, or induce or attempt to induce any other person, entity or group to initiate, any stockholder proposal or tender or exchange offer for any of our securities; or

•	take any action with respect to the matters described in the preceding bullet points that requires us to make a public disclosure.

      Cisco’s obligation pursuant to the preceding paragraph will terminate upon the occurrence of any of the following:

•	our material default in performing our obligations under the alliance agreement or under our exclusivity obligations with Cisco described above;

•	the acquisition by any person or group (other than KPMG LLP, Cisco or their respective affiliates) of beneficial ownership in excess of 15% of our voting securities;

•	the announcement or commencement by any person or group of a tender or exchange offer to acquire in excess of 50% of our voting securities (provided, however, that Cisco’s covenant will resume if the tender or exchange offer is withdrawn or terminated or expires without extension); or

•	our entry into any merger, sale or other business combination transaction under which our outstanding shares of common stock would be converted into cash or securities of another person or group or, following the transaction, 50% or more of our then outstanding shares of common stock would be owned by persons other than the then-current holders of shares of our common stock, or that would result in all or a substantial portion of our assets being sold to any person or group.

Registration Rights

      We agreed to provide Cisco and KPMG LLP, as holders of our common stock converted from the Series A preferred stock, with the following rights to have such common stock registered for resale under the Securities Act:

•	a total of six demands for registration at any time after the holders are free to dispose of shares of our common stock, but prior to January 31, 2007. A demand registration right may be made by one or more holders that own at least 20% of the shares of our common stock into which the Series A preferred stock has been converted. If our board of directors determines in good faith that the demand registration would be materially detrimental to us or would delay or result in premature disclosure of any material corporate development, we are entitled to postpone the filing of the registration statement otherwise required to be prepared and filed by us for a reasonable period of time, not to exceed 90 days; and

•	piggyback registration rights if we propose to register any securities under the Securities Act in connection with any offering of our securities other than a registration statement on Form S-8 or Form S-4, subject to quantity limitations determined by underwriters if the offering involves an underwriting.

      We agreed to pay all reasonable expenses incurred in any registration, filing or qualification under a registration described above. We also agreed, to the extent permitted by law, to indemnify Cisco against liabilities in an offering of the shares, including liabilities arising under the Securities Act.

Board Representation

      We have agreed to use our best efforts to nominate for election and cause to be elected to our board of directors a number of Cisco’s representatives proportionately equal to Cisco’s percentage ownership of our common stock, but in any event not less than one representative for so long as Cisco owns at least 5% of our outstanding common stock. Mr. Douglas C. Allred, a director of our company, is a representative of Cisco.

Covenants with Cisco Terminating at the Closing of this Offering

      Our investor rights agreement with Cisco includes several covenants which terminate when we close this offering. These agreements include Cisco’s right of first refusal on the sale of additional shares of our common stock and Cisco’s right to participate in the sale by KPMG LLP of its shares of our common stock to a third party.

PRINCIPAL AND SELLING STOCKHOLDER

      We are currently a majority-owned subsidiary of KPMG LLP. The following table sets forth information regarding the beneficial ownership of our common stock immediately prior to the closing of this offering and immediately following the closing of this offering. The table provides the number of shares of common stock beneficially owned and the percentage of this class of common stock represented by this number of shares. We are providing this data for:

•	each person who is known to us to be the beneficial owner of more than five percent of our common stock immediately after this offering;

•	each of the individuals who will be our directors and named executive officers immediately after this offering;

•	all of our directors and executive officers as a group; and

•	the selling stockholder in the offering.

      KPMG LLP is selling shares in this offering for itself and on behalf of the partners of the KPMG International member firm in Ireland. In addition, if the over-allotment is exercised, KPMG LLP will sell additional shares for the benefit of approximately 940 of its assurance and tax partners. KPMG LLP may be deemed to be the beneficial owner of all of these shares along with its individual partners. Each of these partners entered into a member distribution agreement with KPMG LLP pursuant to which each partner granted KPMG LLP custody of his or her shares, gave KPMG LLP the irrevocable right to vote his or her shares and, as a result of the determination that the sale of shares nominally held by partners was necessary to meet the rules regarding auditor independence, agreed that KPMG LLP could, at its sole discretion, sell his or her shares as a part of this offering at the times and prices and under the terms and conditions determined by KPMG LLP. The Irish KPMG firm entered into similar agreements on behalf of its partners. As a result, KPMG LLP currently may be deemed to have sole or shared voting and disposition powers with respect to the shares held by its partners and those of the Irish KPMG International member firm. See “Our Arrangements with KPMG LLP— Member Distribution Agreements— Member Distribution Agreements for Partners of KPMG LLP.” The names of the individual partners of KPMG LLP holding our shares, the entity that holds the shares of the partners of the Irish KPMG International member firm, the number of shares being sold and the number retained after this offering is set forth in exhibit 99.2 filed with the registration statement, of which this prospectus is a part.

      Except as otherwise indicated, the persons or entities listed below have sole voting and investment power over the shares of our common stock beneficially owned by them and none of our existing stockholders is selling shares in this offering. The address of KPMG LLP is 345 Park Avenue, New York, New York 10154. The address of Cisco is 170 Tasman Drive, San Jose, California 95134.

	Shares Beneficially		Number of	Shares Beneficially
	Owned Prior to		Shares Being	Owned After
	the Offering		Offered	the Offering

Name	Number	Percent		Number	Percent

KPMG LLP(1)	66,736,309	86.6%	83,006,105	14,612,557	9.6%

Cisco Systems, Inc.(2)	—	*	—	15,055,567	9.9%

Randolph C. Blazer	121,548	*	—	121,548	*

Michael J. Donahue	97,012	*	—	97,012	*

Bradley J. Schwartz	97,012	*	—	97,012	*

David W. Black	—	*	—	—	*

Robert C. Lamb, Jr.	—	*	—	—	*

Nathan H. Peck, Jr.	82,261	*	—	82,261	*

Douglas C. Allred	—	*	—	—	*

Roderick C. McGeary	121,548	*	—	121,548	*

All executive officers and directors as a group (8 persons)	519,381	*	—	519,381	*

*	Less than 1% of the outstanding common stock

(1)	KPMG LLP beneficially owns 66,736,309 shares of which:
     •  51,050,443 are held directly;

•	14,468,979 are held by active assurance and tax partners of KPMG LLP;

•	783,400 are held by the assurance and tax partners of the KPMG International member firm in Ireland; and

•	433,487 will be issued to KPMG LLP at the closing of this offering in exchange for the 0.5% interest in our operating subsidiary held by KPMG LLP.

Upon KPMG LLP’s conversion of its Series A preferred stock immediately prior to this offering, we will issue 30,882,353 shares of our common stock to KPMG LLP. See “Our Arrangements with KPMG LLP— Separation Agreement.”

Mr. Steven G. Butler, the chairman of KPMG LLP, holds irrevocable proxies to vote the shares nominally held by such active partners of KPMG LLP. Mr. Butler holds these proxies on behalf of KPMG LLP. KPMG LLP, through its board of directors, currently has the sole right to dispose of all such shares.

Because the board of directors of KPMG LLP controls the disposition of the shares held by active partners of KPMG LLP, these directors may be deemed to have beneficial ownership of all of the shares held by such partners. In addition, the following table describes the number of shares held by each director of KPMG LLP before the offering and the number each will retain after such sale. In each case, such share numbers are less than 1% of the outstanding number of shares. If the over-allotment option is exercised in full, each of the individuals below who are partners of KPMG LLP will sell all of the shares they hold.

	Shares Held Prior	Number of Shares	Shares Held
Name	to the Offering	Being Sold	After the Offering

Robert W. Alspaugh	59,368	—	59,368

Joanne Belcastro	18,923	—	18,923

James J. Brasher	24,147	—	24,147

Michael S. Burke	20,222	—	20,222

Stephen G. Butler	77,372	—	77,372

Mark D. Carleton	17,622	—	17,622

Michael A. Conway	35,883	—	35,883

Michael J. Donahue*	97,012	—	97,012

Douglas J. Green	25,447	—	25,447

Ronald B. Harvey	29,359	—	29,359

Wesley Lyvers*	62,620	—	62,620

William J. Morgan	30,659	—	30,659

Eddie R. Munson	22,835	—	22,835

Linda Rebrovick*	97,012	—	97,012

Frank K. Ross	29,359	—	29,359

Paul L. Snyder	28,059	—	28,059

Donald C. Spitzer	24,147	—	24,147

Hiroaki Yoshihara	29,359	—	29,359

	729,405	—	729,405

* Managing director of our company

(2)	Upon the conversion of the Series A preferred stock held by Cisco that we have not repurchased, we will issue to Cisco 15,055,567 shares of our common stock. See “Our Arrangements with Cisco.”

DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. Immediately after we complete this offering, approximately 152.1 million shares of common stock will be outstanding, and we expect that no shares of preferred stock will be outstanding. The outstanding number of shares of our common stock assumes an initial public offering price of $17.00 per share, Cisco’s exercise of its conversion option and our required repurchase resulting in the conversion of 1.0 million shares of our Series A preferred stock into 15.1 million shares of our common stock and our repurchase of the 1.5 million shares of our Series A preferred stock which were not converted into our common stock. KPMG LLP has agreed that the 2.5 million shares of Series A preferred stock it purchased from Cisco immediately prior to this offering will be converted into shares of our common stock without any discount. At the $17.00 assumed initial public offering price, KPMG LLP’s preferred shares would convert into 30.9 million shares of our common stock, all of which it will sell in this offering. We have set forth below a description of the material terms and provisions of our certificate of incorporation. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and by-laws filed as exhibits to the registration statement, of which this prospectus forms a part, and to Delaware corporate law.

Common Stock

      The holders of our common stock will be entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Except as may be provided in a certificate of designation filed under Delaware corporate law for any preferred stock, or as may otherwise be required by law or in our certificate of incorporation, the common stock will be the only capital stock of our company entitled to vote in the election of directors and on all other matters presented to the stockholders of our company. However, holders of our common stock will not be entitled to vote on any matter that solely relates to the terms of any outstanding series of our preferred stock or the number of shares of any series of preferred stock that does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to our common stock. The holders of our common stock are not entitled to cumulate their votes in the election of our directors.

      The holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by the board of directors of our company, subject to any preferential rights of holders of any outstanding preferred stock.

      On our liquidation, dissolution or winding up, whether voluntary or involuntary, after paying or setting apart for payment the full amounts required to be paid to the holders of our preferred stock, all holders of shares of our common stock will be entitled to receive the assets that remain available for distribution to holders of shares of our common stock.

      The common stock sold in this offering is not subject to redemption and will not have any preemptive, subscription or conversion rights to purchase additional shares of common stock or any of our other securities. When we close this offering, all the outstanding shares of our common stock will be validly issued, fully paid and nonassessable. Additional shares of authorized common stock may be issued, as determined by the board of directors of our company from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements or applicable law.

Preferred Stock

      Our certificate of incorporation provides that we may issue up to 10,000,000 shares of preferred stock in one or more series as may be determined by our board of directors.

      Our board of directors has broad discretionary authority with respect to the rights of issued series of preferred stock and may take several actions without any vote or action of the stockholders, including:

•	determine the number of shares to be included in each series;

•	fix the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations, or restrictions; and

•	increase or decrease the number of shares of any series.

      The board of directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock.

      Preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of decreasing the market price of the common stock.

      We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

      Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors will make any determination to issue such shares based on its judgment as to our company’s best interests and the best interests of our stockholders. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

      We have no present plans to issue any shares of our preferred stock after the offering.

Series A Preferred Stock

      On January 31, 2000, immediately following the separation, we sold 5,000,000 shares of our Series A mandatorily redeemable convertible preferred stock to Cisco. On September 15, 2000 Cisco and KPMG LLP agreed that immediately prior to the closing of this offering, KPMG LLP will purchase 2,500,000 shares of our Series A preferred stock from Cisco for $525 million. Upon the conversion by Cisco and KPMG LLP of their Series A preferred stock and our repurchase of that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering no shares of any series of our preferred stock will be outstanding upon the closing of this offering. The number of shares of common stock issuable upon conversion of the Series A preferred stock will be determined at the time of pricing of this offering. The shares of Series A preferred stock held by Cisco will be converted at a discount to the initial public offering price. The amount of the discount and the number of shares to be issued varies depending upon the aggregate market valuation of our company at the time the initial public offering price is established.

      For so long as shares of the Series A preferred stock remain outstanding, the holders of Series A preferred stock are entitled to:

•	dividends at the rate of 6% of the original issue price per share of Series A preferred stock, plus participation on an as converted basis in any dividends paid to the holders of our common stock;

•	a preference upon liquidation equal to the original issue price per share of Series A preferred stock (plus accrued and unpaid dividends), plus participation on an as converted basis in the liquidation distribution to the holders of common stock;

•	redemption on demand of any Series A preferred stock which would cause Cisco to own in excess of 19.9% of our common stock, at a price equal to the greater of the original issue price plus accrued and unpaid dividends or the fair market value of the preferred stock;

•	redemption upon demand at the original issue price, plus accrued and unpaid dividends, of the Series A preferred stock at any time after January 31, 2005; and

•	the election of two representatives to our board of directors.

Listing

      Our common stock has been approved for listing on the Nasdaq National Market under the symbol “KCIN.”

Delaware Law and Charter and By-Law Provisions; Anti-Takeover Effects

      Our company has expressly elected not to be governed by the provisions of Section 203 (“Section 203”) of the Delaware corporate law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	the board of directors must have previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

•	the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

      Our certificate of incorporation provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Approximately one-third of our board will be elected each year. See “Management—Directors and Executive Officers.” In addition, our certificate of incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds of the outstanding voting power of our capital stock issued and outstanding and entitled to vote generally in the election of directors. Under our certificate of incorporation, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of our board, may only be filled by vote of a majority of our directors then in office even if less than a quorum. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

      Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken at a stockholders meeting and may not be taken by written consent in lieu of a meeting. Our certificate of incorporation further provides that special meetings of the stockholders may only be called by the chairman of the board of directors or by a majority of the board of directors. Our bylaws provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that proposal or nomination before the meeting. In addition to some other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, the stockholder generally must have given notice in proper written form to the corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Although our bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

      Our certificate of incorporation includes a “fair price” provision (the “fair price provision”) which prohibits business combinations (as defined below) with a related person (as defined below), unless either:

(a) the holders of our common stock receive in the business combination either:

(i) the same consideration in form and amount per share as the highest consideration paid by the related person in a tender or exchange offer in which the related person acquired at least 50% of the outstanding shares of our common stock and which was consummated not more than one year prior to the business combination or the entering into of a definitive agreement for the business combination; or

(ii) not less in amount (as to cash) or fair market value (as to non-cash consideration) than the highest price paid or agreed to be paid by the related person for shares of our common stock in any transaction that either resulted in the related person’s beneficially owning 15% or more of our common stock, or was effected at a time when the related person beneficially owned 15% or more of our common stock, in either case occurring not more than one year prior to the business combination; or

(b) the transaction is approved by:

(i) a majority of continuing directors (as defined below); or

(ii) shares representing (x) at least two-thirds of the votes entitled to be cast by our common stock, and (y) a majority of the votes entitled to be cast by the holders of our common stock, excluding all shares beneficially owned by any related person.

      Under the fair price provision, a “related person” is any person who beneficially owns 15% or more of our common stock or is an affiliate of our company and at any time within the preceding two-year period was the beneficial owner of 15% or more of our common stock outstanding. The relevant “business combinations” involving our company covered by the fair price provision are:

•	any merger or consolidation of our company or any subsidiary of our company with or into a related person or an affiliate of a related person;

•	any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of our company to a related person or an affiliate of a related person;

•	reclassifications, recapitalizations and other corporate actions requiring a stockholder vote that have the effect of increasing by more than one percent the proportionate share of our common stock beneficially owned by a related person or an affiliate of a related person; and

•	a dissolution of our company voluntarily caused or proposed by a related person or an affiliate of a related person.

      A “continuing director” is a director who is unaffiliated with the related person and who was a director before the related person became a related person, and any successor of a continuing director who is unaffiliated with a related person and is recommended or nominated to succeed a continuing director by a majority of the continuing directors. Under the fair price provision, KPMG LLP and its affiliates are not related persons. In addition, any person who acquires 15% or more of our common stock directly from KPMG LLP or its affiliates will not be deemed related persons. In addition, our board of directors adopted resolutions excluding Cisco and its affiliates from the definition of related person.

      Our board of directors, when evaluating any offer of another party to:

•	make a tender offer or exchange for equity securities of our company;

•	merge with our company; or

•	purchase all or substantially all of the properties and assets of our company may give due consideration to the effect of any of the above transactions on constituencies other than our company’s stockholders. These other constituencies include:

•	employees;

•	suppliers;

•	customers;

•	strategic partners;

•	creditors; and

•	others having similar relationships with our company.

      The Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws or to approve mergers, consolidations or the sale of all or substantially all its assets, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock issued and outstanding and entitled to vote generally in the election of directors to amend or repeal any of the provisions of our certificate of incorporation discussed above or to approve mergers, consolidations or the sale of all or substantially all of our assets. Our bylaws may be amended or repealed by a majority vote of the board of directors, subject to any limitations set forth in the bylaws, and may also be amended by the stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock issued and outstanding and entitled to vote generally in the election of directors. The two-thirds stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any of these amendments are submitted to stockholders.

Limitation of Liability and Indemnification

      Our certificate of incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of our company. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is EquiServe Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock. Although our common stock has been approved for listing on the Nasdaq National Market we cannot assure you that there will be an active public market for our common stock. Upon the completion of this offering, we will have approximately 152.1 million shares of our common stock outstanding. Of the outstanding number of shares, 112.0 million shares of our common stock to be sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

      Rule 144. The 40.0 million shares of common stock that will be owned by KPMG LLP partners, KPMG LLP retired partners, the partners of the Irish member firm of KPMG International, our managing directors or by Cisco immediately after this offering will be “restricted” securities within the meaning of Rule 144 under the Securities Act. These restricted securities may not be sold in the absence of registration under the Securities Act or unless an exemption from registration is available, including the exemption contained in Rule 144 under the Securities Act.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated together), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of these shares that does not exceed the greater of:

•	one percent of the then outstanding shares of our common stock (approximately 1.5 million shares immediately after this offering); or

•	the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of this sale is filed, provided that requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

      In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of our common stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least two years may resell these shares without compliance with the foregoing requirements.

      KPMG LLP and Related Parties. The partners of KPMG LLP, the non-U.S. KPMG International member firms and their respective partners who own our stock will, within the five year period following the closing of this offering, completely divest themselves of all shares of our common stock which they acquired prior to the closing of this offering. Immediately after this offering, the partners of KPMG LLP, the non-U.S. KPMG International member firms and their respective partners who own our stock will collectively own approximately 14.6 million shares of our common stock and no more than 19.9% of the outstanding shares. Under the existing agreements with KPMG LLP, partners who received shares of our common stock in the separation may sell 40% of such stock at the expiration of the lock-up period and 15% of such stock on each anniversary of that date. KPMG LLP has informed us that it intends to partially waive these restrictions so that these partners may sell 50% of such shares at the expiration of the lock-up period and the remaining 50% on the first anniversary of this offering. In this offering, KPMG LLP will sell all of the shares of our common stock directly held by it. KPMG LLP has also informed us that its partners, the non-U.S. KPMG International member firms and their respective partners who own our stock and who are required to divest these shares within five years may sell their remaining holdings of our common stock through a variety of methods, including:

•	one or more underwritten public offerings,

•	from time to time in open market transactions, or

•	privately negotiated transactions.

      If the over-allotment is exercised in full, the partners of KPMG LLP will sell all the shares they hold.

      Our Managing Directors. Apart from the restrictions on transfer imposed by the federal securities laws, the shares of our common stock distributed to our managing directors in the separation transaction are subject to additional contractual limitations on transfer. Our managing directors have generally agreed to restrictions which, with respect to 40% of the shares distributed to these individuals, will lapse at the end of the 180-day lock-up period agreed to with the underwriters of this offering. The restrictions on the remaining 60% of the shares held by our managing directors will lapse in equal 15% installments on each of the first four anniversaries of the end of the lock-up period. See “Our Arrangements with KPMG LLP— Member Distribution Agreements— Member Distribution Agreements for the Former Consulting Partners.”

      Cisco. Immediately after this offering, Cisco’s conversion of its Series A preferred stock and our repurchase of those shares of Series A preferred stock held by Cisco, which would convert into in excess of 9.9% of our then outstanding common stock, Cisco is expected to hold approximately 15.1 million shares of our common stock, assuming an initial public offering price of $17.00 per share. Cisco has also generally agreed that it may not sell any shares until January 31, 2003. See “Our Arrangements with Cisco.”

Registration Rights

      We have entered into a registration rights agreement with KPMG LLP covering the shares of our stock issued to KPMG LLP in the separation transaction. The registration rights agreement grants KPMG LLP demand and piggyback registration rights in certain instances described more fully in “Our Arrangements with KPMG LLP— Registration Rights Agreement.”

      We have agreed to provide Cisco with demand and piggyback registration rights, all as more fully described in “Our Arrangements with Cisco— The Cisco Investment— Registration Rights.” KPMG LLP, as a holder of shares of common stock converted from shares of our Series A preferred stock, will also be entitled to such demand and piggyback registration rights.

      We entered into a registration rights agreement relating to our acquisition of the consulting business of the KPMG International member firm in Ireland. Of the 917,672 shares issued to the sellers of the Irish consulting practice, 639,822 shares are expected to be sold in this offering by KPMG LLP on behalf of the partners of the member firm of KPMG International in Ireland. The agreement covers those shares of our common stock issued in consideration for the acquisition of our Irish consulting business that will not be sold in connection with this offering. This registration rights agreement provides them “piggyback” registration rights whenever we propose to register our common stock under the Securities Act for KPMG LLP. If the registration is a shelf registration, all of their shares must be included. If it is not a shelf registration, we will include in such registration all shares which they request to be included. The registration rights agreement sets forth customary registration procedures, including a covenant by us to bear and pay all expenses incurred in connection with the registration (excluding underwriting discounts and commissions). It also contains reciprocal indemnity and contribution provisions. The sellers of the Irish consulting practice may transfer the registration rights under the registration rights agreement. The registration rights agreement may be terminated when the shares issued to the sellers first become eligible for public sale pursuant to Rule 144 or any similar rule pursuant to the Securities Act.

Lock-up Agreement

      We, our executive officers, directors, managing directors, key employees, KPMG LLP, the partners of KPMG LLP who received shares in the separation, the partners of the KPMG International member firm in Ireland, and Cisco have agreed not to sell or otherwise dispose of, directly or indirectly, any shares of common stock (or any security convertible into or exchangeable or exercisable for common stock) without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus, subject to specific exceptions. See “Underwriters.”

MATERIAL U.S. FEDERAL INCOME TAX

CONSIDERATIONS FOR NON-U.S. HOLDERS

General

      The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by a Non-U.S. Holder. Generally, for purposes of this discussion a “Non-U.S. Holder” is a beneficial owner of our common stock who or which is, for United States federal income tax purposes, a non-resident alien individual, a foreign corporation, or a foreign estate or trust. In general, an individual is a non-resident alien individual with respect to a calendar year if he or she is not a United States citizen (and in certain circumstances is not a former United States citizen) and, with respect to such calendar year (i) has at no time had the privilege of residing permanently in the United States and (ii) is not present in the United States a specified number of days in the current year and the prior two years. Different rules apply for United States federal estate tax purposes. See “—Federal Estate Taxes” below.

      The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated under the Code and administrative and judicial interpretations, all of which are subject to change, possibly on a retroactive basis. The following discussion does not address aspects of United States federal taxation other than income and estate taxation, and does not address all aspects of United States federal income and estate taxation. The discussion does not consider any specific facts or circumstances that might apply to a particular Non-U.S. Holder and does not address all aspects of United States federal income and estate tax law that might be relevant to a Non-U.S. Holder subject to special treatment under the Code, for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers. This discussion does not address the tax treatment of partnerships or persons who hold their interests through a partnership or other pass-through entity. In addition, this discussion does not address state, local or non-United States tax consequences that might be relevant to a Non-U.S. Holder, and does not address the applicability or effect of any specific tax treaty. Accordingly, prospective purchasers of our common stock are urged to consult their tax advisors regarding the United States federal, state and local tax consequences, as well as non-United States tax consequences, of acquiring, holding and disposing of shares of our common stock.

Dividends

      In general, if we were to make distributions with respect to our common stock, such distributions would be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution that is not a dividend will be applied in reduction of the Non-U.S. Holder’s basis in our common stock. To the extent the distribution exceeds such basis, the excess will be treated as gain from the disposition of our common stock.

      Subject to the discussion below, dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate. A lower rate may apply if the Non-U.S. Holder is a qualified tax resident of a country with which the U.S. has an income tax treaty and if certain procedural requirements are satisfied by the Non-U.S. Holder. A Non-U.S. Holder generally will have to file IRS Form W-8BEN or successor form in order to be eligible to claim the benefits of a U.S. income tax treaty obligation. Special rules may apply in the case of dividends paid to or through an account maintained outside the United States at a financial institution, for which certain documentary evidence procedures must be followed.

      Withholding generally will not apply in respect of dividends if (i) the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States or (ii) a tax treaty applies, the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and are attributable to a United States permanent establishment (or a fixed base through which certain personal services are performed) maintained by the Non-U.S. Holder. To claim relief from withholding on this basis, a Non-U.S. Holder generally must file IRS Form W-8ECI or successor form, with the payor of the dividend.

      Dividends received by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States or, if a tax treaty applies, are effectively connected with the conduct of a trade or business within the United States and attributable to a United States permanent establishment (or a fixed base through which certain personal services are performed), are subject to United States federal income tax on a net income basis (that is, after allowance for applicable deductions) at applicable graduated individual or corporate rates. Any such dividends received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      A Non-U.S. Holder eligible for a reduced rate of withholding of United States federal income tax may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the United States Internal Revenue Service.

Gain on Disposition of Common Stock

      A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, or other disposition of our common stock (including a redemption of our common stock treated as a sale for federal income tax purposes) unless (i) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (ii) the Non-U.S. Holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and either the individual has a “tax home” in the United States or the sale is attributable to an office or other fixed place of business maintained by the individual in the United States, (iii) the Non-U.S. Holder is subject to tax under U.S. tax law provisions applicable to certain U.S. expatriates (including former citizens or residents of the United States), or (iv) we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period and certain other conditions are met. We do not believe that we are, or are likely to become, a “United States real property holding corporation.”

      The 183-day rule summarized above applies only in limited circumstances because generally an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition will be treated as a resident for United States federal income tax purposes and therefore will be subject to United States federal income tax at graduated rates applicable to individuals who are United States persons for such purposes.

      Non-U.S. Holders should consult applicable tax treaties, which may result in United States federal income tax treatment on the sale, exchange or other disposition of the common stock different from that described above.

Backup Withholding Tax and Information Reporting

      We must report annually to the IRS and to each Non-U.S. Holder any dividend income that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

      A Non-U.S. Holder of common stock that fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor in accordance with applicable U.S. Treasury regulations may be subject to information reporting and backup withholding at a rate of 31% on payments of dividends. Backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a “U.S. related person” unless certification requirements are established or an exemption is otherwise established and the broker has no actual knowledge that the holder is a U.S. person.

      The payment of proceeds from the disposition of common stock to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes its entitlement to an exemption from information reporting and backup withholding, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker that is not a “U.S. related person” will not be subject to information reporting or backup withholding. For this purpose, a “U.S. related person” is a foreign person with one or more enumerated relationships with the United States.

      In the case of the payment of proceeds from the disposition of common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

      Any amounts withheld under the backup withholding rules from a payment of a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability provided the requisite procedures are followed.

Federal Estate Taxes

      An individual Non-U.S. Holder who is treated as the owner of our common stock at the time of his death generally will be required to include the value of such common stock in his gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax on such value, unless an applicable tax treaty provides otherwise. For United States federal estate tax purposes, a “Non-U.S. Holder” is an individual who is neither a citizen nor a domiciliary of the United States. In general, an individual acquires a domicile in the United States for United States estate tax purposes by living in the United States, for even a brief period of time, with the intention of remaining in the United States indefinitely.

UNDERWRITERS

      Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this Prospectus, the U.S. underwriters named below for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Goldman Sachs International, J.P. Morgan Securities Ltd. and Merrill Lynch International are acting as international representatives, have severally agreed to purchase, and we and the selling stockholder have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of these underwriters below:

Number of
Name	Shares

U.S. Underwriters:

Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Subtotal

International Underwriters:

Morgan Stanley & Co. International Limited
Goldman Sachs International
J.P. Morgan Securities Ltd.
Merrill Lynch International

Subtotal

Total	112,035,000

      The U.S. underwriters and international underwriters, and the U.S. representative and the international representative, are collectively referred to as the “underwriters” and the “representatives”, respectively. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered in this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, except for those shares covered by the U.S. underwriters’ over-allotment option described below, if any shares are taken.

      The underwriters initially propose to offer a portion of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and a portion to some dealers at a price that represents a concession not in excess of $     a share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $     a share to other underwriters or to dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may be varied by the representatives.

      The underwriting discounts and commissions to be paid by us and the selling stockholder, which are expected to be a percentage of the offering price, are set forth in the following table:

Compensation
deemed to be
		Underwriting	underwriters	Proceeds to	Proceeds to
	Price to	Discounts and	compensation by	KPMG	Selling
	Public	Commissions	the NASD	Consulting, Inc.	Stockholder

Per Share	$	$	$	$	$

Total	$	$	$	$	$

      We expect that the offering expenses payable by us in connection with the offering, other than the underwriting discounts and commissions, will be approximately $4.4 million.

      KPMG LLP, on behalf of its partners, has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 14,468,979 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. In addition, in the event these shares are not sufficient to cover over-allotments, we have granted the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 2,336,271 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered in this prospectus. To the extent this option is exercised, each U.S. underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares as the number set forth next to the U.S. underwriter’s name in the preceding table bears to the total number of shares set forth next to the names of all U.S. underwriters in the preceding table.

      If the U.S. underwriters’ option is exercised in full, the total Price to Public would be $     , the total Underwriting Discounts and Commissions would be $     , the total Proceeds to KPMG Consulting, Inc. would be $     and the total Proceeds to Selling Stockholder would be $     .

      The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

      At our request, the underwriters have reserved for sale at the initial public offering price up to 7,842,450 shares offered in this prospectus for our directors, officers and employees and partners, retired partners and certain employees of KPMG LLP. The number of shares of common stock for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

      Our common stock has been approved for listing on the Nasdaq National Market under the symbol “KCIN.”

      We, our executive officers, directors, managing directors, key employees, KPMG LLP, the partners of KPMG LLP who received shares in the separation, and Cisco have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, each of us will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or, in the case of our company, otherwise file a registration statement, other than a registration statement on Form S-8 covering shares of common stock subject to outstanding options or options to be issued under our stock option plans.

      The restrictions described in the preceding list do not apply to:

•	the sale of shares of common stock to the underwriters;

•	the conversion of our Series A preferred stock held by Cisco and the repurchase of that number of shares of our Series A preferred stock that will result in Cisco’s owning 9.9% of our common stock following the conversion and this offering;

•	the acquisition by KPMG LLP of Series A preferred stock from Cisco and the conversion of such Series A preferred stock;

•	the issuance by our company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	the granting of options to officers, directors, consultants or employees, provided that these options are not generally exercisable prior to the end of the lock-up period;

•	the sale or other transfer of any shares of common stock to any associate, as this term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, if this person agrees to be bound by the foregoing provisions;

•	transactions by any person other than our company relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering;

•	the issuance by our company or the transfer by KPMG LLP of any shares of our common stock in connection with the acquisition of a KPMG International member firm or the consulting business of a KPMG International member firm, provided that such former owner agrees to be bound by the foregoing restrictions;

•	the issuance by our company of common stock to the former owners of Softline in satisfaction of our outstanding obligations to such individuals, provided that each recipient of our common stock agrees to be bound by the foregoing restrictions; or

•	the issuance by our company of common shares to KPMG LLP in exchange for KPMG LLP’s 0.5% membership interest in our operating subsidiary.

      In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

      From time to time, certain of the underwriters and their affiliates have provided, and will continue to provide, investment banking services to our company and KPMG LLP.

      We, the selling stockholder and the underwriters have agreed to indemnify each other against some liabilities, including liabilities under the Securities Act of 1933.

      None of the underwriters are assurance clients of KPMG LLP.

Pricing of This Offering

      Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between KPMG LLP, the U.S. representative and us. Among the factors to be considered in determining the initial public offering price will be our future prospects and our industry in general, sales, earnings and other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and other financial and operating information of companies engaged in activities similar to ours.

LEGAL MATTERS

      Sidley & Austin, Chicago, Illinois, will pass upon the validity of the issuance of the shares of our common stock offered by this prospectus for us and the sale of shares by KPMG LLP. Legal matters in connection with the sale of our common stock offered by this prospectus will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Sidley & Austin and Davis Polk & Wardwell have from time to time also acted as counsel to KPMG LLP in connection with various legal matters.

EXPERTS

      Our financial statements at June 30, 1999 and 2000 and for each of the two years in the period ended June 30, 1999, seven months ended January 31, 2000 and five months ended June 30, 2000 included in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as stated in its report appearing in this prospectus, and have been so included in reliance on the report of this firm given on authority of this firm as experts in accounting and auditing.

      The financial statements of Qwest Cyber.Solutions LLC included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the common stock offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the Securities and Exchange Commission’s rules, does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including exhibits to the registration statement at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Securities and Exchange Commission are also available to the public through the Securities and Exchange Commission’s Internet site at http://www.sec.gov.

      Upon the completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents filed by us at the address set forth above.

      After this offering, we intend to provide annual reports to our stockholders that include financial information reported on by our independent public accountants and quarterly reports that include unaudited financial information for each of our first three quarters of each fiscal year.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

INDEX TO FINANCIAL STATEMENTS

Page

KPMG Consulting, Inc.

Report of Independent Certified Public Accountants	F-2

Combined Balance Sheet as of June 30, 1999, and Consolidated Balance Sheets as of June 30, 2000 and September 30, 2000 (unaudited)	F-3

Combined Statements of Income Before Partner Distributions and Benefits for the years ended June 30, 1998 and 1999; for the seven months ended January 31, 1999 (unaudited) and January 31, 2000, for the five months ended June 30, 1999 (unaudited) and for the three months ended September 30, 1999 (unaudited)
F-4

Consolidated Statements of Operations for the five months ended June 30, 2000 and for the three months ended September 30, 2000 (unaudited)	F-5

Combined Statements of Changes in Equity for the years ended June 30, 1998 and 1999; and for the seven months ended January 31, 2000	F-6

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the five months ended June 30, 2000, and for the three months ended September 30, 2000 (unaudited)	F-7

Combined Statements of Cash Flows for the years ended June 30, 1998 and 1999; for the seven months ended January  31, 1999 (unaudited) and 2000, for the five months ended June 30, 1999, (unaudited), for the three months ended September 30, 1999 (unaudited) and Consolidated Statements of Cash Flows for the five months ended June 30, 2000 and for the three months ended September 30, 2000 (unaudited)
F-8

Notes to Financial Statements	F-10

Qwest Cyber.Solutions LLC

Report of Independent Public Accountants	F-36

Balance Sheet as of December 31, 1999	F-37

Statement of Operations for the Period from Inception to December 31, 1999	F-38

Statement of Changes in Members’ Equity for the Period from Inception to December 31, 1999	F-39

Statement of Cash Flows for the Period from Inception to December 31, 1999	F-40

Notes to the Financial Statements	F-41

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

of KPMG Consulting, Inc.

      We have audited the accompanying combined balance sheet of KPMG Consulting, Inc. (successor to the consulting business of KPMG LLP) as of June 30, 1999, and the consolidated balance sheet as of June 30, 2000, the related combined statements of income before partner distributions and benefits, changes in equity and cash flows for each of the years in the two-year period ended June 30, 1999 and the seven months ended January 31, 2000, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the five months ended June 30, 2000. These financial statements are the responsibility of the management of KPMG Consulting, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of KPMG Consulting, Inc. as of June 30, 1999, the consolidated financial position of KPMG Consulting, Inc. as of June 30, 2000, and the combined income before partner distributions and benefits, combined changes in equity and combined cash flows for each of the years in the two-year period ended June 30, 1999, and the seven months ended January 31, 2000, and the consolidated results of operations, consolidated changes in equity and consolidated cash flows for the five months ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

New York, New York

September 22, 2000, except
for the third paragraph of note 1,
as to which the date is
January 17, 2001

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

BALANCE SHEETS

(in thousands, except share and per share amounts)

	Combined	Consolidated

	June 30,	June 30,	September 30,
	1999	2000	2000

			(unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$14,328	$26,991	$19,828

Accounts receivable, net	242,533	350,010	540,405

Unbilled revenues	62,457	179,892	113,116

Due from KPMG LLP	—	2,155	—

Prepaid expenses	1,797	12,412	13,265

Deferred income tax assets	—	36,752	44,073

Other current assets	1,791	32,980	24,735

Total current assets	322,906	641,192	755,422

Investment in affiliate	96,261	66,075	58,330

Property and equipment, net of depreciation	36,847	51,546	55,018

Goodwill, net of amortization	10,767	74,773	103,524

Other intangible assets, net of amortization	17,577	56,514	69,195

Other assets	7,833	35,130	44,777

Total assets	$492,191	$925,230	$1,086,266

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:

Current portion of notes payable	$8,028	$24,924	$142,817

Due to KPMG LLP	—	18,343	67,950

Acquisition obligations	65,000	82,200	76,260

Accounts payable	24,237	32,011	26,848

Accrued payroll and related liabilities	138,831	144,288	151,951

Accrued payable to managing directors	—	73,230	—

Income taxes payable	—	15,529	27,038

Other current liabilities	36,747	62,596	74,965

Dividend payable	—	13,082	15,836

Total current liabilities	272,843	466,203	583,665

Deferred income taxes	8,777	18,158	17,745

Other liabilities	14,688	12,158	12,512

Notes payable, less current portion	8,172	42,383	82,986

Total liabilities	304,480	538,902	696,908

Minority interests	3,492	3,903	3,848

Series A Mandatorily Redeemable Convertible Preferred Stock	—	1,050,000	1,050,000
Commitments and contingencies

Stockholders’ Equity (Deficit):

Investment by KPMG LLP in KPMG Consulting, Inc.	184,219	—	—

Preferred Stock, $.01 par value 10,000,000 shares authorized	—	—	—

Common Stock, $.01 par value, 1,000,000,000 shares authorized, 76,827,853 shares issued including 999,006 shares reserved (see Note 12), 75,880,842 shares outstanding at June 30, 2000 and 75,828,847 shares outstanding on September 30, 2000 (unaudited)	—	759	758

Additional paid-in capital (deficit)	—	(643,415)	(643,414)

Accumulated deficit	—	(17,802)	(13,105)

Notes receivable from stockholders	—	(5,845)	(6,056)

Accumulated other comprehensive loss	—	(1,272)	(2,673)

Total stockholders’ equity (deficit)	184,219	(667,575)	(664,490)

Total liabilities and stockholders’ equity (deficit)	$492,191	$925,230	$1,086,266

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

COMBINED STATEMENTS OF INCOME

BEFORE PARTNER DISTRIBUTIONS AND BENEFITS
(in thousands)

	For the Years Ended		Seven Months	Seven Months	Five Months	Three Months
	June 30,		Ended	Ended	Ended	Ended
			January 31,	January 31,	June 30,	September 30,
	1998	1999	2000	1999	1999	1999

				(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$1,428,891	$1,981,536	$1,264,818	$1,098,879	$882,657	$525,146

Costs of service:

Professional compensation*	552,570	744,450	436,214	418,887	325,563	179,952

Other direct contract expenses	270,209	374,091	263,106	192,524	181,567	100,258

Amortization of goodwill and other intangible assets	4,968	6,572	8,957	3,398	3,174	3,758

Other costs of service	248,969	276,874	203,821	153,203	123,671	78,157

Total costs of service*	1,076,716	1,401,987	912,098	768,012	633,975	362,125

Gross margin*	352,175	579,549	352,720	330,867	248,682	163,021

Selling, general and administrative expenses	237,093	325,276	220,743	163,864	161,412	88,372

Operating income*	115,082	254,273	131,977	167,003	87,270	74,649

Interest expense	16,810	25,157	27,339	17,278	7,879	9,435

Equity in losses of affiliate	—	622	14,374	—	622	5,963

Minority interests	(619)	111	(28)	65	46	(56)

Income before partner distributions and benefits*	$98,891	$228,383	$90,292	$149,660	$78,723	$59,307

*  Excludes payments for partner distributions and benefits.

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Five Months	Three Months
	Ended	Ended
	June 30, 2000	September 30, 2000

		(unaudited)

Revenues	$1,105,166	$679,436

Costs of service:

Professional compensation	443,781	269,560

Other direct contract expenses	259,801	149,972

Amortization of goodwill and other intangible assets	8,575	7,088

Impairment charge	8,000	—

Other costs of service	119,653	82,965

Total costs of service	839,810	509,585

Gross margin	265,356	169,851

Selling, general and administrative expenses	192,920	108,894

Special payment to managing directors	34,520	—

Operating income	37,916	60,957

Interest expense	16,306	4,980

Interest income	(6,178)	(361)

Equity in losses of affiliate	15,812	12,690

Minority interests	439	(55)

Income before taxes	11,537	43,703

Income tax expense	29,339	23,170

Net income (loss)	(17,802)	20,533

Dividend on Series A Preferred Stock	25,992	15,836

Net income (loss) applicable to common stockholders	$(43,794)	$4,697

Income (loss) per share:

Net income (loss) applicable to common stockholders—basic and diluted	$(.58)	$.06

Weighted average shares—basic and diluted	75,843,000	75,831,700

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

COMBINED STATEMENTS OF CHANGES IN EQUITY

(in thousands)

Investment by
KPMG LLP in
KPMG Consulting, Inc.

Balance at June 30, 1997	$111,890

Income before partner distributions and benefits	98,891

Additions (withdrawals) of capital, net	(74,920)

Balance at June 30, 1998	135,861

Income before partner distributions and benefits	228,383

Additions (withdrawals) of capital, net	(180,025)

Balance at June 30, 1999	184,219

Income before partner distributions and benefits	90,292

Additions (withdrawals) of capital, net	107,854

Transfer of net assets for common stock by KPMG LLP	(382,365)

Balance at January 31, 2000	$—

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts)

	Preferred Stock		Common Stock		Additional		Notes
					Paid-In		Receivable
	Number		Number		Capital	Accumulated	from
	of Shares	Amount	of Shares	Amount	(Deficit)	Deficit	Stockholders

Balance at January 31, 2000	—	$—	—	$—	$—	$—	$—

Issuance of stock to KPMG LLP and the partners of KPMG LLP	—	—	75,563,773	756	(756)	—	—

Issuance of note to KPMG LLP	—	—	—	—	(630,000)	—	—

Employee stock awards	—	—	310,826	3	17,247	—	—

Notes receivable from stockholders for income taxes on stock award	—	—	—	—	—	—	(5,845)

Issuance of stock for acquisition	—	—	6,243	—	347	—	—

Cash dividend on Series A Preferred Stock	—	—	—	—	(25,992)	—	—

Earnings of valuation services practice retained by KPMG LLP	—	—	—	—	(4,261)	—	—

Comprehensive loss:

Net loss	—	—	—	—	—	(17,802)	—

Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—

Total comprehensive loss

Balance at June 30, 2000	—	—	75,880,842	759	(643,415)	(17,802)	(5,845)

Cash dividend on Series A Preferred Stock	—	—	—	—	—	(15,836)	—

Shares retired	—	—	(51,995)	(1)	1	—	—

Interest on notes receivable from stockholders	—	—	—	—	—	—	(211)

Comprehensive income:

Net income	—	—	—	—	—	20,533	—

Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—

Total comprehensive income

Balance at September 30, 2000 (unaudited)	—	$—	75,828,847	$758	$(643,414)	$(13,105)	$(6,056)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accumulated
	Other
	Comprehensive
	Loss	Total

Balance at January 31, 2000	$—	$—

Issuance of stock to KPMG LLP and the partners of KPMG LLP	—	—

Issuance of note to KPMG LLP	—	(630,000)

Employee stock awards	—	17,250

Notes receivable from stockholders for income taxes on stock award	—	(5,845)

Issuance of stock for acquisition	—	347

Cash dividend on Series A Preferred Stock	—	(25,992)

Earnings of valuation services practice retained by KPMG LLP	—	(4,261)

Comprehensive loss:

Net loss	—	(17,802)

Foreign currency translation adjustment, net of tax	(1,272)	(1,272)

Total comprehensive loss		(19,074)

Balance at June 30, 2000	(1,272)	(667,575)

Cash dividend on Series A Preferred Stock	—	(15,836)

Shares retired	—	—

Interest on notes receivable from stockholders	—	(211)

Comprehensive income:

Net income	—	20,533

Foreign currency translation adjustment, net of tax	(1,401)	(1,401)

Total comprehensive income		19,132

Balance at September 30, 2000 (unaudited)	$(2,673)	$(664,490)

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

STATEMENTS OF CASH FLOWS

	Combined

	For the Years Ended		Seven Months	Seven Months	Five Months
	June 30,		Ended	Ended	Ended
			January 31,	January 31,	June 30,
	1998	1999	2000	1999	1999

				(Unaudited)	(Unaudited)

	(in thousands)

Cash flows from operating activities:

Income before partner distributions and benefits	$98,891	$228,383	$90,292	$149,660	$78,723

Net income (loss)

Adjustments to reconcile to net cash provided by (used in) operating activities:

Deferred income taxes	—	(151)	(1,074)	—	(151)
Equity in losses of

affiliate	—	622	14,374	—	622

Stock awards	—	—	—	—	—

Depreciation	16,370	19,567	13,447	9,921	9,646

Amortization	4,968	6,572	8,957	3,398	3,174

Impairment charge	—	—	—	—	—

Minority interests	(619)	111	(28)	65	46

Changes in assets and liabilities:

Accounts receivable	(48,063)	(96,269)	(132,878)	(117,235)	20,966

Unbilled revenues	(38,348)	30,691	(57,598)	(37,373)	68,064
Due from/to KPMG LLP,

net	—	—	—	—	—

Prepaid expenses	(951)	(104)	(843)	374	(478)

Other current assets	1,003	(166)	(18,566)	530	(696)

Other assets	1,309	(6,710)	(3,842)	(1,908)	(4,802)

Accrued payroll and related liabilities	30,766	37,714	(39,264)	18,615	19,099

Accounts payable and other current liabilities	15,485	22,102	56,917	8,037	14,065

Accrued payable to managing directors	—	—	—	—	—

Income taxes payable	—	—	—	—	—

Other liabilities	10,508	4,180	(1,368)	1,675	2,505

Net cash provided by (used in) operating activities	91,319	246,542	(71,474)	35,759	210,783

Cash flow from investing activities:

Purchases of property and equipment	(23,586)	(23,901)	(16,367)	(12,632)	(11,269)

Businesses acquired, net of cash acquired	—	(35,683)	(21,120)	(8,144)	(27,539)

Purchases of other intangible assets	(2,887)	(13,657)	(3,031)	(1,691)	(11,966)

Notes receivable	—	—	—	—	—

Investment in affiliate	—	—	—	—	—

Purchases of equity investments	—	—	—	—	—

Net cash used in investing activities	(26,473)	(73,241)	(40,518)	(22,467)	(50,774)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Combined	Consolidated

	Three Months	Five Months	Three Months
	Ended	Ended	Ended
	September 30,	June 30,	September 30,
	1999	2000	2000

	(Unaudited)		(Unaudited)

	(in thousands)

Cash flows from operating activities:

Income before partner distributions and benefits	$59,307

Net income (loss)		$(17,802)	$20,533

Adjustments to reconcile to net cash provided by (used in) operating activities:

Deferred income taxes	(601)	12,930	(7,322)
Equity in losses of

affiliate	5,963	15,812	12,690

Stock awards	—	17,250	—

Depreciation	5,493	12,074	6,136

Amortization	3,758	8,575	7,088

Impairment charge	—	8,000	—

Minority interests	(56)	439	(55)

Changes in assets and liabilities:

Accounts receivable	(122,179)	(245,950)	(185,556)

Unbilled revenues	(31,859)	(146,129)	67,845
Due from/to KPMG LLP,

net	—	(4,864)	35,262

Prepaid expenses	(173)	(9,772)	(853)

Other current assets	(2,846)	(382)	1,225

Other assets	(3,359)	(15,098)	(2,147)

Accrued payroll and related liabilities	(75,986)	40,862	7,663

Accounts payable and other current liabilities	13,909	(33,936)	3,477

Accrued payable to managing directors	—	73,230	(73,230)

Income taxes payable	—	15,529	11,509

Other liabilities	(4,272)	(1,162)	354

Net cash provided by (used in) operating activities	(152,901)	(270,394)	(95,381)

Cash flow from investing activities:

Purchases of property and equipment	(3,856)	(18,220)	(8,766)

Businesses acquired, net of cash acquired	(15,714)	(43,168)	(1,271)

Purchases of other intangible assets	(2,341)	(29,379)	(123)

Notes receivable	—	(7,020)	—

Investment in affiliate	—	—	(4,945)

Purchases of equity investments	—	(6,821)	(7,500)

Net cash used in investing activities	(21,911)	(104,608)	(22,605)

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

STATEMENTS OF CASH FLOWS—Continued

	Combined

	For the Years Ended		Seven Months	Seven Months	Five Months
	June 30,		Ended	Ended	Ended
			January 31,	January 31,	June 30,
	1998	1999	2000	1999	1999

				(Unaudited)	(Unaudited)

	(in thousands)

Cash flow from financing activities:

Additions (withdrawals) of capital, net	(74,920)	(180,025)	107,854	(24,611)	(155,414)

Proceeds from issuance of Series A Preferred Stock	—	—	—	—	—

Repayment of notes payable to KPMG LLP	—	—	—	—	—

Proceeds from notes payable	6,000	17,013	18,573	12,167	4,846

Repayment of notes payable	(1,083)	(5,730)	(3,200)	(2,557)	(3,173)

Repayment of acquisition obligation	—	—	—	—	—

Dividends paid on Series A Preferred Stock	—	—	—	—	—

Proceeds from minority interest	4,000	—	—	—	—

Business transfer from KPMG LLP	—	—	—	—	—

Notes receivable from stockholders	—	—	—	—	—

Net cash provided by (used in) financing activities	(66,003)	(168,742)	123,227	(15,001)	(153,741)

Net increase (decrease) in cash and cash equivalents	(1,157)	4,559	11,235	(1,709)	6,268

Cash and cash equivalents—beginning of period	10,926	9,769	14,328	9,769	8,060

Cash and cash equivalents—end of period	$9,769	$14,328	$25,563	$8,060	$14,328

Supplementary cash flow information:

Interest paid	$16,388	$23,404	$25,077	$17,056	$6,348

Taxes paid

Supplemental non-cash investing and financing activities:

Contribution of net assets from KPMG LLP

Accounts receivable retained by KPMG LLP

Unbilled revenues retained by KPMG LLP

Note payable to KPMG LLP

Deferred income taxes

Note payable to KPMG LLP for business acquisition

Deferred taxes on assembled workforce resulting from business acquisitions

Dividends payable on Series A preferred stock

Acquisition obligation from business acquisitions

Acquisition obligation retired for cancellation of note receivables

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Combined	Consolidated

	Three Months	Five Months	Three Months
	Ended	Ended	Ended
	September 30,	June 30,	September 30,
	1999	2000	2000

	(Unaudited)		(Unaudited)

	(in thousands)

Cash flow from financing activities:

Additions (withdrawals) of capital, net	174,847	—	—

Proceeds from issuance of Series A Preferred Stock	—	1,050,000	—

Repayment of notes payable to KPMG LLP	—	(680,809)	—

Proceeds from notes payable	2,945	124,590	165,060

Repayment of notes payable	(445)	(94,335)	(6,564)

Repayment of acquisition obligation	—	—	(34,380)

Dividends paid on Series A Preferred Stock	—	(12,910)	(13,082)

Proceeds from minority interest	—	—	—

Business transfer from KPMG LLP	—	(4,261)	—

Notes receivable from stockholders	—	(5,845)	(211)

Net cash provided by (used in) financing activities	177,347	376,430	110,823

Net increase (decrease) in cash and cash equivalents	2,535	1,428	(7,163)

Cash and cash equivalents—beginning of period	14,328	25,563	26,991

Cash and cash equivalents—end of period	16,863	$26,991	$19,828

Supplementary cash flow information:

Interest paid	$8,654	$14,936	$6,937

Taxes paid		$—	$18,021

Supplemental non-cash investing and financing activities:

Contribution of net assets from KPMG LLP		$(382,365)

Accounts receivable retained by KPMG LLP		$298,231

Unbilled revenues retained by KPMG LLP		$97,170

Note payable to KPMG LLP		$41,357

Deferred income taxes		$(45,772)

Note payable to KPMG LLP for business acquisition		$27,795

Deferred taxes on assembled workforce resulting from business acquisitions		$7,250	$580

Dividends payable on Series A preferred stock		$13,082	$15,836

Acquisition obligation from business acquisitions		$17,200	$35,880

Acquisition obligation retired for cancellation of note receivables			$7,020

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS

(in thousands, except share and per share amounts)

1.  Basis of Presentation

      Historically, KPMG LLP has been a provider of assurance, tax and consulting services. As of January 31, 2000, KPMG LLP separated its management and information technology consulting business (“consulting business”) from its remaining businesses, and transferred this business, including substantially all of the operating assets (other than accounts receivable and unbilled revenues of $298,231 and $97,170, respectively which were retained by KPMG LLP) and the liabilities relating to such business, into a newly-formed corporate entity, which is 99.5% owned by KPMG Consulting, Inc. KPMG Consulting, Inc. became the successor to the consulting business of KPMG LLP. We refer to this as the “separation.” For periods prior to January 31, 2000, “company” refers to KPMG LLP’s consulting business which was operated in partnership form as a part of KPMG LLP; for periods commencing January 31, 2000, “company” refers to KPMG Consulting, Inc. The other 0.5% of this newly-formed corporate entity is owned by KPMG LLP and will be exchanged for 433,487 shares of the company’s common stock upon the consummation of an initial public offering.

      The company was incorporated on August 17, 1999, however it did not formally commence significant operations until January 31, 2000. KPMG LLP and the company entered into certain agreements relating to the separation of KPMG LLP’s consulting business, the transfer of that business to the company and the distribution of the company’s common stock. In connection with these transactions 51,044,000 shares of the company’s common stock were issued to KPMG LLP and 24,520,000 shares were issued to partners of KPMG LLP, including partners associated with KPMG LLP’s consulting business. The company also issued demand notes to KPMG LLP in the principal amounts of $630,000 and $41,357 in connection with the separation. The $630,000 demand note was paid immediately after issuance with a portion of the proceeds from the sale of the Series A Preferred Stock (see Note 10). The $41,357 demand note was repaid on June 30, 2000. As soon as practicable, the company plans to undertake an initial public offering (“IPO”) in which the company and KPMG LLP will offer the company’s common stock to the public.

      On January 17, 2001, the company’s board of directors and stockholders approved a reverse stock split of approximately one for 5.045 effective immediately prior to its initial public offering. All share and per share amounts reflect this reverse stock split.

      Our managing directors resigned from the KPMG LLP partnership as of January 31, 2000. The terms of our separation from KPMG LLP provide that, for the period from January 31, 2000 through June 30, 2000, during which period none of our outstanding common stock was held by outside investors, the profits of KPMG LLP and our company are to be allocated among the partners of KPMG LLP and the managing directors of our company as if the entities had been combined through June 30, 2000. Under this arrangement, the payments to be made to the company’s managing directors will be paid by our company. The amount attributed to this arrangement for the five month period ended June 30, 2000 is $34,520. Subsequent to June 30, 2000, no further payments will be made to or received from KPMG LLP based on the combined profitability of the two firms.

      The financial statements of the company have been prepared in conformity with generally accepted accounting principles, on the basis of KPMG LLP’s historical cost of the assets and liabilities associated with its consulting business. KPMG LLP has, historically, operated as a partnership, and certain services relating to KPMG LLP’s assurance, tax, and consulting businesses have been provided by KPMG LLP on a centralized basis. The costs of these services have been allocated among these businesses on a basis management believes to be reasonable. However, management does not believe it is practicable to determine what the costs of these services would have been had we operated as an independent entity during the historical periods and either performed such services internally or obtained them from an unaffiliated entity. See Note 14 for additional discussion of services provided to the company by KPMG LLP. Additionally, as a partnership, all of

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

KPMG LLP’s earnings were allocable to its partners and principals (“partners”). As a result, it is difficult to differentiate the ownership or “entrepreneurial” components of distributions to partners from the compensation component of such distributions. Accordingly, compensation and benefits for services rendered by consulting partners have not been reflected as an expense in the combined financial statements. Commencing January 31, 2000, the former partners of KPMG LLP who were associated with KPMG LLP’s consulting business became managing directors of the company and, from that date forward, all compensation and benefits incurred by the company on behalf of such managing directors will be reflected in the company’s consolidated financial statements. As a result, the combined financial statements do not reflect the financial position and results of operations that would have been reported had the company operated as a stand-alone entity as of the dates and for the periods indicated in the combined financial statements.

2.  Summary of Significant Accounting Policies

Principles of Combination/Consolidation

      The financial statements reflect the operations of the company and its majority-owned subsidiaries after elimination of intercompany accounts and transactions. Certain prior period amounts have been reclassified to conform with the current period presentation. Certain subsidiaries of the company have minority interest holders. When losses applicable to the minority interest holder in a subsidiary exceeds the minority interest in the equity capital of the subsidiary, those losses are included in the company’s results, as the minority interest holder has no obligation to provide further financing to the subsidiary.

Use of Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. These estimates and assumptions relate to estimates of collectibility of accounts receivable and unbilled revenues, the realizability of goodwill and other intangible assets, costs to complete engagements, accruals and other factors.

Revenue Recognition

      We earn revenues from a range of consulting services, including e-business and technology strategy, web architecture and design, business process design, media integration, systems integration, systems network and outsourcing. Revenue includes all amounts that are billed or billable to clients. Revenues for services rendered are recognized on a time and materials or percentage-of-completion basis, depending upon the contract with the client. Revenues related to time and material contracts are recognized in the period in which the services are performed. Revenues related to fixed price contracts are recognized based upon professional costs incurred as a percentage of estimated total professional costs of the respective contracts. The cumulative impact of any revisions in estimated total revenues and direct contract costs are recognized in the period in which they become known. Unbilled revenues represent revenues for services performed that have not been billed.

      Revenues from the following sources have, in the aggregate, been insignificant to date. Revenues from software and hardware sales are recognized after installation is completed. Maintenance arrangement revenues are recognized ratably over the term of each maintenance contract.

Costs of Service

      Professional compensation consists of payroll costs and related benefits associated with professional staff. Other direct contract expenses include travel, subcontracting and direct contract expenses. Other costs of

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

service include expenses attributable to support and professional staff. Amortization includes the amortization of goodwill and other intangible assets used in the delivery of professional services. Substantially all of our research and development activities have been incurred pursuant to specific client contracts and, accordingly, have been expensed as costs of service as incurred.

Cash Equivalents

      Cash equivalents consist of demand deposits and highly liquid investments with original maturities of three months or less.

     Investments

      Investments in non-marketable equity securities of $6,821 and $14,321 at June 30, 2000 and September 30, 2000 (unaudited), respectively, are included in other assets. The company’s non-marketable equity securities are carried at the lower of the company’s cost or estimated fair value.

Property and Equipment

      Furniture, equipment and leasehold improvements are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Furniture and equipment are depreciated over three to seven years. Leasehold improvements are amortized over the remaining term of the respective lease.

Goodwill and Other Intangible Assets

      Goodwill represents the cost of acquired companies in excess of the fair value of the net assets acquired. Goodwill is amortized by the straight-line method over the expected periods of benefit, ranging from five to fifteen years.

      Other intangible assets includes the portion of the cost of acquired companies assigned to the assembled workforce, purchased or developed software, software licensing rights, and other intangible assets obtained through acquisitions. Other intangible assets are amortized principally by the straight-line method over their expected period of benefit. Assembled workforce is amortized over their estimated useful lives up to 5 years. The cost of software purchased for internal use is capitalized and included in Other Intangible Assets, and is amortized to expense by the straight-line method over an estimated useful life ranging to 6 years. The cost of software purchased for resale, including software acquired through acquisitions of businesses, is capitalized and amortized to expense over the estimated economic lives of the products, on a product-by-product basis, based on the greater of the ratio of current revenues of a product to the total anticipated revenues for that product, or the amount determined by the straight-line method. No internal costs relating to web-site development or software developed for resale have been capitalized as such costs have been insignificant.

      The company reviews the carrying value of its long-lived assets, including property and equipment, goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future net cash flows expected to be generated by the asset. If estimated future net cash flows are less than the carrying amount of the asset, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

Foreign Currency Translation

      Assets and liabilities of the operations of the company denominated in foreign currencies are translated into United States dollars using current exchange rates. Revenues and expenses are translated at an average exchange rate during the periods. Foreign exchange gains and losses have not been significant. The cumulative translation adjustment is reported as a component of “Accumulated other comprehensive loss” in stockholders’ equity on the consolidated balance sheet.

Fair Value of Financial Instruments

      The financial statements include the following financial instruments that require disclosures of fair values: cash and cash equivalents, investments, acquisition obligations and notes payable. No comparison of fair values to the carrying values of these financial instruments is presented, as their fair values are not significantly different than their carrying values.

Concentrations of Credit Risk

      Financial instruments that subject the company to credit risk consist primarily of accounts receivable and unbilled revenues. Concentrations of credit risk are limited due to the company’s large number of clients and their dispersion across many different industries.

Income Taxes

      Commencing with the separation from KPMG LLP on January 31, 2000, the company began operations in corporate form and became subject to federal and state income taxes. The company accounts for corporate income taxes under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and to operating loss and tax credit carryforwards. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Prior to January 31, 2000, the company generally operated within the partnership of KPMG LLP and, therefore, as a partnership was not subject to federal and state income taxes. Such taxes were the responsibility of the individual partners. While operating in the partnership form, the company applied the asset and liability method of accounting for corporate income taxes of a wholly-owned corporation acquired in May 1999.

Stock Based Compensation

      The company discloses information relating to stock-based compensation awards in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, and has elected to apply the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” to such compensation awards. The company grants employee stock options at an exercise price equal to the fair market value at the date of grant. No compensation expense is recorded with respect to such stock option grants. Compensation expense with respect to stock awards granted to employees is measured based on the fair value of such awards as of the date of grant, and is charged to expense over the vesting period.

Earnings Per Share

      Earnings per share (“EPS”) is computed in accordance with SFAS No. 128, “Earnings Per Share.” Basic and diluted EPS are the same, since there were no securities outstanding which had a dilutive effect for

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

the five months ended June 30, 2000 and the three months ended September 30, 2000 (unaudited). Options to purchase 8,048,183 shares and 11,057,114 shares were outstanding at June 30, 2000 and September 30, 2000 (unaudited), respectively, but were not included in the computation of diluted earnings per share since the effect was not dilutive. The company’s Series A Mandatorily Redeemable Convertible Preferred Stock with a carrying value of $1,050,000 becomes convertible into common stock at the election of the holders upon consummation of an initial public offering. Such stock is convertible at a discounted price of between 75% and 80% of the initial public offering price of common stock. See Note 10 for a description of the Series A Preferred Stock.

Advertising Expense

      Advertising costs are expensed when advertisements are first placed or run. Advertising expense, which is included in selling, general and administrative expenses, totaled $11,074 for the year ended June 30, 1999, $5,703 for the seven months ended January 31, 2000, $6,287 for the five months ended June 30, 2000, $2,702 for the three months ended September 30, 1999 (unaudited) and $350 for the three months ended September 30, 2000 (unaudited). Advertising expense for the year ended June 30, 1998 was not significant.

Recently Issued Accounting Standards

      In June 1998, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” was issued and, as amended by SFAS No. 137, was adopted by the company on July 1, 2000. This statement requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The adoption of this statement does not impact the company’s historical financial statements as the company currently does not use derivative instruments.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (“SAB 101”), which summarizes the views of the Commission staff in applying generally accepted accounting principles to revenue recognition in financial statements. Our revenue recognition principles are consistent with the guidance set forth in SAB 101, which the company adopted on July 1, 2000.

      EITF 00-2, “Accounting for Web Site Development Costs,” issued February 2000, is effective no later than July 1, 2000. This pronouncement requires the capitalization and amortization of certain web site software costs in instances where the web-site is used for internal use. The company adopted EITF 00-2 on July 1, 2000, and its adoption does not have a material effect on the company’s financial statements.

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB 25” (“FIN 44”). This Interpretation clarifies certain issues relating to stock compensation. FIN 44 is effective July 1, 2000; however, certain conclusions in this Interpretation cover specific events that occurred prior to July 1, 2000. The adoption of this interpretation on July 1, 2000 does not have any impact on the company’s historical financial statements.

Interim Financial Statements (Unaudited)

      The financial statements presented as of September 30, 2000 and for the three months ended September 30, 1999 and September 30, 2000 are unaudited. In the opinion of the company’s management, these financial statements reflect all adjustments necessary for a fair presentation as of and for the periods presented. These adjustments consist of normal, recurring items. Operating results for interim periods are not necessarily indicative of the results for any other period or for an entire year.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

3.  Accounts Receivable

	June 30,
			September 30,
	1999	2000	2000

			(unaudited)

Accounts receivable	$246,033	$357,010	$551,405

Allowance for doubtful accounts	(3,500)	(7,000)	(11,000)

	$242,533	$350,010	$540,405

      In May 2000, the company entered into a receivables purchase agreement. In connection with this agreement, the company has granted a security interest in certain accounts receivable (see Note 7).

4.  Investment in Affiliate

      On June 3, 1999, the company and Qwest Communications International, Inc. (“Qwest”) formed Qwest Cyber.Solutions, LLC (“QCS”), a company involved in applications outsourcing. QCS’s fiscal year-end is December 31. The company holds a 49% interest in QCS, with the remaining 51% interest being held by Qwest. The company acquired its interest by contributing net assets, primarily related to Softline Consulting & Integrators, Inc. (“Softline”), which was acquired on May 27, 1999 (see Note 15), to QCS. The company’s cost basis of its investment in QCS exceeded its proportionate share of QCS’s net assets by $39,244. The excess cost represents goodwill and is being amortized by the straight-line method over five years.

      Summarized financial information of QCS is as follows:

	For the Period
	from	Three months
	Inception	ended
	to June 30,	September 30,
	1999	1999

		(unaudited)
Operating Information

Revenues	$8,376	$19,879

Gross margin	1,655	2,303

Net loss	(302)	(7,181)

	Year	Three months
	ended	ended
	June 30,	September 30,
	2000	2000

		(unaudited)

Revenues	$69,816	$19,276

Gross margin	6,016	(2,255)

Net loss	(42,832)	(21,786)

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

	June 30,	June 30,	September 30,
	1999	2000	2000

			(unaudited)
Balance Sheet Information

Current assets	$59,051	$42,865	$31,785

Noncurrent assets	59,136	56,682	59,985

Total assets	$118,187	$99,547	$91,770

Current liabilities	$829	$25,021	$28,217

Equity	117,358	74,526	63,553

Total liabilities and equity	$118,187	$99,547	$91,770

      Assets and equity at June 30, 1999 are adjusted for a $30,000 stockholder note receivable, which is classified within QCS’s equity. During the three months ended September 30, 2000 (unaudited), Qwest contributed $5,868 and the company contributed $4,945 of additional capital to QCS.

	June 30,	June 30,	September 30,
	1999	2000	2000

			(unaudited)

Investment in QCS:

Interest in QCS’s equity (49%)	$57,491	$35,334	$29,551

Excess of investment over share of QCS’s equity	38,770	30,741	28,779

Total	$96,261	$66,075	$58,330

				Three months
		Seven months	Five months	ended
	Year ended	ended	ended	September 30,
	June 30,	January 31,	June 30,
	1999	2000	2000	1999	2000

				(unaudited)	(unaudited)

Equity in losses:

Interest in QCS’s losses (49%)	$(148)	$(9,277)	$(11,711)	$(3,519)	$(10,675)

Amortization of excess investment in QCS	(474)	(5,097)	(4,101)	(2,444)	(2,015)

Total	$(622)	$(14,374)	$(15,812)	$(5,963)	$(12,690)

      See Note 19, “Subsequent Events (Unaudited)” for additional information regarding our investment in QCS.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

5.  Property and Equipment

		Accumulated
		Depreciation
		and
	Cost	Amortization	Net

June 30, 1999

Equipment	$81,779	$(50,247)	$31,532

Furniture	4,019	(410)	3,609

Leasehold improvements	2,429	(723)	1,706

Total	$88,227	$(51,380)	$36,847

June 30, 2000

Equipment	$112,962	$(71,575)	$41,387

Furniture	7,872	(2,377)	5,495

Leasehold improvements	6,413	(1,749)	4,664

Total	$127,247	$(75,701)	$51,546

September 30, 2000 (unaudited)

Equipment	$120,260	$(78,748)	$41,512

Furniture	7,616	(1,839)	5,777

Leasehold improvements	9,560	(1,831)	7,729

Total	$137,436	$(82,418)	$55,018

6.  Goodwill and Other Intangible Assets

	June 30,
			September 30,
	1999	2000	2000

			(unaudited)

Goodwill	$20,394	$91,514	$122,588

Accumulated amortization	(9,627)	(16,741)	(19,064)

Goodwill, net	$10,767	$74,773	$103,524

Other intangible assets:

Software licensing agreement	$10,000	$6,000	$6,000

Internal use software	8,248	36,191	52,227

Assembled workforce	2,262	22,062	22,924

Other	2,322	2,786	2,783

	$22,832	$67,039	$83,934

Accumulated amortization	(5,255)	(10,525)	(14,739)

Other intangibles, net	$17,577	$56,514	$69,195

      The software licensing agreement was executed in 1999 for a three-year period, with a one year renewal option. In March 2000, the company recorded an impairment charge of $8,000 for a writedown of $4,000 related to the software licensing agreement due to lower than anticipated sales and a writedown of goodwill of $4,000 due to the termination of a reseller agreement with a vendor.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

7.  Notes Payable

  KPMG LLP:

      Pursuant to the separation, the company issued a $41,357 demand note to KPMG LLP, none of which remained outstanding as of June 30, 2000. On February 1, 2000, the company issued a $27,795 demand note to KPMG LLP in connection with the company’s acquisition of the Canadian consulting business of a KPMG International member firm. As of June 30, 2000 and September 30, 2000 (unaudited), the outstanding principal balance on this note was $18,343. The demand notes bear interest at a rate of 8.5%. On January 31, 2000 KPMG LLP also agreed to lend the company up to $100,000 under a demand note at an interest rate of prime less 1%. No amounts have been borrowed under this agreement as of June 30, 2000 and September 30, 2000 (unaudited).

	June 30,
			September 30,
	1999	2000	2000

Notes Payable:			(unaudited)

Revolving Credit Facility	$—	$32,000	$74,600

Accounts Receivable Financing	—	10,000	130,000

Trade notes payable	8,513	19,828	13,377

Other notes payable	1,500	—	—

Other debt	6,187	5,479	7,826

	16,200	67,307	225,803

Less: current portion	8,028	24,924	142,817

Noncurrent portion	$8,172	$42,383	$82,986

      The aggregate maturities of notes payable by fiscal year are as follows:

	June 30,	September 30,
	2000	2000

		(unaudited)

2001	$24,924	$134,074

2002	7,950	14,761

2003	2,433	2,368

2004	32,000	74,600

	$67,307	$225,803

      On May 24, 2000, the company entered into a credit agreement with a commercial lender which provides the company with a revolving credit facility ($32,000 outstanding at June 30, 2000 and $74,600 outstanding at September 30, 2000 (unaudited)) in an aggregate principal balance not to exceed $100,000 and a revolving line of credit facility (no outstanding balance at June 30, 2000 and September 30, 2000 (unaudited)) in an aggregate amount not to exceed $100,000. The funds available under the credit agreement may be used for general corporate purposes, for working capital, and for acquisitions subject to certain restrictions. The revolving credit facility and the revolving line of credit facility expire on May 24, 2004 and May 23, 2001, respectively. Annually, the revolving line of credit facility can be extended at the request of the company and the consent of the lender. The company has agreed to pay a commitment fee ranging from 0.15% to 0.30%, which varies based on the company’s leverage ratio at each quarter-end. The credit agreement provides for the issuance of letters of credit, in the aggregate amount not to exceed $30,000, with a maximum maturity of

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

twelve months from the date of issuance. In addition, under the revolving credit facility we granted liens with respect to our equity interests in certain foreign subsidiaries. At June 30, 2000, the company had no letters of credit outstanding under the credit agreement.

      The credit agreement restricts the company’s ability to pay dividends, incur additional indebtedness and purchase capital equipment. The credit agreement also requires the company to maintain certain levels of net income and net worth, and contains other customary conditions and events of default, for which the failure to comply with, or the occurrence of, would prevent any further borrowings and would generally require the repayment of any outstanding borrowings under the agreement.

      Interest on borrowings under the credit agreement are determined, at the company’s option, based on the prime rate, the lender’s indexed rate or the libor rate plus a margin ranging from 0.625% to 1.50%. The effective interest rate on outstanding borrowings at June 30, 2000 and September 30, 2000 (unaudited) under the revolving credit facility was 7.33% and 7.30%, respectively.

      On May 22, 2000, the company entered into a receivables purchase agreement with an issuer of receivables-backed commercial paper. The company has the option to sell, on an ongoing basis and without recourse, an undivided percentage interest in designated pools of accounts receivable. In connection with the receivables purchase agreement, the company has granted a security interest in certain of accounts receivable. To maintain the balance in the designated pools of accounts receivable sold, the company is obligated to sell undivided interests in new receivables as existing receivables are collected. The agreement permits the sale of up to $200,000 of an undivided interest in accounts receivable through May 21, 2003, subject to an annual renewal. Interest on borrowings is based on a variable commercial paper rate plus 0.4%. The effective interest rate at June 30, 2000 and September 30, 2000 (unaudited) was 7.16% and 7.02%, respectively. There is a commitment fee of 0.225% on the unused balance. This arrangement has been accounted for as a financing transaction.

      Trade notes are payable in quarterly installments through 2003, except for one note of $3,656 which was repaid in full on August 3, 2000. The trade notes bear interest at interest rates between 7% and 9.4%. Other debt primarily consists of short-term yen-denominated borrowings which bear interest from 1.4% to 1.8% as of June 30, 2000 and 1.7% as of September 30, 2000 (unaudited).

8.  Acquisition Obligations

      Acquisition obligations are as follows:

	June 30,		September 30,

	1999	2000	2000

			(unaudited)

Softline acquisition	$65,000	$65,000	$24,000

Japan acquisition	—	10,000	9,580

Argentina acquisition	—	3,600	3,200

Korea acquisition	—	3,600	3,600

Ireland acquisition	—	—	35,880

	$65,000	$82,200	$76,260

      On May 27, 1999, KPMG LLP acquired all of the voting common stock of Softline, and entered into an agreement to acquire all of the Softline nonvoting common stock for not less than $65,000. The $65,000 acquisition obligation for the nonvoting common stock accrues interest at 6% per annum, and was due by its terms at the earlier of a demand by a majority vote of the nonvoting shareholders, or May 8, 2000. In the event

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

the company had provided notice of an IPO on or before May 8, 2000, the nonvoting shareholders would have had the right to convert the acquisition obligation of $65,000, plus accrued interest, into the company’s common shares at a conversion price equal to the IPO price less the underwriter’s per share discount. This obligation was not retired at its maturity. The company and the counterparties to this agreement entered into an agreement in August, 2000, pursuant to which $33,980 of this obligation was repaid in cash, $7,020 was retired through the cancellation of short-term notes due from the counterparties. The remaining obligation of $24,000, plus interest at 6% per annum, is payable upon the ultimate resolution of specific contingencies relating to the Softline acquisition. Amounts becoming payable under this agreement will be paid through the issuance of shares of the company’s common stock, valued for such settlement purposes at the IPO price less the underwriting discount or, at the election of the counterparties, through the issuance of cash equal to the current market price of the company’s common stock for up to 30% of the shares otherwise issuable, with the remainder payable in shares valued at the IPO price. However, to the extent amounts become payable pursuant to this agreement and the company has not consummated an IPO, the settlement of amounts due is delayed until the consummation of an IPO or, if an IPO has not been consummated by June 30, 2001, the amounts due become payable in cash. A specific contingency to which $9,000 of the remaining obligation relates was settled in September 2000, $1,171 of which was paid in cash in November 2000 and the remainder of which is payable to the former owners of Softline pursuant to the above terms (unaudited).

      In connection with the acquisition of the consulting businesses of member firms of KPMG International in Argentina, Japan, Korea and Ireland, the company has incurred acquisition obligations with the following terms:

Argentina: $3,600, payable in 9 equal annual installments commencing July 3, 2000, plus interest at the rate the company pays for advances under its revolving credit agreement. In the event of an IPO, the holder of this obligation may elect to convert the remaining outstanding obligation into shares of the company’s common stock at a value equal to the IPO price less the underwriting discount.

Japan: $10,000, payable in 3 equal installments on March 31, 2001 and December 1, 2001 and 2002, plus interest at the rate the company pays for advances under its revolving credit agreement. In the event the company consummates an IPO prior to December 1, 2000, this obligation is automatically converted into shares of the company’s common stock, at a value equal to the IPO price less the underwriting discount. In the event of the consummation of an IPO by the company subsequent to November 30, 2000, the company may elect to pay the outstanding balance of this obligation through the issuance of shares of common stock, at a value equal to the IPO price less the underwriting discount.

Korea: $3,600, plus interest at the prime rate, is payable in cash on May 31, 2001.

Ireland: $35,880, which is the discounted value of the $57,000 of non-interest bearing convertible notes, consisting of $34,200 of non-interest bearing, non-subordinated convertible notes payable in three equal annual installments commencing September 2002, and $22,800 of non-interest bearing subordinated convertible notes payable in two equal annual installments commencing September 2005. The notes are convertible, in whole but not in part, at the option of the company or the holders following the occurrence of an IPO into 917,672 shares of the company’s common stock. The effective interest rate is 12.67%, which is the rate required to discount the future principal payments under the note agreements to the fair value of the underlying shares at the acquisition date. The conversion rate is proportionally adjusted in the event of any annual principal payments made, stock splits, stock dividends or similar events. The company can prepay the notes in whole or in part at any time.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

9.  Other Liabilities

      In August 1997, the company entered into a collaboration agreement with Microsoft Corporation. The agreement is intended to enable the company to develop a broad portfolio of services and solutions to enable the rapid deployment of Microsoft products. Under the agreement, Microsoft paid the company $15,000. The agreement requires the company to train a specified number of consultants to be proficient in Microsoft products, and to participate in joint marketing efforts with Microsoft. Revenue was not recognized for $10,000 due to a minimum royalty liability of $10,000 associated with the agreement as set forth in the following paragraph. The remaining $5,000 was recognized as revenue as training and other costs associated with the agreement were incurred.

      The agreement also requires the company to pay Microsoft royalties on certain net revenues for business relating to Microsoft products. The royalty period commenced in August 2000 and ends on the earlier of the date on which the company makes the maximum aggregate royalty payment of $10,000 or June 30, 2006. If aggregate payments on June 30, 2006 are less than $10,000, the company is obligated to make a final payment for the difference. This obligation is included in other liabilities on the balance sheet.

10.  Series A Mandatorily Redeemable Convertible Preferred Stock

      On January 31, 2000, Cisco Systems, Inc. (“Cisco”) purchased 5,000,000 shares of the company’s Series A Mandatorily Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) for $1,050,000. The Series A Preferred Stock has no voting rights except for the election of two directors and in connection with certain fundamental events such as mergers, sale of substantially all assets and charter amendments; carries a 6% annual dividend, payable quarterly; and is convertible at the holder’s option, upon the consummation of an initial public offering, into the company’s common stock at a discounted price in relation to the initial public offering price, with the actual conversion price being dependent on the aggregate value of the company on the initial public offering date. In the event an initial public offering is consummated and the holder elects to convert the Series A Preferred Stock, the conversion price per share will be between 75% and 80% of the initial public offering price per share.

      The intrinsic value (i.e., the “beneficial conversion feature”) ascribable to the Series A Preferred Stock as a result of the discounted conversion price will be reflected as a preferred dividend and a reduction of net income available to common stockholders as of the date of the initial public offering. The value of the beneficial conversion feature will be $262,500 unless the initial public offering price of our common stock exceeds $69.76 per share, in which case the conversion discount would increase as the initial public offering price increases.

      The Series A Preferred Stock is redeemable at any time after five years from the date of issuance if an initial public offering of the company’s common stock has not occurred. In such event, the redemption price is payable in three annual installments. Under the terms of the Series A Preferred Stock, Cisco has the right to require the company to redeem the portion of the Series A Preferred Stock that, upon conversion, would cause its ownership of the company’s common stock to exceed 19.9%. Additionally, the company has agreed not to enter into an agreement relating to a merger, consolidation or other business combination involving any of four specified companies during the five year period following the issuance of the Series A Preferred Stock to Cisco. If the company were to enter into any such transaction, the company could be obligated to repurchase any outstanding securities of the company held by Cisco and to make an additional cash payment to Cisco equal to the company’s consolidated revenues for the twelve months preceding the transaction. On September 15, 2000, Cisco and KPMG LLP agreed that, immediately prior to the closing of an IPO, KPMG LLP will purchase 2,500,000 shares of Series A Preferred Stock (half of such shares currently outstanding and held by Cisco) from Cisco for $525,000. Under this agreement, the company has agreed to repurchase that

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

number of shares of our Series A Preferred Stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering. This agreement terminates if the company does not complete an initial public offering by March 15, 2001. KPMG LLP subsequently agreed to convert all of the Series A Preferred Stock it acquires at the initial public offering price without any discount.

11.  Stock Options and Awards

      On January 31, 2000, the company adopted the 2000 Long-Term Incentive Plan (the “Plan”), pursuant to which the company is authorized to grant stock options and other awards to its employees and directors. The Plan authorizes up to 35,084,158 shares of common stock to be available for grants of awards under the Plan. Stock options are granted with an exercise price equal to the common stock’s fair market value at the date of grant. Stock options granted have 10 year terms and generally vest over four years from the date of grant.

Stock option activity during the period indicated is as follows:

		Option Grants

	Shares		Weighted Average
	Available	Number	Exercise
	for Grant	of Shares	Price Per Share

Balance at January 31, 2000	50,692,146	—	$—

Granted	(9,165,014)	9,165,014	55.50

Exercised	—	—	—

Forfeited	1,116,831	(1,116,831)	55.50

Expired	—	—	—

Balance at June 30, 2000	42,643,963	8,048,183	$55.50

Granted	(3,618,680)	3,618,680	*

Exercised	—	—	—

Forfeited	609,749	(609,749)	*

Expired	—	—	—

Balance at September 30, 2000 (unaudited)	39,635,032	11,057,114	$ *

*	Options granted subsequent to June 30, 2000 under the Plan were granted with an exercise price equal to the IPO price. If an IPO does not occur in one year from the grant date the exercise price will be $39.10.

      There are no options exercisable at June 30 or September 30, 2000 (unaudited). At June 30, 2000 and September 30, 2000 (unaudited), the weighted-average remaining contractual life of outstanding options was approximately 9.6 years and 9.5 years, respectively.

      The weighted average fair value per stock option granted during the five months ended June 30, 2000 and the three months ended September 30, 2000 (unaudited) was $35.26 and $26.23 per option, respectively. The fair value of options granted was determined by using the Black Scholes option pricing model with the following assumptions: expected dividend yield 0%, annualized stock price volatility 70%, risk-free interest rate of 6.6% (6.2% for the three months ended September 30, 2000 (unaudited)) and an expected life of five years.

      In accordance with APB No. 25, compensation expense has not been recognized with respect to the stock option grants, since the stock options had no intrinsic value on the date of grant. The table below reflects the

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

pro forma effect on net loss and loss per share if the company were to recognize compensation expense based on the fair values of the amounts as described above.

	For the		For the
	Five Months Ended		Three Months Ended
	June 30, 2000		September 30, 2000

	Net	Income (Loss)	Net	Income (Loss)
	Income (Loss)	Per Share	Income (Loss)	Per Share

(Unaudited)

As reported	$(17,802)	$(.58)	$20,533	$.06

Pro forma	$(53,197)	$(1.04)	$(5,387)	$(.28)

      On January 31, 2000, the company also granted a stock award of 13,502 shares to an employee. This award was fully vested at the date of grant and, accordingly, the fair value of this award of $750 was recorded as compensation expense.

      On February 16, 2000, the company issued stock awards of 297,324 shares to certain employees. In connection with these awards, the company also provided loans of $5,845 to the grantees for the income tax attributed to the awards. The loans are secured only by the shares of common stock issued to the employees, and bear interest at 6.2% per annum. Principal and accrued interest on the loans are due no later than February 16, 2005. These awards were fully vested at the date of grant and, accordingly, the fair value of the awards of $16,500 was recorded as compensation expense at the award date.

12.  Common Stock

      Outstanding common stock is presented net of 999,006 shares that were issued to a grantor trust on June 30, 2000 in connection with a possible acquisition. Subsequent to June 30, 2000, discussions with the potential acquiree were terminated. The company has the power to revoke the trust and obtain the shares deposited therein at any time.

13.  Income Taxes

      All tax information prior to January 31, 2000 is attributed to the company’s wholly-owned subsidiary corporation. A tax benefit of $151, $1,074, and $601 for the year ended June 30, 1999, seven months ended January 31, 2000 and three months ended September 30, 1999 (unaudited), respectively, was recorded in selling, general and administrative expenses. The company had pre-tax income of $11,537 and $43,703, net of foreign losses of approximately $4,500 and $5,100, for the five months ended June 30, 2000 and for the three months ended September 30, 2000 (unaudited), respectively.

      The components of income tax expense are as follows:

	For the
	Five Months Ended
	June 30, 2000

	Current	Deferred	Total

Federal	$10,869	$10,662	$21,531

State	3,071	3,148	6,219

Foreign	1,589	—	1,589

Total	$15,529	$13,810	$29,339

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

	For the
	Three Months Ended
	September 30, 2000
	(Unaudited)

	Current	Deferred	Total

Federal	$22,579	$(4,959)	$17,620

State	6,224	(1,401)	4,823

Foreign	727	—	727

Total	$29,530	$(6,360)	$23,170

      The following table presents the principal reasons for the difference between the effective tax rate and the United States federal statutory income tax rate:

	Five	Three
	months	months
	ended	ended
	June 30,	September 30,
	2000	2000

		(unaudited)

U.S. federal statutory income tax rate	35.0%	35.0%

State taxes, net of federal benefit	35.0%	7.2%

Foreign taxes	13.8%	1.7%

Nonrecurring taxable gain on employee stock award	50.0%	—

Change in valuation allowance	69.5%	4.9%

Nondeductible meals and entertainment expense	31.4%	3.0%

Nondeductible goodwill amortization	19.6%	1.2%

Effective income tax rate	254.3%	53.0%

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

      The temporary differences which give rise to a significant portion of deferred income tax assets and liabilities are as follows:

	June 30,	September 30,
	2000	2000

		(unaudited)

Deferred income tax assets:

Allowance for doubtful accounts	$13,900	$6,400

Goodwill	4,800	4,800

Net operating loss carryforwards	19,500	21,500

Accrued compensation	25,400	26,200

Reserve for claims	3,400	3,400

Accrued liabilities	6,700	6,700

Foreign currency translation	900	1,800

Depreciation and amortization	5,400	5,200

Total gross deferred income tax assets	80,000	76,000

Less valuation allowance	22,900	24,900

Net deferred income tax assets	$57,100	$51,100

Deferred income tax liabilities:

Intangible assets	$25,506	$24,772

Unbilled revenues	13,000	—

Total deferred income tax liabilities	$38,506	$24,772

Net deferred income tax asset	$18,594	$26,328

      The deferred income tax asset at June 30, 2000 is primarily the result of incorporating the company and was included in KPMG LLP’s determination of assets and liabilities that were transferred to the company upon separation. The company has net operating loss carryforwards at June 30, 2000 of approximately $48,000 which expire at various dates through 2020. A valuation allowance has been recorded due to the uncertainty of the recognition of certain deferred income tax assets, primarily the net operating losses of certain U.S. and foreign subsidiaries. The net change in the valuation allowance for the five months ended June 30, 2000 and the three months ended September 30, 2000 (unaudited) was an increase of $9,200 and $2,000, respectively.

14.  Transactions with Related Parties

      Cisco

      We entered into an alliance agreement with Cisco Systems, Inc. on December 29, 1999. At the same time we executed this alliance agreement, we also entered into an agreement with Cisco pursuant to which Cisco purchased 5,000,000 shares of our Series A Mandatorily Redeemable Convertible Preferred Stock (See Note 10). The term of the alliance agreement is five years, and may be extended as mutually agreed by the company and Cisco. There are no cross-default provisions between the alliance agreement and the terms of the Series A Preferred Stock; that is, a material breach of the alliance agreement does not constitute a breach or default under the Series A Preferred Stock, and vice-versa.

      KPMG LLP

      Shared Services. Historically, certain services relating to KPMG LLP’s assurance, tax and consulting businesses have been provided by KPMG LLP on a centralized basis. These services include the following

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

functions: human resources, employee benefits, benefits administration, accounting services, treasury, risk management, training, property management, general legal services, marketing, technology infrastructure, data processing and other administrative and executive functions. The financial statements for all historical periods include allocations of these centralized costs based on the actual cost of such services, on substantially the same basis as provided for in the original outsourcing agreement, as discussed below.

      Upon the closing of this offering, the company and KPMG LLP will enter into a transition services agreement. In recognition of this fact, we and KPMG LLP entered into an amended and restated outsourcing agreement effective July 1, 2000 whereby the company receives and is charged for services on the same basis as will apply under the transition services agreement. Under the transition services agreement and the amended and restated outsourcing agreement, the company will continue to obtain the majority of these services from KPMG LLP. Under the transition services agreement and the amended and restated outsourcing agreement, such costs are allocated among KPMG LLP’s assurance and tax businesses and the company primarily on the basis of full-time equivalent personnel and actual usage (specific identification). The allocation of costs to the company for such services is based on the actual costs incurred by KPMG LLP. Under the transition services agreement and the amended and restated outsourcing agreement, certain costs relating to the coordination and management of a multidisciplinary professional services organization which have been allocated to the company in the past will no longer be charged to the company, as such services are not necessary for the company to operate its business as an independent company. Additionally, certain other services that have been provided by KPMG LLP, including certain marketing and legal services, are either duplicative or will otherwise be performed directly by the company and, as a result, no further costs will be charged by KPMG LLP for such services.

      During the three months ended September 30, 2000 (unaudited), the company purchased $16,100 of internal use software from KPMG LLP at its net book value. This purchase is in connection with the separation.

      The transition services agreement expires on the fourth anniversary of the closing of this offering with regard to the technology infrastructure costs, and on the third anniversary of this offering with regard to all other costs except for those relating to facilities costs. With regard to facilities costs, the company and KPMG LLP intend to enter into arrangements pursuant to which our company will sub-lease from KPMG LLP office space that is currently allocated to the company under the outsourcing agreement. The terms of the arrangements will be substantially equivalent to those under the original outsourcing agreement, and will extend over the remaining period covered by the lease agreement between KPMG LLP and the lessor.

      If the company terminates any services under the transition services agreement prior to the end of the term for such services, the company is obligated to pay to KPMG LLP any “termination costs” incurred as a result of KPMG LLP having made investments in systems, personnel and other assets that were used in KPMG LLP’s shared infrastructure and national support capabilities. It is the intent of the parties that, during the term of the transition services agreement, the company will work with KPMG LLP to minimize any termination costs arising at the end of the term of the agreement, and the company will wind down its receipt of services from KPMG LLP by developing its own infrastructure and support capabilities or by engaging third party providers of such services. The parties have agreed that the transition of personnel from KPMG LLP to the company would occur prior to the expiration of the agreement so that termination costs relating to personnel, if any, would not be assessed on or after the expiration of the agreement. The parties have further agreed to work together to wind down the company’s receipt of services in a manner so that the only termination costs payable by the company upon the expiration of the agreement will be: (1) payments to KPMG LLP in an amount equal to the net book value of assets that were used by KPMG LLP in providing services to the company under the transition services agreement and which could be used by the company in a

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

similar manner after the term of the transition services agreement and (2) payments required under the existing terms of executory contracts with third parties for services that were provided to the company by KPMG LLP under the transition services agreement and which can continue to be obtained by the company after the term of the transition services agreement. Based on the information currently available, the company anticipates paying KPMG LLP approximately $25,000 to $50,000 in termination costs, representing unamortized costs of capital assets (such as software licenses, computer equipment and leasehold improvements) purchased by KPMG LLP and used by it in providing services to the company under the transition services agreement. The company believes that it will be able to manage the transition of these services from KPMG LLP and the termination of transition services agreement in such a manner that the costs payable to KPMG LLP will have continuing value and will be used by the company in its operations after the termination, and thus will be capitalized as part of the company’s property, equipment and software costs.

      The company’s management believes that the basis used for allocations of the costs of shared services is reasonable.

      Retirement and Benefit Plans. Historically, all of KPMG LLP’s employees, including those involved in KPMG LLP’s consulting business, participated in various KPMG LLP sponsored benefit and retirement plans. KPMG LLP’s costs with respect to these plans have been allocated among KPMG LLP’s assurance, tax and consulting businesses. KPMG LLP has retained the assets and liabilities under these plans, other than those relating to KPMG LLP’s 401(k) plan, with respect to all employees and former employees of the company. The assets related to the company’s employees who participated in KPMG LLP’s 401(k) plan will be transferred into a new company sponsored 401(k) plan (see Note 17). No further benefits will accrue to the company’s employees under KPMG LLP’s retirement and benefit plans.

      Interest Expense. Historically, cash management functions for KPMG LLP’s assurance, tax and consulting businesses have been performed on a centralized basis by KPMG LLP. Further, a substantial portion of KPMG LLP’s total cash requirements have been obtained through utilization of partners’ available capital account balances. In return, the KPMG LLP partners were paid interest on their total capital account balances at floating interest rates based on the prime rate plus 1%. Total interest expense, net of interest earned, incurred by KPMG LLP for all historical periods, including interest paid to partners, has been allocated between KPMG LLP’s assurance, tax and consulting businesses based on relative average balances of accounts receivable and unbilled revenues.

      Occupancy. Under both the original and the amended and restated outsourcing agreements, the company is allocated most of its office space from KPMG LLP. In addition to rental expense, allocated occupancy costs also include all facility-related charges.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

      Total expenses allocated to the company with regard to shared services, retirement and benefit plans, occupancy and interest are as follows:

			Seven	Five	Three	Three
	Year Ended		Months	Months	Months	Months
	June 30,		Ended	Ended	Ended	Ended
			January 31,	June 30,	September 30,	September 30,
	1998	1999	2000	2000	1999	2000

					(unaudited)	(unaudited)

Occupancy costs	$40,536	$48,780	$32,570	$24,144	$16,432	$14,385

Retirement and benefit plans	24,933	38,949	32,848	11,293	10,264	—

Other shared service costs	167,310	201,270	123,341	89,723	51,696	48,645

Total shared service costs	$232,779	$288,999	$188,759	$125,160	$78,392	$63,030

Amount included in:

Selling, general and administrative expenses	$182,229	$223,476	$142,457	$97,760	$56,445	$43,546

Other costs of service	50,550	65,523	46,302	27,400	21,947	19,484

Total	$232,779	$288,999	$188,759	$125,160	$78,392	$63,030

Interest expense	$15,988	$23,352	$23,504	$13,680	$8,091	$—

      Due to KPMG LLP at September 30, 2000 (unaudited) of $67,950 consists of $18,343 of notes payable pursuant to the company’s Canadian acquisition, $16,100 payable to KPMG LLP for software purchases, and $33,507 payable to KPMG LLP for shared services pursuant to the transition services agreement.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

      Related Party Revenues and Costs of Service. The company has periodically provided consulting services directly to KPMG LLP and other affiliates. Additionally, KPMG LLP’s assurance and tax businesses sometimes utilize the company’s consultants in servicing their assurance and tax engagements. Correspondingly, the company sometimes utilizes KPMG LLP assurance and tax professionals in servicing their consulting engagements. Management believes that the revenues earned and fees paid between KPMG LLP’s assurance and tax businesses, other affiliates and the company were determined on a basis substantially equivalent to what would have been earned and paid in similar transactions with unrelated parties. The revenues earned from, and costs paid to, KPMG LLP as a result of these services are summarized as follows:

			Seven	Five	Three	Three
	Year Ended		Months	Months	Months	Months
	June 30,		Ended	Ended	Ended	Ended
			January 31,	June 30,	September 30,	September 30,
	1998	1999	2000	2000	1999	2000

					(unaudited)	(unaudited)

Revenues:

Consulting services provided to KPMG LLP	$18,412	$79,626	$24,409	$32,100	$12,157	$11,887

Utilization of consultants by KPMG LLP	64,628	48,986	30,969	12,256	14,833	6,115

	$83,040	$128,612	$55,378	$44,356	$26,990	$18,002

Costs of Service:

Utilization of KPMG LLP professionals	$20,262	$27,119	$10,078	$5,651	$8,803	$2,467

Other Related Parties (See Notes 4 and 10)

      Revenues earned from other related parties are as follows:

			Seven		Three	Three
	Year Ended		Months	Five Months	Months	Months
	June 30,		Ended	Ended	Ended	Ended
			January 31,	June 30,	September 30,	September 30,
	1998	1999	2000	2000	1999	2000

					(unaudited)	(unaudited)

Revenues:

Cisco	$1,302	$4,024	$3,800	$9,609	$993	$7,435

Qwest	594	2,675	22,260	12,980	8,959	6,880

QCS	—	—	42	916	—	29

	$1,896	$6,699	$26,102	$23,505	$9,952	$14,344

      Included in accounts receivable and unbilled revenues is $5,849 and $10,216 at June 30, 2000 and September 30, 2000 (unaudited), respectively, for amounts owed to the company by Cisco. Included in accounts receivable and unbilled revenues is $11,729 and $15,440 at June 30, 2000 and September 30, 2000 (unaudited), respectively, for amounts owed to the company by Qwest. Other current assets at June 30, 2000

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

and September 30, 2000 (unaudited), includes $2,543 and $2,863, respectively, for amounts owed to the company by QCS. Additionally, included in other current liabilities at June 30, 2000 and September 30, 2000 (unaudited) is $9,502 and $7,189, respectively, for amounts the company owes to QCS.

      Valuation Services Practice: On June 30, 2000, KPMG LLP transferred its valuation services practice to our company. Our financial statements for all periods presented include the assets, liabilities and operating results of this practice. A charge against paid-in capital of $4,261 was recognized to reflect the retention by KPMG LLP of accounts receivable equal to the net assets of this practice as of June 30, 2000.

15.  Acquisitions

      OAD Group, Inc.: On August 26, 1998, the company acquired all of the outstanding stock of OAD Group, Inc. for $9,000 of which $8,100 was allocated to goodwill.

      Softline Consulting & Integrators, Inc.: On May 27, 1999, the company acquired all of the voting common stock of Softline, a systems integration company, for $27,540 in cash, and entered into an agreement to acquire all of the Softline nonvoting common stock for not less than $65,000 (see Note 8). The acquisition resulted in the recognition of goodwill of $79,148 and intangible assets (primarily assembled workforce) of $22,319. A substantial portion of the acquired Softline business was transferred to a newly-formed entity, QCS, shortly after the acquisition (see Note 4).

      In July 1999, the company acquired two entities, Studio Verso and WebVibe Corporation, for an aggregate purchase price of $15,500. The allocation of the purchase price to the acquired assets resulted in the allocation of substantially all of the purchase price to goodwill.

      In December 1999, the company acquired the Mexican consulting business of a KPMG International member firm for $5,547. The allocation of the purchase price to the acquired assets and liabilities assumed resulted in the allocation of $3,600 to assembled workforce and $3,246 to goodwill.

      Effective February 1, 2000, the company acquired the Canadian consulting business of a KPMG International member firm for $52,765, of which we paid $24,970 to the KPMG member firm and received a loan of $27,795 from KPMG LLP. The allocation of the purchase price to the acquired assets resulted in the allocation of $9,900 to assembled workforce and $21,845 to goodwill.

      From April 1, 2000 through June 30, 2000, the company has acquired the consulting businesses of KPMG International member firms in Argentina, Central America, Japan, New Zealand, South Korea and Venezuela for approximately $40,400. In connection with these acquisitions, the company paid cash of $21,320 and incurred obligations of $19,080, including $1,880 payable to KPMG LLP (see Note 8). The preliminary allocation of the purchase price to acquired assets resulted in the allocation of $6,300 to assembled workforce and $35,396 to goodwill. Any adjustments to the allocation of the purchase price for these acquisitions upon finalization of our valuations of the assets acquired and liabilities assumed are not expected to have a significant effect on our balance sheet.

      The above acquisitions have been accounted for as purchases and, accordingly, the purchase price of each acquisition was assigned to the assets acquired and liabilities assumed based on their fair values at the respective dates of acquisition.

      The operating results of the acquired businesses have been included in our operating results from the respective dates of the acquisitions. The following unaudited pro forma financial information reflects the results of operations for the year ended June 30, 1999, seven months ended January 31, 2000 and five months ended June 30, 2000 as if the acquisitions had occurred on July 1, 1998, after giving effect to purchase

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

accounting adjustments. These pro forma results are not necessarily indicative of what the results would have been had the acquisitions actually occurred on July 1, 1998.

	Year	Seven Months	Five Months
	Ended	Ended	Ended
	June 30,	January 31,	June 30,
	1999	2000	2000

Revenues	$2,223,031	$1,355,723	$1,116,392

Income before partner distributions and benefits	207,398	84,639	—

Net loss	—	—	(22,701)

Net loss per share applicable to common stockholders — basic and diluted	$—	$—	$(.64)

      During the three months ended September 30, 2000 (unaudited), the company acquired the consulting businesses of KPMG International member firms in Colombia, Ireland and Peru. In connection with these acquisitions, the company paid cash of $1,271 and incurred obligations of $35,880 payable to former owners of the Irish consulting business and $400 payable to KPMG LLP. The preliminary allocation of the purchase price to acquired assets resulted in the allocation of $1,500 to assembled workforce and $33,200 to goodwill. Any adjustments to the allocation of the purchase price for these acquisitions upon finalization of our valuation of the assets acquired and liabilities assumed is not expected to have a significant effect on our balance sheet.

      The pro forma effect on operations of acquisitions subsequent to June 30, 2000 is not material.

16.  Commitments and Contingencies

      The company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. Additionally, under its contracts with the U.S. Government, the company is subject to audit by the Defense Contract Audit Agency, which could result in adjustments of amounts previously billed. Based on its current assessment, management believes that the company’s financial statements include adequate provision for estimated costs and losses that may ultimately be incurred with regard to such matters. However, such matters are subject to many uncertainties and, as a result, their ultimate outcome may differ from management’s current estimates. In connection with the separation, the company will indemnify KPMG LLP and its partners for any liabilities or losses relating to the company or otherwise assigned to the company.

      On September 27, 2000 (unaudited), the company and a client reached a final settlement of a contract dispute and the company was paid $6,510 which was recorded as revenue.

      A number of issues have arisen with respect to Softline, which was acquired on May 27, 1999 (see Note 15). The acquisition agreements entered into with the Softline selling shareholders in connection with the acquisition included an acquisition obligation to the Softline selling shareholders in the amount of $65,000. This obligation matured on May 8, 2000, and was subsequently paid, except for $24,000 which has been withheld and is payable upon resolution of the identified contingencies. In September 2000 (unaudited), $9,000 related to a specific contingency was resolved (see note 8). The company does not believe that the ultimate resolution of these matters will have a material impact on the company’s financial position or results of operations.

      See Note 19, “Subsequent Events (Unaudited)” for additional information regarding our investment in QCS.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

      As described in note 14, if the company terminates any services under the transition services agreement prior to the end of the term for such service, the company is potentially liable for the payment of any termination costs incurred by KPMG LLP in connection with the winding down and termination of the transition services agreement between the company and KPMG LLP. It is the intent of the parties that, during the term of the transition services agreement, the company will work with KPMG LLP to minimize any termination costs arising at the end of the term of the agreement, and the company will wind down its receipt of services from KPMG LLP and will develop its own internal infrastructure and support capabilities or seek third party providers of such services. The parties have agreed that the transition of personnel from KPMG LLP to the company would occur prior to the expiration of the agreement so that termination costs relating to personnel, if any, would not be assessed on or after the expiration of the agreement. The parties have further agreed to work together to wind down the company’s receipt of services in a manner so that the only termination costs payable by the company upon the expiration of the agreement will be: (1) payments to KPMG LLP in an amount equal to the net book value of assets that were used by KPMG LLP in providing services to the company under the transition services agreement and which could be used by the company in a similar manner after the term of the transition services agreement and (2) payments required under the existing terms of executory contracts with third parties for services that were provided to the company by KPMG LLP under the transition services agreement and which can continue to be obtained by the company after the term of the transition services agreement. Based on the information currently available, the company anticipates paying KPMG LLP approximately $25,000 to $50,000 in termination costs at the end of the term. The payment represents the unamortized costs of capitalizable assets (such as software licenses, computer equipment and leasehold improvements) purchased by KPMG LLP and used by it in providing the services to the company under the transition services agreement.

      Occupancy: The company intends to enter into subleases with KPMG LLP for office space for periods that coincide with the periods of the KPMG LLP lease periods. The rental cost is based on square feet utilized by the company.

17.  Employee Benefits

      The company sponsors a qualified 401(k) defined contribution plan (the “Plan”) covering substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 20% of their earnings to the Plan. Matching contributions by the company are discretionary and range between 0%-50% of the employees’ contributions. Company contributions for the five months ended June 30, 2000 and the three months ended September 30, 2000 (unaudited) were $1,966 and $5,750, respectively.

18.  Segment Information

      The company’s principal business activity is providing consulting services. The company provides consulting solutions which combine strategy, business operations improvement and technology. These services are performed throughout the industry segments.

      The company has identified its Chief Executive Officer as the chief operating decision maker. The chief operating decision maker evaluates performance and allocates resources based upon industry segments. An industry leader manages each industry segment.

      The accounting policies for the industry segments are the same as those followed by the company, which are described in Note 2. Expenses allocated to the company by KPMG LLP pursuant to the existing transition

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

services agreement (see Note 14) are not allocated to the industry segments. There are no inter-segment revenues. Revenues and costs of service are credited or charged directly to the industry segment.

		Depreciation
		&	Interest	Operating		Capital
	Revenues	Amortization	Expense(2)	Income	Assets(3)	Expenditures

1998

Financial Services	$384,816	$3,205	$4,864	$121,003	$50,226	$3,435

Consumer and Industrial Markets	324,670	5,763	6,407	78,900	46,074	8,149

Public Services	419,125	6,050	8,947	73,516	123,310	8,437

High Tech	118,438	1,037	1,375	32,169	16,643	960

Communications and Content	81,165	1,517	936	24,000	17,787	1,264

Health Care	96,964	1,248	1,401	23,621	14,805	1,341

Corporate/Other(1)	3,713	2,518	(7,120)	(238,127)	25,524	—

Total	$1,428,891	$21,338	$16,810	$115,082	$294,369	$23,586

1999

Financial Services	$520,451	$4,179	$6,125	$176,551	$51,936	$5,410

Consumer and Industrial Markets	406,826	6,317	5,988	122,788	50,664	4,337

Public Services	554,714	6,266	13,995	123,812	151,134	8,644

High Tech	174,393	3,741	2,573	53,909	25,250	1,837

Communications and Content	175,514	2,273	3,084	47,693	28,473	2,463

Health Care	121,866	1,941	2,133	39,340	13,835	1,020

Corporate/Other(1)	27,772	1,422	(8,741)	(309,820)	170,899	190

Total	$1,981,536	$26,139	$25,157	$254,273	$492,191	$23,901

Seven months ended January 31, 2000

Financial Services	$291,976	$3,287	$3,906	$84,201	$80,420	$2,756

Consumer and Industrial Markets	200,637	3,625	3,056	51,693	59,263	1,450

Public Services	398,435	3,487	11,669	122,857	208,287	3,373

High Tech	140,107	4,744	1,937	37,979	17,425	1,779

Communications and Content	157,839	1,176	2,552	29,794	97,796	2,296

Health Care	55,579	571	1,042	13,842	20,965	402

Corporate/Other(1)	20,245	5,514	3,177	(208,389)	236,935	4,311

Total	$1,264,818	$22,404	$27,339	$131,977	$721,091	$16,367

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

		Depreciation
		&	Interest	Operating		Capital
	Revenues	Amortization	Expense(2)	Income	Assets(3)	Expenditures

Five months ended June 30, 2000

Financial Services	$235,350	$2,195	$3,797	$44,824	$71,037	$2,962

Consumer and Industrial Markets	154,404	1,797	2,346	26,190	42,846	654

Public Services	314,610	3,554	9,196	58,632	194,441	2,331

High Tech	125,496	12,217	2,194	19,130	38,793	4,276

Communications and Content	179,768	2,843	3,413	29,215	123,228	7,896

Health Care	39,656	421	825	2,915	14,871	101

Corporate/Other(1)	55,882	5,622	(5,465)	(142,990)	440,014	—

Total	$1,105,166	$28,649	$16,306	$37,916	$925,230	$18,220

	Three Months Ended		Three Months Ended		September 30,
	September 30, 1999		September 30, 2000		2000
	(unaudited)		(unaudited)		(unaudited)

		Operating		Operating
	Revenues	Income	Revenues	Income	Assets(3)

Interim periods

Financial Services	$124,991	$41,470	$137,559	$26,164	$120,606

Consumer and Industrial Markets	87,676	23,316	84,576	17,671	59,869

Public Services	169,541	48,486	180,100	52,415	199,249

High Tech	58,847	18,359	88,291	21,360	60,277

Communications and Content	59,725	10,213	117,202	29,410	154,169

Health Care	23,827	6,813	21,064	5,362	11,889

Corporate/Other(1)	539	(74,008)	50,644	(91,425)	480,207

Total	$525,146	$74,649	$679,436	$60,957	$1,086,266

(1)	Corporate/Other includes our investment in our affiliated company (QCS), which is not specific to any individual segment, and our international operations. It also includes expenses charged to the company by KPMG LLP pursuant to the existing transition services agreement.

(2)	Interest expense is allocated to the industry segments based on accounts receivable and unbilled revenues.

(3)	Industry segment assets provided to the chief operating decision maker include only accounts receivable, unbilled revenues and certain property and equipment directly attributed to the industry segment. All other assets are not allocated to industry segments and are deemed to be corporate assets.

      Corporate/ Other revenues are primarily attributed to international operations for all periods. The company attributes revenue based on the country where the client is based. Long-lived assets in international locations were $8,981 at June 30, 2000 and $8,646 at September 30, 2000 (unaudited), and were not significant at June 30, 1999.

      The company’s Public Services industry segment has a significant percentage of their engagements performed on a fixed-price or fixed-time basis and derives revenues from departments and agencies of the

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

United States government. While most of our government agency clients have the ability to unilaterally terminate their contracts, the company’s relationships are generally not with political appointees; and the company has not typically experienced a loss of federal government business with a change of administration. U.S. Federal government revenues accounted for 10.0%, and 11.3%, and 12.8% of the company’s revenues for 1998, 1999 and 2000, respectively and 13.9% and 13.3% for the three month periods ended September 30, 1999 and September 30, 2000 (unaudited), respectively.

19.  Subsequent Events (Unaudited)

      On October 3, 2000, the company acquired the Brazilian consulting business of a KPMG International member firm for $8,516, $1,516 in cash and an acquisition obligation of $7,000. The $7,000 obligation bears interest at a variable rate and is payable in ten equal installments commencing April 1, 2001 and thereafter annually commencing on January 1, 2002. In the event of an initial public offering on or after January 1, 2001, the holder may elect to continue to receive payment of the outstanding obligation and related interest over the remaining payment period; otherwise, the obligation and related interest convert to shares of the company’s common stock at a value equal to the initial public offering price less the underwriting discount. The company is currently in the process of determining the allocation of the purchase price to the acquired assets and liabilities. Preliminary data indicates that the excess of purchase price over net liabilities assumed was approximately $10,700.

      QCS (see Note 4) has periodically required additional capital to fund its operations and acquire equipment to support the expansion of its business. QCS has incurred cumulative losses of $64,900 from its inception through September 30, 2000. The company has decided not to make any additional capital contributions to QCS. On December 27, 2000, QCS redeemed the company’s 49% ownership interest in the joint venture in exchange for a nominal amount. Accordingly, the company’s investment in QCS of $63,330 ($58,482 on an after tax basis), which is comprised of the $58,330 carrying value of the company’s investment as of September 30, 2000 plus an additional $5,000 the company contributed to the joint venture subsequent to September 30, 2000, will be written off through a noncash charge to earnings in the quarter ended December 31, 2000. Concurrent with the disposition of the company’s equity investment in QCS, the company entered into an agreement pursuant to which the company continues to have a significant marketing relationship with QCS. Under this arrangement, the company will continue to work with QCS to develop sales and marketing plans for the distribution of QCS’ products and services through the company, and to market QCS’ products and services. The company’s marketing relationship with QCS allows the company to continue to offer its clients application service provider services, which is a component of the company e-outsourcing service offerings. The company’s marketing relationship with QCS extends through June 2, 2009 or through the date of an initial public offering by QCS, if earlier.

Report of Independent Public Accountants

To Qwest Cyber.Solutions LLC:

      We have audited the accompanying balance sheet of Qwest Cyber.Solutions LLC (a Delaware Limited Liability Company) as of December 31, 1999, and the related statements of operations, members’ equity and cash flows for the period from inception to December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Qwest Cyber.Solutions LLC as of December 31, 1999, and the results of its operations and its cash flows for the period from inception to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Denver, Colorado,

September 8, 2000.

Qwest Cyber.Solutions LLC

Balance Sheet

(In thousands)

December 31, 1999

ASSETS

Current Assets:

Cash	$12,881

Trade Receivables, net of allowance of $847	10,368

Unbilled Receivables	5,048

Prepaids and Other	257

28,554

Software and equipment, net	2,529

Related Party Receivable—Softline	576

Intangibles, net	55,653

Total Assets	$87,312

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities:

Accounts Payable	$351

Accrued Liabilities	4,440

Accrued Bonus and Sales Commissions	1,194

Related Party Payable—KCI	512

Related Party Payable—Qwest	1,608

Deferred Revenue	5,194

Total Liabilities	13,299

Commitments and Contingencies (Note 8)

Members’ Equity

Class A Membership Interests	23,040

Class B Membership Interests	9,361

Class C Membership Interests	41,612

Total	74,013

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$87,312

See accompanying notes to financial statements

Qwest Cyber.Solutions LLC

Statement of Operations

(In thousands, except per unit amounts)

For the
Period from Inception
to December 31, 1999

Revenues

Professional Services	$40,512

Application Services	4,403

44,915

Costs and Expenses:
Cost of Services

Professional Services	30,948

Application Services	7,496

Selling, General and Administrative	11,824

Depreciation and Amortization	8,956

59,224

Operating Loss	(14,309)

Interest Income	662

Net Loss	$(13,647)

Loss per membership unit	$(0.07)

See accompanying notes to financial statements

Qwest Cyber.Solutions LLC

Statement of Changes in Members’ Equity

(In thousands)

	Class A				Class B			Class C

		Capital	Notes	Accumulated		Capital	Accumulated
	Units	Contributions	Receivable	Loss	Units	Contributions	Loss	Units

Inception	94,350	$60,000	$(30,100)	$—	16,650	$10,590	$—	74,000

Payments on Notes Receivable	—	—	100	—	—	—	—	—

Net Loss	—	—	—	(6,960)	—	—	(1,229)	—

Balance at December 31, 1999	94,350	$60,000	$(30,000)	$(6,960)	16,650	$10,590	$(1,229)	74,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Class C

	Capital	Accumulated
	Contributions	Loss

Inception	$47,070	$—

Payments on Notes Receivable	—	—

Net Loss	—	(5,458)

Balance at December 31, 1999	$47,070	$(5,458)

See accompanying notes to financial statements

Qwest Cyber.Solutions LLC

Statement of Cash Flows

(In thousands)

For the
Period from Inception
to December 31, 1999

Cash Flows from Operating Activities:

Net Loss	$(13,647)

Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:

Depreciation and Amortization	8,956

Provision for Bad Debts	847

Deferred Revenue	(3,111)

Changes in Operating Assets and Liabilities:

Accounts Receivable	(11,215)

Unbilled Revenue	(5,048)

Accounts Payable and Accruals	5,985

Related Party Payables	1,544

Other	(257)

Net cash provided by (used in) operating activities	(15,946)

Cash Flows from Investing Activities:

Expenditures for software and equipment	(1,173)

Net cash used in investing activities	(1,173)

Cash flows from Financing Activities:

Capital Contributions	30,000

Net Cash Provided by Financing Activities	30,000

Net increase in cash and cash equivalents	12,881

Cash and Cash equivalents, beginning of period	—

Cash and Cash equivalents, end of period	$12,881

See accompanying notes to financial statements

Qwest Cyber.Solutions LLC

NOTES TO THE FINANCIAL STATEMENTS

Note 1— Description of Business and Organization

      Qwest Cyber.Solutions LLC. (“QCS” or the “Company”) was incorporated under the laws of the State of Delaware on June 3, 1999, to provide Internet based end-to-end application services, application hosting and application management services. Additionally, the Company provides professional services, which include initial implementation, and ongoing support services. The Company is a majority-owned subsidiary of Qwest Communications International Inc. (“Qwest”). The Company provides customers a broad set of vendor products available for Enterprise Resource Planning (“ERP”), Customer Relationship Management (“CRM”) and back office solutions while utilizing the state-of-the-art Qwest IP broadband network and technologically advanced Cybercenters.

      The Company was formed by Qwest and KPMG Consulting, Inc. (“KCI”). Qwest contributed $30 million in cash and a $30 million note for its Class A membership interest. KCI contributed the operating assets of its application outsourcing business including existing contracts, fixed assets, license rights to certain preconfigured templates, technology and intellectual property for use with Oracle, PeopleSoft or SAP software applications for its Class B membership interest. Further, KCI contributed certain operating assets of its wholly-owned subsidiary, Softline Consulting and Integration (“Softline”) for its Class C membership interest. The Softline operating assets included existing contracts, fixed assets and intellectual property. The current members of the Company are:

Qwest (Class A)	51%

KCI (Class B)	9%

Softline (Class C)	40%

      The formation of the Company was treated as an acquisition of Softline and the application outsourcing business of KCI by the Company. The implied purchase consideration of $57.7 million was determined based upon Qwest’s $60 million contribution for a 51% economic interest. The purchase consideration was allocated to the estimated fair value of the tangible and intangible assets acquired as follows (millions):

Fixed Assets	$1.9

Workforce	12.0

Goodwill and Other Intangibles	52.0

Deferred Revenue	(8.2)

$57.7

      Goodwill and other intangibles are being amortized over a five year period. The allocation of purchase price is preliminary and will be finalized within the next fiscal year. Management does not believe the final purchase price allocation will differ materially from the preliminary purchase price allocation.

      The acquisition of Softline and the application outsourcing business of KCI was treated as a purchase with the results of operations included subsequent to June 3, 1999. Had these businesses been acquired on January 1, 1998, pro forma revenues and results of operations would have been as follows (millions):

	Pro Forma

	1998	1999

	(Unaudited)	(Unaudited)

Revenues	$77	$84

Net loss	(7)	(18)

      Softline and the application outsourcing business of KCI were operated as separate businesses prior to their contribution to the Company. As such, pro forma data may not be representative of actual results had the businesses been combined on January 1, 1998.

Qwest Cyber.Solutions LLC

NOTES TO THE FINANCIAL STATEMENTS— Continued

Note 2—Summary of Significant Accounting Policies

Revenue Recognition

      The Company generates revenue from providing application services and professional services. The Company recognizes professional service revenue as the services are provided on a time and materials basis.

      Application service revenue consists principally of monthly recurring fees for management and hosting services. Revenue is recognized as the services are performed in accordance with the customer contracts. Application service contracts generally have a term of between 3 to 5 years. Some contracts include termination provisions that provide for termination payments to the Company.

Cash and Cash Equivalents

      The Company considers cash on hand, deposits in banks, money market accounts and any other investments with an original maturity of three months or less to be cash and cash equivalents.

Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents and accounts receivable. The Company places its cash and cash equivalents with several high quality financial institutions. Accounts receivable subject the Company to the potential for credit risk with customers in various industry sectors. To reduce credit risk the Company performs ongoing evaluations of its customer’s financial condition. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. Approximately 48.4% of the Company’s gross trade receivables balance was represented by the top 5 customers as of December 31, 1999, which exposes the Company to a concentration of credit risk from these significant customers.

Fair Value of Financial Instruments

      The carrying amounts of the Company’s financial instruments (principally cash, cash equivalents, trade receivables and payables) approximate their fair value because of their short-term nature.

Impairment of Long-Lived Assets

      The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset’s or the acquired business’s expected future undiscounted cash flows without interest costs. If the expected future cash flow exceeds the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the excess of the carrying value over the fair value of the asset.

Property and Equipment

      Property and equipment is stated at cost. Depreciation is computed on the straight-line basis. Gains or losses from the sale or other disposition of assets are recorded in income. Expenditures for maintenance and repairs are expensed as incurred.

Software

      The Company capitalizes the costs associated with the acquisition of licenses for customer business process application software used in providing applications services. The licenses specify the maximum number of users permitted to utilize the license in connection with the Company’s service, and whether the licenses may be later transferred to subsequent users by the Company.

Qwest Cyber.Solutions LLC

NOTES TO THE FINANCIAL STATEMENTS— Continued

      The Company also purchases maintenance services from its software vendors under agreements that require annual payments for software maintenance, including technical support and software upgrades. These payments are included in prepaid expenses and amortized ratably over the annual service period.

      The Company capitalizes the direct costs incurred in connection with developing or obtaining software for internal use. The costs include external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to an internal use software development project. During 1999, the Company capitalized $0.9 million of costs related to the development of internal use software.

Income Taxes

      Any tax consequences from operations of the Company are the responsibility of the members. Taxable income or loss is generally allocated to the members on the basis of their proportionate interest in the Company.

Advertising Costs

      Costs for advertising are expensed as incurred within the fiscal year. During the period from inception to December 31, 1999, the Company incurred no costs for advertising.

Management Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards

      In June 1998, Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” was issued and, as amended by SFAS No. 137, requires adoption by the Company no later than fiscal 2001. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The adoption of SFAS No. 133 is not expected to materially impact the Company because of its limited use of derivative instruments.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (“SAB 101”), which provides guidance on revenue recognition. SAB 101 must be adopted in the fourth quarter of fiscal 2000, effective as of January 1, 2000. Management does not believe that the adoption of SAB 101 will have a material impact on revenue recognition.

Qwest Cyber.Solutions LLC

NOTES TO THE FINANCIAL STATEMENTS— Continued

Note 3—Software and Equipment

      Software and equipment consists of the following:

	Useful	December 31,
(In thousands)	lives	1999

Computer Software	3 years	$975

Computer Hardware	5 years	2,106

		3,081

Accumulated depreciation		(552)

Software and equipment, net		$2,529

      Depreciation expense was $0.6 million for the period from inception to December 31, 1999.

Note 4—Intangible Assets

      Intangible assets include the following:

	Useful	December 31,
	lives	1999

Contributed Workforce	3 years	$11,968

Goodwill	5 years	52,089

		64,057

Less accumulated amortization		(8,404)

		$55,653

      Amortization expense was $8.4 million for the period from inception to December 31, 1999.

Note 5—Related Parties

      The Company and its members have entered into various agreements pursuant to which the members will continue to provide certain services to the Company on a fee for service basis.

      Under the terms of a Transition Services Agreement, each member has agreed to provide the Company with certain technical and administrative services, assistance and support functions. These services include financial and accounting services, billing services, accounts payable services, legal services and access to and use of office space.

      Under the terms of an Employee Loan-Out Agreement, each member has agreed to provide the Company the services of certain identified partners, principals and employees.

      KCI has periodically provided professional services directly to the Company or to its customers on behalf of the Company. Management believes these services were billed to the Company on a basis substantially equivalent to what would have been paid in similar transactions with unrelated parties.

      Qwest provides hosting services to the Company through its nationwide fiber optic network and CyberCenters. Management believes these hosting services were billed to the Company on a basis substantially equivalent to what would have been paid in similar transactions with unrelated parties.

      During the period from inception to December 31, 1999, all payroll costs were incurred and substantially all external disbursements were made by the members on behalf of the Company under the Employee Loan-Out Agreement and the Transition Services Agreement. Beginning in fiscal 2000, most personnel were transferred to the Company and the Company assumed direct responsibility for its external disbursements.

Qwest Cyber.Solutions LLC

NOTES TO THE FINANCIAL STATEMENTS— Continued

Thus, reimbursements under the Transition Services Agreement and Employee Loan-Out Agreement are expected to decrease significantly in fiscal 2000.

Note 6—Membership Interests

      There are three classes of voting membership interests issued: Class A, Class B and Class C. The operations of the Company and the rights of members are governed by the Limited Liability Company Agreement of Qwest Cyber.Solutions LLC. As of December 31, 1999, there were 185,000,000 membership units outstanding.

      Management of the Company is vested in a Management Committee. The Management Committee is composed of seven members; three members are appointed by the Class A members, three members by the Class B members and the seventh being the CEO of the Company. The unanimous consent of all Management Committee members appointed by the Class A and Class B members are required for certain actions including: (1) amendment of the governing documents; (2) significant acquisitions or dispositions; (3) a decision to go public; (4) issuance of new membership interests; and (5) development of products and markets outside those contemplated by the governing documents.

      Separate capital accounts are maintained for each member. A members’ capital account is increased by (1) the amount of money and book value of property contributed and (2) net income allocated to the member. A members’ capital account is decreased by (1) the amount of money and the book value of property distributed and (2) net losses allocated to the member.

      Net losses are generally allocated to the members (1) first, in proportion to their respective positive capital account balances, until such balances are reduced to zero, and (2) thereafter to the members in accordance with their percentage interests. Net income is allocated (1) first, to the extent net losses have been allocated to the members in prior years and (2) thereafter to the members in accordance with their respective percentages.

      Distributions are made to members in accordance with their percentage interests in such amounts and at such times as determined by the Company’s Management Committee. Liquidating distributions will be made to each member in accordance with their capital account balances provided, however, that each member will have the right to direct that the aggregate dollar value of the Company’s assets to which it is entitled first be comprised of those assets that constituted part of that member’s initial capital contribution.

      As part of its initial Class A membership contribution, Qwest issued a $30 million non-interest bearing note to the Company. The note was paid subsequent to year-end.

Note 7—Segment Information

      The Company’s business segments are (1) application services and (2) professional services. The segments are managed separately because each business requires different technology and marketing strategies. The application services segment provides Internet-based end-to-end application services, application hosting and application management services generally upon a fixed-fee basis and other ancillary services on a time and materials basis. The professional services segment provides systems integration and support services generally on a time and materials basis.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of its segments based upon the gross margin of each segment. Sales and marketing costs, general and administrative expenses and depreciation and amortization charges are not allocated to segments. There are no intersegment sales and all operations are currently conducted in the United States.

Qwest Cyber.Solutions LLC

NOTES TO THE FINANCIAL STATEMENTS— Continued

      Segment information for the period from inception to December 31, 1999, was as follows (thousands):

	Application	Professional
	Services	Services	Total

Revenue	$4,403	$40,512	$44,915

Cost of Services	(7,496)	(30,948)	(38,444)

Gross Margin	(3,093)	9,564	6,471

Selling, General and Administrative expense			11,824

EBITDA			(5,353)

Depreciation and Amortization			(8,956)

Operating Loss			$(14,309)

      The Company does not track or report information about segment assets, capital expenditures or depreciation and amortization charges.

      During the period from inception to December 31, 1999, the top 5 customers accounted for 52% of total revenue. The most significant of these five customers, accounting for a majority of the revenue, was in the professional services segment.

Note 8—Commitments and Contingencies

      The Company has been named in various litigation arising in the normal course of business. The Company believes the actions are without merit and plans to vigorously defend itself in each matter.

Note 9—Subsequent Events

      Effective January 1, 2000, the Company adopted the QCS Option Plan (the “Plan”). To implement the Plan, the members authorized the creation of Class D Membership Interests. The provisions of the Plan authorize the issuance of non-qualified options covering Class D Membership Interests to certain employees and consultants of the Company. Under the Plan, the exercise price for options is at least 100% of the fair market value on the date of grant. All options vest over specified periods and generally expire on the 10th anniversary of the date of grant.

      On April 1, 2000, The Management Committee approved a 2 for 1 split of membership interests and options, for holders of record on April 1, 2000. Accordingly, all membership interest data has been restated to retroactively reflect the membership interest split.

INSIDE BACK COVER PAGE OF PROSPECTUS

      In the center of the page is a depiction of a bundle of fiber optic cables running from the top left to lower right corner of the page. Above the graphic is the text: “E-BUSINESS INTEGRATION SERVICES.”

      Underneath the graphic, the following textual list appears: “e-Strategy,” “e-Processes,” “Systems Integration,” “Network Integration and Infrastructure,” “Next Generation OSS/BSS” and “e-Outsourcing.”

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

[Alternate Page for International Prospectus]

PROSPECTUS (Subject to Completion)

Issued January 18, 2001

112,035,000 Shares

COMMON STOCK

KPMG Consulting, Inc. is offering 29,028,895 shares of common stock. Our parent KPMG LLP is offering 83,006,105 shares for itself and on behalf of certain of the partners of a related entity. After the closing of this offering we will not be a member of KPMG International, the worldwide association of independent professional services firms which share the “KPMG” name. Immediately following this offering, KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will collectively own no more than 19.9% of our common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $16.00 and $18.00 per share.

We expect to use approximately $400.3 million of our proceeds from this offering to repurchase from Cisco Systems, Inc. that portion of our Series A preferred stock that will not be converted into shares of our common stock.

Our common stock has been approved for listing on the Nasdaq National Market under the symbol “KCIN.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 10.

PRICE $     A SHARE

		Underwriting	Proceeds to
	Price to	Discounts and	KPMG	Proceeds to
	Public	Commissions	Consulting, Inc.	Selling Stockholder

Per Share	$	$	$	$

Total	$	$	$	$

We and KPMG LLP on behalf of its partners have granted the underwriters the right to purchase up to an additional 16,805,250 shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock to purchasers on             , 2001.

MORGAN	STANLEY DEAN WITTER

GOLDMAN	SACHS INTERNATIONAL
JP MORGAN
MERRILL LYNCH INTERNATIONAL

          , 2001

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

      The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this Registration Statement:

Amount
To Be Paid

Securities and Exchange Commission registration fee	$975,241

NASD fees and expenses	30,500

Legal fees and expenses	2,000,000

Nasdaq listing fees and expenses	95,000

Blue Sky fees and expenses	2,500

Accounting fees and expenses	3,000,000

Printing and engraving fees	4,000,000

Registrar and transfer agent’s fees	10,000

Miscellaneous	251,759

Total	$10,365,000 *

*	KPMG LLP is expected to pay approximately $7.6 million of this amount.

Item 14.  Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation— a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Article Nine of the Registrant’s Certificate of Incorporation generally provides that the Registrant shall indemnify its officers and directors to the fullest extent permitted by Delaware law.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

      Article Eight of the Registrant’s Certificate of Incorporation provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the Delaware General Corporation Law or (iv) for any

transaction from which the director derived an improper personal benefit. Any repeal or modification of such Article Eight shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      The Registrant expects to obtain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

      Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement for information concerning the Underwriters’ obligation to indemnify the Registrant and its officers and directors in certain circumstances.

Item 15.	Recent Sales of Unregistered Securities

      Since its incorporation in August 1999, the Registrant has issued unregistered securities as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701 or Regulation S for offerings of securities outside of the United States. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

(1) On January 31, 2000, in connection with the separation and the transfer of the consulting business to the Registrant, the Registrant issued (a) 24,520,310 shares of common stock in the aggregate to certain partners and principals of KPMG LLP in exchange for the membership interests of the respective partners and principals in KPMG Consulting, LLC and (b) 51,043,463 shares of common stock and an intercompany note with a face amount of $630,000,000 to KPMG LLP in exchange for virtually all of its membership interests in KPMG Consulting, LLC.

KPMG Consulting, LLC was formed in August 1999 for the purpose of holding certain assets and liabilities of KPMG LLP’s management and information technology consulting business. Immediately prior to the separation, KPMG LLP contributed the consulting business to KPMG Consulting, LLC, and KPMG Consulting, LLC issued membership interests directly to KPMG LLP and to certain partners and principals of KPMG LLP. These membership interests in KPMG Consulting, LLC were transferred to the Registrant in exchange for shares of common stock of the Registrant. There was no cash consideration paid for the receipt of any of these shares, and therefore there were no cash proceeds to KPMG Consulting, Inc. from the separation. Each of the partners and principals participating in this transaction were individuals reasonably believed to be “accredited investors” within the meaning of Regulation D under the Securities Act.

The Registrant believes these issuances were exempt from registration for this issuance in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

(2) On January 31, 2000, the Registrant issued and sold 5,000,000 shares of its Series A preferred stock to Cisco Systems, Inc. for an aggregate purchase price of $1.050 billion. Immediately prior to the time of our initial public offering of our common stock, the holders of the Series A preferred stock will convert such shares into shares of our common stock. The number of shares of our Series A preferred stock which will be converted, the number of shares of our common stock received as a result of such conversion and the number of shares of our Series A preferred stock that we will purchase from Cisco are based upon the initial public offering price of our common stock. At an assumed initial public offering price of $17.00 per share, the Series A preferred stock would convert into a total of 69.5 million shares of common stock. The price to Cisco of the underlying common stock equals $8.28 per share, based on an adjusted purchase price of $525 million for the shares of Series A preferred stock currently held by Cisco and giving effect to our repurchase of that number of shares of our Series A preferred stock that will result in Cisco owning 9.9% of our common stock following the conversion and this offering. The Registrant believes these issuances were exempt from registration in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

(3) On January 31, 2000 the company granted a stock award of 13,502 shares to an employee. This award was fully vested at the date of grant and, accordingly, the fair value of this award of $750,000 reflected a per share price of approximately $55.50 per share and was recorded as a compensation expense.

(4) On February 16, 2000, the Registrant issued 297,324 shares of common stock to a small group of senior level employees of Barents Group LLC, a former subsidiary of the Registrant which has since merged into the Registrant’s operating subsidiary, in exchange for the termination by such employees of certain rights to incentive compensation. The Registrant recorded a compensation expense of $16,500,000 in connection with the issuance of these shares. The Registrant believes this issuance was exempt from registration in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

(5) Since January 31, 2000, the Registrant has periodically granted options to purchase shares of its common stock to its officers, directors and employees under its 2000 Long-Term Incentive Plan. As of December 31, 2000, there were 7.7 million shares of common stock issuable upon exercise of options with an exercise price of $55.50 per share, and an additional 3.2 million shares of common stock issuable upon exercise of options with an exercise price per share equal to the initial public offering price per share in this offering. All such grants were made in reliance on Rule 701 promulgated under the Securities Act or in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering and Regulation D promulgated thereunder.

(6) On June 26, 2000, the Registrant paid approximately $16.5 million to acquire the consulting business of the New Zealand member firm of KPMG International and a related company, Web Limited. Of this amount, several employees of the New Zealand consulting business agreed to receive an aggregate of 6,243 shares of common stock of the Registrant in lieu of their pro rata portion of the total cash purchase price. The substitution of stock for cash occurred at a rate of $60.54 per share. The Registrant believes this issuance was exempt from registration in reliance on Regulation S promulgated under the Securities Act regarding an offer and sale outside of the United States.

(7) On September 15, 2000, the Registrant issued non-interest bearing convertible notes in the aggregate principal amount of $57 million, convertible upon an initial public offering into 917,672 shares of common stock of the Registrant, to acquire the consulting business of the Irish member firm of KPMG International. This represented a per share price of approximately $62.10 per share. The Registrant believes this issuance was exempt from registration in reliance on Regulation S promulgated under the Securities Act regarding an offer and sale outside of the United States.

Item 16.	Exhibits and Financial Statement Schedules

      (a)  Exhibits

Exhibit
No.	Description

1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation of Registrant
3.2	Amended and Restated Bylaws of the Registrant**

Exhibit
No.	Description

3.3	Certificate of Designation for the Series A Mandatorily Redeemable Convertible Preferred Stock**
4.1	Specimen Certificate for shares of Common Stock of the Registrant**
5.1	Opinion of Sidley & Austin relating to legality of shares being registered
10.1	Form of Amended and Restated Separation Agreement among KPMG LLP, KPMG Consulting, LLC and the Registrant**
10.2	Form of Limited License Agreement between the Registrant and KPMG International**
10.3	Form of Transition Services Agreement among KPMG LLP, KPMG Consulting, LLC and the Registrant
10.4	Form of Non-Competition Agreement among KPMG LLP, KPMG Consulting, LLC and the Registrant**
10.5	Form of Member Distribution Agreement for KPMG LLP Qualified Partners**
10.6	Form of Member Distribution Agreement for KPMG Consulting Qualified Employees**
10.7	Form of Member Distribution Agreement for KPMG Consulting Non-Qualified Employees**
10.8	Form of Member Agreement for KPMG Consulting Non-Eligible Employees**
10.9	Form of Managing Director Agreement**
10.10	Registration Rights Agreement dated as of January 31, 2000 between KPMG LLP and the Registrant**
10.11	Stock Purchase Agreement dated as of December 29, 1999 between Cisco Systems, Inc. and the Registrant**
10.12	Investor Rights Agreement dated as of January 31, 2000 among KPMG LLP, Cisco Systems, Inc. and the Registrant**
10.13	Alliance Agreement dated as of December 29, 1999 between Cisco Systems, Inc. and KPMG LLP and related amendment**†
10.14	Intentionally omitted
10.15	Marketing Alliance Agreement dated as of October 12, 1999 between KPMG LLP and FedEx Corporation**
10.16	Business Alliance Agreement dated as of November 22, 1995 between KPMG LLP and Oracle Corporation**
10.17	National Partner Agreement dated as of September 20, 1993 between KPMG LLP and SAP America, Inc.**
10.18	Registrant’s Amended 2000 Long-Term Incentive Plan and forms of stock option agreements
10.19	Registrant’s Employee Stock Purchase Plan
10.20	Registrant’s 401(k) Plan**
10.21	Valuation Services Conveyance Agreement effective as of June 30, 2000 between KPMG LLP and the Registrant**
10.22	Preferred Stock Purchase Agreement dated as of September 15, 2000 among KPMG LLP, Cisco and the Registrant**
10.23	Intentionally omitted
10.24	Securities Purchase Agreement dated as of October 4, 2000 between the Registrant and KPMG LLP**
10.25	Letter Agreement dated as of November 29, 2000 between the Registrant and KPMG LLP**

Exhibit
No.	Description

10.26	Strategic Alliance Agreement dated as of December 27, 2000 among Qwest Communications International Inc., KPMG Consulting, LLC, Softline Consulting & Integrators, Inc. and Qwest Cyber.Solutions LLC†**
10.27	Subordinated Revolving Note issued to KPMG LLP and related agreement
10.28	Credit Agreement dated as of May 24, 2000 and related amendments
21.1	List of subsidiaries of the Registrant
23.1	Consent of Grant Thornton LLP
23.2	Intentionally omitted
23.3	Consent of Sidley & Austin (included in Exhibit 5.1 above)
23.4	Consent of Arthur Andersen LLP
24.1	Power of Attorney**
99.1	Registrant’s Audit Committee Charter
99.2	List of Certain Selling Stockholders

*	To be filed by amendment

**	Previously filed

†	Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, and Rule 406 promulgated thereunder. Omitted information has been replaced with asterisks.

      (b)  Financial Statement Schedules

      The following financial statement schedule is included as part of this Registration Statement immediately following the signature page:

Schedule II—Valuation and Qualifying Accounts

      All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable or the information has been provided in financial statements (or notes thereto) included in this Registration Statement.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia on the 18th day of January, 2001.

KPMG CONSULTING, INC.

By:	/s/ RANDOLPH C. BLAZER

Name: Randolph C. Blazer

Title:	Chief Executive Officer

President and Director

      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed as of January 18, 2001 by the following persons in the capacities indicated.

Name	Title

* Stephen G. Butler	Chairman of the Board
/s/ RANDOLPH C. BLAZER Randolph C. Blazer	Chief Executive Officer, President and Director (Principal Executive Officer)
* Robert C. Lamb, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Douglas C. Allred	Director
* Robert W. Alspaugh	Director
* Kevin A. DeNuccio	Director
* Joseph E. Heintz	Director
* Roderick C. McGeary	Director
* Eugene D. O’Kelly	Director
* Michael J. Regan	Director

Name	Title

Jeff Stein	Director
* J. Terry Strange	Director
* By: /s/ DAVID W. BLACK David W. Black	Attorney-In-Fact

REPORT OF INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANTS ON SCHEDULE II

Board of Directors

  KPMG Consulting, Inc.

In connection with our audit of the financial statements of KPMG Consulting, Inc. (successor to the consulting business of KPMG LLP) referred to in our report dated September 22, 2000, except for the third paragraph of note 1, as to which the date is January 17, 2001, which is included in the Registration Statement on Form S-1, we have also audited Schedule II for each of the years ended June 30, 1998 and 1999, for the seven months ended January 31, 2000 and the five months ended June 30, 2000. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

/s/ GRANT THORNTON LLP

New York, New York

September 22, 2000, except
for the third paragraph of note 1,
as to which the date is
January 17, 2001

Schedule II—Valuation and Qualifying Accounts and Reserves

	Balance	Charged	Other		Balance
	Beginning	to	Additions to		End of
Allowance for Doubtful Accounts	of Period	Expense	Allowances	Write Offs	Period

Year ended June 30, 1998	1,500	8,440	—	(7,840)	2,100

Year ended June 30, 1999	2,100	7,816	—	(6,416)	3,500

Seven months ended January 31, 2000	3,500	6,635	—	(5,235)	4,900

Five months ended June 30, 2000	4,900	12,881	—	(10,781)	7,000

Three months ended September 30, 2000 (unaudited)	7,000	8,533	—	(4,533)	11,000

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation of Registrant
3.2	Amended and Restated Bylaws of the Registrant**
3.3	Certificate of Designation for the Series A Mandatorily Redeemable Convertible Preferred Stock**
4.1	Specimen Certificate for shares of Common Stock of the Registrant**
5.1	Opinion of Sidley & Austin relating to legality of shares being registered
10.1	Form of Amended and Restated Separation Agreement among KPMG LLP, KPMG Consulting, LLC and the Registrant**
10.2	Form of Limited License Agreement between the Registrant and KPMG International**
10.3	Form of Transition Services Agreement among KPMG LLP, KPMG Consulting, LLC and the Registrant
10.4	Form of Non-Competition Agreement among KPMG LLP, KPMG Consulting, LLC and the Registrant**
10.5	Form of Member Distribution Agreement for KPMG LLP Qualified Partners**
10.6	Form of Member Distribution Agreement for KPMG Consulting Qualified Employees**
10.7	Form of Member Distribution Agreement for KPMG Consulting Non-Qualified Employees**
10.8	Form of Member Agreement for KPMG Consulting Non-Eligible Employees**
10.9	Form of Managing Director Agreement**
10.10	Registration Rights Agreement dated as of January 31, 2000 between KPMG LLP and the Registrant**
10.11	Stock Purchase Agreement dated as of December 29, 1999 between Cisco Systems, Inc. and the Registrant**
10.12	Investor Rights Agreement dated as of January 31, 2000 among KPMG LLP, Cisco Systems, Inc. and the Registrant**
10.13	Alliance Agreement dated as of December 29, 1999 between Cisco Systems, Inc. and KPMG LLP and related amendment**†
10.14	Intentionally omitted
10.15	Marketing Alliance Agreement dated as of October 12, 1999 between KPMG LLP and FedEx Corporation**
10.16	Business Alliance Agreement dated as of November 22, 1995 between KPMG LLP and Oracle Corporation**
10.17	National Partner Agreement dated as of September 20, 1993 between KPMG LLP and SAP America, Inc.**
10.18	Registrant’s Amended 2000 Long-Term Incentive Plan and forms of stock option agreements
10.19	Registrant’s Employee Stock Purchase Plan
10.20	Registrant’s 401(k) Plan**

Exhibit
No.	Description

10.21	Valuation Services Conveyance Agreement effective as of June 30, 2000 between KPMG LLP and the Registrant**
10.22	Preferred Stock Purchase Agreement dated as of September 15, 2000 among KPMG LLP, Cisco and the Registrant**
10.23	Intentionally omitted
10.24	Securities Purchase Agreement dated as of October 4, 2000 between the Registrant and KPMG LLP**
10.25	Letter Agreement dated as of November 29, 2000 between the Registrant and KPMG LLP**
10.26	Strategic Alliance Agreement dated as of December 27, 2000 among Qwest Communications International Inc., KPMG Consulting, LLC, Softline Consulting & Integrators, Inc. and Qwest Cyber.Solutions LLC†**
10.27	Subordinated Revolving Note issued to KPMG LLP and related agreement
10.28	Credit Agreement dated as of May 24, 2000 and related amendments
21.1	List of subsidiaries of the Registrant
23.1	Consent of Grant Thornton LLP
23.2	Intentionally omitted
23.3	Consent of Sidley & Austin (included in Exhibit 5.1 above)
23.4	Consent of Arthur Andersen LLP
24.1	Power of Attorney**
99.1	Registrant’s Audit Committee Charter
99.2	List of Certain Selling Stockholders

*	To be filed by amendment

**	Previously filed

†	Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, and Rule 406 promulgated thereunder. Omitted information has been replaced with asterisks.